                                                                     EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - -x
                               :
In re                          :
                               :    Chapter 11
BRADLEES STORES, INC., et al., :    Case Nos. 95 B 42777
                               :    through 95 B 42784 (BRL)
               Debtors.        :
                               :    (Jointly Administered)
- - - - - - - - - - - - - - - -x


                          SECOND AMENDED JOINT PLAN OF
                  REORGANIZATION OF BRADLEES STORES, INC. AND
               AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
               --------------------------------------------------


                                                  Stuart Hirshfield
                                                  Sandor E. Schick
                                                  Hugh M. McDonald
                                                  Marc Hirschfield
                                                  DEWEY BALLANTINE LLP
                                                  1301 Avenue of the Americas
                                                  New York, New York 10019-6092
                                                  (212) 259-8000

                                                  Attorneys for Bradlees Stores,
                                                  Inc., New Horizons of Yonkers,
                                                  Inc., Bradlees, Inc., Bradlees
                                                  Administrative Co., Inc.,
                                                  Dostra Realty Co., Inc.,
                                                  Maximedia Services, Inc., New
                                                  Horizons of Bruckner, Inc. and
                                                  New Horizons of Westbury,
                                                  Inc., Debtors and Debtors-in-
                                                  Possession
Dated:    New York, New York
          January 26, 1999

                               TABLE OF CONTENTS
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ARTICLE I DEFINITIONS, RULES OF INTERPRETATION AND CONSTRUCTION......................   2
     Section 1.01  "Additional Collateral"...........................................   2
     Section 1.02  "Additional Quarterly Distribution"...............................   2
     Section 1.03  "Adequate Protection Payments"....................................   2
     Section 1.04  "Administrative Claim"............................................   2
     Section 1.05  "Affiliates"......................................................   2
     Section 1.06  "Allowed".........................................................   2
     Section 1.07  "Allowed Administrative Claim"....................................   3
     Section 1.08  "Allowed Claim"...................................................   3
     Section 1.09  "Allowed Convenience Claim".......................................   3
     Section 1.10  "Allowed Intercompany Claim"......................................   3
     Section 1.11  "Allowed Priority Claim"..........................................   3
     Section 1.12  "Allowed Reclamation Claim".......................................   3
     Section 1.13  "Amended By-Laws".................................................   3
     Section 1.14  "Amended Certificate of Incorporation"............................   3
     Section 1.15  "Available Unclaimed Property"....................................   4
     Section 1.16  "Ballot"..........................................................   4
     Section 1.17  "Bank Documents"..................................................   4
     Section 1.18  "Bank Group"......................................................   4
     Section 1.19  "Bank Group Claim"................................................   4
     Section 1.20  "Bankruptcy Code".................................................   4
     Section 1.21  "Bankruptcy Court"................................................   4
     Section 1.22  "Bankruptcy Rules"................................................   4
     Section 1.23  "Bonds"...........................................................   4
     Section 1.24  "Bond Claims".....................................................   4
     Section 1.25  "Bond Indenture Trustee"..........................................   4
     Section 1.26  "Bruckner Escrow Funds"...........................................   4
     Section 1.27  "Bruckner Fraction"...............................................   5
     Section 1.28  "BTM".............................................................   5
     Section 1.29  "BTM Stipulation".................................................   5
     Section 1.30  "Business Day"....................................................   5
     Section 1.31  "Cap Notes".......................................................   5
     Section 1.32  "Capital Lease"...................................................   5
     Section 1.33  "Cash"............................................................   5
     Section 1.34  "Cash Distributions"..............................................   5
     Section 1.35  "Chapter 11 Cases"................................................   5
     Section 1.36  "Claim"...........................................................   5
     Section 1.37  "Class"...........................................................   5
     Section 1.38  "Class [___] Claim"...............................................   5
     Section 1.39  "Combination Transaction".........................................   6
     Section 1.40  "Combining Debtors"...............................................   6
     Section 1.41  "Confirmation Date"...............................................   6
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     Section 1.42  "Confirmation Order"..............................................   6
     Section 1.43  "Consummation Costs"..............................................   6
     Section 1.44  "Consummation Funds"..............................................   6
     Section 1.45  "Convenience Claim"...............................................   6
     Section 1.46  "Court"...........................................................   6
     Section 1.47  "Creditor"........................................................   6
     Section 1.48  "Creditors' Committee"............................................   6
     Section 1.49  "Cure Notes"......................................................   6
     Section 1.50  "Cure Payments"...................................................   6
     Section 1.51  "D&O Insurance"...................................................   7
     Section 1.52  "Debtor"..........................................................   7
     Section 1.53  "Debtors".........................................................   7
     Section 1.54  "DIP Agreement" or "DIP Facility".................................   7
     Section 1.55  "DIP Claims"......................................................   7
     Section 1.56  "Disbursing Agent"................................................   7
     Section 1.57  "Disclosure Statement"............................................   7
     Section 1.58  "Disclosure Statement Order"......................................   7
     Section 1.59  "Disputed Administrative Claims"..................................   7
     Section 1.60  "Disputed Claim"..................................................   7
     Section 1.61  "Disputed Claims Reserve".........................................   8
     Section 1.62  "Distribution"....................................................   8
     Section 1.63  "Distribution Address"............................................   8
     Section 1.64  "Effective Date"..................................................   8
     Section 1.65  "Estate"..........................................................   8
     Section 1.66  "Exhibit".........................................................   9
     Section 1.67  "Exhibit Filing Date".............................................   9
     Section 1.68  "Face Amount".....................................................   9
     Section 1.69  "Federal Priority Tax Claim"......................................   9
     Section 1.70  "File"............................................................   9
     Section 1.71  "Final Order".....................................................   9
     Section 1.72  "Fractional Shares"...............................................   9
     Section 1.73  "GAAP"............................................................   9
     Section 1.74  "General Unsecured Claim".........................................   9
     Section 1.75  "Indenture".......................................................   9
     Section 1.76  "Indenture Trustee"...............................................   9
     Section 1.77  "Initial Distribution Date".......................................  10
     Section 1.78  "Intercompany Claim"..............................................  10
     Section 1.79  "Interest"........................................................  10
     Section 1.80  "IRS".............................................................  10
     Section 1.81  "M&R".............................................................  10
     Section 1.82  "Majority Banks"..................................................  10
     Section 1.83  "Net Proceeds"....................................................  10
     Section 1.84  "New Common Stock"................................................  10
     Section 1.85  "New Credit Facility".............................................  10
     Section 1.86  "New Credit Facility Agent".......................................  10
     Section 1.87  "New Credit Facility Notes".......................................  11
     Section 1.88  "New Notes".......................................................  11
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     Section 1.89    "New Warrants"....................................................  11
     Section 1.90    "Old Common Stock of [___]".......................................  11
     Section 1.91    "Ordinary Course Professionals' Compensation Order"...............  11
     Section 1.92    "Other Priority Claim"............................................  11
     Section 1.93    "Other Priority Tax Claim"........................................  11
     Section 1.94    "Paying Agent"....................................................  11
     Section 1.95    "Person"..........................................................  11
     Section 1.96    "Petition Date"...................................................  11
     Section 1.97    "Plan"............................................................  11
     Section 1.98    "Post-Effective Date Collateral"..................................  12
     Section 1.99    "Prepetition Claim"...............................................  12
     Section 1.100   "Primary Obligor".................................................  12
     Section 1.101   "Priority Claim"..................................................  12
     Section 1.102   "Priority Tax Claim"..............................................  12
     Section 1.103   "Professional Fees"...............................................  12
     Section 1.104   "Pro Rata"........................................................  12
     Section 1.105   "Ratable" or "Ratable Share"......................................  12
     Section 1.106   "Record Date".....................................................  12
     Section 1.107   "Reinstated"......................................................  12
     Section 1.108   "Reorganized Corporation".........................................  13
     Section 1.109   "Reorganization Securities".......................................  13
     Section 1.110   "Reorganized [_____]".............................................  13
     Section 1.111   "Required Prepayments"............................................  13
     Section 1.112   "Schedules".......................................................  13
     Section 1.113   "Secondary Liability Claim".......................................  13
     Section 1.114   "Secured Claim"...................................................  13
     Section 1.115   "SPE Agent".......................................................  14
     Section 1.116   "SPE Claims"......................................................  14
     Section 1.117   "SPE Deficiency Claim"............................................  14
     Section 1.118   "SPE Documents"...................................................  14
     Section 1.119   "SPE Group".......................................................  14
     Section 1.120   "SPE Philadelphia Property".......................................  14
     Section 1.121   "SPE Properties"..................................................  14
     Section 1.122   "SPE Providence Property".........................................  14
     Section 1.123   "SPE Stipulation".................................................  14
     Section 1.124   "SPE Transaction".................................................  14
     Section 1.125   "State Street"....................................................  14
     Section 1.126   "State Street Administrative Claim"...............................  15
     Section 1.127   "Supplemental Bank Group Distribution"............................  15
     Section 1.128   "Supplemental BSI-GEN Distribution"...............................  15
     Section 1.129   "Tax Claim".......................................................  15
     Section 1.130   "Tax Note"........................................................  15
     Section 1.131   "Tax Refund"......................................................  15
     Section 1.132   "Trade Vendors' Collateral Agent".................................  15
     Section 1.133   "Trade Vendors' Lien".............................................  15
     Section 1.134   "Trust Indenture".................................................  15
     Section 1.135   "Unclaimed Property"..............................................  15
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     Section 1.136   "Union Square Lease"..............................................  15
     Section 1.137   "Union Square Property"...........................................  16
     Section 1.138   "Unofficial Committee"............................................  16
     Section 1.139   "Unsecured Claim".................................................  16
     Section 1.140   "Westbury Escrow Funds"...........................................  16
     Section 1.141   "Westbury Fraction"...............................................  16
     Section 1.142   "Yonkers Confirmation Date".......................................  16
     Section 1.143   "Yonkers Confirmation Order"......................................  16
     Section 1.144   "Yonkers Effective Date"..........................................  16
     Section 1.145   "Yonkers Property"................................................  16
     Section 1.146   Generally.........................................................  17
     Section 1.147   Exhibits..........................................................  17
     Section 1.148   Time Periods......................................................  17
     Section 1.149   Miscellaneous Rules...............................................  17
ARTICLE II CLASSIFICATION OF CLAIMS AND INTERESTS                                        17
     Section 2.01    General Rules of Classification...................................  17
     Section 2.02    Administrative, Tax and Other Priority Claims against any Debtor..  18
     Section 2.03    Undersecured Claims against any Debtor............................  18
     Section 2.04    Capital Lease Claims..............................................  18
     Section 2.05    Mechanic's Lien Claims............................................  18
     Section 2.06    Intercompany Claim................................................  18
     Section 2.07    Unsecured Claims against any Debtor...............................  19
     Section 2.08    Allowed Convenience Claims are Classified for BSI.................  19
     Section 2.09    Equity Interests in any Debtor....................................  19
ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS BY DEBTOR                             19
     Section 3.01    Bradlees, Inc.....................................................  19
     Section 3.02    Bradlees Administrative Co., Inc..................................  20
     Section 3.03    Bradlees Stores, Inc..............................................  20
     Section 3.04    Dostra Realty Co., Inc............................................  21
     Section 3.05    Maximedia Services, Inc...........................................  21
     Section 3.06    New Horizons of Yonkers, Inc......................................  21
     Section 3.07    New Horizons of Bruckner, Inc.....................................  22
     Section 3.08    New Horizons of Westbury, Inc.....................................  22
ARTICLE IV REORGANIZATION SECURITIES                                                     22
     Section 4.01    Tax Notes.........................................................  23
     Section 4.02    New Notes.........................................................  23
     Section 4.03    CAP Note..........................................................  24
     Section 4.04    Cure Notes........................................................  24
     Section 4.05    New Warrants......................................................  24
     Section 4.06    New Common Stock of Reorganized BI................................  24
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ARTICLE V TREATMENT OF UNIMPAIRED CLASSES                                                25
     Section 5.01    Administrative Claims.............................................  25
     Section 5.02    Federal Priority Tax Claims.......................................  25
     Section 5.03    Other Priority Tax Claims.........................................  26
     Section 5.04    Other Non-Tax Priority Claims.....................................  26
     Section 5.05    Convenience Claims................................................  26
ARTICLE VI TREATMENT OF IMPAIRED CLAIMS AND INTERESTS                                    26
     Section 6.01    Bank Group Claims.................................................  27
     Section 6.02    SPE Claims........................................................  27
     Section 6.03    Bradlees, Inc.....................................................  28
     Section 6.04    Bradlees Administrative Co., Inc..................................  28
     Section 6.05    Bradlees Stores, Inc..............................................  28
     Section 6.06    Dostra Realty Co., Inc............................................  29
     Section 6.07    Maximedia Services, Inc...........................................  29
     Section 6.08    New Horizons of Yonkers, Inc......................................  30
     Section 6.09    New Horizons of Bruckner, Inc.....................................  30
     Section 6.10    New Horizons of Westbury, Inc.....................................  30
ARTICLE VII IMPLEMENTATION.                                                              31
     Section 7.01    Reorganized BI, Reorganized BSI and Reorganized DOS...............  31
     Section 7.02    Directors of the Reorganized Corporations.........................  31
     Section 7.03    Employment, Retirement, Indemnification and Other Agreements and
                      Incentive Compensation Programs..................................   32
     Section 7.04    Management Emergence Bonus........................................   33
     Section 7.05    Corporate Action..................................................   34
     Section 7.06    Certain Retiree Health, Medical and Life Insurance Benefits.......   34
     Section 7.07    Combination Transactions..........................................   34
     Section 7.08    Distributions to Holders of Claims and Interests..................   35
     Section 7.09    Miscellaneous Distribution Provisions.............................   37
     Section 7.10    De Minimis Distributions..........................................   38
     Section 7.11    Compliance with Tax Requirements..................................   39
     Section 7.12    Setoffs...........................................................   39
     Section 7.13    Intercompany Claims...............................................   39
     Section 7.14    Unclaimed Property................................................   39
     Section 7.15    Withdrawal of the Plan............................................   40
     Section 7.16    Cancellation of Capital Stock.....................................   40
     Section 7.17    Surrender of Outstanding Securities...............................   40
     Section 7.18    Termination of DIP Facility.......................................   41
     Section 7.19    New Credit Facility...............................................   41
     Section 7.20    Union Square Property.............................................   42
     Section 7.21    Yonkers Property..................................................   42
     Section 7.22    Adequate Protection Payments......................................   42
     Section 7.23    Plan Funding......................................................   42
     Section 7.24    Disputed Payments.................................................   42
     Section 7.25    Withholding Taxes.................................................   42
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     Section 7.26    Obligations Incurred After the Confirmation Date..................   43
     Section 7.27    Cancellation of Bonds and Agreements..............................   43
     Section 7.28    Instructions to Disbursing Agent..................................   44
     Section 7.29    Record Date for Distributions to Holders of Bonds.................   44
     Section 7.30    Termination of Subordination......................................   44
ARTICLE VIII EFFECT OF THE PLAN ON CLAIMS AND INTERESTS                                   45
     Section 8.01    Discharge.........................................................   45
     Section 8.02    Revesting and Vesting.............................................   47
     Section 8.03    Secondary Liability Claims........................................   47
     Section 8.04    Release of Primary Obligors.......................................   47
     Section 8.05    Survival of Certain Indemnification Obligations...................   48
     Section 8.06    Release of Officers, Directors, Employees and Representatives.....   48
     Section 8.07    Release of Certain Claims.........................................   49
     Section 8.08    Claims and Interest Objections....................................   49
     Section 8.09    Preservation of Insurance.........................................   49
ARTICLE IX EXECUTORY CONTRACTS                                                            50
     Section 9.01    Executory Contracts and Unexpired Leases..........................   50
     Section 9.02    Lease Under Which Bradlees Leases Union Square Property...........   50
     Section 9.03    Executory Contract of R.R. Donnelly & Sons Company................   50
     Section 9.04    Executory Contract of J.Baker, Inc................................   50
     Section 9.05    Cure..............................................................   51
     Section 9.06    Rejection Damages Bar Date........................................   51
     Section 9.07    Executory Contracts and Unexpired Leases Entered Into and Other
                      Obligations Incurred After the Petition Date.....................   52
     Section 9.08    Assumption of Lease Relating to Yonkers Property..................   52
ARTICLE X CONDITIONS TO CONFIRMATION AND OCCURRENCE OF EFFECTIVE DATE..................   52
     Section 10.01   Conditions to Confirmation........................................   52
     Section 10.02   Conditions to Occurrence of Effective Date........................   53
     Section 10.03   Waiver of Conditions to Confirmation and Occurrence of Effective
                      Date.............................................................   55
     Section 10.04   Effect of Nonoccurrence of the Conditions to Occurrence of
                      Effective Date...................................................   55
ARTICLE XI CONFIRMABILITY AND SEVERABILITY OF A PLAN AND CRAMDOWN......................   56
     Section 11.01   Confirmability and Severability of a Plan.........................   56
     Section 11.02   Cramdown..........................................................   56
ARTICLE XII ADMINISTRATIVE PROVISIONS                                                     57
     Section 12.01   Retention of Jurisdiction.........................................   57
     Section 12.02   Governing Law.....................................................   58
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     Section 12.03   Fees and Expenses of Bank Group...................................  58
     Section 12.04   Fees and Expenses of Unofficial Committee.........................  58
     Section 12.05   Professional Fees and Expenses of Loomis Sayles...................  58
     Section 12.06   Fees and Expenses of Bond Indenture Trustee.......................  58
     Section 12.07   Administrative Bar Date...........................................  59
     Section 12.08   Corporate Action..................................................  59
     Section 12.09   Effectuating Documents and Further Transactions...................  60
     Section 12.10   Limitation of Liability...........................................  60
     Section 12.11   Amendments........................................................  60
     Section 12.12   Successors and Assigns............................................  61
     Section 12.13   Confirmation Order and Plan Control...............................  61
     Section 12.14   Notices...........................................................  61
     Section 12.15   Committees........................................................  64

                                    EXHIBITS

     A     Amended By-Laws of Reorganized BI and Reorganized BSI

     B     Amended Certificates of Incorporation of Reorganized BI and
              Reorganized BSI

     C     Schedule of BSI-CAP Claims

     D     Schedule of Existing Employment, Retirement and Other Agreements and
              Incentive Compensation Programs That Are To Remain Effective As Of the Effective Date

     E     New Credit Facility

     F     Intentionally Omitted

     G     Conversion of New Notes

     H     Form of Reorganization Securities

     I     Documents Giving Rise To Trade Vendors' Lien

     J     Trust Indenture

     K     Officers of Reorganized Corporations

     L     Combination Transactions

                                  INTRODUCTION
                                  ------------

          Bradlees Stores, Inc. ("BSI"), a Massachusetts corporation, together with its affiliated debtors, Bradlees, Inc. ("BI"), a Massachusetts corporation, Bradlees Administrative Co., Inc. ("BAC"), a Massachusetts corporation, Maximedia Services, Inc. ("MAX"), a Delaware corporation, Dostra Realty Co., Inc. ("DOS"), a Delaware corporation, New Horizons of Yonkers, Inc. ("YON"), a Delaware corporation, New Horizons of Bruckner, Inc. ("BRU"), a Delaware corporation, and New Horizons of Westbury, Inc. ("WES"), a Delaware corporation (collectively, "Bradlees" or the "Debtors"), as debtors and debtors-in-possession in the above-captioned Chapter 11 cases, hereby propose the following second amended joint plan of reorganization (the "Plan") pursuant to section 1121(a) of title 11 of the United States Code. Reference is made to the Debtors' Disclosure Statement (as defined herein) for a discussion of the Debtors' history, businesses, properties, results of operations, projections for future operations, a summary and analysis of the Plan and other related matters. The Debtors are the proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code (as defined herein).

          These reorganization cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the United States Bankruptcy Court for the Southern District of New York. This Plan does not contemplate the substantive consolidation of any of the Debtors for any purpose, including voting or distribution purposes. Certain of the Debtors will be dissolved or merged (or combined in another form of transaction) with another Debtor as a means of implementing this Plan. For voting and distribution purposes, the Plan contemplates separate classes for each Debtor. The cash and reorganization securities of the Debtors, as reorganized, will be distributed to the claimants and equity interest holders in each of the classes of each of the Debtors, as set forth herein.

          Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject the Plan cannot be solicited from a holder of a claim or interest until such time as the Disclosure Statement has been approved by the Bankruptcy Court (as defined herein) and distributed to holders of claims and interests. ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS ARE ENCOURAGED TO READ THE PLAN AND THE RELATED DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR TO REJECT THE PLAN. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN THE PLAN, THE DEBTORS RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

                                   ARTICLE I
                                   ---------

                             DEFINITIONS, RULES OF
                             ---------------------

                        INTERPRETATION AND CONSTRUCTION
                        -------------------------------

          A.  Scope of Definitions.
              --------------------

          Except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings assigned to them in this Article I. Any term used in the Plan that is not defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules.

          B.  Definitions.
              -----------
          Section 1.01 "Additional Collateral" means BSI's leasehold interest in one or more of its leases, as agreed upon by BSI and the Majority Banks, the value of which shall not exceed in the aggregate $10.5 million, as determined by the appraisal conducted by Cushman & Wakefield, Inc., dated December 1, 1997, subject to appropriate adjustments, which shall secure in part the New Notes, pursuant to Section 4.02 of the Plan.

          Section 1.02 "Additional Quarterly Distribution" means a Distribution on a Quarterly Distribution Date to each holder of Allowed Claims, as the case may be, from the Disputed Claims Reserve for such holder's Class of Claims.

          Section 1.03 "Adequate Protection Payments" means the payments made by the Debtors to the Bank Group pursuant to the Agreed Order Regarding Adequate Protection of the Senior Bank Group's Interests and Related Relief, dated October 24, 1995.

          Section 1.04 "Administrative Claim" means a Claim for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the business of the Debtors (including, without limitation, wages, salaries, commissions for services and payments for inventories, leased equipment and premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code; (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. (S)(S) 1911-1930; and (d) Allowed Reclamation Claims.

          Section 1.05 "Affiliates" shall have the meaning given such term by section 101(2) of the Bankruptcy Code.

          Section 1.06 "Allowed" means, with respect to a Claim or Interest, to the extent such Claim or Interest is either: (a) scheduled by a Debtor pursuant to the

                                     PLAN-2

Bankruptcy Code and Bankruptcy Rules in a liquidated amount and that is not listed as contingent, unliquidated or disputed; or (b) proof of which has been timely Filed, or deemed timely Filed under applicable law or order of the Court, with the Court pursuant to the Bankruptcy Code, the Bankruptcy Rules and any applicable orders of the Court, or late Filed with leave of the Court after notice and a hearing; and which: (i) has not been objected to within the period fixed by the Bankruptcy Code, the Bankruptcy Rules and applicable orders of the Court; (ii) has otherwise been allowed by a Final Order or as set forth in this Plan. An Allowed Claim: (A) includes a Disputed Claim to the extent such Disputed Claim becomes allowed after the Effective Date in the manner described in section (b)(ii) of this Section, when the context so requires; and (B) shall be net of any valid setoff exercised with respect to such Claim pursuant to the provisions of the Bankruptcy Code. Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code or by order of the Bankruptcy Court, "Allowed Claim," shall not, for purposes of distributions under the Plan, include (x) for Prepetition Claims, interest on such Claim or Claims accruing from or after the Petition Date, (y) punitive or exemplary damages or (z) any fine, penalty or forfeiture.

          Section 1.07 "Allowed Administrative Claim" means an Administrative Claim to the extent it is Allowed.

          Section 1.08 "Allowed Claim" means a Claim to the extent it is Allowed.

          Section 1.09 "Allowed Convenience Claim" means a Convenience Claim to the extent it is Allowed.

          Section 1.10 "Allowed Intercompany Claim" means an Intercompany Claim to the extent it is Allowed.

          Section 1.11 "Allowed Priority Claim" means a Priority Claim to the extent it is Allowed.

          Section 1.12 "Allowed Reclamation Claim" means a Claim arising under section 546(c)(2) of the Bankruptcy Code which has become Allowed pursuant to the Bankruptcy Court Order dated November 12, 1996.

          Section 1.13 "Amended By-Laws" means the Amended and Restated By-laws of Reorganized BI, Reorganized BSI and Reorganized DOS, a copy of each of which shall be filed with the Bankruptcy Court on or before the Exhibit Filing Date as Exhibit A hereto.

          Section 1.14  "Amended Certificate of Incorporation" means the
Amended and Restated Certificate of Incorporation of Reorganized BI, Reorganized BSI and Reorganized DOS, a copy of each of which shall be filed with the Bankruptcy Court on or before the Exhibit Filing Date as Exhibit B hereto.

                                     PLAN-3

          Section 1.15  "Available Unclaimed Property" means Unclaimed
Property that is unclaimed on the second anniversary of the date of Distribution of such property (together with any interest thereon and proceeds thereof).

          Section 1.16 "Ballot" means the ballot distributed to a holder of a Claim on which ballot such holder of a Claim may, inter alia, (a) vote for or against the Plan; and (b) to the extent that such holder holds a General Unsecured Claim, elect to have its General Unsecured Claim treated as a Convenience Claim in the relevant Class.

          Section 1.17 "Bank Documents" means the Credit Agreement among Bradlees, Inc., Various Lending Institutions and Bankers Trust Company, as Agent, dated as of March 3, 1993, as amended, pursuant to which the Debtors maintained a revolving credit facility.

          Section 1.18 "Bank Group" means Bankers Trust Company, as Agent, and the banks identified as "Banks" in the Bank Documents and their successors and assigns, including, without limitation, Gabriel Capital, L.P.

          Section 1.19 "Bank Group Claim" means the Claim of the Bank Group, which arises under the Bank Documents against each and every Debtor.

          Section 1.20 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended and codified at title 11 of the United States Code, 11 U.S.C.
(S)(S) 101 et seq.
           -- ----

          Section 1.21 "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York which has jurisdiction over the Chapter 11 Cases .

          Section 1.22 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases, and the Local Rules of the Bankruptcy Court.

          Section 1.23 "Bonds" means the (i) 11% Senior Subordinated Notes due August 1, 2002 in the original principal amount of $125,000,000 and (ii) 9- 1/4% Senior Subordinated Notes due March 3, 2003 in the original principal amount of $100,000,000.

          Section 1.24  "Bond Claims" means the claims arising under the Bonds.

          Section 1.25 "Bond Indenture Trustee" means State Street Bank and Trust Company as the Indenture Trustee under certain indentures acting on behalf of Bonds.

          Section 1.26 "Bruckner Escrow Funds" means the funds held in escrow from the sale of the property formerly owned by BRU pursuant to the Bankruptcy Court Order dated January 7, 1998.

                                     PLAN-4

          Section 1.27 "Bruckner Fraction" means the fraction, the numerator of which shall be the amount of BRU-GEN Claims and the denominator of which shall be the sum of the amount of (a) BRU-BANK Claims, (b) BRU-SPE Claims and (c) BRU-GEN Claims.

          Section 1.28 "BTM" means BTM Capital Corporation f/k/a BOT Financial Corporation.

          Section 1.29 "BTM Stipulation" means the Settlement Stipulation dated June 4, 1996, approved by Bankruptcy Court Order dated June 25, 1996, among BSI, BI and BTM.

          Section 1.30 "Business Day" means any day on which commercial banks are open for business in New York, New York.

          Section 1.31 "Cap Notes" means the new notes of Reorganized BSI described in Section 4.03 hereof, issued on and after the Effective Date and distributed in the manner provided in this Plan to holders of Capital Lease Claims.

          Section 1.32 "Capital Lease" means any putative lease of equipment in which any of the Debtors has a financial interest and regarding which the Court has entered an Order holding, or with which the putative lessor is in agreement, that such putative lease constitutes a financing transaction.

          Section 1.33  "Cash" means cash and cash equivalents.

          Section 1.34  "Cash Distributions" means a Distribution of Cash.

          Section 1.35 "Chapter 11 Cases" means case numbers 95 B 42777 through 95 B 42784 (BRL), inclusive, commenced by the Debtors under Chapter 11 of the Bankruptcy Code on the Petition Date in the Bankruptcy Court, and styled "In re Bradlees Stores, Inc., et al., Debtors."

          Section 1.36 "Claim" means (a) any right to payment from any of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from any of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          Section 1.37 "Class" means a category of holders of Claims or Interests as described in Article II.

          Section 1.38 "Class [___] Claim" means a Claim in the particular Class of Claims identified and described in Article III.

                                     PLAN-5

          Section 1.39 "Combination Transaction" means a consolidation, merger, contribution of assets or other transaction in which a Combining Debtor merges with or transfers substantially all of its assets and liabilities to Reorganized BSI or an affiliated corporation on or about the Effective Date, as set forth in Exhibit L annexed hereto.

          Section 1.40 "Combining Debtors" means the Debtors shown as entering into a Combination Transaction in Exhibit L annexed hereto.

          Section 1.41 "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

          Section 1.42 "Confirmation Order" means the order, entered by the Bankruptcy Court, confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

          Section 1.43 "Consummation Costs" means all Cash Distributions required to be made under, or to give effect to, this Plan on or about the Effective Date other than Cash Distributions made to holders of the Bank Group Claim, SPE Claims, BRU-Gen Claims, BSI-Gen Claims, and WES-Gen Claims.

          Section 1.44 "Consummation Funds" shall mean: (i) the Westbury Escrow Funds, (ii) the Bruckner Escrow Funds, and (iii) Tax Refund proceeds.

          Section 1.45 "Convenience Claim" means a Claim against BSI that would otherwise be classified as a Class BSI-GEN Claim that is asserted in the amount of $500 or less or that is more than $500, if the holder has elected on the Ballot, within the time fixed by the Bankruptcy Court for completing and returning such Ballot, to accept $500 in Cash in full satisfaction, discharge and release of such Claim.

          Section 1.46  "Court" shall have the same meaning as Bankruptcy Court.

          Section 1.47  "Creditor" means any Person that has a Claim.

          Section 1.48 "Creditors' Committee" means the Official Committee of Unsecured Creditors originally appointed by the United States Trustee on July 6, 1995 pursuant to Bankruptcy Code section 1102.

          Section 1.49 "Cure Notes" means the new notes of Reorganized BSI described in Section 4.04 hereof, issued on and after the Effective Date and distributed in the manner provided in this Plan.

          Section 1.50 "Cure Payments" means the payment in Cash or with a Cure Note with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, of an amount equal to all matured but unpaid monetary obligations, without interest, under such executory contract or unexpired lease to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

                                     PLAN-6

          Section 1.51 "D&O Insurance" means the officers and directors insurance maintained by the Debtors which covers the Debtors' officers and directors.

          Section 1.52  "Debtor" means one of the Debtors.

          Section 1.53 "Debtors" refers collectively to Bradlees Stores, Inc., New Horizons of Yonkers, Inc., Bradlees, Inc., Bradlees Administrative Co., Inc., Dostra Realty Co., Inc., Maximedia Services, Inc., New Horizons of Bruckner, Inc., and New Horizons of Westbury, Inc., debtors-in-possession in the Chapter 11 Cases.

          Section 1.54 "DIP Agreement" or "DIP Facility" means the Revolving Credit and Guaranty Agreement, dated as of December 23, 1997, as approved by order of the Bankruptcy Court dated December 22, 1997, among BSI (as borrower), BI, BAC and the subsidiaries of BSI (as guarantors), BankBoston, N.A. (as Administrative Agent and as Issuing Bank), BankBoston Retail Finance, Inc., (as Agent), The CIT Group/Business Credit, Inc. and Congress Financial Corporation (New England) (each as Co-Agent) and those entities identified as "Lenders" therein and their respective successors and assigns.

          Section 1.55 "DIP Claims" means all Claims arising under the DIP Agreement, including Claims against BSI and Claims arising under the guarantees issued by each of the other Debtors.

          Section 1.56 "Disbursing Agent" means Reorganized BSI or such other person, which shall be duly bonded at all times, as may be retained by Reorganized BSI with approval of the Bankruptcy Court to hold and distribute the Distributions and such other property as may be required by the Bankruptcy Court.

          Section 1.57 "Disclosure Statement" means the written disclosure statement, dated October 2, 1998, that relates to the Plan, as amended, supplemented or modified from time to time, and as approved by the Bankruptcy Court under section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017.

          Section 1.58 "Disclosure Statement Order" means the order of the Court approving the Disclosure Statement as containing adequate information pursuant to section 1125 of the Bankruptcy Code.

          Section 1.59 "Disputed Administrative Claims" means any Administrative Claims as to which the Debtors or any other party in interest has interposed an objection in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection has not been withdrawn or determined by a Final Order.

                                     PLAN-7

          Section 1.60 "Disputed Claim" means (a) if no proof of Claim has been timely Filed or deemed timely Filed under applicable law or order of the Court, a Claim that has been listed on a Debtor's Schedules of Liabilities as other than disputed, contingent or unliquidated, but as to which no later than the Effective Date an objection has been Filed; or (b) if a proof of Claim has been Filed or deemed timely Filed under applicable law or order of the Court, a Proof of Claim as to which an objection has been timely Filed and has not been (i) withdrawn, (ii) overruled or denied by a Final Order or (iii) granted in whole by a Final Order. For the purposes of the Plan, a Claim shall be considered a Disputed Claim only if, unless otherwise ordered by the Bankruptcy Court, an objection has been Filed with respect to such Claim no later than the Effective Date or if a Claim is permitted to be Filed thereafter, no later than thirty days after such Claim has been Filed. For purposes of this Plan, a Disputed Claim means only that portion of a Claim which is Disputed (i.e., only to the
                                                            ----
extent of the difference between the amount asserted in the Proof of Claim and the amount admitted by the Debtors as constituting an Allowed Claim in their objection). The portion of a Claim that is not in dispute pursuant to a timely Filed objection shall be an Allowed Claim and paid upon the Initial Distribution Date pursuant to the Plan.

          Section 1.61 "Disputed Claims Reserve" means a reserve of Cash or Reorganization Securities for the relevant Class, established herein for, inter alia, the payment of (a) Disputed Claims that become Allowed Claims after the Effective Date, and (b) Additional Quarterly Distributions to holders of previously Allowed Claims, which shall be held in trust for the benefit of the holders of the above-referenced types of Claims and shall not constitute property of the Debtors' estates or the Reorganized Corporations.

          Section 1.62 "Distribution" means the distribution in accordance with this Plan of: (a) Cash, or (b) Reorganization Securities, as the case may be.

          Section 1.63 "Distribution Address" means the address set forth in the relevant proof of claim, as such address may have been updated pursuant to Bankruptcy Rule 2002(g). If no proof of claim is Filed in respect of a particular Claim, such defined term means the address set forth in the relevant Debtor's Schedules, as such address may have been updated pursuant to Bankruptcy Rule 2002(g).

          Section 1.64 "Effective Date" means a Business Day selected by the Debtors which is no later than the first Business Day after the later of (a) sixty (60) days after the Confirmation Order is entered by the Bankruptcy Court, or (b) the first day of the first fiscal year of the Reorganized Debtors after the Confirmation Order is entered; provided, however, that no stay of the Confirmation Order is then in effect. The Effective Date may be extended by the Debtors, upon notice to and subject to the unanimous consent of the Creditors' Committee, the Bank Group and the Unofficial Committee, without leave or order of the Bankruptcy Court and without any other action, or by order of the Bankruptcy Court, if such consent is not obtained.

          Section 1.65 "Estate" means, as to each Debtor, the estate of such Debtor in its Chapter 11 Case created by section 541 of the Bankruptcy Code upon the commencement of such Chapter 11 Case.

                                     PLAN-8

          Section 1.66 "Exhibit" means an exhibit to either this Plan or the Disclosure Statement.

          Section 1.67 "Exhibit Filing Date" means the last date by which forms of the Exhibits to the Plan shall be Filed with the Court, which date shall be as specified in this Plan for each such Exhibit, but in any event, or where no such date is specified, no later than thirty days after the Confirmation Date.

          Section 1.68 "Face Amount" means (a) with respect to any Claim for which a proof of claim is Filed, an amount equal to: (i) the liquidated amount, if any, set forth therein; and/or (ii) any other amount estimated by the Court in accordance with section 502(c) of the Bankruptcy Code and the relevant provisions of this Plan; or (b) if no proof of claim is Filed and such Claim is scheduled in the relevant Debtor's Schedules, the amount of the Claim scheduled as undisputed, noncontingent and liquidated.

          Section 1.69 "Federal Priority Tax Claim" means a Claim of the United States of America that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

          Section 1.70 "File" or "Filed" means filed with the Bankruptcy Court in the Chapter 11 Cases.

          Section 1.71 "Final Order" means an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing has expired and as to which no appeal or review or rehearing that was Filed is pending.

          Section 1.72 "Fractional Shares" means the fractions of New Common Stock or New Warrants not Distributed pursuant to Section 7.09(d) hereof.

          Section 1.73  "GAAP" means generally accepted accounting principles.

          Section 1.74 "General Unsecured Claim" shall have the same meaning as Unsecured Claim.

          Section 1.75 "Indenture" means an agreement to which BI is a party and under which the Bonds were issued.

          Section 1.76 "Indenture Trustee" means the entity appointed by Reorganized BSI (which is reasonably acceptable to the holders of the Bank Group Claims) which shall (a) serve as indenture trustee with respect to the New Notes and (b) hold all liens with respect to the Post-Effective Date Collateral pursuant to Section 4.02 hereof.

                                     PLAN-9

          Section 1.77 "Initial Distribution Date" means the applicable date or dates on which initial Distributions are made under this Plan, which shall be the Effective Date or, as soon thereafter as practicable, but in any event no more than thirty (30) days after the Effective Date.

          Section 1.78 "Intercompany Claim" means the Claim of BI against BSI. The amount of the Intercompany Claim, as allowed pursuant to the provisions of this Plan, gives effect to a previously made (subject to confirmation of the Plan) capital contribution by BI to BSI in an amount equal to $160,181,000. As is set forth in Section 6.05 hereof and after giving effect to BI's capital contribution to BSI, the amount of the Intercompany Claim shall be Allowed, with prejudice and without defense, in the amount of $96.0 million for purposes of this Plan, subject to the entry of the Confirmation Order and the occurrence of the Effective Date.

          Section 1.79 "Interest" means (a) share in a corporation, whether or not transferable or denominated "stock," or similar security; (b) interest of a limited partner in a limited partnership; (c) warrant or right, other than a right to convert, to purchase, sell or subscribe to a share, security or interest of a kind specified in subparagraphs (a) and (b) of this paragraph; or
(d) interest of a general partner in a limited or general partnership.

          Section 1.80  "IRS" means the Internal Revenue Service.

          Section 1.81 "M&R" means M&R Heating and Air Conditioning Services, Inc. For purposes of this Plan, M&R shall have an Allowed BSI-MEC Claim in the amount of $4,750.00 and an Allowed BSI-GEN Claim in the amount of $3,950.00.

          Section 1.82 "Majority Banks" means Gabriel Management, in its capacity as a holder of the Bank Group Claim.

          Section 1.83 "Net Proceeds" means the proceeds from the sale of a property which is part of the estate of any Debtor minus the Debtors' costs of selling such property.

          Section 1.84 "New Common Stock" means the shares of common stock of Reorganized BI provided for under the Plan and authorized under the Amended Certificate of Incorporation of such Reorganized Corporation.

          Section 1.85 "New Credit Facility" means the new Credit Agreement among Reorganized BSI and BankBoston, N.A., as Agent for itself and the other financial institutions signatory thereto, pursuant to which the revolving credit facility as described in Section 7.19 hereof will be offered to Reorganized BSI.

          Section 1.86 "New Credit Facility Agent" means the entity designated as the "agent" under the New Credit Facility.

                                    PLAN-10

          Section 1.87 "New Credit Facility Notes" means the new notes of Reorganized BSI described in Section 7.19 hereof, issued on and after the Effective Date and distributed in the manner provided in the New Credit Facility.

          Section 1.88 "New Notes" means the new notes of Reorganized BSI described in Section 4.02 hereof, issued on and after the Effective Date and distributed in the manner provided in this Plan.

          Section 1.89 "New Warrants" means the new warrants of Reorganized BI described in Section 4.05 hereof, issued on and after the Effective Date and distributed in the manner provided in this Plan.

          Section 1.90 "Old Common Stock of [___]" means, when used with reference to a particular Debtor or Debtors, the common stock issued by such Debtor or Debtors and outstanding immediately prior to the Effective Date.

          Section 1.91 "Ordinary Course Professionals' Compensation Order" means the Bankruptcy Court Order dated December 21, 1995 authorizing the Debtors to retain and compensate Ordinary Course Professionals (as defined in such Order).

          Section 1.92 "Other Priority Claim" means any Claim, other than a Priority Tax Claim or an Administrative Claim, asserted against the Debtors, which Claim is accorded priority under subsection 507(a) of the Bankruptcy Code.

          Section 1.93 "Other Priority Tax Claim" means a Claim, other than a Federal Priority Tax Claim, that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

          Section 1.94 "Paying Agent" means the Disbursing Agent, any indenture trustee, stock transfer agents, agents contractually authorized and/or obligated to make Distributions to certain claimants and similar intermediaries and agents participating in making or conveying Distributions as required by the Plan, each of whom shall be duly bonded at all times.

          Section 1.95 "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization, government (or agency or political subdivision thereof) or other entity.

          Section 1.96 "Petition Date" means June 23, 1995, the date on which each of the Debtors filed its voluntary petition for reorganization, thereby commencing the Chapter 11 Cases.

          Section 1.97 "Plan" means this Chapter 11 plan of reorganization, either in its present form or as it may be altered, amended or modified by the Debtors from time to time.

                                    PLAN-11

          Section 1.98 "Post-Effective Date Collateral" means assets as to which the Indenture Trustee shall be granted a first priority security interest to secure the obligations of Reorganized BSI under the New Notes.

          Section 1.99 "Prepetition Claim" means any Allowed Claim against any of the Debtors arising on or prior to the Petition Date.

          Section 1.100 "Primary Obligor" means a Debtor against whom a Claim has been asserted in respect of which a Secondary Liability Claim is also asserted against another Debtor.

          Section 1.101 "Priority Claim" means any Claim, if Allowed, which is entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; or (b) a Tax Claim.

          Section 1.102 "Priority Tax Claim" means any Claim, if Allowed, asserted against the Debtors, which Claim is entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code, other than a Federal Priority Tax
Claim.

          Section 1.103 "Professional Fees" means a Claim of a professional retained in the Chapter 11 Cases pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise, for compensation or reimbursement of costs and expenses relating to services incurred during the period from the Petition Date through and including the Effective Date, pursuant to sections 330, 331 or 503(b) of the Bankruptcy Code, and unpaid as of the Effective Date.

          Section 1.104 "Pro Rata" means (a) with regard to a Claim asserted in a particular Class, a proportionate share, so that the ratio of the Distribution on account of an Allowed Claim is the same as the ratio of the amount of the Distribution on account of all of the Allowed Claims and Disputed Claims in the Class of which the Allowed Claim is a member to the total amount of all of the Allowed Claims in such Class and (b) with regard to Classes of Claims, a ratio equal to the amount available for Distribution to such Classes divided by the amount equal to the sum of Allowed Claims and Disputed Claims in such class.

          Section 1.105 "Ratable" or "Ratable Share" means a number (expressed as a percentage) equal to the proportion that an Allowed Claim in a particular Class bears to the aggregate amount or number of: (a) Allowed Claims plus (b) Disputed Claims (in their aggregate Face Amount) in such Class as of the date of determination.

          Section 1.106 "Record Date" means the date which is five Business Days following entry of the Confirmation Order.

          Section 1.107 "Reinstated" means leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of such Claim, in accordance with section 1124 of the Bankruptcy Code, including: (a) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition

                                    PLAN-12
of a Debtor or its status as a debtor under the Bankruptcy Code; (b) reinstating the maturity date of the Claim; and (c) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a provision allowing the Claim's acceleration.

          Section 1.108 "Reorganized Corporation" means each Debtor or its successor corporation, on and after the Effective Date, as reorganized pursuant to the Plan.

          Section 1.109 "Reorganization Securities" means, collectively: (a) Tax Notes, (b) New Notes, (c) CAP Notes, (d) New Warrants, (e) Cure Notes and
(f) New Common Stock. The form of certain Reorganization Securities are annexed hereto as Exhibit H.

          Section 1.110 "Reorganized [_____]" means, when used with reference to a particular Debtor, such Debtor on and after the Effective Date.

          Section 1.111 "Required Prepayments" means that portion of the Net Proceeds, not to exceed the aggregate amount of $40 million, arising from the sale of the Yonkers Property and/or the Union Square Property prior to the Effective Date, which shall be distributed on the Effective Date to holders of Claims receiving New Notes under the Plan in lieu of a like amount of New Notes.

          Section 1.112 "Schedules" means the Schedules of Assets and Liabilities and the Statements of Financial Affairs filed by the Debtors, on October 20, 1995, as subsequently amended, in accordance with section 521 of the Bankruptcy Code and the Official Bankruptcy Forms of the Bankruptcy Rules, as such schedules or statements may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009.

          Section 1.113  "Secondary Liability Claim" means a Claim (other than
(i) an Intercompany Claim, (ii) Bank Group Claim and (iii) SPE Claim) that arises from a Debtor being liable as a guarantor of, or otherwise jointly, severally or secondarily liable for, any contractual, tort or other obligation of another Debtor, including any Claim based upon: (a) guaranties of payment, collection or performance; (b) indemnity bonds, obligations to indemnify, obligations to hold harmless or for contribution; (c) performance bonds; (d) contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or other transfer) with respect to leases, operating agreements, management contracts or other similar obligations made or given by a Debtor relating to the performance of a Debtor; (e) vicarious liability; or (f) any other joint or several liability that any Debtor may have in respect of any obligation that is the basis of a Claim.

                                    PLAN-13

          Section 1.114 "Secured Claim" means a Claim, if Allowed, against any Debtor held by any entity or judgment creditor of such Debtor, to the extent of the value, as determined by the Bankruptcy Court pursuant to subsection 506(a) of the Bankruptcy Code, of any interest in property of the estate securing such Allowed Claim.

          Section 1.115 "SPE Agent" shall have the meaning which the term "Agent" is given in the SPE Documents.

          Section 1.116 "SPE Claims" means Claims arising under the SPE Documents of the SPE Group.

          Section 1.117 "SPE Deficiency Claim" means that Allowed Unsecured Claim, solely against BSI, arising from the SPE Documents, the SPE Transaction, and the SPE Stipulation held by the SPE Group in an amount equal to $12,732,677 less the amount by which the net proceeds actually distributed to the SPE Group
----
from the sale of the SPE Philadelphia Property exceeds $2,000,000.

          Section 1.118 "SPE Documents" means the Credit Agreement among State Street Bank and Trust Company, not in its individual capacity, except as expressly stated herein, but solely as Owner Trustee, as Borrower, Various Lending Institutions and Bankers Trust Company, as Agent, dated September 30, 1994, as amended, pursuant to which the SPE Properties were purchased .

          Section 1.119 "SPE Group" means Bankers Trust Company, as Agent, and the banks identified as "Banks" in the SPE Documents or their respective successors and assigns.

          Section 1.120 "SPE Philadelphia Property" means the property located in Philadelphia, Pennsylvania which was financed pursuant to the SPE Documents.

          Section 1.121 "SPE Properties" means together, the SPE Philadelphia Property and the SPE Providence Property.

          Section 1.122 "SPE Providence Property" means the property located in Providence, Rhode Island, which was financed pursuant to the SPE Documents.

          Section 1.123 "SPE Stipulation" means that certain Stipulation and Order, dated March 27, 1998, among the Debtors, the SPE Agent, the SPE Group, State Street (as Owner Trustee) and BRE Funding, Inc. pursuant to which, among other things, (a) the SPE Transaction was recharacterized as a financing transaction, (b) the amount of the SPE Claim was fixed and (c) the Debtors' liability for the State Street Administrative Claim was capped.

          Section 1.124 "SPE Transaction" means the transaction by which the SPE Properties were acquired as provided in the SPE Documents.

          Section 1.125  "State Street" means State Street Bank and Trust
Company.

                                    PLAN-14

          Section 1.126 "State Street Administrative Claim" means the administrative claim asserted by State Street based upon the SPE Documents, which, pursuant to the SPE Stipulation, is capped at $100,000.

          Section 1.127 "Supplemental Bank Group Distribution" shall have the meaning ascribed to such term in Section 6.01(iii) hereof.

          Section 1.128 "Supplemental BSI-GEN Distribution" shall have the meaning ascribed to such term in Section 6.05 hereof.

          Section 1.129 "Tax Claim" means Other Priority Tax Claims and Federal Priority Tax Claims.

          Section 1.130 "Tax Note" means a note issued by Reorganized BSI with respect to a particular Tax Claim which has a value equal to the Allowed amount of such Tax Claim payable over the term set forth in section 1129(a)(9)(C) of the Bankruptcy Code, as more particularly described in the Disclosure Statement.

          Section 1.131 "Tax Refund" means the amount which the Debtors received as a refund for the overpayment of their tax obligations. Pursuant to an Order dated April 29, 1996, such amounts are held in escrow by the Debtors.

          Section 1.132 "Trade Vendors' Collateral Agent" means the entity appointed by the Creditors' Committee (which is reasonably acceptable to Reorganized BSI), which shall hold all liens with respect to the Trade Vendors' Lien pursuant to Section 10.02(f) hereof.

          Section 1.133 "Trade Vendors' Lien" means any liens granted to the Trade Vendors' Collateral Agent, as of the Effective Date, pursuant to Section 10.02(f) hereof.

          Section 1.134 "Trust Indenture" means the trust indenture referenced in Section 4.02 hereof.

          Section 1.135 "Unclaimed Property" means any Cash and Reorganization Securities unclaimed on or after the applicable Initial Distribution Date or date on which an Additional Quarterly Distribution would have been made in respect of the relevant Allowed Claim. Unclaimed Property shall include: (a) checks (and the funds represented thereby) and Reorganization Securities (i) mailed to a Distribution Address and returned as undeliverable without a proper forwarding address or (ii) not mailed or delivered because no Distribution Address to mail or deliver such property was available, and (b) funds for checks delivered but uncashed.

          Section 1.136 "Union Square Lease" means that certain lease dated November 26, 1993 between Greenwich Holding Corporation, as lessor, and Bradlees New York, Inc., predecessor in interest to BSI, as lessee, pursuant to which, among other things, BSI operates a Bradlees store.

                                    PLAN-15

          Section 1.137 "Union Square Property" means that property located at 14th Street and Broadway, New York, New York, which is subject to BSI's leasehold interest pursuant to the Union Square Lease.

          Section 1.138 "Unofficial Committee" means the Unofficial Committee of Trade Claim Holders formed by Stonington Management Corporation and Anvil Investment Partners.

          Section 1.139 "Unsecured Claim" means any Claim that is not an Administrative Claim, Bank Group Claim, Intercompany Claim, Other Priority Claim, Other Priority Tax Claim, Priority Claim, Priority Tax Claim, or Secured Claim.

          Section 1.140 "Westbury Escrow Funds" means the funds held in escrow from the sale of the real property formerly owned by WES pursuant to the Bankruptcy Court Orders dated May 29, 1996 and February 25, 1998.

          Section 1.141 "Westbury Fraction" means the fraction, the numerator of which shall be the amount of WES-GEN Claims and the denominator of which shall be the sum of the amount of (a) WES-BANK Claims, (b) WES-SPE Claims and
(c) WES-GEN Claims.

          Section 1.142 "Yonkers Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Yonkers Confirmation Order.

          Section 1.143 "Yonkers Confirmation Order" means the order, entered by the Bankruptcy Court, confirming the Plan as it relates to Yonkers.

          Section 1.144 "Yonkers Effective Date" means the Business Day which is the later of (a) twenty days after the date on which the sale of the Yonkers Property closes, or (ii) twenty days after the inventory and fixtures located at the Bradlees' store at the Yonkers Property are sold, but in any event a date no later than August 27, 1999, unless YON shall have, subject to Order of the Court, extended such date.

          Section 1.145 "Yonkers Property" means that certain leasehold interest owned by YON located in Yonkers, New York.

                                    PLAN-16

          C.  Rules of Construction.
              ---------------------

          Section 1.146 Generally. For purposes of the Plan, (a) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit as it may have been or may be amended, modified or supplemented; (b) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to the Plan; and (c) the rules of construction set forth in section 102 of the Bankruptcy Code and the Bankruptcy Rules shall apply unless superseded herein or in the Confirmation Order.

          Section 1.147 Exhibits. All Exhibits are incorporated into and are a part of the Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be Filed with the Bankruptcy Court on or before the Exhibit Filing Date. Copies of Exhibits can be obtained upon written request to Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092 (Attn: Stuart Hirshfield, Esq.), counsel to the Debtors.

          Section 1.148 Time Periods. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

          Section 1.149 Miscellaneous Rules. (i) The words "herein," "hereof," "hereunder," and other words of similar import refer to this Plan as a whole, not to any particular Section, subsection, or clause, unless the context requires otherwise; (ii) whenever it appears appropriate from the context, each term stated in the singular or the plural includes the singular and the plural, and each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and the neuter; (iii) captions and headings to Articles and Sections of the Plan are inserted for convenience or reference only and are not intended to be a part or to affect the interpretation of the Plan; and (iv) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply, unless superceded herein or in the Confirmation Order.

                                  ARTICLE II
                                  ----------

                     CLASSIFICATION OF CLAIMS AND INTERESTS
                     --------------------------------------

          Section 2.01   General Rules of Classification.

          All Claims and Interests, other than Administrative Claims and Tax Claims, if any, have been classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims have not been classified and thus are excluded from the Classes set forth below.

          A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Class(es) to the extent that any remainder of the Claim or Interest falls within the description of such other Class(es).

                                    PLAN-17

          A Claim is also placed in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

          Section 2.02 Administrative, Tax and Other Priority Claims against any Debtor.

          Administrative Claims (including DIP Claims) and Tax Claims are not classified for each Debtor. Priority Claims are classified for each Debtor. For instance, Priority Claims against BI are classified in the BI-PTY Class.

          Section 2.03  Undersecured Claims against any Debtor.

          To the extent that the amount of an Allowed Claim is greater than the value of the collateral securing such Claim as of the applicable valuation date, subject to section 1111(b) of the Bankruptcy Code, such Claim is classified in both a Secured Claim Class for the secured portion of such Claim and a General Unsecured Claim Class for the excess of such Claim over the value of the collateral. Each such Secured Claim against a particular Debtor is in a separate Class of such Debtor if the collateral securing such Secured Claim materially differs from the collateral securing other Allowed Secured Claims against the same Debtor. For instance, if two Allowed Secured Claims against BSI are secured by different collateral of BSI, each such Claim is separately classified. Notwithstanding anything to the contrary herein, absent an Order of the Bankruptcy Court or agreement fixing the allowed amount of a Secured Claim or the scheduling of such Claim as liquidated, nondisputed and noncontingent on the relevant Debtor's Schedule, the relevant Debtor is not bound by a classification made or implied herein with respect to any particular Claim.

          Section 2.04  Capital Lease Claims.

          Each claim arising from a Capital Lease against BSI is separately classified against BSI.

          Section 2.05  Mechanic's Lien Claims.

          The Secured Claim of M&R against BSI is separately classified against BSI.

          Section 2.06  Intercompany Claim.

          The Allowed Intercompany Claim is separately classified as a claim against BSI.

                                    PLAN-18

          Section 2.07  Unsecured Claims against any Debtor.

          Allowed Unsecured Claims against any Debtor are classified for each such Debtor in separate Unsecured Claims Classes and Convenience Claims Classes.

          Section 2.08  Allowed Convenience Claims are Classified for BSI.

          Allowed Convenience Claims are classified against BSI. Each Convenience Claim is a General Unsecured Claim for which the holder thereof has elected on the Ballot to be treated as a Convenience Claim in the relevant Class. Each holder of an Allowed General Unsecured Claim against BSI may elect Convenience Claim treatment for all, but not part, of its aggregate Allowed General Unsecured Claim against BSI. A claimant may elect to treat all, but not a part, of its Allowed General Unsecured Claim against BSI as one Convenience Claim and may retain its Allowed General Unsecured Claim against another Debtor as a General Unsecured Claim against such Debtor. Notwithstanding anything to the contrary herein, each holder of a General Unsecured Claim that is Allowed in an amount that is less than or equal to $500 shall be deemed to have elected to treat such Claim as a Convenience Claim.

          Section 2.09  Equity Interests in any Debtor.

          The Interests in each Debtor are separately classified. For instance, the Interests in BSI are classified in the BSI-EQT Class.

                                  ARTICLE III
                                  -----------

                CLASSIFICATION OF CLAIMS AND INTERESTS BY DEBTOR
                ------------------------------------------------

          The following sets forth the classification of each type of Claim against, and Interest in, each of the Debtors.

          Section 3.01  Bradlees, Inc.

          Class BI-PTY (BI-Priority Claims):  Class BI-PTY consists of all
          ---------------------------------
Priority Claims against BI.

          Class BI-BANK (BI-Bank Group Claims):  Class BI-BANK consists of all
          ------------------------------------
Bank Group Claims against BI.

          Class BI-SPE (BI-SPE Claims):  Class BI-SPE consists of the SPE Claim
          ----------------------------
against BI.

          Class BI-GEN (BI-General Unsecured Claims):  Class BI-GEN consists of
          ------------------------------------------
all General Unsecured Claims, including Bond Claims, against BI.

          Class BI-EQT (BI-Common Stock Interests):  Class BI-EQT consists of
          ----------------------------------------
all Interests based on the Old Common Stock of BI.

                                    PLAN-19

          Section 3.02  Bradlees Administrative Co., Inc.

          Class BAC-PTY (BAC-Priority Claims):  Class BAC-PTY consists of all
          -----------------------------------
Priority Claims against BAC.

          Class BAC-SPE (BAC-SPE Claims):  Class BAC-SPE consists of the SPE
          ------------------------------
Claim against BAC.

          Class BAC-BANK (BAC-Bank Group Claims):  Class BAC-BANK consists of
          --------------------------------------
all Bank Group Claims against BAC.

          Class BAC-GEN (BAC-General Unsecured Claims):  Class BAC-GEN consists
          --------------------------------------------
of all General Unsecured Claims against BAC.

          Class BAC-EQT (BAC-Common Stock Interests):  Class BAC-EQT consists of
          ------------------------------------------
all Interests based on the Old Common Stock of BAC.

          Section 3.03  Bradlees Stores, Inc.

          Class BSI-PTY (BSI-Priority Claims):  Class BSI-PTY consists of all
          -----------------------------------
Priority Claims against BSI.

          Class BSI-CAP (BSI-Capital Lease Claims):  Class BSI-CAP consists of
          ----------------------------------------
all Capital Lease Claims against BSI. Each Creditor holding a BSI-CAP Claim is separately subclassified as set forth in Exhibit C hereto.

          Class BSI-MEC (BSI-Secured Claim of M&R):  Class BSI-MEC consists of
          ----------------------------------------
the Secured Claim of M&R against BSI.

          Class BSI-SPE (BSI-SPE Claims):  Class BSI-SPE consists of the SPE
          ------------------------------
Claim against BSI.

          Class BSI-BANK (BSI-Bank Group Claims):  Class BSI-BANK consists of
          --------------------------------------
all Bank Group Claims against BSI.

          Class BSI-INTER (BSI-Intercompany Claims):  Class BSI-INTER consists
          -----------------------------------------
of the Intercompany Claims.

          Class BSI-GEN (BSI-General Unsecured Claims):  Class BSI-GEN consists
          --------------------------------------------
of all General Unsecured Claims against BSI and the SPE Deficiency Claim.

          Class BSI-CON (BSI-Convenience Claims):  Class BSI-CON consists of all
          --------------------------------------
Convenience Class Claims against BSI.

          Class BSI-EQT (BSI-Common Stock Interests):  Class BSI-EQT consists of
          ------------------------------------------
all Interests based on the Old Common Stock of BSI.

                                    PLAN-20

          Section 3.04  Dostra Realty Co., Inc.

          Class DOS-PTY (DOS-Priority Claims):  Class DOS-PTY consists of all
          -----------------------------------
Priority Claims against DOS.

          Class DOS-SPE (DOS-SPE Claims):  Class DOS-SPE consists of the SPE
          ------------------------------
Claim against DOS.

          Class DOS-BANK (DOS-Bank Claims):  Class DOS-BANK consists of all Bank
          --------------------------------
Group Claims against DOS.

          Class DOS-GEN (DOS-General Unsecured Claims):  Class DOS-GEN consists
          --------------------------------------------
of all General Unsecured Claims against DOS.

          Class DOS-EQT (DOS-Common Stock Interests):  Class DOS-EQT consists of
          ------------------------------------------
all Interests based on the Old Common Stock of DOS.

          Section 3.05   Maximedia Services, Inc.

          Class MAX-PTY (MAX-Priority Claims):  Class MAX-PTY consists of all
          -----------------------------------
Priority Claims against MAX.

          Class MAX-SPE (MAX-SPE Claims):  Class MAX-SPE consists of the SPE
          ------------------------------
Claim against MAX.

          Class MAX-BANK (MAX-Bank Claims):  Class MAX-BANK consists of all Bank
          --------------------------------
Group Claims against MAX.

          Class MAX-GEN (MAX-General Unsecured Claims):  Class MAX-GEN consists
          --------------------------------------------
of all General Unsecured Claims against MAX.

          Class MAX-EQT (MAX-Common Stock Interests):  Class MAX-EQT consists of
          ------------------------------------------
all Interests based on the Old Common Stock of MAX.

          Section 3.06  New Horizons of Yonkers, Inc.

          Class YON-PTY (YON-Priority Claims):  Class YON-PTY consists of all
          -----------------------------------
Priority Claims against YON.

          Class YON-SPE (YON-SPE Claims):  Class YON-SPE consists of the SPE
          ------------------------------
Claim against YON.

          Class YON-BANK (YON-Bank Claims):  Class YON-BANK consists of all Bank
          --------------------------------
Group Claims against YON.

          Class YON-GEN (YON-General Unsecured Claims):  Class YON-GEN consists
          --------------------------------------------
of all General Unsecured Claims against YON.

                                    PLAN-21

          Class YON-EQT (YON-Common Stock Interests):  Class YON-EQT consists of
          ------------------------------------------
all Interests based on the Old Common Stock of YON.

          Section 3.07  New Horizons of Bruckner, Inc.

          Class BRU-PTY (BRU-Priority Claims):  Class BRU-PTY consists of all
          -----------------------------------
Priority Claims against BRU.

          Class BRU-SPE (BRU-SPE Claims):  Class BRU-SPE consists of the SPE
          ------------------------------
Claim against BRU.

          Class BRU-BANK (BRU-Bank Claims):  Class BRU-BANK consists of all Bank
          --------------------------------
Group Claims against BRU.

          Class BRU-GEN (BRU-General Unsecured Claims):  Class BRU-GEN consists
          --------------------------------------------
of all General Unsecured Claims against BRU.

          Class BRU-EQT (BRU-Common Stock Interests):  Class BRU-EQT consists of
          ------------------------------------------
all Interests based on the Old Common Stock of BRU.

          Section 3.08  New Horizons of Westbury, Inc.

          Class WES-PTY (WES-Priority Claims):  Class WES-PTY consists of all
          -----------------------------------
Priority Claims against WES.

          Class WES-SPE (WES-SPE Claims):  Class WES-SPE consists of the SPE
          ------------------------------
Claim against WES.

          Class WES-BANK (WES-Bank Claims):  Class WES-BANK consists of all Bank
          --------------------------------
Group Claims against WES.

          Class WES-GEN (WES-General Unsecured Claims):  Class WES-GEN consists
          --------------------------------------------
of all General Unsecured Claims against WES.

          Class WES-EQT (WES-Common Stock Interests):  Class WES-EQT consists of
          ------------------------------------------
all Interests based on the Old Common Stock of WES.

                                  ARTICLE IV
                                  ----------

                           REORGANIZATION SECURITIES
                           -------------------------

          Reorganized BSI shall issue the following new securities on or about the Effective Date to be distributed to holders of certain Allowed Claims of each of the Debtors (as set forth herein):

                                    PLAN-22

          Section 4.01   Tax Notes.

          Subject to the election of the relevant Debtor to distribute Cash to any holder of an Allowed Tax Claim, each holder of an Allowed Tax Claim shall receive a Tax Note as set forth in Sections 5.02 and 5.03 of this Plan.

          Section 4.02   New Notes.

          Reorganized BSI shall issue to the holders of (i) the Bank Group Claims, (ii) the SPE Claims, (iii) YON-GEN Claims, (iv) BRU-GEN Claims and (v) WES-GEN Claims, New Notes in an aggregate principal amount to be determined prior to the Effective Date equal to the difference between (a) $40 million and
(b) any Required Prepayment. Required Prepayments shall be distributed to holders of Claims in the foregoing classes in the following proportion: (a)
0.83 percent to holders of YON-GEN Claims; (b) 0.83 percent to holders of BRU-GEN Claims; (c) 0.83 percent to holders of WES-GEN Claims; (d) 9.75 percent to holder of SPE Claims; and (e) 87.75 percent to holders of the Bank Group Claims. If not paid sooner, all amounts outstanding with respect to the New Notes shall be due on the first Business Day after the date which is five years after the Effective Date. The New Notes shall (a) be a full recourse obligation of Reorganized BSI, (b) be secured by a first lien on the Yonkers Property and the Union Square Property (provided that YON or BSI, as the case may be, have not sold its interest in such property on the date of issuance of such New Notes), Additional Collateral and a pledge of BSI's Interest in the Old Common Stock of YON, (c) be prepaid Pro Rata without penalty from the Net Proceeds of any equity offering and the sale of the Yonkers Property and the Union Square Property and
(d) bear interest at a rate equal to nine percent (9%) per annum payable semi-annually on January 1 and July 1 of each year. In the event that the Net Proceeds from the assignment of the Union Square Lease exceed $15.0 million, the lien against the Additional Collateral granted by this Section shall be terminated and released. In the event that the Net Proceeds from the assignment of the Union Square Lease are less than $15.0 million, the holders of the New Notes shall retain a security interest in the Additional Collateral but such collateral only shall secure indebtedness under the New Notes in the amount of the difference between $17.5 million and the Net Proceeds from the assignment of the Union Square Lease, plus interest thereon. Reorganized BSI shall not be under any obligation to seek to sell or assign the Additional Collateral to prepay the New Notes, but shall prepay the New Notes if, and to the extent, any of the Additional Collateral is sold. The lien securing the New Notes, as provided in this Section, shall be held by the Indenture Trustee in accordance with the Trust Indenture. The holders of the New Notes shall have the option to convert the New Notes to New Common Stock of Reorganized BI in accordance with the terms set forth in Exhibit G hereto. The Debtors intend to register the New Notes received by Gabriel Capital L.P., Elliot Associates, L.P. and/or Westgate International, L.P. for resale with the Securities and Exchange Commission under the Securities Act of 1934. The Trust Indenture, a copy of which will be annexed hereto as Exhibit J, will be filed with the Court on or before the Exhibit Filing Date. Reorganized BI will guaranty Reorganized BSI's obligations under the New Notes.

                                    PLAN-23

          Section 4.03  CAP Note.

          In accordance with Section 6.05 hereof, Reorganized BSI may issue a CAP Note to the holder of the Class BSI-CAP Claim in the principal amount equal to $627,094 less the amount of all adequate protection payments received by BTM from BSI under the BTM Stipulation after November 13, 1998, which amount shall be calculated as of the Effective Date. The CAP Notes shall bear interest at a rate equal to nine percent (9.0%) per annum, payable quarterly in arrears at such times as principal payments are due. Principal shall be payable in twelve
(12) equal successive installments commencing three months following the Effective Date, until the Note, including unpaid interest, is paid in full. The CAP Note delivered to BTM shall be and remain secured by a first lien on the property on which BTM holds a valid first priority security interest as recognized by the BTM Stipulation.

          Section 4.04  Cure Notes.

          In accordance with Section 9.05 hereof, Reorganized BSI may issue Cure Notes in conjunction with the assumption of executory contracts in a principal amount to be determined prior to the Effective Date but in any event not to exceed $3,400,000. The Cure Notes shall be unsecured and shall bear interest at the rate of nine percent (9%) per annum. If not paid sooner, all amounts outstanding with respect to the Cure Notes shall be due on the first Business Day after the date which is three years from the Effective Date.

          Section 4.05  New Warrants.

          Reorganized BI shall issue to holders of BI-GEN Claims a Ratable Distribution of New Warrants to purchase an aggregate amount of 1,000,000 shares of New Common Stock of Reorganized BI. The New Warrants shall be exercisable over a five-year period after the Effective Date. The exercise price of the New Warrants for each share of New Common Stock of Reorganized BI shall be $7.00 per share. Reorganized BI shall use all reasonable efforts to have the New Warrants listed on a nationally recognized stock exchange after the Effective Date.

          Section 4.06  New Common Stock of Reorganized BI.

          Reorganized BI shall issue a single class of up to 40,000,000 shares of New Common Stock. New Common Stock of Reorganized BI is to be distributed under this Plan to holders of Allowed Claims in the BSI-GEN Class, holders of the Bank Group Claim and holders of the SPE Claims. In aggregate, no more than 10,909,090 of such shares shall be distributed to holders of Allowed Claims under this Plan. The Debtors intend to register the New Common Stock to be received by Gabriel Capital L.P., Elliott Associates, L.P. and Westgate International, L.P. for resale with the Securities and Exchange Commission under the Securities Act of 1934 and the Debtors intend to continue to file periodic reports under such Act. Reorganized BI shall use all reasonable efforts to have the New Common Stock listed on a nationally recognized stock exchange after the Effective Date.

                                    PLAN-24

                                   ARTICLE V
                                   ---------

                        TREATMENT OF UNIMPAIRED CLASSES
                        -------------------------------

          Section 5.01  Administrative Claims.

          (a)  Payment of Administrative Claims in General.  Except as
               -------------------------------------------
specified below in this Section 5.01 or otherwise set forth in the Plan, and subject to the bar date provisions herein, each holder of an Allowed Administrative Claim (including an Allowed Reclamation Claim) shall receive Cash equal to the amount of such Administrative Claim (unless the holder of such Claim agrees to other treatment) on the latest of: (i) 30 days after the Effective Date, (ii) the first business date which is 30 days after the date on which an order allowing such Claim becomes a Final Order, and (iii) such other time or times that are agreed on by the holder of the Administrative Claim and the applicable Debtor or Reorganized Corporation.

          (b)  Payment of Statutory Fees.  On or before the Effective Date, or
               -------------------------
as soon thereafter as practicable all fees payable pursuant to section 1930 of Title 28 of the United States Code, 28 U.S.C. (S) 1930, as determined by the Bankruptcy Court at the hearing on Confirmation, shall be paid in cash equal to the amount of such Claim. Subsequent payments after the Effective Date shall be made as required by statute.

          (c)  Payment of DIP Claims.  On the Effective Date or at a later
               ---------------------
date pursuant to the DIP Agreement, all DIP Claims against the Debtors under or evidenced by the DIP Agreement shall be paid in Cash in an amount equal to the amount of such DIP Claims.

          (d)  Payment of State Street Administrative Claim.  The State Street
               --------------------------------------------
Administrative Claim shall only be paid to the extent and at the time set forth in the SPE Stipulation.

          Section 5.02  Federal Priority Tax Claims.

          Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed to by the Debtors and the IRS, the IRS shall receive from Reorganized BSI, on account of any Federal Priority Tax Claim, deferred cash payments over a period not exceeding six years from the date of assessment of such Claims. Payments shall be made in equal quarterly installments of principal, plus simple interest accruing from the Effective Date at a rate equal to nine percent (9%) per annum on the unpaid portion of each Federal Priority Tax Claim; provided, however, that in the event that the Effective Date does not occur on or before February 1, 1999, interest on the Tax Note shall begin to accrue on February 1, 1999. The first payment shall be due on the latest of:
(i) 90 days after the Effective Date, (ii) 90 days after the date on which an order allowing any

                                    PLAN-25
such Claim becomes a Final Order and (iii) such other date that is agreed on by the IRS and BSI or Reorganized BSI; provided, however, that Reorganized BSI shall have the right to pay any Federal Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty .

          Section 5.03  Other Priority Tax Claims.

          Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed to by the parties, each holder of an Other Priority Tax Claim shall receive from Reorganized BSI, on account of such Claim, deferred cash payments over a period not exceeding six years from the date of assessment of such Claim. Payments shall be made in equal quarterly installments of principal, plus simple interest accruing from the Effective Date at a rate equal to nine percent (9%) per annum on the unpaid portion of each Other Priority Tax Claim; provided, however, that in the event that the Effective Date does not occur on or before February 1, 1999, interest on the Tax Note shall begin to accrue on February 1, 1999. The first payment shall be due on the latest of:
(i) 90 days after the Effective Date, (ii) 90 days after the date on which an order allowing any such Claim becomes a Final Order and (iii) such other date that is agreed on by the holder of such Claim and BSI or Reorganized BSI; provided, however, that Reorganized BSI shall have the right to pay any Other Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty.

          Section 5.04  Other Non-Tax Priority Claims.

          Except as otherwise provided below, each holder of an Allowed Priority Claim shall receive one hundred percent (100%) of the allowed amount of such Claim in Cash on the later of: (i) 30 days after the Effective Date or as soon thereafter as reasonably practicable; or (ii) the first Business Day after the date that is 30 days after the date such Claim becomes an Allowed Claim or as soon thereafter as practicable.

          Section 5.05  Convenience Claims.

          Each holder of an Allowed Convenience Claim shall be paid one hundred percent (100%) of the amount of such Claim in Cash in an amount not to exceed $500 for each such Claim on the later of (i) 30 days after the Effective Date or as soon thereafter as reasonably practicable; or (ii) the first Business Day after the date that is 30 days after the date such Claim becomes an Allowed Claim or as soon thereafter as practicable.

                                  ARTICLE VI
                                  ----------

                   TREATMENT OF IMPAIRED CLAIMS AND INTERESTS
                   ------------------------------------------

          Each Debtor shall make the following Distributions, where applicable, on or about the Initial Distribution Date unless another date is otherwise provided herein or elsewhere in this Plan:

                                    PLAN-26

          Section 6.01  Bank Group Claims.

          Class BI-BANK, Class BAC-BANK, Class BSI-BANK, Class DOS-BANK, Class
          --------------------------------------------------------------------
MAX-BANK, Class YON-BANK, Class BRU-BANK and Class WES-BANK.  For purposes of
-----------------------------------------------------------
this Plan, the Bank Group Claim shall be allowed, with prejudice and without defense, as a claim against each of the Debtors' estates in the amount of $96 million. Each holder of a BI-BANK Claim, BAC-BANK Claim, BSI-BANK Claim, DOS-BANK Claim, MAX-BANK Claim, YON-BANK Claim, BRU-BANK Claim and WES-BANK Claim shall receive, in respect of its Claim against each of BI, BAC, BSI, DOS, MAX, YON, BRU and WES, and/or retain on the Effective Date, Pro Rata Distributions as follows:

              (i)  Cash equal to the sum of (a) all Adequate Protection
          Payments heretofore and hereafter received by the Bank Group (less any disbursements thereof made or payments required to be made by Bankers Trust, as the Agent Bank, including without limitation, any professional fees), which shall continue unabated and without modification through the Effective Date (and prorated for the month in which the Effective Date occurs), (b) $7,000,000 and (c) any Required Prepayments applicable to the Bank Group's Distribution of New Notes pursuant to Section 6.01(ii);

              (ii) New Notes in an original aggregate principal amount equal to $36 million less the sum of (a) any Required Prepayments applicable thereto, and (b) 90%, not to exceed $900,000, in an aggregate principal amount, of the amount of any New Notes distributed to holders of Allowed YON-GEN Claims, Allowed BRU-GEN Claims and Allowed WES-GEN Claims; and

              (iii)  (a) 4,909,091 shares of New Common Stock of Reorganized
          BI and (b) if the aggregate amount of Allowed General Unsecured Claims and Disputed General Unsecured Claims asserted against BSI (excluding the Bank Group Claim and the Intercompany Claim) is less than $240,000,000, a supplemental Ratable Distribution in the amount of
          0.98 shares of New Common Stock of Reorganized BI for every $100 by which the aggregate amount of Allowed General Unsecured Claims plus Disputed General Unsecured Claims against BSI (excluding the Bank Group Claim and the Intercompany Claim) are less than $250,000,000 (such supplemental distribution of shares of New Common Stock, the "Supplemental Bank Group Distribution").

          Section 6.02  SPE Claims.

          Class BI-SPE, Class BAC-SPE, Class DOS-SPE, Class MAX-SPE, Class YON-
          --------------------------------------------------------------------
SPE, Class BRU-SPE and Class WES-SPE.  For purposes of this Plan, the SPE Claims
------------------------------------
shall be Allowed, with prejudice and without defense, as a claim against each of the Debtors' estates in the amount of $18,232,677 (subject to reduction, pursuant to the

                                    PLAN-27

SPE Stipulation, to reflect (a) the amount of Cash received by the SPE Group from the sale of the SPE Providence Property and (b) the net proceeds received by the SPE Group from the SPE Philadelphia Property). Each holder of an Allowed BI-SPE Claim, BAC-SPE Claim, BSI-SPE Claim, DOS-SPE Claim, MAX-SPE Claim, YON-SPE Claim, BRU-SPE Claim and WES-SPE Claim shall receive, in respect of its aggregate Allowed Claim against BI, BAC, BSI, DOS, MAX, YON, BRU and WES, a single Pro Rata Distribution as follows:

              (i)  Cash from any Required Prepayments made to the SPE Group;

              (ii) New Notes in a principal amount equal to $4,000,000 less the sum of (x) any Cash Distributions received by holders of SPE Claims from any Required Prepayments and (y) ten percent (10%) not to exceed $100,000 of the aggregate original principal amount of all New Notes issued to holders of YON-GEN, WES-GEN and BRU-GEN Claims under this Plan; and

              (iii) in accordance with Section 3.03 hereof, the SPE Deficiency Claim will be treated as an Allowed BSI-GEN Claim.

          Section 6.03  Bradlees, Inc.

          Class BI-GEN (BI-General Unsecured Claims):  Each Holder of an Allowed
          ------------------------------------------
BI-GEN Claim shall receive a Ratable Distribution of New Warrants. For purposes of this Plan, the Bond Claim shall be Allowed with prejudice and without defense as a Claim solely against BI in the amount of $233,417,000.

          Class BI-EQT (BI-Common Stock Interests):  Holders of Allowed BI-EQT
          ----------------------------------------
Interests shall receive no distribution.

          Section 6.04   Bradlees Administrative Co., Inc.

          Class BAC-GEN (BAC-General Unsecured Claims):  Holders of Allowed BAC-
          --------------------------------------------
GEN Claims shall receive no distribution.

          Class BAC-EQT (BAC-Common Stock Interests):  Holders of Allowed BAC-
          ------------------------------------------
EQT Interests shall retain their Interests in BAC.

          Section 6.05  Bradlees Stores, Inc.

          Class BSI-CAP (BSI-Capital Lease Claims):  The holder of the Allowed
          ----------------------------------------
BSI-CAP Claim shall receive a CAP Note, in form and substance reasonably satisfactory to the holder of such BSI-CAP Claim, in such principal amount with such interest rate, and on such other terms as set forth in Section 4.03 hereof.

          Class BSI-MEC (BSI-Mechanic's Lien Claims):  The holder of the Allowed
          ------------------------------------------
BSI-MEC Claim shall receive a Cash Distribution in the amount of $4,750.

                                    PLAN-28

          Class BSI-INTER (BSI-Intercompany Claim):  After giving effect to BI's
          -----------------------------------------
prior capital contribution to BSI, the amount of the Intercompany Claim shall be Allowed in the amount of $96.0 million for purposes of this Plan. The entire Class BSI-INTER Claim shall be satisfied through the issuance of shares of the New Common Stock of Reorganized BI and Cash, which Distributions shall be made to the holders of the Bank Group Claims pursuant to Section 6.01 hereof.

          Class BSI-GEN (BSI-General Unsecured Claims):  Each holder of an
          --------------------------------------------
Allowed BSI-GEN Claim shall receive (i) Cash equal to a Pro Rata Distribution of $7,000,000 (ii) two shares of New Common Stock of Reorganized BI for every $100 in Allowed Claims, and (iii) if the aggregate amount of Allowed General Unsecured Claims and Disputed General Unsecured Claims against BSI (excluding the Bank Group Claim and the Intercompany Claim) is less than $240,000,000, a supplemental Ratable Distribution in the amount of 1.02 shares of New Common Stock for every $100 that the aggregate Allowed General Unsecured Claims plus Disputed General Unsecured Claims against BSI (excluding the Bank Group Claim and the Intercompany Claim) are less than $250,000,000 (such supplemental distribution of shares of New Common Stock, the "Supplemental BSI-GEN Distribution"). To the extent that any Disputed Claim in the BSI-GEN Class becomes disallowed by a Final Order or is withdrawn, then on the next Quarterly Distribution Date thereafter, a supplemental Pro Rata Distribution of that portion of the initial $7,000,000 Cash Distribution to the BSI-GEN Class allocated to such formerly Disputed Claim shall be (x) made to the holders of Allowed Claims in the BSI-GEN Class and (y) in the case of any remaining Disputed Claims in the BSI-GEN Class, held in the Disputed Claims Reserve for such Disputed Claims.

          Class BSI-CON (BSI-Convenience Claims):  Each holder of a BSI-CON
          --------------------------------------
Claim shall receive a Cash Distribution equal to the lesser of (i) one hundred percent (100%) of their BSI-CON Claim or (ii) $500.

          Class BSI-EQT (BSI-Common Stock Interests):  Holders of BSI-EQT
          ------------------------------------------
Interests shall retain their Interest in BSI.

          Section 6.06  Dostra Realty Co., Inc.

          Class DOS-GEN (DOS-General Unsecured Claims):  Holders of DOS-GEN
          --------------------------------------------
Claims shall receive no distribution.

          Class DOS-EQT (DOS-Common Stock Interests):  Holders of DOS-EQT
          ------------------------------------------
Interests shall retain their Interest in DOS.

          Section 6.07  Maximedia Services, Inc.

          Class MAX-GEN (MAX-General Unsecured Claims):  Holders of MAX-GEN
          --------------------------------------------
Claims shall receive no distribution.

          Class MAX-EQT (MAX-Common Stock Interests):  Holders of MAX-EQT
          ------------------------------------------
Interests shall retain their Interest in MAX.

                                    PLAN-29

          Section 6.08  New Horizons of Yonkers, Inc.


          Class YON-GEN (YON-General Unsecured Claims):  On or about the Yonkers
          --------------------------------------------
Effective Date, each holder of a YON-GEN Claim shall receive a Ratable Distribution of: (i) Cash equal to the Net Proceeds from the sale of the Yonkers Property multiplied by the Yonkers Fraction, but not to exceed 0.83 percent of such Net Proceeds and (ii) New Notes in a principal amount up to 0.83 percent of the aggregate principal amount of the New Notes which are distributed under this Plan minus Cash Distributions made to holders of YON-GEN Claims under this Plan.

          Class YON-EQT (YON-Common Stock Interests):  Holders of YON-EQT
          ------------------------------------------
Interests shall retain their Interest in YON.


          Section 6.09  New Horizons of Bruckner, Inc.


          Class BRU-GEN (BRU-General Unsecured Claims): Each holder of a BRU-GEN
          --------------------------------------------
Claim shall receive a Ratable Distribution of: (i) Cash equal to the Net Proceeds from the sale of the real property formerly owned by BRU multiplied by the Bruckner Fraction, but not to exceed 0.83 percent of such Net Proceeds, and
(ii) New Notes in a principal amount up to 0.83 percent of the aggregate principal amount of the New Notes which are Distributed under this Plan minus Cash Distributions made to holders of BRU-GEN Claims under this Plan. The Cash Distribution set forth in this Section shall be made as soon as practicable after the sale of the Union Square Property, or at such earlier time as the Reorganized Corporations shall decide, but in no event, before the Effective Date.

          Class BRU-EQT (BRU-Common Stock Interests):  Holders of BRU-EQT
          ------------------------------------------
Interests shall retain their Interest in BRU.

          Section 6.10  New Horizons of Westbury, Inc.

          Class WES-GEN (WES-General Unsecured Claims): Each holder of a WES-GEN
          --------------------------------------------
Claim shall receive a Ratable Distribution of: (i) Cash equal to the Net Proceeds from the sale of the real property formerly owned by WES multiplied by the Westbury Fraction, but not to exceed 0.83 percent of such Net Proceeds, and
(ii) New Notes in a principal amount up to 0.83 percent of the aggregate principal amount of the New Notes which are Distributed under this Plan minus Cash Distributions made to holders of WES-GEN Claims under this Plan. The Cash Distribution set forth in this Section shall be made as soon as practicable after the sale of the Union Square Property, or at such earlier time as the Reorganized Corporation shall decide, but in no event, before the Effective Date.

          Class WES-EQT (WES-Common Stock Interests):  Holders of WES-EQT
          ------------------------------------------
Interests shall retain their Interest in WES.

                                    PLAN-30

                                  ARTICLE VII
                                  -----------

                                IMPLEMENTATION
                                --------------

          Section 7.01  Reorganized BI, Reorganized BSI and Reorganized DOS.

          BI, BSI and DOS shall each continue to exist after the Effective Date as Reorganized BI, Reorganized BSI and Reorganized DOS, respectively, each with all of the powers of a corporation under applicable law. The Certificate of Incorporation and Amended By-Laws of each of Reorganized BI, Reorganized BSI and Reorganized DOS shall, inter alia, (i) prohibit the issuance of nonvoting stock to the extent required by section 1123(a) of the Bankruptcy Code and (ii) contain no "anti-takeover" provisions. After the Effective Date, Reorganized BI, Reorganized BSI and Reorganized DOS may each amend or modify their Certificate of Incorporation and Amended By-Laws as permitted under applicable law and/or such certificate of incorporation and Amended By-Laws.

          Section 7.02  Directors of the Reorganized Corporations.

          Upon the Effective Date, the existing Board of Directors of each Reorganized Corporation shall be dismissed. Not later than the date of the commencement of the hearing on the confirmation of this Plan, the Debtors shall have disclosed the identity and affiliations of any individuals proposed to serve as Directors for Reorganized BI. The Board of Directors of Reorganized BI shall each consist of nine members, who shall be designated, to serve effective as of the Effective Date, as follows:

            (i) BI shall designate Peter Thorner, one other member of management of the Debtors and one outside individual;

            (ii)   the Bank Group shall designate two individuals;

            (iii)  the Unofficial Committee shall designate one individual;

            (iv)   the Creditors' Committee shall designate one individual; and

            (v) the Bank Group, the Unofficial Committee and the Creditors' Committee, acting by unanimous consent, or absent such consent, by vote of two such groups, shall designate two individuals who shall be reasonably acceptable to the Debtors.

          Notwithstanding the foregoing, in order to be eligible to serve on the Board of Directors of Reorganized BI, (i) each proposed Board Member designated pursuant to this provision shall have relevant experience which would qualify him or her to so serve and (ii) the outside individual selected by BI shall be reasonably acceptable to the Bank Group, Unofficial Committee and Creditors' Committee. The initial term of

                                    PLAN-31
each Board Member of Reorganized BI shall be for one year from the Effective Date and Peter Thorner shall serve as Chairman of the Board of Directors of Reorganized BI.

          The Board of Directors of each of Reorganized BSI and Reorganized DOS shall consist of three members, who shall be designated, to serve effective as of the Effective Date, as follows: (x) the Chief Executive officer of Reorganized BI, (y) the Senior Vice President and Chief Financial Officer of Reorganized BI and (z) Senior Vice President, General Counsel, Clerk and Secretary of Reorganized BI. The initial term of each Board Member of Reorganized BSI and Reorganized DOS shall be for one year from the Effective Date and the Chief Executive Officer of Reorganized BI shall serve as Chairman of the Board of Directors of each of Reorganized BSI and Reorganized DOS.

          Section 7.03 Employment, Retirement, Indemnification and Other Agreements and Incentive Compensation Programs.

          To the extent that any of the Debtors have in place as of the Effective Date employment, retirement, indemnification and other agreements with their respective active directors, officers and employees or retirement income plans, welfare benefit plans and other plans for active employees, such agreements, programs and plans shall remain in place after the Effective Date and Reorganized BI, Reorganized BSI and Reorganized DOS, as the case may be, shall continue to honor such agreements, programs and plans. However, as of the Effective Date, Reorganized BI, Reorganized BSI and Reorganized DOS shall each have the authority to terminate, amend or enter into employment, retirement, indemnification and other agreements with their respective active directors, officers and employees and to terminate, amend or implement retirement income plans, welfare benefit plans and other plans for active employees. Such agreements and plans may include equity, bonus and other incentive plans in which officers and other employees of the Reorganized Debtors may be eligible to participate; provided, however, that management of Reorganized BI, Reorganized BSI and Reorganized DOS shall receive stock options in the amount of 750,000 shares of Reorganized BI which shall vest according to the following schedule: one-third on the Effective Date, one-third on the one year anniversary of the Effective Date, and one-third on the two year anniversary of the Effective Date. The exercise price of such options shall be the lowest ten-day rolling average of closing prices of Reorganized BI New Common Stock within the period between sixty and ninety days after the Effective Date. All such options shall be exercisable for a period of five years from the Effective Date. In addition, the Board of Directors of Reorganized BI shall have the right to distribute to management of Reorganized BI, Reorganized BSI and Reorganized DOS options with respect to 250,000 additional shares of Reorganized BI at such price and on such terms as the Board of Directors of Reorganized BI shall determine. In addition, except for the retirement and disability benefit plans referred to below in
Section 7.06, on the Exhibit Filing Date, BI, BSI and DOS shall each file a schedule and general summary of the existing employment, retirement, indemnification and other agreements and incentive compensation programs that are to remain in effect as of the Effective Date as Exhibit D to the Plan. By the date of the commencement of the hearing on confirmation of this

                                    PLAN-32

Plan, the Debtors shall file with the Court as Exhibit K hereto a schedule disclosing the individuals who are proposed to serve as officers of the Reorganized Corporations following the Effective Date and the nature of the compensation for such individuals.

          Section 7.04  Management Emergence Bonus.

          On the Effective Date, the Equity Appreciation Plan which was approved by Order of the Bankruptcy Court dated October 24, 1995 shall be deemed terminated. The Reorganized Corporations shall pay to certain of the Debtors' managerial employees, selected prior to the Effective Date by the Chief Executive Officer of BI and BI's pre-Effective Date Board of Directors, an emergence bonus in Cash in amounts up to the aggregate amount of $3.0 million, which shall be paid to such employees in two installments as follows: (x) on the Effective Date, the amount of $1.0 million and (y) on the later of (i) the one-year anniversary of the Effective Date and (ii) the date that the New Notes are fully repaid or converted to equity, the amount of $2.0 million; provided, however, that no payment of an emergence bonus shall be made in the event there exists any continuing default notice outstanding under the New Credit Facility or any successor working capital facility at the time of such payment; provided, further, however, that if any person who receives an installment of such emergence bonus leaves the employ of either of the Reorganized Corporations within one year after the payment of either such installment by reason of (a) an involuntary separation for "Cause" (as defined in such employee's employment agreement to the extent one exists, or if there is no such employment agreement, as commonly defined) or (b) voluntary separation for other than "Good Reason" (as defined in such employee's employment agreement to the extent one exists, or if there is no such employment agreement, as commonly defined), such person shall (i) be obligated to promptly repay to the Reorganized Corporations an amount equal to the amount of the most recently paid installment multiplied by a fraction, the numerator of which is three hundred sixty-five minus the number of days between the date that the most recently paid installment was required to be paid pursuant to this provision and such person's date of departure from the Reorganized Corporations, and the denominator of which is three hundred sixty-five, and (ii) forfeit any further right to receive an installment of the emergence bonus; provided, further, however, that if any person who would be entitled to receive an emergence bonus leaves the employ of either of the Reorganized Corporations prior to receiving the payment of both installments of the emergence bonus as a result of (a) an involuntary separation for other than for "Cause" (as defined in such employee's employment agreement to the extent one exists, or if there is no such employment agreement, as commonly defined) or
(b) voluntary separation for "Good Reason" (as defined in such employee's employment agreement to the extent one exists, or if there is no such employment agreement, as commonly defined), such person shall not be required to return any portion of the emergence bonus previously paid to such person and such person shall be entitled to the immediate accelerated payment of any portion of the emergence bonus not previously paid to such person.

                                    PLAN-33

          Section 7.05  Corporate Action.

          Each of the matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of any of the Debtors or the Reorganized Debtors.

          Section 7.06 Certain Retiree Health, Medical and Life Insurance Benefits.

          On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, Reorganized BSI shall continue to pay all retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) of the Debtors' respective nonunion employees who retired as of or prior to the Petition Date, at the levels and for the duration established prior to the Effective Date in either: (a) a Bankruptcy Court order entered pursuant to section 1114(g) of the Bankruptcy Code or (b) agreements reached pursuant to section 1114(e) of the Bankruptcy Code; provided, however, that prior to the Confirmation Date, the Debtors reserve the right to seek an order declaring that the Debtors may amend or terminate such retiree benefits at the conclusion of the period, if any, that the Debtors are obligated to provide such retiree benefits under the terms of their respective retiree benefit plans.

          Section 7.07  Combination Transactions.

          On the Effective Date (or in the case of YON, the Yonkers Effective
Date), each Combining Debtor shall take such actions as may be necessary or appropriate to effect the relevant Combination Transaction. Such actions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of this Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of this Plan;
(c) the filing of appropriate certificates of merger or consolidation with the appropriate governmental authorities under applicable law; and (d) all other actions that such Debtor determines are necessary or appropriate, including the making of filings or recordings in connection with the relevant Combination Transaction. The form of each Combination Transaction shall be determined by the respective Boards of Directors of such Combining Debtor and Reorganized BI, Reorganized BSI and Reorganized DOS. Upon the consummation of a Combination Transaction, each Combining Debtor shall cease to exist as a separate corporate entity. On and after the Effective Date, Reorganized BSI shall assume and perform the obligations of each Combining Debtor under this Plan.

                                    PLAN-34

          Section 7.08  Distributions to Holders of Claims and Interests.

          (a)  Source of Cash and Reorganization Securities for Distributions.
               --------------------------------------------------------------
On the Effective Date, Reorganized BI and Reorganized BSI shall each deliver to the Disbursing Agent sufficient Cash and Reorganization Securities to make Distributions to: (a) the holders of each relevant Debtor's Allowed Claims; and
(b) the Disputed Claims Reserves, as set forth below. Without any further act or action required, upon written request by the Disbursing Agent (which may be made by telecopy or other electronic means reducible to written form) received by Reorganized BI or Reorganized BSI at least 10 Business Days prior to the relevant Distribution hereunder, Reorganized BI or Reorganized BSI, as the case may be, is authorized to and shall timely issue sufficient Reorganization Securities to permit the Disbursing Agent to make Distributions required hereunder. Any reference herein to Reorganization Securities in a Disputed Claims Reserve shall include any Reorganization Securities that are available to be issued by the Reorganized Corporation pursuant to this section.

          (b)  Initial Distributions. For each Class, no Distributions will be
               ---------------------
made under the Plan until an Initial Distribution Date is established for such Class. On the applicable Initial Distribution Date, the Disbursing Agent shall make a Distribution to: (i) each holder of an Allowed Claim in an amount equal to its Ratable Share (calculated as of the applicable Initial Distribution Date) of Cash or Reorganization Securities in accordance with the terms of the Plan;
(ii) each Paying Agent in an amount equal to the aggregate Ratable Share (calculated as of the applicable Initial Distribution Date) of the Cash or Reorganization Securities in accordance with the terms of the Plan that such Paying Agent shall Distribute to holders of Allowed Claims in the relevant Class; and (iii) if applicable, the Disbursing Agent shall make a Distribution to the relevant Disputed Claims Reserve of the remaining Cash and Reorganization Securities allocated in accordance with the terms of this Plan. The amount of Cash to be paid on the Initial Distribution Date to holders of Allowed BSI-GEN Claims will be calculated as if each Disputed Claim were an Allowed Claim in its Face Amount.

          (c)  Disputed Claims Reserves.  On the Effective Date, and after
               ------------------------
making all Distributions required to be made on the Effective Date, Reorganized BI and Reorganized BSI shall each establish a separate Disputed Claims Reserve for each of its Classes and the Classes of the other Debtors, each of which shall be administered by the Disbursing Agent. Cash placed into the Disputed Claims Reserve shall be held in an interest bearing account. Any payment made to the holder of an Allowed Claim which was previously a Disputed Claim from the Disputed Claims Reserve shall include any accrued interest thereon at the rate earned in such interest bearing account. If the Initial Distribution Date is not the Effective Date for a particular Class, all Cash and Reorganization Securities allocable to the relevant Class hereunder shall be distributed by the Disbursing Agent to the relevant Disputed Claims Reserve on or as soon as practicable after the Effective Date. Each Disputed Claims Reserve shall be terminated by Reorganized BI or Reorganized BSI, as the case may be, upon the receipt of a written certification of the Disbursing Agent that all Distributions and other dispositions of all Cash and/or Reorganization Securities required hereunder have been made in accordance

                                    PLAN-35
with the terms of this Plan. Such written certification shall be sent by the Disbursing Agent to Reorganized BI or Reorganized BSI, as the case may be, within 15 days of the satisfaction of the condition set forth in the immediately preceding sentence. With respect to the Reorganization Securities held in the Disputed Claims Reserve, neither the Disbursing Agent, nor any other party, shall be entitled to vote any shares of the New Common Stock held in the Disputed Claims Reserve. In the event that any matter requires the approval of the shareholders of Reorganized BI prior to the Distribution of the Reorganization Securities held in the Disputed Claims Reserve, solely with respect to such vote, the shares of New Common Stock held by the Disbursing Agent shall be deemed not to have been issued.

          (d)  Tax Requirements for Income Generated by Disputed Claims
               --------------------------------------------------------
Reserves. The Disbursing Agent shall pay, or cause to be paid, out of the funds
--------
held in a particular Disputed Claims Reserve, any tax imposed by any federal, state or local taxing authority on the income generated by the funds held in such Disputed Claims Reserve. The applicable Disbursing Agent shall also File, or cause to be Filed any tax or information return related to the Disputed Claims Reserve that is required by any federal, state or local taxing authority.

          (e)  Estimation of Claims.  The Debtors or the Reorganized
               --------------------
Corporations may, at any time, request that the Bankruptcy Court estimate any Claim subject to estimation under section 502(c) of the Bankruptcy Code and for which the Debtors may be liable under this Plan, including any Claim for Taxes, to the extent permitted by section 502(c) of the Bankruptcy Code regardless of whether the Debtors, the Creditors' Committee, the Unofficial Committee, the Bank Group or the Reorganized Corporations have previously objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Claim pursuant to section 502(c) of the Bankruptcy Code at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Corporations may elect to pursue any supplemental proceedings to object to any ultimate allowance on such Claim. The Debtors may, at any time, request that the Bankruptcy Court estimate any claim pursuant to section 502(c) of the Bankruptcy Code for purposes of satisfying the requirements of Section 10.02(e) hereof. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

          (f)  Initial Distribution. When a Disputed Claim Becomes an Allowed
               --------------------------------------------------------------
Claim. On the first Business Day after the end of each calendar quarter (i.e., March 31, June 30, September 30 and December 31 of each calendar year) immediately following the applicable Initial Distribution Date, or as soon thereafter as practicable (the "Quarterly Distribution Date"), the Disbursing Agent shall make Ratable Distributions or

                                    PLAN-36
other Distribution in accordance with the provisions of this Plan (calculated as of the later of the: (i) immediately preceding Quarterly Distribution Date, or
(ii) the applicable Initial Distribution Date) of Cash or Reorganization Securities reserved for any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter to the holder of such Allowed Claim or the relevant Paying Agent, as the case may be. Holders of Disputed Claims that are ultimately Allowed will also be entitled to receive any dividends or other distributions received on and after the Effective Date on account of the shares of the New Common Stock distributed to such holder on account of its Allowed Claim.

          (g)  Additional Quarterly Distributions on Account of Previously
               -----------------------------------------------------------
Allowed Claims. On each Quarterly Distribution Date, the Disbursing Agent shall
--------------
distribute to each holder of a previously Allowed Claim or the relevant Paying Agent, as the case may be, on account of such Claim an amount of Cash or Reorganization Securities, as the case may be, equal to: (i) the Distribution from the relevant Disputed Claims Reserve that such claimant would have received in accordance with the Plan had it not received any prior Distributions in respect of its Allowed Claim, less (ii) the total amount of any Distributions previously received in respect of its Allowed Claim. The Supplemental Bank Group Distribution and the Supplemental BSI-GEN Distribution of New Common Stock shall be made from the applicable Disputed Claims Reserve once the General Unsecured Claims against BSI (excluding the Bank Group Claim and the Intercompany Claims) are reduced to below $240 million in accordance with Sections 6.01 and 6.05 hereof. Such Additional Quarterly Distributions shall continue until the relevant Disputed Claims Reserve is depleted of Cash or Reorganization Securities held in such Disputed Claims Reserve, other than as set forth in the next subsection. Notwithstanding anything to the contrary herein, no Distribution shall be made on any Quarterly Distribution Date unless the aggregate Distribution on such Quarterly Distribution Date would be in excess of $10,000 in value (as such value is set forth herein and/or in the Disclosure Statement). The restriction on Additional Quarterly Distributions hereunder imposed by the immediately preceding sentence shall no longer apply as of the date on which all Disputed Claims in the relevant Class have been resolved. Each such Distribution shall also include, on the basis of the amount so distributed, any dividends or other Distributions received on and after the Effective Date on account of the shares of the New Common Stock or interest earned on Cash distributed to each holder receiving a Distribution on a Quarterly Distribution Date on account of its Allowed Claim.

          Section 7.09  Miscellaneous Distribution Provisions.

          (a)  Method of Cash Distributions.  Cash payments made pursuant to
               ----------------------------
the Plan shall be in United States dollars by checks drawn on a domestic bank selected by the applicable Debtor or Reorganized Corporation, or by wire transfer from a domestic bank, at the option of the applicable Debtor or Reorganized Corporation; provided, however, that cash payments made to foreign creditors, if any, holding Allowed Claims may be paid, at the option of the applicable Debtor or Reorganized Corporation, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

                                    PLAN-37

          (b)  Distributions on Non-Business Days.  Any payment or Distribution
               ----------------------------------
due on a day other than a Business Day shall be made, without interest, on the next Business Day.

          (c)  Accrual of Postpetition Interest.  Unless otherwise provided
               --------------------------------
for in the Plan, no holder of a pre-petition Allowed Claim shall be entitled to the accrual of interest on account of such Claim.

          (d)  No Distribution of Fractional Securities.  Notwithstanding any
               ----------------------------------------
other provisions of the Plan, only whole numbers of shares of New Common Stock and New Warrants shall be issued. When any Distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of the New Common Stock and New Warrants that is not a whole number, the Disbursing Agent shall aggregate and sell all Fractional Shares of the New Common Stock and New Warrants otherwise then distributable in accordance with the Plan at then prevailing prices and distribute the net proceeds to the Persons otherwise entitled thereto. Notwithstanding the foregoing, if a Person holds more than one claim, the fractional securities that such Person otherwise would be entitled to on account of each such Claim held by such Person shall be aggregated and, after taking into account such aggregation, such Person shall receive on account thereof (in addition to any whole number of shares of New Common Stock, New Warrants or other Distribution such Person is entitled to under this Plan prior to such aggregation) (i) any resulting whole number of shares of New Common Stock and New Warrants and (ii) the net proceeds for any remaining Fractional Share.

          (e)  No Distribution in Excess of Allowed Amount of Claim.
               ----------------------------------------------------
Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any Distribution (of a value set forth herein or in the Disclosure Statement) in excess of the Allowed Amount of such Claim. Except as expressly provided herein, no Prepetition Claim shall be allowed to the extent that it is for Postpetition Interest or other similar charges.

          Section 7.10  De Minimis Distributions.

          Notwithstanding anything to the contrary contained in the Plan, the Disbursing Agents shall not be required to distribute Cash to the holder of an Allowed Claim if the amount of cash to be distributed on account of such Claim is less than $25. Any holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than $25 shall have such Claim discharged and shall be forever barred from asserting any such Claim against the Debtors, the Reorganized Corporation, or their respective property. Any Cash not distributed pursuant to this provision shall be the property of the applicable Reorganized Corporation, free of any restrictions thereon, and any such Cash held by the Disbursing Agent shall be returned to the applicable Reorganized Corporation.

                                    PLAN-38

          Section 7.11  Compliance with Tax Requirements.

          In connection with the Plan, to the extent applicable, each Disbursing Agent shall comply with all withholding and reporting requirements imposed on it by federal, state and local taxing authorities, and all Distributions shall be subject to such withholding and reporting requirements.

          Section 7.12  Setoffs.

          The Reorganized Corporations are authorized, pursuant to section 553 of the Bankruptcy Code, to set off against any Allowed Claim and the Distributions to be made on account of such Claim, the claims, rights and causes of action of any nature that the applicable Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the applicable Debtor of any such claims, rights and causes of action that the Debtors may possess against such holder.

          Section 7.13  Intercompany Claims.

          All Claims between and among the Debtors, except the Intercompany Claim, which shall be treated in accordance with the provisions of Section 6.05 hereof, shall be deemed released, waived and discharged as of the Effective Date. All Claims between and among the Debtors and YON shall be deemed released, waived and discharged as of the YON Effective Date.

          Section 7.14  Unclaimed Property.

          (a)  Escrow of Unclaimed Property.  Unclaimed Property (and all
               ----------------------------
interest, dividends, and other Distributions thereon) shall be delivered promptly to the Disbursing Agent by each Paying Agent. The Disbursing Agent shall deposit such Unclaimed Property and such Unclaimed Property held by the Disbursing Agent in trust (for the benefit of the holders of Claims and Interests entitled thereto under the terms of this Plan) in a subaccount of the relevant Disputed Claims Reserve. For a period of two years following the Effective Date, Unclaimed Property, including any interest, dividends, and other Distributions thereon shall be: (i) held in such subaccount solely for the benefit of the holders of Allowed Claims that have failed to claim such property; and (ii) released from such subaccount and delivered to the holder of an Allowed Claim upon presentation of proper proof by such holder of its entitlement thereto.

          (b)  Investment of Unclaimed Cash.  All Cash held in each such
               ----------------------------
subaccount shall be invested in accordance with section 345 of the Bankruptcy Code, as modified by the relevant Orders of the Court for investments made by the Debtors during the Chapter 11 Cases. The earnings on such investments shall be held in trust as an addition to the balance of the subaccount for the benefit of the holders of Allowed Claims entitled to such Unclaimed Property, and shall not constitute property of the Debtors' estate or of the Reorganized Corporations.

                                    PLAN-39

          (c)  Distribution of Unclaimed Property.  At the end of two years
               ----------------------------------
following the relevant Distribution date of particular Cash or Reorganization Securities, the holders of Allowed Claims theretofore entitled to Unclaimed Property shall cease to be entitled thereto (such holders, the "Unclaimed Holders"), and the Unclaimed Property for each Unclaimed Holder shall then be distributed Pro Rata to the other holders of Allowed Claims in the Class of that Unclaimed Holder in accordance with Section 7.09 hereof.

          Section 7.15  Withdrawal of the Plan.

          Each Debtor may only alter, amend, modify, revoke or withdraw this Plan as the plan of reorganization for such Debtor's Case and the Cases of its subsidiaries with the express unanimous consent of the Creditors' Committee, the Bank Group and the Unofficial Committee. Each Debtor reserves the right to make non-substantive changes in any Plan, which changes may be necessary to facilitate the withdrawal of another Debtor from the Plan. Any such revocation or withdrawal by a Debtor shall not affect this Plan as the plan of reorganization of the other Debtors. If a Debtor revokes or withdraws from this
Plan: (a) nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against such Debtor, including (without limitation) the Intercompany Claim or any other claim of one Debtor against another Debtor, or to prejudice in any manner the rights of such Debtor or any persons in any further proceedings involving such Debtor, including (without limitation) objecting to any Intercompany Claim; and (b) any provisions of any Confirmation Order with respect to such Debtor shall be null and void (and such Debtor shall not be benefited by the Confirmation Order) and all such rights of or against such Debtor shall exist as though this Plan had not been filed and no actions taken to effectuate it.

          Section 7.16  Cancellation of Capital Stock.

          As of the Effective Date, by virtue of the Plan and in all events without any action on the part of the holders thereof, each share of Old Common Stock of BI issued and outstanding or held in treasury, shall be cancelled and retired and no consideration will be paid or delivered with respect thereto. Notwithstanding anything herein to the contrary, holders of Old Common Stock of BI shall not be required to surrender such stock to the Debtors.

          Section 7.17   Surrender of Outstanding Securities.

          Except as otherwise provided herein, each holder of an instrument or certificated security evidencing an Allowed Claim against a Debtor (other than if the Claim or Interest that such instrument or certificated security evidences is Reinstated) shall surrender such instrument or certificated security to the relevant Debtor or Paying Agent with a duly executed letter of transmittal. No Distribution hereunder shall be made to or on behalf of any holder of such Claim unless and until such instrument or certificated security is received or the nonavailability of such instrument or certificated security is established to the satisfaction of the Disbursing Agent or Paying Agent, as the case may be. Such Disbursing Agent or Paying Agent, as the case may be, may

                                    PLAN-40
reasonably require security and/or indemnity from the purported holder of such instrument or certificated security to hold it harmless in respect of such instrument or certificated security and any Distributions made in respect thereof. Any such holder that fails to surrender such instrument or satisfactorily explain its nonavailability to the Disbursing Agent or the relevant Paying Agent, as the case may be, within two years of the Effective Date shall be deemed to have no further Claim against the relevant Debtor, Reorganized Corporation or its property in respect of such Claim and shall not participate in any Distribution hereunder. Notwithstanding anything in the immediately preceding sentence, any such holder of a Disputed Claim shall not be required to surrender a required instrument or certificated security until the time such Disputed Claim is allowed or disallowed.

          Section 7.18  Termination of DIP Facility.

          Except to the extent that the DIP Facility otherwise provides, on the Effective Date, all obligations of the Debtors under the DIP Facility shall be paid or otherwise satisfied in full in accordance with the terms of the DIP Facility. Without limiting the foregoing, with the consent of the lenders under the DIP Facility, any letters of credit that have not expired shall be replaced or backed-up with letters of credit as a part of Reorganized BSI's New Credit Facility. Upon payment or satisfaction in full of all obligations under the DIP Facility in accordance with the terms thereof, all liens and security interests granted to secure such obligations shall be deemed terminated and shall be of no further force and effect.

          Section 7.19  New Credit Facility.

          BSI expects to enter into the New Credit Facility and to issue the New Credit Facility Notes effective as of the Effective Date. The initial advance thereunder shall be used to satisfy in full the Debtors' obligations under the DIP Facility and to provide working capital to Reorganized BSI.

          Such documents as may exist which evidence the New Credit Facility shall be filed by BSI with the Bankruptcy Court no later than the Exhibit Filing Date as Exhibit E hereto. Copies of, and notice of any modification to, the New Credit Facility after its execution shall be provided to the Creditors' Committee, the Bank Group and the Unofficial Committee. The terms and conditions of the New Credit Facility shall include in all respects the terms and conditions of the commitment letter between BSI and the New Credit Facility Agent and a New Credit Facility term sheet, except to the extent that BSI and the New Credit Facility Agent agree otherwise. BSI shall, on or after the Confirmation Date, execute such other documents as the New Credit Facility Agent may require in order to effectuate the treatment afforded to the lenders under the New Credit Facility. Copies of any such documents shall be provided to the Creditors' Committee, the Bank Group and the Unofficial Committee prior to the Effective Date.

                                    PLAN-41

          The New Credit Facility Notes shall be in a principal amount to be determined prior to the Effective Date but, in any event, of at least $270 million, on such terms and at such interest rates as shall be agreed upon by Reorganized BSI and the Agent under the New Credit Facility.

          Section 7.20  Union Square Property.

          In the event that the Union Square Property remains unsold on the Effective Date, the Union Square Property and the proceeds from any sale of such property shall be pledged to the Indenture Trustee to secure the obligations of Reorganized BSI under the New Notes as is set forth in Section 4.02. The Debtors shall use all reasonable efforts to sell such property.

          Section 7.21  Yonkers Property.

          In the event that the Yonkers Property remains unsold on the Effective Date, the Yonkers Property and the proceeds from any sale of such property shall be pledged to the Indenture Trustee to secure the obligations of Reorganized BSI under the New Notes as set forth in Section 4.02. The Debtors shall use all reasonable efforts to sell such property.

          Section 7.22  Adequate Protection Payments.

          The Debtors shall continue to pay to the Bank Group through the Effective Date the Adequate Protection Payments in the amounts required by the Agreed Order Regarding Adequate Protection of the Senior Bank Group's Interests and Related Relief, dated October 24, 1995.

          Section 7.23  Plan Funding.

          Consummation Costs shall be paid by the Consummation Funds.

          Section 7.24  Disputed Payments.

          If any dispute arises as to the identity of a holder of an Allowed Claim who is to receive any Distribution, the Disbursing Agent may, in lieu of making such Distribution to such Person, make such Distribution into an escrow account to be held in trust for the benefit of such holder and shall not constitute property of the Debtors, their estates or the Reorganized Corporations. Such Distribution shall be held in escrow until the disposition thereof shall be determined by order of the Bankruptcy Court or by written agreement among the interested parties to such dispute.

          Section 7.25  Withholding Taxes.

          Any federal or state withholding taxes or other amounts required to be withheld under any applicable law shall be deducted and withheld from any Distributions hereunder.

                                    PLAN-42

          Section 7.26  Obligations Incurred After the Confirmation Date.

          Payment obligations incurred after the date and time of entry of the Confirmation Order shall not be subject to application or proof of claim and may be paid by the Debtors, Reorganized BI, Reorganized BSI or Reorganized DOS, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval as Administrative Claims.

          Section 7.27  Cancellation of Bonds and Agreements.

          On the Effective Date, except as otherwise provided for therein, the Bonds and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors will be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court, any Person or any governmental entity or agency. The holders of such cancelled Bonds and notes will have no rights arising from or relating to such Bonds or the cancellation thereof, except the rights provided pursuant to the Plan.

          Following the Effective Date, holders of Bonds will receive from the respective indenture trustee, agent, servicer or the Disbursing Agent, specific instructions regarding the time and manner in which the Bonds are to be surrendered. Pending such surrender, such Bonds will be deemed cancelled and shall represent only the right to receive the distributions to which the holder is entitled under this Plan.

          Any Bond which is lost, stolen, mutilated or destroyed, shall be deemed surrendered when the holder of a Claim or Interest based thereon delivers to the applicable indenture trustee, agent, servicer or the Disbursing Agent (a) evidence satisfactory to the indenture trustee, agent, servicer or the Disbursing Agent of the loss, theft, mutilation or destruction of such instrument or certificate, and (b) such security or indemnity as may be required by the indenture trustee, agent, servicer or the Disbursing Agent to hold each of them harmless with respect thereto.

          Each indenture or other agreement that governs the rights of the holder of a Claim and that is administered by an indenture trustee, an agent or a servicer shall continue in effect solely for the purposes of (a) allowing such indenture trustee, agent or servicer to make the Distributions to be made on account of such Claims under this Plan, (b) permitting such indenture trustee, agent or servicer to maintain any rights or liens it may have for fees, costs, expenses and indemnification under such indenture or other agreement and to be paid or reimbursed for such prepetition and postpetition fees, costs, expenses and indemnification only from the Distributions (until payment in full of such fees, costs, expenses or indemnification) that are governed by the respective indenture or other agreement in accordance with the provisions set forth therein and (c) the obligations of, and/or Claims against, the Debtors under, relating or pertaining to any agreements, indentures or certificates of designations, governing the Bonds and any other note, bond, indenture or other instrument or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided, however, that each

                                    PLAN-43
indenture or other agreement that governs the rights of the holder of a Claim and that is administered by an indenture trustee, an agent or a servicer shall continue in effect solely for the purposes of allowing such indenture trustee, agent or servicer to make the Distributions to be made on account of such claims under this Plan; provided, further, that the provisions of the foregoing proviso shall not affect the discharge of Debtors' liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to the Reorganized Corporations.

          Section 7.28  Instructions to Disbursing Agent.

          Prior to any Distribution on account of any Bonds, the indenture trustee, agent or servicer of the Bonds shall (a) inform the Disbursing Agent as to the amount of properly surrendered Bonds and (b) instruct the Disbursing Agent, in a form and manner that the Disbursing Agent reasonably determines to be acceptable, of the names of the holders of Bonds with allowed BI-GEN Claims and denominations of New Warrants to be issued and distributed to or on behalf of such holders of Allowed BI-GEN Claims in exchange for properly surrendered Bonds.

          Section 7.29  Record Date for Distributions to Holders of Bonds.

          At the close of business on the Record Date, the transfer ledgers of the indenture trustees, agent and servicers of the Bonds shall be closed, and there shall be no further changes in the record holders of the Bonds. The Reorganized Corporations and the indenture trustees, agents and servicers for such Bonds and the Disbursing Agent shall have no obligation to recognize any transfer of such Bonds occurring after the Record Date. The Reorganized Corporations and the indenture trustees, agents and servicers for such Bonds and the Disbursing Agent shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Record Date.

          Section 7.30  Termination of Subordination.

          Effective as of the date on which each holder of a Bank Group Claim has received all Distributions to which, pursuant to this Plan, each such holder is entitled to receive, each holder of a Bank Group Claim shall be deemed to have waived all contractual, legal and equitable subordination rights which it may have, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code or otherwise, with respect to the Distribution to be made hereunder to holders of Bond Claims. On the Effective Date, all contractual, legal or equitable subordination rights that each holder of a Bank Group Claim has individually and collectively with respect to any Distribution made pursuant to this Plan to holders of Bond Claims shall be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined.

                                    PLAN-44

                                 ARTICLE VIII
                                 ------------

                   EFFECT OF THE PLAN ON CLAIMS AND INTERESTS
                   ------------------------------------------

          Section 8.01  Discharge.

          (a)  Scope.  Except as otherwise provided in the Plan, Confirmation
               -----
Order, Yonkers Confirmation Order or DIP Facility, in accordance with section 1141(d)(1) of the Bankruptcy Code, when the Confirmation Order becomes a Final Order, the Plan, the Confirmation Order and the Yonkers Confirmation Order shall discharge, effective as of the Effective Date, or the Yonkers Effective Date, as the case may be, all debts of, Claims against, liens on, and Interests in each of the Debtors, their assets, or properties, which debts, Claims, liens, and Interests arose at any time before the entry of the Confirmation Order and Yonkers Confirmation Order, as the case may be. The discharge of the Debtors shall be effective as to each Claim or Interest, regardless of whether a proof of Claim or Interest therefor was filed, whether the Claim is an Allowed Claim, or whether the holder thereof votes to accept the Plan. On the Effective Date, or the Yonkers Effective Date, as the case may be, as to every discharged Claim and Interest, any holder of such Claim or Interest (including, without limitation, any options to purchase Old Common Stock of BI) shall be precluded from asserting against any Debtor formerly obligated with respect to such Claim or Interest, or against such Debtor's assets or properties, any other or further Claim or Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the Confirmation Date.

          (b)  Injunction.  Except as otherwise provided in the Plan or
               ----------
Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan, are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (1) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtors or their respective property, officers, directors, agents, employees and representatives and others including (without limitation) the Creditors' Committee (including present and former members), the Bank Group (including present and former members), the Unofficial Committee (including present and former members), and professional persons retained by the Debtors, the Creditors' Committee, members of the Creditors' Committee, the Bank Group and the Unofficial Committee; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors or their respective property, current and former officers, directors, agents, employees and representatives and others including (without limitation) the Creditors' Committee (including present and former members), the Bank Group (including present and former members), the Unofficial Committee (including present and former members), and professional persons retained by the Debtors, the Creditors' Committee, members of the Creditors' Committee, the Bank Group and the Unofficial Committee; (3) creating, perfecting or enforcing any lien or

                                    PLAN-45
encumbrance against the Debtors, the Reorganized Debtors or their respective property, current and former officers, directors, agents, employees and representatives and others including (without limitation) the Creditors' Committee (including present and former members), the Bank Group (including present and former members), the Unofficial Committee (including present and former members), and professional persons retained by the Debtors, the Creditors' Committee, members of the Creditors' Committee, the Bank Group and the Unofficial Committee; (4) asserting a setoff, right of subrogation or recoupment of any kind against any obligation due to the Debtors, the Reorganized Debtors or their respective property, current and former officers, directors, employees and representatives and others including (without limitation) the Creditors' Committee (including present and former members), the Bank Group (including present and former members), the Unofficial Committee (including present and former members), and professional persons retained by the Debtors, the Creditors' Committee, members of the Creditors' Committee, the Bank Group and the Unofficial Committee; and (5) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

          (c)  Release of Collateral.  Unless a particular Secured Claim is
               ---------------------
Reinstated or the holder thereof receives a Distribution of a Reorganization Security in respect of such Claim under this Plan: (i) each holder of: (A) a Secured Claim; and/or (B) a Claim that is purportedly secured shall on or immediately before the Effective Date: (x) turn over and release to the relevant Debtor (or its successor, as the case may be) any and all property of the relevant Debtor that secures or purportedly secures such Claim; and (y) execute such documents and instruments as such Reorganized Corporation requires to evidence such claimant's release of such property; and (ii) on the Effective Date, all claims, right, title and interest in such property shall revert to the relevant Reorganized Corporation (or the successor to any Debtor that does not survive a Combination Transaction or to Reorganized BSI in respect of the property of a Dissolving Debtor) free and clear of all Claims and Interests, including (without limitation) liens, charges, pledges, encumbrances and/or security interests of any kind. No Distribution hereunder shall be made to or on behalf of any holder of such Claim unless and until such holder executes and delivers to the relevant Debtor or Reorganized Corporation such release of liens. Any such holder that fails to execute and deliver such release of liens within 180 days of the Effective Date shall be deemed to have no further Claim against the relevant Debtor, Reorganized Corporation or their property in respect of such Claim and shall not participate in any Distribution hereunder. Notwithstanding the immediately preceding sentence, any such holder of a Disputed Claim shall not be required to execute and deliver such release of liens until the time such Claim is allowed or disallowed.

          (d)  Applicability.  Notwithstanding anything contained herein to
               -------------
the contrary, none of the provisions of this section shall be deemed applicable to any rights, claim, or cause of action, whether asserted or yet to be asserted, against any person or entity other than as specifically referred to in this Section 8.01.

                                    PLAN-46

          Section 8.02  Revesting and Vesting.

          Subject to the Combination Transactions each of the Debtors shall, as a Reorganized Corporation, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. Except as otherwise provided in this Plan, on the Effective Date, or in the case of YON, the Yonkers Effective Date, all property comprising the Estates of each Debtor (other than a Dissolving Debtor) shall revest in the relevant Reorganized Corporation or its successor as a result of a Combination Transaction, free and clear of all Claims, liens, charges, encumbrances and Interests of creditors and equity security holders (other than as expressly provided herein). On the Effective Date, any property of a Dissolving Debtor not previously distributed under this Plan shall vest in Reorganized BSI, free and clear of all Claims, liens, charges, encumbrances and Interests of creditors and equity security holders of such Dissolving Debtor (other than as expressly provided herein). As of the Effective Date, each Reorganized Corporation may operate its businesses and use, acquire and dispose of property and settle and compromise claims or interests arising after the Effective Date without supervision of the Court free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order. Without limiting the foregoing, each Reorganized Corporation may pay the charges it incurs for Professional Fees, disbursements, expenses, or related support services after the Effective Date without any application to the Court.

          Section 8.03  Secondary Liability Claims.

          After notice and a hearing, Secondary Liability Claims shall be estimated by the Court under section 502(c) of the Bankruptcy Code. Each such Claim against any Debtor in respect of such Debtor's guaranty of obligations of any Primary Obligor that is a Debtor shall be allowed against such guarantor Debtor in the amount of the deficiency in recovery on the related claim against such Primary Obligor.

          Section 8.04  Release of Primary Obligors.

          Except as provided otherwise herein, all holders of Claims against and Interests in any of the Debtors receiving, or entitled to receive, payments or Distributions pursuant to this Plan, in consideration for the promises and obligations of the Debtors under this Plan, shall be deemed to have waived and released all rights or claims they had or might have had against any current or former officer, director or employee of each of the Debtors based upon any claim against a Primary Obligor that also gives rise to a Secondary Liability Claim; provided, however, except as expressly provided above in this subsection, no such Claim or Interest holder shall be deemed by virtue of this subsection to have waived or released any right or claim it may have against any person other than the Debtors or the current and former officers, directors and employees of each of them. The release of any person or entity under this section additionally acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the claims released hereby.

                                    PLAN-47

          Section 8.05  Survival of Certain Indemnification Obligations.

          Except as otherwise provided in this Plan, the obligations of the Debtors to indemnify individuals who serve or served as their respective directors, officers, agents, employees, representatives, and others, including (without limitation) professional persons retained by any Debtor, pursuant to such Debtor's respective certificates of incorporation, Amended By-Laws, applicable statutes and agreements in respect of all present and future actions, suits, and proceedings against any of such officers, directors, agents, employees, representatives, and others, including (without limitation) professional persons retained by any Debtor, based upon any act or omission related to service with, for, or on behalf of any of the Debtors on or after the Petition Date as such obligations were in effect at the time of any such act or omission (but excluding such indemnity obligations, if any, arising under the Bank Documents, SPE Documents, Indenture, or any other similar such agreement or any unexpired lease or executory contract which is not assumed by any Debtor or Reorganized Corporation which gave rise to or could give rise to a Claim against any of the Debtors prior to the Petition Date), shall not be discharged or impaired by confirmation or consummation of this Plan but shall survive unaffected by the reorganization contemplated by this Plan and shall be performed and honored by each respective Debtor or Reorganized Corporation (or its successor) regardless of such confirmation, consummation, and reorganization.

          Section 8.06 Release of Officers, Directors, Employees and Representatives.

          Except as provided in Section 8.07 hereof, each Debtor (and its successor Reorganized Corporation) hereby waives, releases and discharges: all current and former officers, directors, agents, employees and representatives of the Debtors, members of the Creditors' Committee (including present and former members), members of the Unofficial Committee, members of the Bank Group (including present and former members) and others, including (without limitation) professional persons retained by the Debtors and the Creditors' Committee, the members of the Unofficial Committee, members of the Bank Group, the agent for the Bank Group, from any claim (as such term "claim" is defined in section 101(5) of the Bankruptcy Code) arising prior to the Confirmation Date; provided, however, that to the extent that applicable law would permit a holder of a Tax Claim to seek the payment of such Tax Claim from a current or former officer or director of the Debtors designated as a "responsible person" under such law, nothing herein shall act to discharge or release any such person from any liability with respect to such Tax Claim in the event that any Reorganized Corporation fails to pay any such claim pursuant to the terms of this Plan. With respect to the current and former members of the Creditors' Committee, the Unofficial Committee and the Bank Group, the foregoing release shall only apply to any claims, if any, which one or more of the Debtors may have against such entity or entities in their capacity as a member of the Creditors' Committee, Unofficial Committee or Bank Group, as the case may be. With

                                    PLAN-48
respect to the Debtors' current and former officers or directors, the foregoing release shall not apply to claims, if any, which may exist against such persons for which (and only to the extent) there is D&O Insurance. In any proceeding brought with respect to any such claims against the Debtors' current or former officers or directors, any recovery (i) will be limited to amounts which may be payable from the D&O Insurance, and (ii) will not under any circumstances come from the personal assets of any such current or former officer or director, as the case may be, and in no event shall the Debtors, Reorganized Corporations or any other Person seek to execute on any judgment against any current or former officer or director except with respect to the D&O Insurance, even if no D&O Insurance is determined to exist, the D&O carrier declines coverage, or the D&O Insurance coverage is insufficient to satisfy in full any claim or judgment obtained against such current or former officer or director. The foregoing shall not preclude, restrict or limit any officer or director against whom such a claim is asserted from defending against or opposing any such claim. Claimants and holders of Interests in any of the Debtors shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover any such claim that could be brought on behalf of or in the name of any of each such Debtor, without any independent cause of action belonging to the claimant or equity interest holder asserting such claim.

          Section 8.07  Release of Certain Claims.

          Notwithstanding anything to the contrary in the Plan or in any instrument, contract, release or other agreement entered into in connection with the Plan or an order of the Bankruptcy Court, on the Effective Date, each Debtor shall be deemed to have released all claims, rights and causes of action arising under section 547 of the Bankruptcy Code.

          Section 8.08  Claims and Interest Objections.

          Unless otherwise ordered by the Bankruptcy Court, all Claims objections shall be Filed and served on the applicable claimant by the later of
(a) February 1, 1999 or (b) the Effective Date; provided, however, that if a Claim is permitted to be Filed after such date, any Claims objection with respect to such claim may be Filed within thirty (30) days after the date such Claim was Filed. Any Claim which is Allowed under the terms of this Plan or pursuant to an Order of the Bankruptcy Court prior to the applicable date set forth in the first sentence of this Section shall be deemed Allowed for all purposes.

          Section 8.09  Preservation of Insurance.

          The provisions of this Plan shall not diminish or impair in any manner the enforceability and coverage of any insurance policies that may cover Claims against the Debtors, Reorganized Corporations or any other Person.

                                    PLAN-49

                                  ARTICLE IX
                                  ----------

                              EXECUTORY CONTRACTS
                              -------------------

          Section 9.01  Executory Contracts and Unexpired Leases.

          As of the Effective Date, or in the case of YON, the Yonkers Effective Date, all executory contracts and unexpired leases of each Debtor shall be deemed rejected by such Debtor pursuant to the provisions of section 365 of the Bankruptcy Code, except: (a) any executory contract or unexpired lease that has been or is the subject of a motion to assume or assume and assign filed pursuant to section 365 of the Bankruptcy Code by any of the Debtors before the Effective Date; (b) any executory contract or unexpired lease listed in the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" to be filed by the Debtors with the Court before the entry of the Confirmation Order;
(c) any executory contract or unexpired lease assumed or assumed and assigned pursuant to the provisions of this Plan; and (d) any agreement, obligation, security interest, transaction or similar undertaking that the relevant Debtor believes is not executory or is not a lease, and which is later determined by the Court to be an executory contract or unexpired lease that is subject to assumption or rejection under section 365 of the Bankruptcy Code. The rejection by any Debtor of an executory contract or unexpired lease shall cause such rejection to be a breach prior to the Petition Date under sections 365(g) and 502(g) of the Bankruptcy Code.

          Section 9.02   Lease Under Which Bradlees Leases Union Square Property

          [Intentionally Omitted]

          Section 9.03   Executory Contract of R.R. Donnelly & Sons Company.

          BSI's executory contract with R.R. Donnelly & Sons Company ("R.R. Donnelly") shall, as of the Effective Date, (i) be deemed assumed by Reorganized BSI, (ii) R.R. Donnelly shall waive any cure payments upon assumption of such contract to which it might be entitled pursuant to the provisions of the Bankruptcy Code and (iii) BSI shall waive any cause of action which it may have against R.R. Donnelly under section 547 of the Bankruptcy Code.

          Section 9.04   Executory Contract of J.Baker, Inc.

          As of the Effective Date, BSI's executory contract with J.Baker, Inc. ("J.Baker") shall be deemed amended to, inter alia, extend the term of the contract for three years following the Effective Date and, as amended, be assumed by Reorganized BSI. In respect of the $1.8 million Claim of J.Baker, Reorganized BSI shall, on the Effective Date or as soon thereafter as practicable, make a Cash Distribution to J.Baker in the amount of $360,000. Reorganized BSI shall make additional Cash Distributions to J.Baker in the amount of $1,440,000, to be paid in equal monthly installments

                                    PLAN-50
commencing thirty days after the first payment, with interest at a rate equal to J.Baker's borrowing rate, but not to exceed nine percent (9%); provided, however, that no interest shall accrue during the first six months after the Effective Date; provided, further, however, that the obligation of Reorganized BSI to make the foregoing payments owed to J.Baker shall accelerate and become immediately due and payable should (a) Reorganized BSI enter into a third party transaction which would constitute a change of control or (b) Peter Thorner's employment with Reorganized BSI terminate for any reason.

          Section 9.05   Cure.

          At the election of the relevant Debtor, any monetary defaults under each executory contract and unexpired lease to be assumed under this Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, in one of the following ways: (a) by payment of the default amount in Cash on the Effective Date; (b) by issuance of a Cure Note; or (c) on such other terms as agreed to by the parties to such executory contract or unexpired lease; provided, however, any landlord which filed a timely objection with the Court to the First Amended Joint Plan of Reorganization of Bradlees Stores, Inc. and Affiliates Under Chapter 11 of the Bankruptcy Code, pursuant to the procedures prescribed in the Order dated October 5, 1998, objecting to the cure of defaults under a lease to which such landlord is a party by means of a Cure Note, shall be paid Cash in accordance with the provisions of Section 5.01(a) hereof to cure any defaults under such lease if it is assumed pursuant to the provisions of this Plan. In the event of a dispute regarding: (i) the amount of any Cure Payments; (ii) the ability of the Debtor that is a party thereto to provide adequate assurance of future performance under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving assumption.

          Section 9.06   Rejection Damages Bar Date.

          If the rejection by any Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against such Debtor or Reorganized Corporation or the properties of either of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors (i) within fifteen (15) days after service of the later of (a) notice of the Confirmation Order, (b) other notice that the executory contract or unexpired lease has been rejected, or (c) in the event that any Debtor rejects any executory contract or unexpired lease after the Confirmation Date, within fifteen (15) days of the date of such rejection or (ii) within such time as the Bankruptcy Court may order.

                                    PLAN-51

          Section 9.07 Executory Contracts and Unexpired Leases Entered Into and Other Obligations Incurred After the Petition Date.

          Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by any Debtor shall be performed by such Debtor or by such Reorganized Corporation liable thereunder in the ordinary course of its business. Accordingly, such executory contracts, unexpired leases and other obligations shall survive and remain unaffected by entry of the Confirmation Order.

          Section 9.08   Assumption of Lease Relating to Yonkers Property.

          YON shall hereby assume the lease relating to the Yonkers Property as of the Yonkers Confirmation Date. YON has determined that it intends to assign its lease relating to the Yonkers Property to an acceptable purchaser, and will move for such relief, at such time prior to the Yonkers Effective Date and subject to such terms and procedures as YON or the Court may establish, except that YON reserves the right not to assign the lease for the YON Property if it fails to find a buyer which, in its reasonable discretion, has complied with such terms and procedures or is otherwise acceptable.

                                   ARTICLE X
                                   ---------

                           CONDITIONS TO CONFIRMATION
                           --------------------------
                        AND OCCURRENCE OF EFFECTIVE DATE
                        --------------------------------

          Section 10.01   Conditions to Confirmation.

          This Plan may not be confirmed unless each of the conditions set forth below is satisfied. Except as provided in Section 10.03 below, any one or more of the following conditions may be waived at any time by the Debtors with the unanimous consent of the Creditors' Committee, the Unofficial Committee and the Bank Group.

          (a) The Disclosure Statement Order shall have been entered and be a Final Order.

          (b) The Confirmation Order and the YON Confirmation Order shall be in form reasonably acceptable to Debtors, the Creditors' Committee, the Unofficial Committee and the Bank Group. The Confirmation Order shall, among other things, provide that:

              (i) The Reorganized Corporation shall be deemed to succeed to, by operation of law, all executory contracts or unexpired leases assumed by the Debtors during the Chapter 11 Cases, (including pursuant to the provisions of the Plan), which contracts and leases shall remain in full force and effect notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits assignment or transfer or that enables or requires the termination of such contract or lease;

                                    PLAN-52

              (ii) except as expressly provided in this Plan, the Debtors are discharged effective upon the Effective Date or YON Effective Date, as the case may be, from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of the Debtors entered into or obligation of the Debtors occurred before the Petition Date, or from any conduct of the Debtors prior to the Petition Date, or that arose before the Petition Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

              (iii) a finding by the Bankruptcy Court that the Plan complies with all applicable provisions of the Bankruptcy Code, including that the Plan was proposed in good faith and that the Confirmation Order and YON Confirmation Order was not procured by fraud; and

              (iv) except as expressly provided in the Plan, all Interests shall be terminated effective upon the Effective Date.

          Section 10.02  Conditions to Occurrence of Effective Date.

          The Effective Date for the Plan may not occur unless each of the conditions set forth below is satisfied. Except as provided in Section 10.03 below, any one or more of the following conditions may be waived at any time by the Debtors with the unanimous consent of the Creditors' Committee, the Unofficial Committee and the Bank Group.

          (a) The Confirmation Order shall have been entered and be a Final Order.

          (b) Each Reorganized Debtor's respective Certificate of Incorporation and Amended By-Laws shall have been amended as provided in this Plan.

          (c) Reorganized BI and Reorganized BSI shall each have sufficient Cash on hand to pay the Consummation Costs and make such other timely Distributions of Cash as may be required hereunder.

          (d) Reorganized BSI shall have established a revolving line of credit or other liquidity facility with a bank or other financial institution in a drawable principal amount of at least $250 million, with terms satisfactory to Reorganized BSI and the lenders under the New Credit Facility, in their sole discretion.

          (e) Subject to Section 7.08(e) hereof, the aggregate amount of Allowed General Unsecured Claims and Disputed General Unsecured Claims (i) against BSI (excluding the Bank Group Claim and the Intercompany Claim) shall have been reduced,

                                    PLAN-53
either through agreement or order of the Bankruptcy Court, to less than $300 million and (ii) against each Debtor other than BI, BSI and BAC (other than the Intercompany Claims, the Bank Group Claim and SPE Claims) shall have been reduced, either through agreement or order of the Bankruptcy Court, to an amount of less than $1 million.

          (f) Reorganized BSI shall have granted to vendors who provide retail merchandise to Reorganized BSI after the Effective Date, or who have provided merchandise to BSI before the Effective Date which is not paid for as of the Effective Date, a Trade Vendors' Lien to secure payment to such trade vendors of amounts owed by Reorganized BSI. The Trade Vendors' Lien, which shall be held by the Trade Vendors' Collateral Agent, shall be subordinated to the lien securing the New Credit Facility to the satisfaction of the holders of the liens securing the New Credit Facility and shall attach to all of Reorganized BSI's inventory (but not any other assets of Reorganized BSI). If a new lender or group of lenders replaces the lenders under the New Credit Facility, then the Trade Vendors' Lien shall be subordinated to the liens of such replacement lender or lenders. The Trade Vendors' Lien shall terminate on the earliest to occur of (i) two years after the Plan Effective Date, (ii) at the sole option of Reorganized BSI, the date on which the ratio of the amount of accounts payable of Reorganized BSI to the amount of Inventory of Reorganized BSI, computed on a cost basis, for any rolling three-month period is more than five percentage points less than such ratio on a comparable store basis for the same period in the prior year, (iii) the consummation of a transaction pursuant to which Reorganized BI, Reorganized BSI or Reorganized DOS merges or otherwise combines with another company or companies, (iv) at the sole option of Reorganized BSI, as to any individual trade vendor, at such time as such vendor fails to provide merchandise to Reorganized BSI on terms which are at least as favorable to Reorganized BSI as the credit terms under which such vendor provided merchandise to BSI in the year prior to the Effective Date and (v) at the sole option of Reorganized BSI, as to any individual trade vendor that initially provides retail merchandise to Reorganized BSI after the Effective Date, at such time as such vendor fails to provide retail merchandise to Reorganized BSI on terms which are as favorable to Reorganized BSI as the initial credit terms which such vendor provide retail merchandise to Reorganized BSI; provided, however, that any termination by Reorganized BSI of the Trade Vendors' Lien will not be effective until the thirtieth day after Reorganized BSI gives (a) actual notice to the Trade Vendors' Collateral Agent and (b) (x) in the case of trade vendors generally, notice by publication in The New York Times (national edition), of its intent to terminate the Trade Vendors' Lien and actual notice to trade vendors to whom, according to the books and records of Reorganized BSI, amounts are then due and owing, or (y) in the case of an individual trade vendor, actual notice of such termination to the trade vendor whose Trade Vendors' Lien Reorganized BSI proposes to terminate. The documents giving rise to the Trade Vendors' Lien shall be annexed hereto as Exhibit I and shall be filed with the Court on or before the Exhibit Filing Date. Such documents shall (i) be consistent with the terms of this Plan, and (ii) not provide for payment by the Debtors or the Reorganized Corporations of any legal or other fees or costs except (a) such reasonable fees to the Trade Vendors' Collateral Agent as the Debtors or the Reorganized Corporations and the Trade Vendors' Collateral Agent shall agree to, and (b) such reasonable attorneys' fees as may be incurred in connection with the filing of financing statements with respect to such documents, such modifications or revisions to Exhibit I as the Reorganized Corporations may agree to, or in the event of a default under such documents.

                                    PLAN-54

          (g) Each of the Creditors' Committee, the Bank Group and the Unofficial Committee have approved in form and substance each of the Exhibits to this Plan, such approval not to be unreasonably withheld.

          (h) (i) As of or prior to the Effective Date, one or more shelf registration statements, in form and substance reasonably satisfactory to Gabriel Capital L.P. and other members of the Bank Group, pursuant to which those creditors shall have the right to re-sell the New Common Stock and New Notes distributed to them under this Plan (whether as a holder of a Bank Group Claim or a General Unsecured Claim), shall have been declared effective by the Securities and Exchange Commission under applicable securities laws, and (ii) on the Effective Date, Reorganized BI shall have committed to maintain the effectiveness of the foregoing registration statements, pursuant to a reasonably acceptable Registration Rights Agreement, for so long as Gabriel Capital L.P. may be deemed an affiliate of Reorganized BI. However, the foregoing requirement in sub-paragraph (i) shall be deemed waived if, prior to the Effective Date, the Securities and Exchange Commission shall have advised Reorganized BI in writing that such registration statements shall be declared effective subject only to the occurrence of the Effective Date or the issuance of the Reorganization Securities by Reorganized BI.

          Section 10.03 Waiver of Conditions to Confirmation and Occurrence of Effective Date.

          Each of the conditions to confirmation of this Plan or to the occurrence of the Effective Date is for the benefit of the Debtors, the Creditors' Committee, the Bank Group and the Unofficial Committee. Other than the requirement that the Disclosure Statement Order and the Confirmation Order must be entered, the requirement that a particular condition be satisfied may be waived in whole or part by the Debtors, with the unanimous consent of the Creditors' Committee, the Bank Group and the Unofficial Committee without notice and a hearing, and the relevant Debtors' benefits under the "mootness doctrine" shall be unaffected by any provision hereof.

          Section 10.04 Effect of Nonoccurrence of the Conditions to Occurrence of Effective Date.

          If each of the conditions to the occurrence of the Effective Date have not been satisfied or duly waived on or before the date which is no later than the first Business Day after the later of (a) sixty (60) days after the Confirmation Order is entered, or (b) the first day of the first fiscal year of the Reorganized Corporations after the Confirmation Order is entered, or by such later date as is approved, after notice and a hearing, by the Court, then upon motion by any party in interest made before the time that each of the conditions has been satisfied or duly waived, the Confirmation Order may be vacated by the Court; provided, however, that, notwithstanding the filing of such a

                                    PLAN-55
motion, the Confirmation Order shall not be vacated if each of the conditions to occurrence of the Effective Date is either satisfied or duly waived before the Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this Section, the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims by or against or Interests in the Debtors; or (b) prejudice in any manner the rights of any of the Debtors or of any other party in interest, including, without limitation, the right to seek a further extension of the exclusivity periods under section 1121(d) of the Bankruptcy Code.

                                  ARTICLE XI
                                  ----------

                        CONFIRMABILITY AND SEVERABILITY
                        -------------------------------
                             OF A PLAN AND CRAMDOWN
                             ----------------------

          Section 11.01  Confirmability and Severability of a Plan.

          The confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Debtor. Subject to the unanimous consent of the Creditors' Committee, the Bank Group, and the Unofficial Committee, the Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan as it applies to any particular Debtor. A determination by the Bankruptcy Court that the Plan, as it applies to any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code shall not limit or affect: (1) the confirmability of the Plan as it applies to any other Debtor; or (2) the Debtors' ability to modify the Plan, as it applies to any particular Debtor, to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code. Each provision of this Plan shall be considered separable and, if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, the balance of this Plan shall be given effect without relation to the invalid provision.

          Section 11.02  Cramdown.

          The Debtors request confirmation under section 1129(b) of the Bankruptcy Code if any impaired Class does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. In that event, the Debtors reserve the right to modify the Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

                                    PLAN-56

                                  ARTICLE XII
                                  -----------

                           ADMINISTRATIVE PROVISIONS
                           -------------------------

          Section 12.01  Retention of Jurisdiction.

          Notwithstanding confirmation of this Plan or occurrence of the Effective Date, the Court shall retain jurisdiction for all purposes permitted under applicable law, including without limitation the following purposes:

          (a) Determination of the allowability of Claims and Interests upon objection to such Claims or Interests by a Debtor, the Reorganized Debtors, other successors to any of the Debtors, or any other party in interest and the validity, extent, priority and nonavoidability of consensual and nonconsensual liens and other encumbrances;

          (b) Determination of tax liability pursuant to section 505 of the Bankruptcy Code;

          (c) Approval, pursuant to section 365 of the Bankruptcy Code, of all matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease of any of the Debtors, including, without limitation, the assumption and assignment of the Union Square Lease and the lease relating to the Yonkers Property;

          (d) Determination of requests for payment of administrative expenses entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of parties entitled thereto under section 330 of the Bankruptcy Code;

          (e) Resolution of controversies and disputes regarding the interpretation of this Plan;

          (f) Implementation of the provisions of this Plan and entry of Orders in aid of confirmation and consummation of this Plan, subject to Paragraph 23 of that certain Order dated December 22, 1997 including, without limitation, appropriate Orders to protect the Debtors and their successors from actions by creditors and/or Interest holders of the Debtors or any of them and resolving disputes and controversies regarding property of the Estates and the Reorganized Corporations that is subject to restructuring negotiations on and after the Confirmation Date;

          (g) Modification of the Plan pursuant to section 1127 of the Bankruptcy Code;

          (h) Adjudication of any causes of action that arose prior to the Confirmation Date or in connection with the implementation of this Plan, including avoidance actions, brought by a Debtor, Reorganized Corporation, other successors of any of the Debtors as the representative of the Debtors' Estates or a party in interest (as a representative of any Debtor's Estate); and

                                    PLAN-57

          (i)  Entry of a Final Order closing the Chapter 11 Cases.

          Section 12.02  Governing Law.

          Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply and except for Reinstated Claims governed by another jurisdiction's law, the rights and obligations arising under this Plan shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

          Section 12.03  Fees and Expenses of Bank Group.

          The agent for and certain members of the Bank Group have received reimbursement of or payment for the professionals retained by them during the pendency of these Chapter 11 cases from the Adequate Protection Payments. Such payments shall continue through the Effective Date. Neither the Bank Group, its agents nor its members shall seek reimbursement for the fees and expenses of its professionals other than from the Adequate Protection Payments. No later than ten (10) days after the Effective Date, the Bank Group shall deliver to the Reorganized Corporations a summary in form reasonably satisfactory to the Reorganized Corporations of the fees and expenses paid to all professionals retained by the Bank Group during the Chapter 11 cases. Such summary shall include a month by month breakdown of fees and expenses paid to each such professional by the Bank Group and the net amount of the Adequate Protection Payments remaining after the payment of such professional fees and expenses.

          Section 12.04  Fees and Expenses of Unofficial Committee.

          Subject to the approval of the Bankruptcy Court on appropriate application as set forth in Section 12.07(b) hereof, the reasonable fees and expenses of the Unofficial Committee during the course of the Chapter 11 Cases shall be allowed as administrative expenses of BSI, pursuant to 11 U.S.C. (S) 503(b).

          Section 12.05  Professional Fees and Expenses of Loomis Sayles.

          Subject to the approval of the Bankruptcy Court on appropriate application as set forth in Section 12.07(b) hereof, the reasonable professional fees and expenses of Loomis Sayles during the course of these cases shall each be allowed as administrative expenses of the Debtors, pursuant to 11 U.S.C. (S) 503(b), not to exceed, in the aggregate, the amount of $300,000.

          Section 12.06   Fees and Expenses of Bond Indenture Trustee.

          Subject to the approval of the Bankruptcy Court on appropriate application as set forth in Section 12.07(b) hereof, the reasonable fees and expenses of the Bond Indenture Trustee during the course of the Chapter 11 Cases shall be allowed as administrative expenses of the appropriate Debtor, pursuant to 11 U.S.C. (S) 503(b).

                                    PLAN-58

          Section 12.07 Administrative Bar Date.

          (a)  General Provisions.  Except as provided below in Section 12.07(b)
               ------------------
for Administrative Claims of Professionals requesting compensation or reimbursement of expenses and in Section 12.07(c) for liabilities incurred by a Debtor in the ordinary course of its business, requests for payment of Administrative Claims must be Filed no later than 30 days after the Effective Date. Holders of Administrative Claims who are required to File a request for payment of such Claims and who do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtors, the Reorganized Debtors or their respective property.

          (b)  Professionals.  All professionals or other entities requesting
               -------------
compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered before the Effective Date (including compensation requested by any Professional or other entity for making a substantial contribution in any Case) shall File an application for final allowance of compensation and reimbursement of expenses no later than 45 days after the Effective Date; provided, however, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals' Compensation Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals' Compensation Order. Notwithstanding anything to the contrary contained in the Ordinary Course Professionals' Compensation Order, no Professional subject to that Order shall be required to apply to the Bankruptcy Court for compensation and reimbursement of expenses. Objections to applications of Professionals or other entities for compensation or reimbursement of expenses must be Filed no later than 75 days after the Effective Date. All compensation and reimbursement of expenses allowed by the Bankruptcy Court shall be paid to the applicable Professional on or before ten days after an order allowing such fees and expenses becomes a Final Order, or as soon thereafter as practicable.

          (c)  Ordinary Course Liabilities. Holders of Administrative Claims
               ---------------------------
based on liabilities incurred by a Debtor in the ordinary course of business shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by the applicable Reorganized Debtor pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the holders of such Claims.

          Section 12.08 Corporate Action.

          The adoption of any new or amended and restated Certificates of Incorporation and Amended By-Laws of each Reorganized Corporation, the adoption,

                                    PLAN-59
execution, and implementation of any employment agreement described in the Plan and the other matters provided for under the Plan involving the corporate or entity structure of any Debtor, Reorganized Corporation or corporate action, as the case may be, to be taken by or required of any Debtor or Reorganized Corporation, as the case may be, shall be deemed to have occurred and be effective as provided herein and shall be authorized and approved in all respects, without any requirement of further action by stockholders or directors of any of the Debtors or Reorganized Corporations, as the case may be. Without limiting the foregoing, Reorganized BSI shall be authorized, without any further act or action required, to issue all Reorganization Securities, any other securities and any instruments required to be issued hereunder, including sufficient New Common Stock in respect of any exercise of stock options as set forth in the Plan.

          Section 12.09 Effectuating Documents and Further Transactions.

          Each Debtor and Reorganized Corporation shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan.

          Section 12.10 Limitation of Liability.

          Neither the Debtors, the Reorganized Corporations, the Creditors' Committee (including their present and former members), the Unofficial Committee (including their present and former members), the Bank Group (including the Majority Banks) any of their respective officers, directors, employees, agents (acting in such capacity), representatives nor any professional persons employed by any of them shall have or incur any liability to any entity for any action taken or omitted to be taken in connection with or related to (i) the formulation, preparation, dissemination, implementation, confirmation, or consummation of the cases, the Plan, the Disclosure Statement, or any contract, release, or other agreement or document created or entered into, or any other action taken or omitted to be taken in connection with the Plan, and (ii) actions taken or omitted to be taken in connections with the Chapter 11 Cases or the operations of administration of the Debtors during the Chapter 11 Cases that arose out or relate to the period prior to the Effective Date; provided, however, that the provision of this section shall have no effect on the liability of any entity that would otherwise result from any action or omission to the extent that such action or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

          Section 12.11 Amendments.

          (a)  Preconfirmation Amendment. Subject to Sections 7.15 and 11.01 of
               -------------------------
this Plan, the Debtors may modify the Plan at any time prior to the entry of the Confirmation Order provided that the Plan, as modified, and the Disclosure Statement pertaining thereto meet applicable Bankruptcy Code requirements.

                                    PLAN-60

          (b)  Post-confirmation Amendment Not Requiring Resolicitation. After
               --------------------------------------------------------
the entry of the Confirmation Order, the Debtors may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that: (i) the Debtors obtain approval of the Bankruptcy Court for such modification, after notice and a hearing; and (ii) such modification shall not materially and adversely affect the interests, rights, treatment, or Distributions of any Class under the Plan.

          (c)  Post-confirmation Amendment Requiring Resolicitation. After the
               ----------------------------------------------------
Confirmation Date and before the Effective Date of the Plan, the Debtors may modify the Plan in a way that materially or adversely affects the interests, rights, treatment, or Distributions of a class of Claims or Interests provided that: (i) the Plan, as modified, meets applicable Bankruptcy Code requirements;
(ii) the Debtors obtain Bankruptcy Court approval for such modification, after notice and a hearing; (iii) such modification is accepted by at least two-thirds in amount, and more than one-half in number, of Allowed Claims voting in each class affected by such modification; and (iv) the Debtors comply with section 1125 of the Bankruptcy Code with respect to the Plan as modified.

          Section 12.12  Successors and Assigns.

          The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assign of such Person.

          Section 12.13  Confirmation Order and Plan Control.

          To the extent the Confirmation Order and/or this Plan is inconsistent with the Disclosure Statement, any other agreement entered into between or among any Debtor(s), or any of them and any third party, this Plan controls the Disclosure Statement and any such agreements and the Confirmation Order (and any other orders of the Court) controls this Plan.

          Section 12.14  Notices.

          Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery or (c) overnight delivery service, freight prepaid, and addressed as follows:

     For the Debtors and the Reorganized Corporations
     ------------------------------------------------

          Bradlees Stores, Inc.
          One Bradlees Circle
          P.O. Box 9051
          Braintree, MA  02184-9051
          Attn:  David L. Schmitt., Esq.
          Senior Vice President and General Counsel

                                    PLAN-61
          with copies to:


          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, New York  10019-6092
          Attn:  Stuart Hirshfield, Esq.

     For the Unofficial Committee
     ----------------------------

          Mr. Daniel Gropper
          Stonington Management Corp.
          712 Fifth Avenue
          New York, New York  10019

          And

          Mr. Mark Zucker
          Anvil Capital
          100 Wilshire Blvd.
          Santa Monica, California  90401


          with copies to:

          Milbank, Tweed, Hadley & McCloy
          1 Chase Manhattan Plaza
          New York, New York  10005
          Attention:  Michael J. Edelman, Esq.

     For the Bank Group
     ------------------

          Bankers Trust Company
          1 Bankers Trust Plaza
          130 Liberty Street
          New York, New York  10006
          Attention:  Allan M. Stewart

          with copies to:

          Skadden, Arps, Slate, Meagher & Flom
          333 West Wacker Drive
          Chicago, IL  60606
          Attention:  John Wm. Butler, Jr., Esq.

     For the Majority Banks
     ----------------------

          Gabriel Capital, L.P.
          450 Park Avenue
          New York, NY 10022
          Attention:  Jack Mayer

                                    PLAN-62

          With copies to:

          Kasowitz, Benson, Torres & Friedman
          1301 Avenue of the Americas
          36th Floor
          New York, NY  10019
          Attention:  David Friedman, Esq.

     For the Creditors' Committee
     ----------------------------

          Copies to:

          Co-chairs of the Creditors' Committee, c/o

          Otterbourg Steindler Houston & Rosen, P.C.
          230 Park Avenue
          New York, New York  10169
          Attention:  Glenn Rice, Esq.

                                    PLAN-63

          Section 12.15  Committees.

          On the Effective Date, the Creditors' Committee shall be deemed dissolved and the members of the Creditors' Committee shall be deemed released and discharged from all rights and duties arising from or related to the Chapter 11 Cases. The Professionals retained by the Creditors' Committee and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed after the Effective Date pursuant to Section 12.07(b) above. Prior to the dissolution of the Creditors' Committee, the Creditors' Committee may appoint a committee of one or more financial representatives to become effective on the Effective Date, whose sole duties shall be to provide directions, on behalf of the trade vendors, to the Trade Vendors' Collateral Agent referred to in this Plan; provided however, that such appointee or appointees shall serve without right to receive any fees, reimbursement of expenses or other remuneration, directly or indirectly, from the Debtors' estates or the Reorganized Corporations.


Dated: Braintree, Massachusetts
       January 26, 1999

                              Bradlees Stores, Inc., New Horizons of Yonkers,
                                 Inc., Bradlees, Inc., Bradlees Administrative Co., Inc., Dostra Realty Co., Inc., Maximedia Services, Inc., New Horizons of Bruckner, Inc., and New Horizons of Westbury, Inc., Debtors and Debtors-in-Possession



                              By:__________________________
                                  Name:  Peter Thorner
                                  Title: Chairman and Chief
                                         Executive Officer


                                    PLAN-64

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - -x

In re                            :
                                        Chapter 11
BRADLEES STORES, INC., et al.,   :      Case Nos. 95 B 42777
                                        through 95 B 42784 (BRL)
               Debtors.          :
                                        (Jointly Administered)
- - - - - - - - - - - - - - - - -x

          FIRST AMENDED DISCLOSURE STATEMENT PURSUANT TO BANKRUPTCY
      CODE (S) 1125 FOR JOINT PLAN OF REORGANIZATION OF BRADLEES STORES,
          INC. AND AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
          -----------------------------------------------------------



                                 Stuart Hirshfield (SH-0099)
                                 Sandor E. Schick (SS-4991)
                                 Hugh M. McDonald (HM-2667)
                                 Marc Hirschfield (MH-1537)
                                 DEWEY BALLANTINE LLP
                                 1301 Avenue of the Americas
                                 New York, New York 10019-6092
                                 (212) 259-8000

                                 Attorneys for Bradlees Stores,
                                 Inc., New Horizons of Yonkers,
                                 Inc., Bradlees, Inc., Bradlees
                                 Administrative Co., Inc., Dostra
                                 Realty Co., Inc., Maximedia
                                 Services, Inc., New Horizons of
                                 Bruckner, Inc. and New Horizons of
                                 Westbury, Inc., Debtors and
                                 Debtors-in-Possession

Dated: New York, New York
       September 16, 1998


                  THIS IS NOT A SOLICITATION OF ACCEPTANCE OR
               REJECTION OF THE PLAN.  ACCEPTANCES OR REJECTIONS
             MAY NOT BE SOLICITED UNTIL THIS DISCLOSURE STATEMENT
                  HAS BEEN APPROVED BY THE BANKRUPTCY COURT.

                     PRELIMINARY STATEMENT AND DISCLAIMER
                     ------------------------------------


          THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE.

          NO PERSON MAY GIVE ANY INFORMATION ON BEHALF OF THE DEBTORS REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN, OTHER THAN THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

          ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN (WHICH IS ANNEXED HERETO AS
EXHIBIT 1), OTHER EXHIBITS ANNEXED HERETO AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE COURT PRIOR TO OR CONCURRENT WITH THE FILING OF THIS DISCLOSURE STATEMENT. SUBSEQUENT TO THE DATE HEREOF, THERE CAN BE NO ASSURANCE THAT: (A) THE INFORMATION AND REPRESENTATIONS CONTAINED HEREIN ARE MATERIALLY ACCURATE, AND (B) THIS DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION.

          AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT, LIABILITY, STIPULATION OR WAIVER BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

          THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES LAW OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS.

          THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.

          ALL CAPITALIZED TERMS AND PHRASES USED IN THIS DISCLOSURE STATEMENT AND NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE PLAN.

                               TABLE OF CONTENTS
                               -----------------



                                                                            Page
                                                                            ----

INTRODUCTION...................................................................1
------------
SECTION ONE:  SUMMARY..........................................................3
-----------
I.    Debtors..................................................................3
II.   Plan of Reorganization...................................................3
III.  Notice to Holders of Claims..............................................3
IV.   Disclosure Statement Enclosures..........................................5
V.    Voting Procedures, Ballots and Voting....................................5
VI.   Convenience Class Election...............................................8
VII.  Counting of Ballots for Claims Sold in Parts.............................8
VIII. Hearing on and Objections to the Plan....................................9
IX.   Overall Structure of the Plan...........................................10
X.    Summary of Classification and Treatment of Claims and Interests.........12
XI.   Recommendation..........................................................15
SECTION TWO:  GENERAL INFORMATION.............................................15
-----------   -------------------
XII.  Business and Competition................................................15
XIII. Senior Officers and Directors...........................................16
XIV.  Corporate Structure.....................................................19
XV.   History.................................................................20
      A.  1961-1988...........................................................20
      B.  1988-1992...........................................................20
      C.  1992 - 1995.........................................................21
          1.   The Initial Public Offering....................................21
          2.   Operating Downturn.............................................22
          3.   New Management Team............................................26
          4.   May 24, 1995 -- Annual Meeting of Shareholders.................26
          5.   June 22, 1995 -- Layoffs.......................................26
XVI.  1995-present -- The Chapter 11 Cases....................................26
      A.  Filing..............................................................27
      B.  Administration of Cases.............................................27
      C.  Bankruptcy Court First Day Orders...................................27
      D.  Parties in Interest and Professionals...............................27
          1.   Bankruptcy Court...............................................27
          2.   Debtors........................................................27
          3.   Official Committee of Unsecured Creditors......................28
          4.   Secured Creditors..............................................28
          5.   Unofficial Committee of Trade Claim Holders....................29
      E.  Debtor-in-Possession Financing......................................29
      F.  Exclusivity Extensions..............................................31
      G.  Claims Process and Bar Date.........................................33
          1.   Alternative Dispute Resolution Program.........................33
          2.   Reconciliation of and Objections to Claims.....................34
          3.   Reclamation Claims.............................................34

     H.   Real Estate Transactions............................................35
          1.   North Attleboro, Massachusetts.................................35
          2.   Westbury, New York.............................................35
          3.   Providence, Rhode Island.......................................36
     I.   Real Estate Leases and Executory Contracts..........................36
          1.   365(d)(4) Extension Motion.....................................37
          2.   Lease Assumptions and Rejections...............................37
          3.   Recharacterization of the SPE Facility.........................40
          4.   Executory Contracts............................................40
     J.   Vendor Relations....................................................42
          1.   Merchandise Return Programs....................................42
          2.   Payment for Goods Delivered Post-Petition......................42
     K.   Employee Benefits...................................................42
          1.   Wages and Benefits.............................................43
          2.   Workers' Compensation..........................................43
          3.   Employee Bonuses/Retention Policy..............................43
          4.   Medical Benefits...............................................44
          5.   Collective Bargaining Agreements...............................45
     L.   Significant Litigation and Settlements..............................47
          1.   Westbury.......................................................47
          2.   Cardiff........................................................47
          3.   White City.....................................................47
          4.   Vornado........................................................48
          5.   Tomarc.........................................................49
          6.   Ventnor........................................................50
          7.   Mark Cohen Settlement..........................................50
          8.   Sybase.........................................................51
          9.   Homart.........................................................52
     M.   The IPO Investigation...............................................52
          1.   The Investigation..............................................52
          2.   Request for an Examiner........................................53
     N.   The Tolling Agreements..............................................54
     O.   Debtors' Common Stock...............................................55
     P.   Post-Petition Business Strategies and Plans.........................56
          1.   Cost Reductions................................................57
          2.   Merchandising Changes..........................................57
          3.   Marketing Strategy.............................................58
          4.   Management Changes.............................................59
     Q.   Marketing of Debtors' Assets........................................59
SECTION THREE: SUMMARY OF THE PLAN............................................61
-------------  -------------------
I.   Overview of the Plan.....................................................61
II.  Plan Negotiations........................................................61
III. Classification and Treatment of Claims and Interests.....................62
     A.   Unclassified Claims.................................................62
          1.   Administrative Claims..........................................62
          2.   Federal Priority Tax Claims....................................62

          3.   Other Priority Tax Claims......................................63
          4.   Other Non-Tax Priority Claims..................................63
     B.   Classified Claims...................................................63
          1.   Bank Group Claim...............................................63
          2.   SPE Claim......................................................64
          3.   Other Classified Claims........................................65
          4.   Operation of Formula Pursuant to which New Common Stock is
               Distributed....................................................69
IV.  Continued Corporate Existence, Board of Directors, Management, and
     Other Means for Implementation of the Plan...............................70
     A.   Reorganized BI and Reorganized BSI..................................70
     B.   Directors of the Reorganized Corporations...........................70
     C.   Employment, Retirement, Indemnification and Other Agreements
          and Incentive Compensation Programs.................................71
     D.   Management Emergence Bonus..........................................72
     E.   Corporate Action....................................................72
     F.   Certain Retiree Health, Medical and Life
          Insurance Benefits..................................................72
     G.   Combination Transactions............................................72
     H.   Cancellation of Capital Stock.......................................73
     I.   Cancellation of Bonds and Agreements................................73
     J.   Record Date for Distributions to Holders of Securities..............74
     K.   Surrender of Outstanding Securities.................................74
     L.   Termination of BankBoston DIP Facility..............................74
     M.   New Credit Facility.................................................75
     N.   Sale of Yonkers Property and Union Square Property..................75
     O.   Adequate Protection Payments........................................76
     P.   Consummation Funding................................................76
V.   Distributions and Objections to Claims...................................76
     A.   Source of Cash and Reorganization Securities for Distributions......76
     B.   Initial Distributions...............................................76
     C.   Disputed Claims Reserves............................................77
     D.   Tax Requirements for Income Generated by Disputed Claims Reserves...77
     E.   Estimation of Claims................................................77
     F.   Initial Distribution When a Disputed Claim Becomes an Allowed Claim.78
     G.   Additional Quarterly Distributions on Account of Previously Allowed
          Claims..............................................................78
     H.   Method of Cash Distributions........................................79
     I.   Distributions on Non-Business Days..................................79
     J.   Accrual of Postpetition Interest....................................79
     K.   No Distribution of Fractional Securities............................79
     L.   No Distribution in Excess of Allowed Amount of Claim................80
     M.   De Minimis Distributions............................................80
     N.   Compliance with Tax Requirements....................................80
     O.   Setoffs.............................................................80
     P.   Intercompany Claims.................................................80
     Q.   Escrow of Unclaimed Property........................................81

      R.   Investment of Unclaimed Cash.......................................81
      S.   Distribution of Unclaimed Property.................................81
      T.   Disputed Payments..................................................81
      U.   Withholding Taxes..................................................81
      V.   Claims and Interest Objections.....................................82
      Termination of Subordination............................................82
VI.   Effect of Plan..........................................................82
      A.   Discharge..........................................................82
           1.   Scope.........................................................82
           2.   Injunction....................................................83
           3.   Release of Collateral.........................................83
      B.   Revesting and Vesting..............................................84
      C.   Secondary Liability Claims.........................................84
      D.   Release of Primary Obligors........................................85
      E.   Survival of Certain Indemnification Obligations....................85
      F.   Release of Officers, Directors, Employees, and Representatives.....85
      G.   Retention of Certain Claims........................................86
      H.   Preservation of Insurance..........................................86
VII.  Executory Contract and Leases...........................................86
      A.   Executory Contracts and Unexpired Leases...........................86
      Lease Under Which Bradlees Leases Union Square Property.................87
      B.   Executory Contract of R.R. Donnelly & Sons Company.................87
      Executory Contract J.Baker, Inc.........................................87
      C.   Cure Payments......................................................87
      D.   Rejection Damages Bar Date.........................................88
      E.   Executory Contracts and Unexpired Leases Entered into and Other
           Obligations Incurred After the Petition Date.......................88
VIII. Conditions To Confirmation And Occurrence Of Effective Date.............88
      A.   Conditions to Confirmation.........................................88
      B.   Conditions to Occurrence of Effective Date.........................89
      C.   Waiver of Conditions to Confirmation and Occurrence of Effective
           Date...............................................................91
      D.   Effect of Nonoccurrence of the Conditions to Occurrence of
           Effective Date.....................................................91
IX.   Retention of Jurisdiction...............................................92
X.    Administrative Bar Date.................................................93
      A.   General Provisions.................................................93
      B.   Professionals......................................................93
      C.   Fees and Expenses of Bank Group....................................94
      D.   Fees and Expenses of Unofficial Committee..........................94
      E.   Professional Fees and Expenses of Loomis Sayles and Bond
           Indenture Trustee..................................................94
      F.   Ordinary Course Liabilities........................................94
XI.   Amendments..............................................................94
      A.   Preconfirmation Amendment..........................................94
      B.   Post-confirmation Amendment Not Requiring Resolicitation...........95

       C.   Post-confirmation Amendment Requiring Resolicitation..............95
XII.   Committees.............................................................95
XIII.  Valuation of the Debtors...............................................95
XIV.   Estimation of Claims...................................................97
XV.    Delivery of Distributions..............................................98
XVI.   Undeliverable Distributions............................................98
XVII.  Revocation, Withdrawal or Non-Consummation of the Plan.................98
SECTION FOUR:  VOTING REQUIREMENTS, ACCEPTANCE, CONFIRMATION AND CONSUMMATION
-----------------------------------------------------------------------------
       OF THE PLAN............................................................99
       -----------
XVIII. General................................................................99
XIX.   Solicitation, Voting and Requirements.................................100
       A.   Eligibility to Vote..............................................100
       B.   Estimation and Temporary Allowance of Claims.....................101
       C.   Acceptance Requirements..........................................101
       D.   Transmission of Ballots..........................................101
       E.   Acceptances Required From Impaired Classes.......................101
       F.   Confirmation Without Acceptance of All Impaired Classes
            ("Cram-down")....................................................102
       G.   Feasibility of the Plan..........................................103
       H.   Best Interests of Creditors......................................104
XX.    Certain Factors To Be Considered......................................107
       A.   Settlements Embodied in the Plan.................................107
       B.   Risk to Unsecured Creditors and Holders of Interests in the
            Event of Subsequent Liquidation or Financial Reorganization......108
       C.   Factors Affecting the Value of the New Common Stock and Lack
            of an Established Market.........................................108
            1.   Matters Affecting Trading...................................108
            2.   Dividends...................................................109
       D.   Projected Financial Information..................................109
       E.   Competition......................................................110
       F.   Dilution and Risk of Actual Distributions Being Less Than
            Estimates........................................................110
       G.   Other Factors....................................................111
            -------------
XXI.   Compliance With Securities Laws.......................................111
       A.   Issuance of Reorganization Securities............................111
XXII.  Subsequent Transfers of Reorganization Securities.....................111
XXIII. Certain Federal Income Tax Consequences...............................112
       A.   Federal Income Tax Consequences to the Debtors...................113
            1.   Cancellation of Indebtedness................................113
            2.   Limitation on Net Operating Losses..........................114
            3.   Alternative Minimum Tax.....................................114
            Deductions of Accrued Interest...................................115
       B.   Federal Income Tax Consequences to Holders of Claims.............115
            1.   Tax Consequences to Holders of Claims Generally.............115
            2.   Holders of BI-GEN Claims....................................116
            3.   Holders of the BSI-GEN Claims...............................116
            4.   Holders of the Bank Group Claims............................117

            5.   Holders of the SPE Claims...................................117
            6.   Other Classes of Creditors..................................118
            7.   Market Discount.............................................119
            8.   Accrued Interest............................................120
XXIV.  Alternatives To Confirmation Of The Plan..............................121
XXV.   Alternative Plans of Reorganization...................................121
XXVI.  Liquidation Under Chapter 7 or Chapter 11.............................121
CONCLUSION...................................................................123
----------

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - x

In re                            :
                                        Chapter 11
BRADLEES STORES, INC., et al.,   :      Case Nos. 95 B 42777
                                          through  95 B 42784 (BRL)
                      Debtors.   :
                                        (Jointly Administered)
- - - - - - - - - -  - - - - - x

                                 INTRODUCTION
                                 ------------

          Bradlees Stores, Inc., New Horizons of Yonkers, Inc., Bradlees, Inc., Bradlees Administrative Co., Inc., Dostra Realty Co., Inc., Maximedia Services, Inc., New Horizons of Bruckner, Inc., and New Horizons of Westbury, Inc., debtors and debtors-in-possession (collectively, the "Debtors" or "Plan Proponents") in the above-captioned Chapter 11 cases pending in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. (S)(S) 101 et seq. (the "Bankruptcy Code"), filed with the Bankruptcy Court a proposed first amended plan of reorganization dated September 17, 1998 (the "Plan"), a copy of which is annexed hereto as Exhibit "1." The Debtors are distributing this first amended disclosure statement (the "Disclosure Statement") pursuant to
Section 1125 of the Bankruptcy Code, to provide the Debtors' creditors with adequate information so that they can make an informed judgment on whether to vote to accept or reject the Plan. Please read this Disclosure Statement and the Plan carefully and follow the instructions set forth below to vote on the Plan.

          The Plan Proponents seek confirmation of the Plan and submit this Disclosure Statement in connection with their solicitation of acceptances of the Plan. The Debtors believe that the Plan provides the best recoveries possible for the holders of Claims against the Debtors and strongly recommend that you vote to accept the Plan.

          The Plan is the product of extensive negotiations between and among the Debtors and their major creditors. The Debtors believe that the recoveries provided under the Plan and the other material provisions of the Plan give substantial effect to the stated wishes of such creditors.

          The requirements for confirmation of the Plan, including the vote of creditors to accept the Plan and certain of the statutory findings that must be made by the Bankruptcy Court, are described below under the caption "Voting Requirements, Acceptance, Confirmation and Consummation of the Plan." The Plan constitutes a separate plan of reorganization for each of the Debtors. Accordingly, the voting and other confirmation requirements of the Bankruptcy Code must be satisfied for each of the Debtors.

          FOR A DESCRIPTION OF THE OVERALL STRUCTURE OF THE PLAN AND THE DISTRIBUTIONS TO BE MADE THEREUNDER, SEE SECTION THREE OF THIS DISCLOSURE STATEMENT ENTITLED "SUMMARY OF THE PLAN." FOR A GENERAL DESCRIPTION OF THE DEBTORS, THEIR HISTORY AND THE EVENTS WHICH TOOK PLACE DURING THESE CHAPTER 11 CASES, PLEASE SEE SECTION TWO OF THIS DISCLOSURE STATEMENT ENTITLED "GENERAL INFORMATION."

          Confirmation of the Plan and the occurrence of the Effective Date are subject to a number of material conditions precedent, which are summarized in this Disclosure Statement. There can be no assurance that these conditions will be satisfied.

                             SECTION ONE:  SUMMARY
                             -----------   -------

I.   Debtors

          On June 23, 1995, each of the Debtors filed a voluntary petition under Chapter 11 of the Bankruptcy Code and continued to retain its property and manage its business as a debtor-in-possession. No trustee or examiner has been appointed for any of the Debtors or their property. On April 13, 1998, the Debtors filed their Joint Plan of Reorganization. On September 17, 1998, the Debtors filed their First Amended Joint Plan of Reorganization, a copy of which is annexed hereto as Exhibit 1.

II.  Plan of Reorganization

     Chapter 11:  In General

          Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Upon filing of a petition for reorganization under Chapter 11 an estate is created containing all of the debtor's property and, generally, the debtor remains in control of its property and business as a debtor-in-possession. Under Section 362 of the Bankruptcy Code, the commencement of a case under the Bankruptcy Code invokes an automatic stay of all attempts to collect claims or enforce liens against a debtor or the property of a debtor that arose prior to the commencement of such debtor's case or that otherwise interfere with the debtor's property. Under Chapter 11, a debtor is authorized to reorganize its business and capital structure for the benefit of its estate, creditors and stockholders.

          The confirmation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for treating claims against, and interests (e.g., common stock) in, a debtor. A claim or interest is impaired under a plan of reorganization if the plan provides that such claim will not be repaid in full or that the legal, equitable or contractual rights of the holder of such claim or interest are altered. A holder of an impaired claim or interest is entitled to vote to accept or reject a plan of reorganization. Chapter 11 does not require every holder of claims and interest to vote in favor of a plan of reorganization in order for the Bankruptcy Court to confirm the plan. However, the Bankruptcy Court must find that the plan of reorganization meets a number of statutory tests before it may confirm, or approve, the plan of reorganization. Many of these tests are designed to protect the interests of holders of claims or interests who do not vote to accept the plan of reorganization but who will nonetheless be bound by the plan's provisions if it is confirmed by the relevant bankruptcy court. Generally, an official committee of unsecured creditors and, sometimes, an official committee of equity interest holders are appointed by the United States Trustee to, among other things, negotiate the plan of reorganization on behalf of their constituencies. Additionally, creditors or stockholders may form unofficial committees to facilitate negotiations.

III. Notice to Holders of Claims

          This Disclosure Statement is being transmitted to holders of impaired Claims against the Debtors that are entitled to vote to accept or reject the Plan (i.e.,

Classes BI-BANK, BI-GEN, BI-SPE, BSI-CAP, BSI-BANK, BSI-SPE, BSI-GEN, YON-BANK, YON-SPE, YON-GEN, BRU-BANK, BRU-SPE, BRU-GEN, WES-BANK, WES-SPE and WES-GEN). The purpose of this Disclosure Statement is to provide holders of impaired Claims with adequate information to enable such holders to make a reasonably informed decision with respect to the Plan prior to exercising the right to vote to accept or reject the Plan.

          On September 17, 1998 after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing adequate information, of a kind and in sufficient detail, to enable a hypothetical, reasonable investor typical of holders of impaired claims against the Debtors to make an informed judgment concerning acceptance or rejection of the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

          ALL CREDITORS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR REJECT THE PLAN. This Disclosure Statement contains important information regarding (i) the Debtors' history; (ii) developments in the Chapter 11 cases; (iii) the Plan, including a summary and analysis thereof; and (iv) considerations pertinent to acceptance or rejection of the Plan.

          THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ACCEPTING THE PLAN. No solicitation of votes may be made except pursuant to this Disclosure Statement, and no Person has been authorized by the Bankruptcy Court or the Debtors to use or disclose any information concerning the Debtors other than the information contained herein. Other than as explicitly set forth in this Disclosure Statement, you should not rely upon any information relating to the Debtors, their estates, the value of their assets, the nature or amounts of their liabilities, their Creditors' Claims, or the amount or value of any distributions made under the Plan.

          All financial information contained in this Disclosure Statement has been provided by the Debtors. THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN THE SUBJECT OF A CERTIFIED AUDIT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. This Disclosure Statement is accurate to the best of the Debtors' knowledge, information and belief. The Debtors have endeavored to make this Disclosure Statement as clear and comprehensive as possible in order to furnish Creditors with adequate information to make an informed decision regarding acceptance or rejection of the Plan.

          The Disclosure Statement contains information supplementary to the Plan and is not intended to supplant or substitute for the Plan itself. THE DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE SPECIFIC AND DETAILED INFORMATION SET FORTH IN THE PLAN. Any perceived inconsistencies between the information contained in this Disclosure Statement and the terms of the Plan or any Exhibit thereto are to be resolved in favor of the actual terms as set forth in the Plan or its Exhibits.

          Creditors in Classes BI-BANK, BI-GEN, BI-SPE, BSI-CAP, BSI-BANK, BSI-SPE, BSI-GEN, YON-BANK, YON-SPE, YON-GEN, BRU-BANK, BRU-SPE, BRU-GEN, WES-BANK, WES-SPE and WES-GEN, whose Claims are deemed "impaired," are entitled to vote on the Plan. Generally, for the Plan to be confirmed by the Bankruptcy Court, two-thirds in dollar amount of the Allowed Claims and a majority of the number of Allowed Claims in each impaired Class of Claims that are actually voted must vote to accept the Plan. The Plan, however, may be confirmed under certain circumstances despite dissent by one or more impaired Classes, and the Debtors reserve the right to seek such non-consensual confirmation of the Plan. SEE
SECTION 4.II.F OF THIS DISCLOSURE STATEMENT ENTITLED -- "CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES ("CRAM-DOWN")."

IV.  Disclosure Statement Enclosures

          Accompanying this Disclosure Statement are copies of the following:

          (i) the Order of the Bankruptcy Court dated September 17, 1998 approving, among other things, this Disclosure Statement (the "Disclosure Statement Order");

          (ii) the notice of the time for filing acceptances or rejections of the Plan, as well as the date, time and place of the hearing to consider confirmation of the Plan and related matters, and the time for filing any objections to confirmation of the Plan ("Notice of the Confirmation Hearing"); and

          (iii) one or more Ballots by which holders of impaired Claims may vote for acceptance or rejection of the Plan.

V.   Voting Procedures, Ballots and Voting

          If you are the holder of an impaired Claim in Classes BI-BANK, BI-GEN, BI-SPE, BSI-CAP, BSI-BANK, BSI-SPE, BSI-GEN, YON-BANK, YON-SPE, YON-GEN, BRU-BANK, BRU-SPE, BRU-GEN, WES-BANK, WES-SPE and WES-GEN, after carefully reviewing the information contained in this Disclosure Statement, please indicate your acceptance or rejection of the Plan by voting on the enclosed Ballot(s). Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement. Please complete and sign your original Ballot (copies, facsimiles and oral votes will not be accepted), and return it to the Voting Agent at the address set forth on the Ballot.

          The number, amount, and classification that will be used to tabulate acceptances and rejections of the Plan is exclusively as follows:

          (a) in the case where no proof of claim has been timely filed or deemed timely filed, the amount of a Claim shall be equal to the amount listed, if any, in respect of such Claim in the relevant Debtor's Schedules of Assets and Liabilities to the extent such Claim is not listed as contingent, unliquidated or disputed, and in the Class specified in the Schedules, and consistent with the relevant Debtor's Schedules of Assets and Liabilities, and the records of the Clerk of the Court ("Clerk") or the authorized claims agent, Donlin, Recano & Company, Inc. ("Donlin, Recano");

          (b) in the case where a proof of claim has been timely filed and not objected to on or before the Confirmation Hearing, the amount and classification shall be that specified in the records of the Clerk or Donlin, Recano;

          (c) in the case where the Debtors have filed an objection to a Claim, the Claim shall not be allowed for voting purposes, unless the Bankruptcy Court, after a notice and a hearing, (a) has allowed such Claim in a specific amount and classification for voting purposes pursuant to Bankruptcy Rule 3018 or (b) has allowed such claim in a specific amount for all purposes;

          (d) the authority of the signatory of each Ballot to complete and execute the Ballot will be presumed;

          (e) holders of Claims must vote all of their Claims within a particular Class under the Plan either to accept or reject the Plan and may not split their vote. Accordingly, a Ballot (or multiple Ballots with respect to separate Claims within a Class), that partially rejects and partially accepts the Plan will not be counted. This provision shall not apply to: (i) summary Ballots completed by the servicing agents to lending groups or to the registered holders of the Debtors' securities that reflect the votes of the beneficial owners of such securities or Claims and (ii) Ballots for claims which have been sold in part (see Section 1.VII entitled -- "Counting of Ballots for Claims Sold in Part");

          (f) any Ballot that does not indicate whether the holder of the relevant claim is voting for or against the Plan or which indicates a vote both for and against the Plan or that is not signed will be deemed a vote for the Plan; and

          (g) any holder of a BSI-GEN Claim in excess of $500 may elect to reduce such Claim to an allowed amount of $500. Accordingly, a Ballot of any holder electing such Convenience Claim treatment will not be counted in determining whether the relevant BSI-GEN Claims Class has voted to accept or reject the Plan. Additionally, holders of claims that are deemed to be Convenience Claims under the Plan (i.e. those Allowed Claims for $500 or less) shall not have any vote in respect of such Claims counted in BSI-GEN Class and will not receive a

     Ballot or Disclosure Statement. See Section 1.VI -- "Convenience Class Election" for the procedures to make such an election.

          In accordance with Bankruptcy Rule 3017(e), the Debtors will send, where appropriate, Ballots to Intermediaries. Each Intermediary shall be entitled to receive, upon request of the Debtors, reasonably sufficient copies of Ballots to distribute to the beneficial owner of the Claims for which there is an Intermediary, and the Debtors shall be responsible for and pay each Intermediary's reasonable costs and expenses associated with the distribution of Ballots to the beneficial owners of such Claims. Additionally, each Intermediary shall receive returned Ballots and tabulate and return the results to the Debtors in a Summary Ballot by 5:00 p.m., Eastern Time, on ____________, 1998 indicating the number and the dollar amount of cast Ballots in the respective Class voting for the Plan. The Intermediaries must certify that each beneficial holder has not cast more than one vote for any purposes, including the number and Claim amount, even if he, she or it holds securities of the same type in more than one account.

          IN ORDER FOR YOUR BALLOT TO BE COUNTED, THE ORIGINAL BALLOT MUST BE COMPLETED AND SIGNED AS SET FORTH ABOVE AND RECEIVED EITHER BY HAND, BY MAIL OR BY OVERNIGHT DELIVERY SERVICE TO THE VOTING AGENT AT ONE OF THE ADDRESSES SET FORTH BELOW NOT LATER THAN 5:00 P.M., EASTERN TIME, ON ________ , 1998. BALLOTS SENT BY MAIL SHOULD BE SENT TO THE DEBTORS C/O THEIR CLAIMS AGENT (THE "CLAIMS AGENT"):

                Bradlees Stores, Inc., et al.
                c/o Donlin, Recano & Company, Inc.
                Murray Hill Station
                P.O. Box 2034
                New York, New York 10156-0701

BALLOTS SENT BY HAND SHOULD BE SENT TO:

                Bradlees Stores, Inc., et al.
                c/o Donlin, Recano & Company, Inc.
                Re:  Bradlees Stores, Inc.
                419 Park Avenue South
                Suite 1206
                New York, New York 10016

BALLOTS DELIVERED VIA FACSIMILE WILL NOT BE ACCEPTED.

          If you have a Claim that is impaired under the Plan, thereby entitling you to vote, but did not receive a Ballot, received a damaged Ballot, or lost your Ballot, or if you have any questions regarding the procedures for voting your Claims, please contact:

                Donlin, Recano & Company, Inc.
                Re:  Bradlees Stores, Inc.
                419 Park Avenue South
                Suite 1206
                New York, New York 10016
                Tel: (212) 481-1411

  As of the Effective Date, by virtue of the Plan and in all events without any action on the part of the holders thereof, each share of Old Common Stock of BI issued and outstanding or held in treasury, will be cancelled and retired and no consideration will be paid or delivered with respect thereto. In addition, holders of Classes BI-EQT, BAC-GEN, DOS-GEN and MAX-GEN will not receive or retain any property under the Plan, and are therefore deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code.

VI.  Convenience Class Election

          If you hold a General Unsecured Claim against BSI in excess of $500 that would otherwise be classified in an Unsecured Claims Class under the Plan, you may also indicate on the Ballot whether you wish to elect to reduce any such Claim to $500 and waive the balance of your Claim in such BSI-GEN Class. If you make such election, you will have your reduced Claim treated as a Claim in the BSI-CON Class and be paid in full (up to $500), in Cash, in such reduced amount. Under the Plan, you may elect to have your BSI-GEN treated as a Convenience Claim only if you agree to reduce your General Unsecured Claim to $500. In the case of Split Claims (as defined in Section 1. VII) in the BSI-GEN Class, all portions of the Split Claim must elect to have the Split Claim treated as a BSI-CON Claim in order for such Split Claim to be so treated; a portion of a Split Claim may not elect convenience class status. If your Allowed Claim totals $500
          ---
or less, without any agreed reduction, such Claim will be treated solely as a Convenience Class Claim without any election and be paid in full in Cash, in the allowed amount of your Claim. If you elect to treat your Claim as a Convenience Claim, your vote will not be counted in determining whether the BSI-GEN Class has voted to accept or reject the Plan.

VII. Counting of Ballots for Claims Sold in Parts

          Pursuant to section 1126(c), each Claim filed shall be entitled to only one vote, regardless of whether such Claim has been sold in portions ("Split Claims"). The procedures for counting and balloting of such Split Claims shall be as follows: (i) provided that the transferee of a Split Claim shall have filed evidence of its interest in a Claim as required by Bankruptcy Rule 3001(e) on or before the date set by the Bankruptcy Court, Donlin Recano shall send to each transferee of a Split Claim a Ballot which represents such transferee's proportionate interest in such Clam; (ii) a mini-vote within the Split Claim shall then be held (the "Mini-Vote") with the vote of each transferee counted as a proportion of the amount transferred to the total amount of such Allowed Split Claim; and (iii) if a voting majority (weighted by dollar amount) of such

Split Claim should vote to accept the Plan in the Mini-Vote, then the holders of the Split Claim shall be deemed to have cast one vote in the amount of the Split Claim in favor of confirmation of the Plan (conversely, if the voting majority (weighted by dollar amount) of such Split Claim should vote to reject the Plan in the Mini-Vote, then the holders of the Split Claim shall be deemed to have cast one vote in the amount of the Split Claim to reject the Plan). In tabulating the Mini-Vote, only those claimants actually submitting valid Ballots shall be counted. In the event that the Mini-Vote yields an equal vote, with exactly half voting to confirm and exactly half voting to reject the Plan, then such Split Claim shall be deemed to have voted to confirm the Plan.

          For example, Split Claim Y totals $60,000. There are three transferees of Split Claim Y with such transfers duly evidenced by filings pursuant to Bankruptcy Rule 3001: (i) claimant A holds $10,000 in amount, (ii) claimant B holds $20,000 and (iii) claimant C holds $30,000. If in the Mini-Vote, C votes in favor of the Plan, A votes against the Plan and B does not vote, Split Claim Y is deemed to have cast one vote to accept the Plan since B's ballot is not counted, and C's vote counts for more than A's vote since C's weighted interest in the Mini-Vote is greater than A's interest.

VIII. Hearing on and Objections to the Plan

      Confirmation Hearing

          The hearing to consider confirmation of the Plan (the "Confirmation Hearing") has been scheduled for _________________, 1998 at 10:00 a.m., Eastern Daylight Savings Time, in Room 623, United States Bankruptcy Court, The Alexander Hamilton Customs House, One Bowling Green, New York, New York 10004.

    Date Set for Filing Objections to Confirmation of the Plan

          All objections to confirmation of the Plan must be filed with the Bankruptcy Court in accordance with the Court's Order dated February 29, 1996 establishing electronic filing and notice requirements for these Chapter 11 Cases (with a courtesy copy delivered to the chambers of the Honorable Burton Lifland) and received by the parties set forth below by 5:00 p.m., Eastern Standard Time, on _________________, 1998:

               DEWEY BALLANTINE LLP
               1301 AVENUE OF THE AMERICAS
               NEW YORK, NEW YORK 10019-6092
               (ATTN: STUART HIRSHFIELD, ESQ.)

               COUNSEL TO THE DEBTORS

               OTTERBOURG, STEINDLER, HOUSTON &
                 ROSEN, P.C.
               230 PARK AVENUE
               NEW YORK, NY 10169
               (ATTN:  GLENN B. RICE, ESQ.)

               COUNSEL TO THE OFFICIAL COMMITTEE OF
               UNSECURED CREDITORS

IX.  Overall Structure of the Plan

          The Debtors' Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court. The Plan, as presently constituted, does not contemplate the substantive consolidation of any of the Debtors for any purpose, including voting and Distribution purposes. For voting and Distribution purposes, the Plan contemplates separate Classes for each Debtor. Cash and Reorganization Securities of the Debtors, as reorganized, will be distributed to the claimants and equity interest holders of Claims or Interests in each of the Classes of each of the Debtors, as set forth in the Plan and herein.

          Under the Plan, the Debtors will Distribute Cash and Reorganization Securities, consisting of Tax Notes, New Notes, New Credit Facility Notes, CAP Notes, Cure Notes, New Warrants and New Common Stock. Forms of certain Reorganization Securities are annexed hereto as Exhibit 2.

1.   Reorganization Securities

          The following discussion summarizes the material terms and provisions of the Reorganization Securities but is subject in its entirety by reference to the provisions set forth in each instrument, as well as the provisions of the Restated Certificates and By-laws of Reorganized BI and Reorganized BSI.

(a)       Tax Notes
          ---------

          Subject to the election of the relevant Debtor to distribute Cash to any holder of an Allowed Tax Claim, each holder of an Allowed Tax Claim shall receive a Tax Note. Tax Notes will be issued by Reorganized BSI with respect to a particular Tax Claim which has a value equal to the Allowed amount of such Tax Claim payable over the term set forth in Section 1129(a)(9)(C) of the Bankruptcy Code.

(b)       New Notes
          ---------

          Reorganized BSI shall issue to the holders of (i) the Bank Group Claims, (ii) the SPE Claims, (iii) YON-GEN Claims, (iv) BRU-GEN Claims and (v) WES-GEN Claims, New Notes in an aggregate principal amount to be determined prior to the Effective Date in an aggregate amount equal to the difference between (a) $40 million and (b) any Required Prepayment. Required Prepayments shall be distributed to holders of Claims in the foregoing classes in the following proportion: (a) 0.83 percent to holders of YON-GEN Claims; (b) 0.83 percent to holders of BRU-GEN Claims; (c) 0.83 percent to holders of WES-GEN Claims; (d) 9.75 percent to holder of SPE Claims; and (e) 87.75 percent to holders of the Bank Group Claims. If not paid sooner, all amounts outstanding with respect to the New Notes shall be due on the first Business Day after the date which is five years after the Effective Date. The New Notes shall (a) be a full recourse obligation of Reorganized BSI, (b) be secured by a first lien on the Yonkers Property and the Union Square Property (provided that YON or BSI, as the case may be, have not sold its interest in such property on the date of issuance of such New Notes), (c) be prepaid Pro Rata without penalty from the Net Proceeds of any equity offering and the sale of the Yonkers Property and the Union Square Property and (d) bear interest at a rate equal to nine percent (9%) per annum payable semi-annually on January 1 and July 1 of each year. The lien securing the New Notes, as provided in this Section, shall be held by the Collateral Agent in accordance with the Collateral Agent Agreement. The holders of the New Notes shall have the option to convert the New Notes in accordance with the terms set forth in Exhibit I to the Plan.

(c)       New Credit Facility Notes
          -------------------------

          Reorganized BSI shall issue New Credit Facility Notes in a principal amount to be determined prior to the Effective Date but in any event of at least $250 million, on such reasonable terms and at such interest rates as shall be agreed upon by Reorganized BSI and the Agent under the New Credit Facility.

(d)       CAP Notes
          ---------

          In accordance with Section 6.05 of the Plan, Reorganized BSI may issue CAP Notes to holders of Class BSI-CAP Claims in a principal amount to be determined prior to the Effective Date but, in any event, not to exceed $560,000. The CAP Notes shall bear interest at a rate equal to nine percent (9.0%) per annum, payable semi-annually on January 1 and July 1 of each year.
If not paid sooner, all amounts outstanding with respect to the CAP Notes shall be due on the first Business Date after the date which is six years after the Effective Date. Each of the CAP Notes shall be secured by a first lien on the property on which the holder of a Class BSI-CAP Claim holds a valid first priority security interest.

(e)       Cure Notes
          ----------

          In accordance with Section 9.05 of the Plan, Reorganized BSI may issue Cure Notes in conjunction with the assumption of executory contracts in a principal amount to be determined prior to the Effective Date but in any event not to exceed $3,400,000. The Cure Notes shall be unsecured and shall bear interest at the rate of nine percent (9%) per annum. If not paid sooner, all amounts outstanding with respect to the Cure Notes shall be due on the first Business Day after the date which is three years from the Effective Date.

(f)       New Warrants
          ------------

          Reorganized BI shall issue to holders of BI-GEN Claims a Ratable Distribution of New Warrants to purchase an aggregate amount of 1,000,000 shares of New Common Stock of Reorganized BI. The New Warrants shall be exercisable over a five-year period after the Effective Date. The exercise price of the New Warrants for each share of New Common Stock of Reorganized BI shall be $7.00 per share. The Debtors intend to register the New Warrants with the Securities and Exchange Commission under the Securities Act of 1934. The Debtors intend to register the New

Warrants with the Securities and Exchange Commission under the Securities Act of 1934. Reorganized BI shall use all reasonable efforts to have the New Warrants listed on a nationally recognized stock exchange after the Effective Date. The Debtors are currently not in a position to provide an opinion with respect to the value, if any, of the New Warrants distributed pursuant to the Plan.

(a)      New Common Stock of Reorganized BI
         ----------------------------------

         Reorganized BI shall issue a single class of up to 40,000,000 shares of New Common Stock. New Common Stock of Reorganized BI is to be distributed under the Plan to holders of Allowed Claims in the BSI-GEN Class, holders of the Bank Group Claim, and holders of the SPE Claim. In aggregate, no more than 10,909,090 of such shares shall be distributed to holders of Allowed Claims under the Plan. Reorganized BI shall use all reasonable efforts to have its New Common Stock listed on a nationally recognized stock exchange after the Effective Date. The Debtors believe that there will be approximately 3,500 to 4,000 holders of New Common Stock. The Debtors intend to register the New Common Stock with the Securities and Exchange Commission under the Securities Act of 1934, and the Debtors intend to continue to file periodic reports under such Act.

X.   Summary of Classification and Treatment of Claims and Interests

                                        Summary of Estimated Distributions with respect to
                                         Classes of Estimated Allowed Claims and Interest
      ($ in thousands)
                                Estimated                                                                             Total
                                Amount of                                                 New           Total       Estimated
                                 Allowed                  Tax       Cap and              Common       Estimated     Recovery
     Debtor/Claim Class         Claims(1)    Cash(2)     Notes    Cure Notes  New Notes  Stock(4)     Recovery     Percentage
--------------------------------------------------------------------------------------------------------------------------------
All Debtors
Chapter 11 administrative,         $23,808     $18,128    $3,286      $3,394                             $24,808        100.0%
priority claims and cure
costs (exclusive of DIP
Claims)
BANK Claims                         96,000       7,000                           36,000      29,088       72,088         75.1
SPE Claims(3)                       11,742         208                            4,000         918        5,126         43.7


Bradlees, Inc.
BI-PTY                                  $0                                                                              N/A
                                                                                                                          0
BI-GEN                             264,833                                                                                0
BI-EQT(6)                              N/A                                                                              N/A
                               ----------------------------------------------------------------------------------
                                  $264,833          $0                    $0                     $0           $0
                               ----------------------------------------------------------------------------------

Bradlees Administrative Co.,
Inc.
BAC-PTY                                 $0                                                                                0
BAC-GEN                                  0                                                                                0
BAC-EQT(6)                             N/A                                                                              N/A
                               ----------------------------------------------------------------------------------
                                        $0
                               ----------------------------------------------------------------------------------

Bradlees Stores, Inc.

                                        Summary of Estimated Distributions with respect to
                                         Classes of Estimated Allowed Claims and Interest
      ($ in thousands)
                                Estimated                                                                             Total
                                Amount of                                                 New           Total       Estimated
                                 Allowed                  Tax       Cap and              Common       Estimated     Recovery
     Debtor/Claim Class         Claims(1)    Cash(2)     Notes    Cure Notes  New Notes  Stock(4)     Recovery     Percentage
--------------------------------------------------------------------------------------------------------------------------------
BSI-CAP                                560                              $560                                 560        100.0
BSI-GEN(5)                         253,090       6,792                                       29,994       36,786         14.5
BSI-CON(7)                           1,000       1,000                                                     1,000        100.0
BSI-EQT(6)                             N/A                                                                              N/A
                               ----------------------------------------------------------------------------------
                                  $254,650      $7,792                  $560                $29,994      $38,346
                               ----------------------------------------------------------------------------------


Dostra Realty Co., Inc.
DOS-PTY                                 $0                                                                              100.0
DOS-GEN                                  0                                                                                0
DOS-EQT(5)                             N/A                                                                              N/A
                               ----------------------------------------------------------------------------------
                                        $0
                               ----------------------------------------------------------------------------------


Maximedia Services, Inc.
MAX-PTY                                 $0                                                                              100.0
MAX-GEN                                  0                                                                                0
MAX-EQT(6)                             N/A                                                                              N/A
                               ----------------------------------------------------------------------------------
                                        $0
                               ----------------------------------------------------------------------------------


New Horizons of Yonkers, Inc.
YON-PTY                                 $0                                                                              100.0
YON-GEN                                  0                                                                                0
YON-EQT(6)                             N/A                                                                              N/A
                               ----------------------------------------------------------------------------------
                                        $0
                               ----------------------------------------------------------------------------------


New Horizons of Bruckner,
Inc.
BRU-PTY                                 $0                                                                              100.0
BRU-GEN                                  0                                                                                0
BRU-EQT(6)                             N/A                                                                              N/A
                               ----------------------------------------------------------------------------------
                                        $0
                               ----------------------------------------------------------------------------------


New Horizons of Westbury,
Inc.
WES-PTY                                 $0                                                                              100.0
WES-GEN                                  0                                                                                0
WES-EQT(6)                             N/A                                                                              N/A
                               ----------------------------------------------------------------------------------
                                        $0
                               ----------------------------------------------------------------------------------


            Total All Debtors                  $33,128    $3,286      $3,954    $40,000     $60,000     $140,368
                                            =====================================================================

Note 1 -- Estimated Amount of Allowable Claims

The Estimated amount of Allowed Claims represent the Debtors' best estimate of the amount of pre-petition obligations that would be Allowed against each of the respective

Debtors under a plan or reorganization. There can be no assurance, however, that such estimates will prove accurate, actual amounts could be greater or less than the amounts estimated and such differences could be material.

Note 2 -- Cash Distributions

Cash Distributions under the Plan will be adjusted to the extent that actual Administrative Claims are greater than or less than the estimates contained herein. Cash Distributions will also be adjusted to the extent that holders of Allowed Claims in the BSI-GEN Claim Class elect to reduce the amount of their Claims to $500 as Convenience Claims. The Plan provides that holders of Convenience Claims receive Cash Distributions. Convenience Claim payments are expected to aggregate approximately $1.0 million.

Note 3 -- BANK and SPE Claims

For purposes of this presentation and in accordance with the treatment of the BANK and SPE Claims provided for in the Plan, all Claims against each Debtor and the related recoveries have been aggregated. The SPE Group has received property in the amount of $11.742 million in respect of the SPE Claims on account of the payments to the SPE Group from the sale of the SPE Providence Property and the transfer of title of SPE Philadelphia Property to the SPE Group.

Note 4 -- New Common Stock

For purposes of calculating distributions to be made under the Plan, the Debtors have estimated the aggregate value of New Common Stock at approximately $60.0 million or approximately $5.93 per share of New Common Stock based on an estimated distribution of 10,125,911 shares. The estimate of value of the New Common Stock does not purport to reflect or constitute appraisals or estimates of the value that may be realized through the sale of any Reorganization Securities to be issued under the Plan in public or private markets, which may be significantly different than the estimated values set forth in the Plan and herein. See "Plan of Reorganization Plan Negotiations Valuation of the Debtors' Business"

Note 5 -- BSI-Gen Claims

Exclusive of the SPE Deficiency Claim and related recovery.

Note 6 -- Equity Claims

In accordance with the terms of the Plan, allowed Interests do not receive any distribution.


Note 7 -- Convenience Claims

In accordance with Sections 2.07 and 6.05 of the Plan, certain claimants may elect Convenience Claim treatment, reducing their Claim in Class BSI-GEN to $500 and receiving full payment in Cash. The Debtors estimate that approximately
$1.0 million in cash payments will be made for Claims that elect or are deemed to have elected Convenience Claim treatment. The Debtors do not know, however, the ultimate amount of Claims that holders of which will elect Convenience Claim treatment.

XI. Recommendation

          THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS DESIRABLE AND IN THE BEST INTEREST OF THE CREDITORS. The Plan provides for an equitable and quick distribution to Creditors. Any alternative to confirmation of the Plan, such as conversion to a Chapter 7 case or attempts by another party-in-interest to file a plan, would result in significant delays, litigation and cost. FOR THESE REASONS, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.

                       SECTION TWO: GENERAL INFORMATION
                       -----------  -------------------

          The Debtors have been a leading discount retailer in the Northeast for more than thirty years. The Debtors' stores are generally located in shopping centers situated in high traffic areas, and appeal to consumers seeking a wide range of value-priced merchandise and shopping convenience. As of June 23, 1995 (the "Petition Date"), the date the Debtors filed their bankruptcy petitions, the Debtors operated 136 stores. As a result of store closings during the Debtors' Chapter 11 cases, the Debtors currently operate 103 stores primarily located in the heavily populated corridor running from the Boston to the Philadelphia metropolitan areas. The Debtors' executive offices are located at One Bradlees Circle, Braintree, Massachusetts 02184-9051.

          From their inception through the 1980's, the Debtors' share of the Northeastern discount retail market grew steadily. However, during the early 1990s, due to a number of factors, including an urban expansion program, the Debtors' financial position began to deteriorate. After expanding into costly urban locations and becoming highly illiquid, the Debtors were forced to file for Chapter 11 protection on June 23, 1995. While in Chapter 11, the Debtors have implemented strategies to reverse the downward spiral. Specifically, the Debtors have (i) significantly reduced operating costs, (ii) refocused the merchandising strategy closer to that of a traditional discount retailer, (iii) improved the quality of merchandise, especially in apparel and home decor and
(iv) redesigned the Debtors' marketing efforts to focus on their core customer. The results of these initiatives have been positive.

I.  Business and Competition

          The Debtors' business is seasonal in nature (as it is generally within the retail industry), with a significant portion of its net sales occurring in the fourth quarter, which includes the pivotal holiday selling season. The Debtors compete in most of their market regions with a variety of national, regional and local discounters, as well as other department and specialty stores. The Debtors' principal discount department store competitors are Caldor Corp., Kmart Corp. and Wal-Mart Stores Inc. and, in certain limited markets, Target Stores and Ames Department Stores, Inc.

II. Senior Officers and Directors


Name                                            Title
----                                            -----
Peter Thorner                                   Chairman of the Board of Directors and Chief
                                                Executive Officer

Robert Lynn                                     President and Chief Operating Officer, Director

Robert W. Benenati                              Senior Vice President, Logistics

Gregory Dieffenbach                             Senior Vice President, Human Resources

Judith Dunning                                  Senior Vice President, Planning and Allocation

Mark James                                      Senior Vice President, Marketing

Cornelius F. Moses, III                         Senior Vice President, Chief Financial Officer

Ronald T. Raymond                               Senior Vice President, Asset Protection

David L. Schmitt                                Senior Vice President, General Counsel, Secretary and Clerk

Sandra Smith                                    Senior Vice President, General Merchandise Manager-Hardlines

Thomas N. Smith                                 Senior Vice President, Stores

James C. Sparks                                 Senior Vice President, General Merchandise Manager-Softlines

Jack E. Bush                                    Director

John A. Curry                                   Director

John M. Friedman, Jr.                           Director

Patricia M. Pomerleau                           Director

Sheldon Rutstein                                Director

Willis G. Ryckman                               Director

          Mr. Thorner became Chairman and Chief Executive Officer ("CEO") of the Debtors in December 1996. He was President and Chief Operating Officer ("COO") of the Debtors from June 1995 until December 1996, and he was elected a Director of the Board of Directors in July 1995. He was Vice Chairman of the Debtors from March 1995 to June 1995. Prior to joining the Debtors, he was President and COO, Acting CEO and a member of the Board of Directors of Ames Department Stores, Inc. from 1992 to 1994, which he led out of Chapter 11 and returned to profitability. He was Executive Vice President and Chief Financial Officer ("CFO") of Ames Department Stores, Inc. prior to 1992.

          Mr. Lynn became Director, President and Chief Merchandising Officer of the Debtors in April 1997. He was promoted to Chief Operating Officer in May 1998. Prior to joining the Debtors, he was a consultant to various retail and manufacturing clients from December 1995 to April 1997. He was Vice Chairman and COO of American Eagle Outfitters, Inc. from January 1995 to December 1995. Mr. Lynn was a retail consultant to the creditors' committee in the McCrory bankruptcy from December 1993 to January 1995. Mr. Lynn served as President and CEO of the United States Division of F.W. Woolworth from prior to 1992 to September 1993.

          Mr. Benenati became Senior Vice President, Logistics of the Debtors in February 1997. He was Senior Vice President, Distribution of the Debtors from June 1995 to February 1997. Prior to joining the Debtors, he was Senior Vice President, Distribution of QVC, Inc. from 1994 to June 1995. He was Vice President, Operations and Administration for Simon and Schuster Publishing Co. from 1992 to 1994.

          Mr. Dieffenbach became Senior Vice President, Human Resources of the Debtors in July 1997. Prior to joining the Debtors, Mr. Dieffenbach served as Vice President, Human Resources for Uptons Department Stores, Inc. from prior to 1992 until May 1997.

          Ms. Dunning became Senior Vice President, Planning and Allocation of the Debtors in February 1997. Ms. Dunning served as Vice President, Strategic Planning of the Debtors from January 1996 to February 1997. Prior to joining the Debtors, she was Vice President, Merchandise Planning of Rich's/Lazarus/Goldsmith's, a Division of Federated Department Stores, Inc., from February 1995 to January 1996 and Vice President, Merchandise Planning of Lazarus from 1992 to February 1995.

          Mr. James became Senior Vice President, Marketing of the Debtors in May 1997. Prior to joining the Debtors, Mr. James served as Senior Vice President, Marketing and Advertising for Best Products from 1992 until 1997.

          Mr. Moses became Senior Vice President, CFO of the Debtors in July 1996. He was Senior Vice President, Finance from July 1995 to July 1996. Mr. Moses was Vice President, Finance for the Debtors from April 1995 to July 1995. Prior to joining the Debtors, Mr. Moses was Senior Vice President, Finance of Ames Department Stores, Inc. from 1992 to 1995.

          Mr. Raymond became Senior Vice President, Asset Protection of the Debtors in July 1995. Prior to joining the Debtors, he was Senior Vice President, Asset Protection for Ames Department Stores, Inc. from 1992 to July 1995.

          Mr. Schmitt became Senior Vice President, General Counsel, Secretary and Clerk of the Debtors in November 1995. He was Vice President, General Counsel, Secretary and Clerk of the Debtors from July 1995 to November 1995. Prior to joining the Debtors, he was Vice President, Business Development for Wheelabrator Clean Water Systems, Inc. from 1994 to June 1995. He was President of CP Consulting from 1992 to 1994.

          Ms. Sandra Smith became Senior Vice President, General Merchandise Manager - Hardlines of the Debtors in July 1995. She was Vice President, General Merchandise Manager - Hardlines of the Debtors from February 1994 to July 1995 and Divisional Merchandise Manager, Home Fashions of the Debtors from prior to 1992 to February 1994.

          Mr. Tom Smith became Senior Vice President, Stores in December 1997. He was previously Director of Operations & Merchandising for Fry's Electronics, a rapidly growing $1.6 billion retailer based in San Jose, California, which he joined in 1995. He was Division Director for The Home Depot/Crossroads from June 1993 to April 1995. He was Regional Vice President for Wal-Mart from prior to 1993 to April 1993.

          Mr. Sparks became Senior Vice President, General Merchandise Manager - Softlines of the Debtors in July 1995. He was Vice President, General Merchandise Manager - Softlines of the Debtors from October 1994 to July 1995. Prior to joining the Debtors, Mr. Sparks was Vice President, General Merchandise Manager of Belk Lindsey from August 1992 to October 1994. He was Senior Vice President, General Merchandise Manager, Mens and Childrens of Caldor, Inc. from prior to 1992 to August 1992.

          Mr. Bush became a Director of the Debtors in July 1997. He founded Raintree Partners, Inc. in 1995, which provides consulting services to retail and service companies. He previously served as President and as a Director of Michaels Stores, Inc. from prior to 1992 to 1995.

          Mr. Curry became a Director of the Debtors in January 1994. He has also served as President Emeritus of Northeastern University since September 1996.

          Mr. Friedman became a Director of the Debtors in May 1996. Mr. Friedman was a partner at Dewey Ballantine LLP (formerly Dewey Ballantine) from 1978 to April 1996.

          Ms. Pomerleau became a Director of the Debtors in March 1993. She has also served as President and CEO of AlphaSight Online Strategists since April 1996. She was Managing Partner of Pomerleau Associates from October 1995 to March 1996. Prior to founding Pomerleau Associates, she was Managing Partner of ADS Consulting from November 1994 to October 1995. Ms. Pomerleau was Executive Vice President, COO of South Shore Hospital, Inc. and South Shore Health and Educational Corporation and a member of the Board of Directors of each from prior to 1991 to 1994.

          Mr. Rutstein became a Director of the Debtors in April 1995. He has served as a Consultant for Raytheon Co. since December 1994. He was Senior Vice President and CFO of Raytheon Co. from February 1992 to December 1994. Mr. Rutstein was Senior Vice President and Controller of Raytheon Co. prior to 1992.

          Mr. Ryckman became a Director of the Debtors in June 1997. He founded WGR, Inc. in 1990, and WGR Gold LP in 1994. He currently serves as the Chairman of the Board of Tri Tech Labs, Inc. and Irma Shorell, Inc. and COO of Associated Capital. He also serves as a Director of Omni Capital, Banyan Hotel Management Corporation, Krasdale Foods, Inc., Arby Foods Development Corp., National Propane Corp., and Panavision Inc.

III.  Corporate Structure

          Bradlees, Inc., is a publicly-owned Massachusetts corporation whose sole business is holding the shares of common stock of Bradlees Administrative Co., Inc. ("Admin"), a Massachusetts corporation, which in turn holds all of the issued and outstanding shares of Bradlees Stores, Inc. ("Stores"), also a Massachusetts corporation. As of the Petition Date, Stores operated 136 retail discount department stores in the Northeast and was the parent company of five subsidiaries related to the Bradlees' businesses (as shown on the following organizational chart):

                           [FLOW CHART APPEARS HERE]

                                Bradlees, Inc.

                       Bradlees Administrative Co., Inc.

                             Bradlees Stores, Inc.

         Maximedia     Dostra         New           New            New
          Services,    Realty      Horizons      Horizons       Horizons
            Inc.      Co., Inc.  of Bruckner,   of Westbury,   of Yonkers,
                                     Inc.           Inc.           Inc.

IV.  History

          Until the mid-1990s, the Debtors enjoyed growth and success. The history of the Debtors may be divided into four distinct periods, each of which is discussed below in greater detail:

 .    1961 - 1988. Bradlees/1/ was owned by and operated as a division of The
Stop & Shop Companies, Inc. ("Stop & Shop"). During this period, Bradlees grew from a small enterprise to become one of the leading discount retail chains in the East.

 .    1988 - 1992. In 1988, following a leveraged buy-out, the Bradlees'
businesses were incorporated as separate companies and became wholly-owned subsidiaries of Stop & Shop. During this period, Bradlees continued to enjoy growth in both sales and earnings.

 .    1992 - 1995. In 1992, Stop & Shop "spun off" the Bradlees' businesses through an initial public offering of Bradlees' stock. Following the spin-off, Bradlees became an independent public company. Although investors and analysts had great expectations for the company, during this period Bradlees began a costly expansion to urban areas and saw its profit margins decline drastically.

 .    1995 - Present. The first eighteen months after the Debtors' filed their
Chapter 11 petitions were difficult, as revenues, margins and earnings declined substantially. With the implementation of new strategies, initiatives and cost reduction programs, beginning in late 1996, the Debtors have begun to see significant improvements in sales and earnings.

     A.   1961-1988

          Stop & Shop acquired the Bradlees' businesses in 1961 (which consisted of six stores) and, until approximately 1988, the Bradlees' businesses were operated as divisions of Stop & Shop and/or its affiliates. As divisions of Stop & Shop, Bradlees operated with its own operating management, offices and
distribution facilities.   During this period, Bradlees grew steadily and
eventually became one of the leading discount retailers in the East.

     B.   1988-1992

          In 1988, Stop & Shop agreed to a leveraged buyout ("LBO") proposed by Kohlberg Kravis Roberts & Company ("KKR"). As part of the LBO, an acquisition subsidiary of KKR tendered for all of the shares of Stop & Shop at a price of $44 per
----------------
/1/ "Bradlees" refers to the Debtors as they existed prior to the Petition Date.

share, for a total purchase price of approximately $1.2 billion. The amounts due under the various debt agreements were allocated to Stop & Shop and its various subsidiaries, including the Bradlees' businesses. As part of the post-LBO structure, the Bradlees' businesses were allocated, for accounting purposes, 44% of all debt of the Stop & Shop entities on a consolidated basis. Thus, Stop & Shop allocated the Bradlees' businesses almost $600 million of debt arising out of the LBO.

          After the LBO, the Bradlees' businesses were organized in a number of affiliated, separately incorporated companies focusing on different regions and functions. Specifically, the Bradlees' businesses were divided into three regions, New England, New York, and New Jersey, with operating companies managing the stores and holding companies holding the stock. All of these entities were wholly-owned subsidiaries of Stop & Shop. In January of 1989, as part of an internal restructuring, Bradlees closed and sold thirty-seven stores
located in Virginia, North Carolina, Maryland and Delaware.   Following the LBO,
the businesses of Bradlees and Stop & Shop continued to be closely intertwined. Bradlees continued to share certain facilities and work functions with Stop & Shop -- including their corporate headquarters, computer services, warehouse facilities, and trucking capacity. In addition, Stop & Shop often purchased merchandise for the entire Stop & Shop consolidated businesses, including the Bradlees' businesses.

          During this period, the number of Bradlees' stores and its earnings continued to grow, and investor interest in the Bradlees' businesses and a possible stock offering began to materialize. Among the factors which made Bradlees an enticing investment opportunity at that time were that (i) Bradlees had a leading market share in the Northeast as well as desirable and hard-to-duplicate store locations, (ii) Bradlees emphasized soft goods, which had higher margins than hard goods, and had recently invested in new technologies and store layouts, and (iii) Bradlees had improving "EBITDA" (earnings before interest, taxes, depreciation and amortization) even during the extended recession in the Northeast.

C.   1992 - 1995

     1.   The Initial Public Offering
          ---------------------------

          In 1992, Stop & Shop desired to capitalize on the growing investor interest in the Bradlees' businesses. Accordingly, Stop & Shop sought to spin-off the Bradlees' businesses and make Bradlees an independent public company. As part of this process, an initial public offering ("IPO") was scheduled for July 9, 1992. In projections distributed to lending institutions, Stop & Shop projected that Bradlees' operating profit margin would grow from 3.54% in 1991 to 4.81% in 1997, and that net earnings would grow at a rate of 20-25% through 1997. At this rate, Bradlees was projected to attain earnings per share of $5.58 in 1997.

          In preparation for the IPO, Bradlees, Inc. was incorporated for the purpose of acquiring the Bradlees' businesses. On May 6, 1992, the IPO and the intent to sell between 11 and 12 million shares of Bradlees, Inc. were announced. On July 9, 1992 (the

"Spin-Off Date"), the IPO and spin-off (the "Spin-Off") were effectively consummated. As part of the Spin-Off, the parties carried out a number of transactions, including:

               (a) certain directors of Bradlees' subsidiaries resigned.

               (b) Bradlees, Inc. issued 11,018,625 shares of common stock in the IPO for $13 per share, receiving net proceeds of $135,728,156.30.

               (c) Bradlees, Inc. transferred the net proceeds of the IPO of
                   $135,728,156.30 as a capital contribution to Admin.

               (d) Admin purchased the stock of the following entities from Stop
                   & Shop, using the downstreamed net proceeds from the IPO: (i) NE Holdings for $75,003,379.15; (ii) NY Holdings for $7,152,873.83; and (iii) Bradlees NJ for $53,571,903.27.

          The total purchase price for the Spin-Off, including all stock and all debt repayments, totaled $340,311,970.16. Of this amount, the purchase of stock by Admin from Stop & Shop accounted for $135,728,156.30, and the repayment of certain intercompany obligations between Bradlees and Stop & Shop accounted for the remaining $204,583,813.86. The repayment of the intercompany obligations was financed by the net proceeds of a $115 million bank term loan ("Term Loan") and the issuance of a $100 million subordinated seller note ("Seller Note") to Stop & Shop. In August of 1992, the Company issued in the public market $125 million senior subordinated notes due 2002, the net proceeds of which were used to pay off the Seller Note and to pay down a portion of the Term Loan. In March of 1993, the Company issued $100 million subordinated notes due 2003, the net proceeds of which were used to pay off the balance of the Term Loan.

          2.  Operating Downturn
              ------------------

          Although the Bradlees' businesses had been projected to excel during the years following the Spin-Off, the projections never materialized. Nationally, total sales in the retail market increased from $95 billion in 1991 to $137.5 billion in 1994 or approximately twelve percent (12%) annually. However, Bradlees' own sales did not keep pace with those of other retailers. While the bankruptcies of discount retailers such as Ames, Jamesway and Hills, and the publicly reported financial difficulties of Kmart, indicated that Bradlees' problems were not unique, other retailers such as Wal-Mart, and certain department store chains, grew and even thrived in the period from 1992-1995.

          During this period, Bradlees developed profound and fundamental problems. Indeed, before Bradlees filed their Chapter 11 petitions, Bradlees' businesses had lost focus. Rather than appealing primarily to middle-market consumers -- as Bradlees had successfully done during the 1980's -- Bradlees drifted further and further into the realm of the low-end discount retailers (such as Kmart and Wal-Mart) without the attendant benefit of a low-cost operating infrastructure common to such retailers. Not only did the quality of Bradlees' merchandise decline during the early 1990's, but so did the gross margins on many of the hard goods being offered for sale. In addition, in the three-years following the Spin-Off, Bradlees entered into a significant number of costly leases to open new store locations primarily in urban areas. These new store openings eroded Bradlees' cash resources and reduced its borrowing capacity.

          Among the numerous factors which led to Bradlees' downturn and eventual Chapter 11 filing, the following may be considered the most important:

               (a)  Increased Competition

          From 1992 to 1995, competition in the discount department store industry increased in the already competitive Northeast region with the entry of several new competitors into the area (such as Wal-Mart), and the expansion of the operations of traditional competitors of Bradlees, such as Kmart and Caldor. During this period, Wal-Mart, Kmart, and Caldor opened 53, 12, and 11 new stores in the Northeast, respectively.

          Bradlees responded to the increase in competition by deviating from its traditional merchandising and marketing strategies. Bradlees had generally differentiated itself from its competitors by emphasizing soft-line goods and higher quality merchandise. In the post-Spin-Off period, however, in order to increase store traffic, Bradlees changed its emphasis to commodity-type goods, which yielded lower margins. In addition, Bradlees began to compete on the basis of price alone. Although sales increased somewhat, the lower margins ultimately hurt Bradlees' bottom line.

               (b)  Failure to Effectively Implement Programs to Expand
                    Operations

          Management's growth strategy relied heavily on increasing revenues by remodeling existing stores and opening new stores in both existing market areas and new markets. In 1990, Bradlees launched a program to remodel existing stores based upon a new store prototype. Bradlees had planned to remodel 75% of its stores by the end of 1994 and open four to six new stores per year in malls and shopping centers, locations in which Bradlees' stores typically had been successful. However, Bradlees deviated considerably from this plan -- the store remodeling program was substantially reduced and the new stores did not open on time. The performance of remodeled and new stores did not meet projections and management expended more capital on expansion than the businesses were generating. In addition, despite the reduction in the number of remodeled and new stores, the cost overruns for remodeling and new store preparation and fixturing totaled $19.1 million.

          Although Bradlees traditionally believed that one of its competitive advantages was the hard-to-duplicate locations of Bradlees' stores in established retail markets in the Northeast, Bradlees pursued certain new markets that required large investments in real estate as well as higher operating costs. Bradlees invested $39.9 million in land and lease acquisitions from the Spin-Off Date through January 1995 that was not anticipated in its projections. These expenditures impaired Bradlees' liquidity, causing Bradlees to further curtail its remodeling program in favor of maintaining the pace of new store openings. In total, Bradlees invested an additional $59.0 million over budget in capital expenditures, land and lease acquisitions while only marginally increasing sales.

               (c)  Liquidity Problems

          By the end of 1994, the increased competition, poor performance of the new and remodeled stores, and the expanded investment in capital expenditures had seriously eroded Bradlees' liquidity. Bradlees' attempts to generate additional capital through the refinancing of existing debt and other credit facilities were insufficient to cover the excessive spending on new stores and remodeling, and the shortfall in earnings from the Spin-Off Date through January 28, 1995. By early 1995, Bradlees had utilized $135 million of its $150 million revolving credit facility established pursuant to the Credit Agreement among Bradlees, Inc., various lending institutions and Bankers Trust Company, as Agent, dated as of March 3, 1993. Additionally, working capital as of May 20, 1995 had eroded to just $2.9 million. In addition, Bradlees had violated its loan covenants and was unable to negotiate satisfactory waivers and new covenants. As such, Bradlees did not have the resources to purchase fall merchandise for the "back-to-school" selling period and factors were increasingly unwilling to extend credit to vendors. In sum, Bradlees faced a
(i) revolving credit facility approaching its limit on borrowings, and (ii) diminished working capital position.

               (d)  Off-balance Sheet Financing

          As part of Bradlees' efforts to increase new store openings, it entered into an off-balance sheet financing arrangement. Specifically, in 1994 Bradlees entered into a $75 million lease financing revolving line of credit (the "Lease Credit Line") to fund future store development. The Lease Credit Line, provided by a syndicate of banks led by Bankers Trust (the "SPE Group"), was intended to be a ready source of interim construction financing, with permanent financing to be obtained separately on a store-by-store basis -- as construction was completed and the stores were refinanced (most likely on a sale-leaseback basis). In connection with the Lease Credit Line, the parties thereto executed that certain Credit Agreement dated as of March 3, 1993, as amended, among Bradlees, Inc., Various Lending Institutions and Bankers Trust Company, as Agent, dated September 30, 1994, as amended (the "SPE Facility"). Through a series of reductions, the amount of the Lease Credit Line was reduced to $24 million.

          In order to obtain off-balance sheet treatment for the Lease Credit Line, all loans had to be made directly to special purpose entities unaffiliated with Bradlees. The basic structure of the Lease Credit Line was that the Banks lent 97% of the development cost of a property to State Street Bank and Trust Company, as trustee (the "SPE Owner Trustee") for the special purpose entity, which loans were guaranteed by each of the Debtors. The remaining 3% was provided in the form of a 3% equity investment in the SPE Owner Trustee by another special purpose entity, BRE Funding, Inc. (the "Investor"). The SPE Owner Trustee was a grantor trust created by the Investor, and the Investor owned the entire beneficial interest in the SPE Owner Trustee. The Investor was a Delaware corporation, all the stock of which was owned by JH Holdings Corporation, as trustee of the BRE Trust, a charitable trust ultimately for the benefit of Harvard University.

          The 3% invested by the Investor was financed entirely by a loan from the SPE Group to the Investor. As a consequence, the SPE Group essentially financed 100% of the development costs of the properties involved. The SPE Owner Trustee used the loans at the direction of Bradlees to acquire fee title and develop the properties.

          At the time a property was first financed through the Lease Credit Line, the SPE Owner Trustee leased the property to BSI pursuant to a master lease and lease supplement under which BSI agreed to pay as rent amounts sufficient to amortize all of the loans. Each of the other Debtors guaranteed the leases.

          All loans made under the Lease Credit Line were secured by senior mortgages on the properties involved (including real property, fixtures and related equipment). The loans were also secured by assignments from the SPE Owner Trustee of the leases and its assignment of the development-related contracts (e.g., agency agreement, development agreement, construction agreement, completion guaranty and assignment of contracts).

          Two properties, Philadelphia and Providence (the "SPE Properties"), were financed through the Lease Credit Line, and the aggregate outstanding principal balance at the time of the Petition Date was approximately $18.2 million.

               (e)  Management

          In addition to its operating and expansion difficulties after the IPO, Bradlees suffered from a lack of experienced management. Bradlees' two top post-Spin-Off officers were relatively inexperienced in the discount retail industry. Barry Berman, Chairman, President and CEO of Bradlees, had a background in accounting and food marketing for the Supermarket Division of Stop & Shop until March 1990, but no significant background in discount merchandising. Samuel Mandell, who held the position of Executive Vice President and COO of Bradlees (and later President) after the Spin-Off, had been General Counsel of Stop & Shop with responsibility for a myriad of non-sales functions, including legal and real estate. The third highest executive position, CFO, was unfilled at the time of, and for two months after, the Spin-Off. Joseph McGlinchey, CFO for pre-Spin-Off Bradlees and Stop & Shop, remained behind at Stop & Shop, along with most of his staff.

          The initial post-Spin-Off Board of Directors of Bradlees similarly lacked discount merchandising experience. At the time of the Spin-Off, the Board consisted of Messrs. Berman and Mandell, Lewis Schaeneman -- the Chairman and CEO of Stop & Shop -- and James Greene, Paul Raether and Clifton Robbins -- three executives and partners of KKR. Notably absent from the Board immediately following the Spin-Off were any independent directors.

          3. New Management Team
             -------------------

          On December 3, 1994, Bradlees hired Mark A. Cohen to be Chairman and CEO. Mr. Cohen had previously been the Chairman and CEO of Lazarus Department Stores, a 51-store division of Federated Department Stores, Inc. ("Federated"). Mr. Cohen had more than 23 years of experience in the retail industry, and he had held key executive positions in both department and chain store companies. Mr. Cohen had joined Federated in 1987 as President and COO of Federated's Goldsmith's Department Stores division. In 1988, he joined Lazarus Department Stores as President and COO and was named Chairman and CEO in 1989. Bradlees hired, through the latter part of 1994 and early 1995, several additional senior level employees to serve on Mr. Cohen's management team.

          4. May 24, 1995 -- Annual Meeting of Shareholders
             ----------------------------------------------


          In light of the difficulties facing Bradlees, on the eve of its May 24, 1995 annual meeting of shareholders, Bradlees made several announcements:

             (a) Bradlees expected to report a loss of $2.25 to $2.75 per share when it released the fiscal first-quarter earnings in mid-June. This expected loss was nearly twice as large as market analysts had projected, as several analysts had projected losses of approximately $1.40 per share.

             (b) Bradlees would delay the store openings which it had planned for 1996. Bradlees had expected to open at least five new stores in 1996.

             (c) Bradlees would suspend its dividend payment. Bradlees common stock had paid a quarterly cash dividend of 15 cents per share since the Spin-Off. Bradlees supported this announcement by noting that the elimination of the dividend would save the company approximately $6.8 million per year.

          5. June 22, 1995 -- Layoffs
             ------------------------

          On or about June 22, 1995, Bradlees terminated several senior employees, including: Samuel Mandell, President and COO; Anne Terhune, Vice President and General Counsel; and Barry Horowitz, Vice President, Marketing.

V. 1995-present -- The Chapter 11 Cases

          As a result of increased competition, expansion into costly urban locations, and resulting illiquidity, as discussed above, Bradlees was compelled to seek Bankruptcy Court protection on June 23, 1995.

       A. Filing

          On June 23, 1995, the Debtors each filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. Pursuant to an Order of the Bankruptcy Court dated June 23, 1995, the Debtors' Chapter 11 cases were consolidated for procedural purposes only and are being jointly administered.

       B. Administration of Cases

          Since the commencement of the Chapter 11 cases, the Debtors have continued to operate their businesses and manage their properties as debtors-in-possession pursuant to Bankruptcy Code Sections 1107(a) and 1108, subject to the jurisdiction and supervision of the Bankruptcy Court. No trustee or examiner has been appointed in these cases.

       C. Bankruptcy Court First Day Orders

          On the first day of the Chapter 11 cases, the Bankruptcy Court entered a number of orders granting the Debtors various forms of relief. In particular, the Debtors obtained orders authorizing: (i) the joint administration of the Debtors' Chapter 11 cases; (ii) the maintenance of business forms, bank accounts, cash management system, and exempting the Debtors from investment and certain bonding requirements of the Bankruptcy Code; (iii) the honoring of certain prepetition obligations to customers; (iv) the payment of prepetition wages, salaries and commissions; (v) the retention of Dewey Ballantine LLP (formerly Dewey Ballantine) as bankruptcy counsel; and (vi) the retention of Goodwin, Procter & Hoar as special corporate counsel to the Debtors.

       D. Parties in Interest and Professionals

          The parties described below have been the major parties in interest in the Chapter 11 Cases to date:

          1. Bankruptcy Court
             ----------------

          The Honorable Burton R. Lifland, United States Bankruptcy Judge, has presided over the Debtors' Chapter 11 Cases since the Petition Date.

          2. Debtors
             -------

          During the pendency of the Chapter 11 Cases, it was necessary for the Debtors to retain professionals to assist in a variety of areas:

          Dewey Ballantine LLP  Bankruptcy counsel.

          Goodwin, Procter & Hoar LLP  Special corporate counsel.

          Zolfo Cooper, LLC -- Special financial advisors and bankruptcy consultants.

          Deloitte & Touche, LLP -- Accountants and auditors from September 15, 1995 through September 24, 1997.

          Arthur Andersen LLP -- Accountants and auditors commencing on September 24, 1997.

          Schottenstein Bernstein Capital Group, LLC; Gordon Brothers Partners, Inc.; the Nassi Group LLC; and Alco Capital, Inc. -- Consultants to assist in certain going-out-of-business sales.

          Squire, Sanders & Dempsey LLP --  Special real estate counsel.

          Donlin, Recano & Company, Inc. -- Official Claims Agent for the Clerk of the Bankruptcy Court.

          In addition, other counsel have been retained to prosecute and defend, to the limited extent necessary during the pendency of the Chapter 11 Cases, actions which were pending as of the Petition Date. By Order dated December 21, 1995, the Bankruptcy Court authorized the Debtors to retain and compensate these and various other professionals in the ordinary course of business.

          3. Official Committee of Unsecured Creditors
             -----------------------------------------

          On July 6, 1995, the United States Trustee for the Southern District of New York appointed an Official Committee of Unsecured Creditors (the "Creditors' Committee"). The following professionals have been retained by order of the Bankruptcy Court to act on behalf of the Creditors' Committee:

          Otterbourg, Steindler, Houston & Rosen, P.C. -- Counsel to the Creditors' Committee.

          Ernst & Young LLP --  Accountants for the Creditors' Committee.

          4. Secured Creditors
             ------------------

          The Principal secured creditors in the cases are comprised of two groups of lending institutions: (i) those lending institutions which are parties to the Credit Agreement among Bradlees, Inc., various lending institutions and Bankers Trust Company, as Agent, dated as of March 3, 1993 (the "Bank Group"), and (ii) the SPE Group, i.e., those lending institutions providing a revolving line of credit to fund future store development. (See Section 2.IV.C.2.(d) entitled "Off-Balance Sheet Financing," above.) The following professionals have been retained by the Secured Creditors:

          Skadden, Arps, Slate, Meagher & Flom -- Counsel to the Bank Group.

          Kasowitz Benson Torres & Friedman LLP -- Counsel to Gabriel Capital, L.P., the majority holder of the Bank Group Claim.

          Policano & Manzo, LLC  Financial advisors to the Bank Group.

          5. Unofficial Committee of Trade Claim Holders
             --------------------------------------------

          The Unofficial Committee was formed to represent the interests of those members of the Unofficial Committee who had purchased claims in Bradlees Stores, Inc.'s Chapter 11 case. The current members of the Unofficial Committee are Stonington Management Corporation and Anvil Investment Partners. The Unofficial Committee retained the following professional:

          Milbank, Tweed, Hadley & McCloy  Counsel to the Unofficial Committee.

       E. Debtor-in-Possession Financing

          As previously mentioned, in the months prior to the Petition Date, the Debtors were facing a severe liquidity crisis. As such, many of the Debtors' vendors refused to ship goods and certain factors refused to extend credit based upon shipments to the Debtors. In an effort to alleviate these problems, and in order to continue to operate their businesses in a Chapter 11 context, on June 23, 1995, the Debtors entered into an agreement to provide them with a working capital facility to meet their ongoing cash and credit requirements during these Chapter 11 cases (the "Chase DIP Facility"). The Chase DIP Facility had a two-year term, with an original maturity date of June 23, 1997. The Chase DIP Facility was originally entered into by the Debtors and Chemical Bank and was subsequently syndicated. The Chase Manhattan Bank ("Chase Bank") (successor by merger with Chemical Bank) was agent under the Chase DIP Facility. By Order dated June 26, 1995, the Bankruptcy Court authorized the Debtors to obtain interim DIP financing in the amount of $100 million. On July 11, 1995, the Bankruptcy Court entered a Final Order authorizing and approving the Chase DIP Facility in the full amount of $250 million.

          With the Chase DIP Facility in place, vendors resumed shipments to the Debtors of new inventory on normal business terms. During the course of the Chapter 11 Cases, the Debtors have negotiated several amendments to the Chase DIP Facility. The following table summarizes the dates of each Amendment and the primary function, inter alia, of each Amendment:


Amendment                        Date              Purpose
----------------                 -------------     -----------------------------
First Amendment                  June 30, 1995     Modified certain definitions
                                                   contained in the Chase DIP
                                                   Facility.

Second Amendment                 August 9, 1995    Provided for the syndication
                                                   of loans to be made under the
                                                   Chase DIP Facility to a group
                                                   of banks.

Third Amendment                  March 15, 1996      Modified certain
                                                     definitions and financial
                                                     covenants contained in the
                                                     Chase DIP Facility.

Amendment by                     August 15, 1996     Permitted the closing of
Letter Agreement                                     fourteen stores and the
                                                     establishment of a markdown
                                                     reserve in connection
                                                     therewith.

Fourth Amendment                 September 13, 1996  Provided for a reduction in
                                                     the funds available under
                                                     the DIP line due to closure
                                                     of store locations and
                                                     modified certain financial
                                                     covenants contained in the
                                                     Chase DIP Facility.

Fifth Amendment                  January 13, 1997    Provided for a modification
                                                     of the EBITDA covenant
                                                     contained in Section 6.05
                                                     of the Chase DIP Facility.

Amendment by                     February 20, 1997   Permitted the closure of
Letter Agreement                                     the store located in New
                                                     Hyde Park, New York.

Sixth Amendment                  March 20, 1997      Extended the maturity date
                                                     of the Chase DIP Facility
                                                     for one year.

Seventh Amendment/2/             October 29, 1997    Increased the borrowing
                                                     base, increasing the amount
                                                     of available credit to the
                                                     Debtors.

          In connection with the Chase DIP Facility, the Debtors also negotiated with the Debtors' Bank Group and Chase Bank to obtain stand-by letters of credit from Chase Bank to "back up" existing letters of credit issued by the Bank Group. This enabled the Debtors, inter alia, to obtain certain imported goods which vendors were unwilling to ship absent such assurances.

          Toward the end of 1997, the Debtors believed that additional availability under a new financing was necessary to provide liquidity levels during the 1998 fiscal year which would be sufficient to satisfy the vendor community. Thus, in anticipation of an exit from Chapter 11 in 1998, the Debtors sought to replace their Chase DIP Facility

--------------------
/2/   Technically, the Seventh Amendment to the Chase Dip Facility is the First
Amendment to the "Amended and Restated Revolving Credit and Guaranty Agreement" which was executed as part of the Sixth Amendment, and restates and incorporates all of the previous Amendments.

with (a) a financing which would provide the Debtors with additional availability by further increasing the percentage of eligible inventory on which borrowing is based, and by defining eligible inventory more liberally and (b) which would be convertible by replacement into an exit financing upon emergence from Chapter 11.

          After exploring the possibility of obtaining such financing and soliciting bids from a number of financial institutions, the Debtors determined that BankBoston, N.A. ("BankBoston") submitted the most favorable bid. On December 3, 1997, the Debtors filed an Application with the Court seeking authorization to obtain DIP Financing from BankBoston. On December 22, 1997, the Bankruptcy Court entered an Order authorizing the Debtors to enter into the DIP agreement with BankBoston (the "BankBoston DIP Facility"). As compared to the Chase DIP Facility, the BankBoston DIP Facility provides the Debtors with greater availability, and hence liquidity, for lesser fees and for a longer term. The BankBoston DIP Facility is convertible by replacement, upon the satisfaction of certain conditions, into exit financing for a term equal to the earlier of (a) three years from the date of closing of the exit facility or (b) four years from December 23, 1997. The possibility of converting the BankBoston DIP Facility into exit financing was one of the reasons that Bradlees elected to enter into the BankBoston DIP Facility.

       F. Exclusivity Extensions

          Section 1121 of the Bankruptcy Code grants a debtor-in-possession the exclusive right to file a plan of reorganization for 120 days after the filing of a voluntary petition for relief under Chapter 11 and the exclusive right to solicit acceptances of that filed plan for 180 days after the date of the petition. Section 1121 additionally provides that each of these periods may be extended for cause before its expiration. Because of the size and complexity of the Debtors' cases and the significant progress that the Debtors have made towards reorganization, the Debtors' exclusivity periods have been extended five times by Orders of the Bankruptcy Court.

          .   Toward the end of the Debtors' initial exclusivity period, which expired on October 23, 1995, the Debtors successfully demonstrated to the Bankruptcy Court that sufficient cause existed to extend the Debtors' exclusive periods on the basis that the Debtors' management had expended significant time since the Petition Date responding to numerous inquiries and information requests made by the Creditors' Committee, the Bank Group, vendors, customers and landlords. In addition, during their exclusive periods, the Debtors had negotiated a DIP agreement and merchandise return program and that additional time was needed to attend to Bradlees' other operational problems. By Order dated November 20, 1995, the Debtors' motion was granted and the exclusive filing period was extended through June 30, 1996 and the exclusive solicitation period through August 29, 1996.

          .   On June 7, 1996, the Debtors filed a motion seeking to extend their exclusivity periods. In the motion, the Debtors asserted that they needed additional time to fully implement their business plan and evaluate the business plan's results under the leadership of Mark Cohen (see discussion of Mark Cohen's initiatives, below).

Following a hearing held before the Bankruptcy Court on June 25, 1996, the Bankruptcy Court signed an Order extending the Debtors' exclusive periods to file a plan of reorganization through February 1, 1997, and extending the Debtors' exclusive periods in which to solicit acceptances of a plan through April 2, 1997.

          .   On January 10, 1997, the Debtors filed a motion with the
Bankruptcy Court seeking an additional extension of their exclusivity periods. In the motion, the Debtors informed the Bankruptcy Court of the recent appointment of Peter Thorner as Chairman and CEO (who replaced Mark Cohen in this position). The Debtors asserted that additional time was needed to successfully implement Mr. Thorner's strategies (see discussion of Peter Thorner's initiatives, below). The Bankruptcy Court signed an Order on January 21, 1997, extending the Debtors' exclusive periods to file a plan of reorganization through August 4, 1997, and extending the exclusive periods to solicit acceptances of a plan through October 3, 1997.

          .   On July 3, 1997,  the Debtors, with the support of the Official
Committee of Unsecured Creditors, filed a motion seeking the entry of an order extending the Debtors' exclusive periods to file a plan of reorganization and solicit acceptances of the plan through February 2, 1998 and April 3, 1998, respectively. In the motion, the Debtors asserted that although the early signs from Peter Thorner's initiatives were positive, the Debtors required additional time to reorganize their operations and that the extension was necessary to maintain the confidence of the vendor and factor communities and to preserve continued credit support from these groups. By Order dated July 15, 1997, the Bankruptcy Court authorized the extension of exclusivity over the objections of certain creditor constituencies.

          .   On December 8, 1997, the Debtors with the support of the Official
Committee of Unsecured Creditors filed a motion with the Bankruptcy Court seeking the entry of an order extending the Debtors' exclusive periods to file a plan of reorganization and solicit acceptances of the Plan through August 3, 1998 and October 5, 1998, respectively. In the motion, the Debtors stated that although the Debtors were at their healthiest position since entering Chapter 11, they were not yet ready to emerge from bankruptcy. The Debtors stated that the additional time would allow for two pivotal steps toward the successful confirmation of a plan of reorganization to occur: (i) the continued strengthening of the Debtors' operational performance, and (ii) an agreement among the Debtors' creditors on how their interests in the Debtors' estates should be distributed among the creditors. Following the objections of several parties to the Debtors' motion, the Bankruptcy Court, in an Order dated December 22, 1997, granted the Debtors' motion but provided that if the Debtors did not by April 1, 1998 (or under certain circumstances, a later date), file a plan or plans of reorganization and disclosure statement (a) that is reasonably capable of obtaining exit financing and either (b) that is supported by each of the principal interests in the case including the pre-petition bank groups, the Official Creditors' Committee, the Unofficial Committee of Trade Claimants and the Subordinated Debt, or (c) which, if not supported by each of the principal interests referred to in (b) above, is supported by the beneficial holders of a majority in amount of the pre-petition revolving bank debt and the pre-petition vendor-trade claims as then reflected in the Debtors' books and records, then certain creditors can also file and seek confirmation of a plan of reorganization. The Debtors believe that the proposed Plan filed herewith is reasonably capable of obtaining financing and is supported by each of the principal interests in these Chapter 11 cases and accordingly, complies with the December 22, 1997 Order.

       G. Claims Process and Bar Date

          Because of the large number of creditors, the Debtors were required to and did retain Donlin, Recano to receive and process the proofs of claim which would be filed. The Debtors filed their Schedules of Assets and Liabilities on October 20, 1995, and Stores amended its schedules on December 18, 1995./3/ Thereafter, by Order dated February 6, 1996, the Bankruptcy Court established April 1, 1996 as the final time for filing proofs of claim in the Chapter 11 cases (the "Bar Date"). The Debtors, working closely with Donlin, Recano, served notices of the Bar Date via first-class mail to the creditors and by publication in four national newspapers: The New York Times (national edition),
                                          ------------------
The Wall Street Journal (national edition), The Boston Globe and Women's Wear
-----------------------                     ----------------     ------------
Daily.
-----

       1. Alternative Dispute Resolution Program
          --------------------------------------

          The Debtors have commenced a claims reconciliation process to resolve several difficulties frequently encountered in cases of this magnitude, including ascertaining claims which: (i) are filed in duplicate; (ii) consist of amendments to previously filed claims; (iii) are asserted against multiple Debtors; (iv) do not allege an obligation of any of the Debtors; (v) assert contingent claims against multiple Debtors; or (vi) include postpetition interest and other disallowable charges. See Section 3.XIV of Disclosure Statement entitled "Estimation of Claims." Specifically, the Debtors filed a Motion on August 26, 1996, seeking authorization to establish an Alternative Dispute Resolution Procedures Program (the "ADR Program") for Personal Injury and Tort Claims. Under the ADR Program, the Debtors should initially attempt to settle, through negotiation or mediation, all tort claims. The ADR Program established steps which the parties must follow in attempting to settle a claim. By an Order dated September 12, 1996, the Bankruptcy Court authorized the implementation of the ADR Program. Pursuant to the ADR Program, the Debtors have filed four Applications for Omnibus Settlement of Personal Injury and Tort Claims, all of which have been approved by the Bankruptcy Court.

Filing                        Date of Order  Number of Claims Settled
----------------------------  -------------  ------------------------
First Omnibus Settlement         10/23/97             50
Second Omnibus Settlement        10/29/97             64
Third Omnibus Settlement         11/17/97             45

--------------
/3/   The Debtors' schedules of assets and liabilities have been amended various times to settle injury claims which were late-filed. However, these changes are de minimis and such amendments were for the convenience of Donlin, Recano to better track such settlements.

Fourth Omnibus Settlement           2/17/98                        55
Fifth Omnibus Settlement            2/24/98                        24
Sixth Omnibus Settlement            3/23/98                        14
Seventh Omnibus Settlement           7/9/98                        17

          The Debtors have also obtained approval from the Court for numerous individual settlements of personal injury claims. To the extent that any personal injury claims have been allowed, such claims have been allowed against BSI.

          2. Reconciliation of and Objections to Claims
             ------------------------------------------

          Similarly, the Debtors filed a Motion on September 29, 1997, seeking authorization to establish Procedures for Reconciliation of and Objection to Claims (the "Procedures"). The Procedures include five steps to be followed in resolving claims disputes. By an Order of the Court dated October 23, 1997, the Court authorized the Procedures.

          On January 29, 1998 and March 10, 1998, the Debtor, filed First and Second, respectively, Omnibus Objections to Claims, in which the Debtors sought to, inter alia, object to certain duplicate and other claims. On May 7, 1998 and June 18, 1998, the Debtors filed the Third and Fourth Omnibus Objections to Claims, respectively, in which the Debtors sought to, inter alia, reduce and allow certain claims. On July 17, 1998, the Debtors filed the Fifth and Sixth Omnibus Objections to Claims, in which the Debtors sought to, inter alia, expunge certain claims.

          3. Reclamation Claims
             ------------------

          During the course of the case, Bradlees had received approximately 290 reclamation demands seeking the return of goods with invoice values totaling more than $27,400,000, which goods had allegedly been delivered during the statutory reclamation period. Bradlees believes, however, that the actual amount of valid reclamation claims is approximately $9.3 million. Certain vendors proceeded to commence adversary proceedings against Bradlees in an effort to reclaim their goods. Bradlees desired to adopt a uniform procedure for determining and settling all reclamation claims, so that litigation concerning such claims could not continue to interfere with Bradlees' reorganization efforts.

          Accordingly, on or about May 1, 1996, Bradlees filed a Motion with the Court seeking approval of certain procedures to be used in settling and paying reclamation claims. The first step of the procedure called for Bradlees to reach an agreement with its vendors regarding the amount of each reclamation claim. Once the amount of the claim was agreed upon, vendors holding such reclamation claims were entitled to select one of two options for payment: (i) payment in Cash of sixty-five percent of the amount of the reclamation claim within forty-five days of agreement or approval of agreement, or (ii) an allowed administrative claim in the full amount of the claim which will be paid pursuant to the Debtors' Plan of Reorganization.

          On November 12, 1996, the Court signed an Order affording the relief sought in the Motion. Since the Order was signed the Debtors have noticed three omnibus settlements settling reclamation claims in accordance with the terms of the above program.

       H. Real Estate Transactions

          During the latter stages of the Debtors' cases, the Debtors determined that certain real property which was owned by the Debtors should be sold. Such properties include (i) a store located in North Attleboro, Massachusetts, (ii) unimproved real property located in Hempstead, New York and (iii) a store located in Providence, Rhode Island.

          1. North Attleboro, Massachusetts
             ------------------------------

          After receiving an attractive offer for Bradlees' North Attleboro, Massachusetts store, the Debtors determined in late 1997 that the store in North Attleboro (the "N.A. Store") should be closed. The N.A. Store's performance was resulting in marginal cash flow, and the N.A. Store was under intense competitive pressure from other retailers nearby.

          The Debtors applied to the Bankruptcy Court and received authorization to close the N.A. Store and conduct a going-out-of-business sale. On December 24, 1997, the Debtors filed a motion seeking authorization to sell the N.A. Store to Beckenstein Enterprises No. Attleboro L.L.C. ("Beckenstein") for a payment in the amount of $8,400,000, subject to higher or better offers. At a hearing held on the motion on January 7, 1998, Beckenstein's offer was deemed to be the highest and best offer and the Bankruptcy Court authorized the sale of the N.A. Store.

          2. Westbury, New York
             ------------------

          The Debtors had originally purchased property in Hempstead, New York (the "Westbury Property") in 1994 for the purpose of building a new store on the site. The Debtors' bankruptcy filing affected their plans to expand, however, and management determined that the Debtors' efforts to reorganize would best be served by selling the Westbury Property.

          In 1996, the Debtors reached an agreement with Ellison Management Corporation ("Ellison") to sell the Westbury Property to Ellison for $12,000,000. However, Ellison never consummated the purchase. Pursuant to the Purchase Agreement, the Debtors retained liquidated damages in the amount of $1,600,000 which Ellison had provided to the Debtors as liquidated damages.

          Following the aborted sale to Ellison, the Debtors resumed their efforts to sell the Westbury Property. Although the Debtors received several offers, none were as high as the $12,000,000 offered by Ellison. In mid-1997, the Debtors received an offer from RM Westbury LLC ("RM") which the Debtors determined to accept. RM agreed to purchase the "Westbury Property" for $7,844,150, subject to higher and better offers. At a hearing held on February 24, 1998, the Westbury Property was sold for the contract price.

          3. Providence, Rhode Island
             ------------------------

          As stated above (see Section 2.IV.C.2, supra), in order to fund future
                           ---
store development, Bradlees entered into an off-balance sheet financing arrangement. Specifically, in 1994 Bradlees entered into a $75 million lease financing revolving line of credit (the "Lease Credit Line") with a syndicate of banks led by Bankers Trust (the "SPE Group"). Two properties, one in Providence, Rhode Island and one in Philadelphia, Pennsylvania, were financed through the Lease Credit Line.

          Bradlees constructed and opened a Bradlees store in Providence, Rhode Island and operated the store through September 1996. In August 1996, however, Bradlees received the Court's authorization to close the store. Immediately after closing the store, Bradlees began efforts to sell the property. Bradlees utilized the services of two real estate brokers to assist in marketing the property. Bradlees received an offer from AAA Southern New England to purchase the property for $4,250,000.

          On April 13, 1998, Bradlees filed a Motion with the Court seeking authorization to sell the property and to enter into a listing agreement to pay the real estate broker upon the closing of the sale from the proceeds of the sale. On May 6, 1998, the Court signed an Order authorizing Bradlees to sell the Property and pay the commissions to the real estate broker.

          4.  Philadelphia, Pennsylvania
              --------------------------

          Bradlees partially constructed a store at the Philadelphia location,/4/ and, in the first quarter of 1996, decided not to complete such store. In early 1998, Bradlees' efforts to sell the Philadelphia property were unsuccessful. Pursuant to a Stipulation and Order entered by the Court on May 5, 1998, Bradlees agreed that if the Philadelphia property was not sold by August 1, 1998, than Bradlees would, inter alia, be deemed to have deeded the Philadelphia property to State Street Bank and Trust Company. The Philadelphia property was not sold by August 1, 1998, and pursuant to the Stipulation and Order, the property was deeded to State Street Bank and Trust Company.

       I. Real Estate Leases and Executory Contracts

          Prior to the Petition Date and continuing during the pendency of the Chapter 11 cases, the Debtors have continually conducted reviews and analyses of their operations, and, specifically, the past and potential contributions of each store location. As of the Petition Date, the Debtors operated 136 stores. Due to management's decisions regarding each store's potential profitability, the Debtors have closed thirty-six stores

---------------
/4/ As set forth above, the Philadelphia property, like the Providence property, was financed through the Lease Credit Line.

while opening three stores, and currently operate 103 stores. As is set forth below, in order to complete their review and analyses, the Debtors requested, on several occasions, that the court extend their time, pursuant to Section 365 of the Bankruptcy Code, to assume or reject certain leases.

          1. 365(d)(4) Extension Motion
             --------------------------

          As of the Petition Date, the Debtors were party to nearly 200 leases of real property. In order to afford the Debtors an opportunity to review each of their leases in light of their overall Business Plan and reorganization prospects, the Debtors filed a Motion on August 3, 1995 (the "August 3, 1995 Motion"), seeking to extend, through the date of confirmation of a plan or plans of reorganization, the Debtors' time within which to assume or reject such leases. The vast majority of the landlords under the Debtors' leases did not object to the motion and, following a hearing, the Bankruptcy Court entered an Order dated August 16, 1995, extending through confirmation of a plan or plans of reorganization the Debtors' time to assume or reject their non-residential leases with respect to the non-objecting landlords. With respect to those landlords who did object to the motion, the Debtors negotiated with such landlords and, eventually, settled each such objection. Specifically, the Debtors and each objecting landlord agreed that the Debtors' time to assume or reject such leases would be extended through June 30, 1996. The Bankruptcy Court approved each such settlement (each, a "Landlord Stipulation").

          By a Motion dated June 7, 1996, the Debtors again moved the Bankruptcy Court for the entry of an order extending through the date of confirmation of a plan or plans of reorganization this time to assume or reject each of the leases which were the subject of a Landlord Stipulation. The majority of the landlords under such leases did not object to the relief requested in the motion.
However, three landlords did object and each of their objections were overruled by the Bankruptcy Court by orders which extended the Debtors' time to assume or reject such leases through confirmation of a plan or plans of reorganization.

          2. Lease Assumptions and Rejections
             --------------------------------

          As the Debtors have completed their reviews of each individual store, they have, on several occasions, made determinations as to whether to assume or reject the various leases. In those situations, the Debtors have filed the appropriate motions with the Bankruptcy Court seeking such authorization.

             (a) Assumptions

          The Debtors have been authorized by the Bankruptcy Court to assume two leases: (i) the lease for the store located in Peabody, Massachusetts, pursuant to a Stipulation and Consent Order signed by the Bankruptcy Court on November 14, 1995, and (ii) the lease for a second store located in Worcester, Massachusetts, by Order dated November 21, 1995.

                (b)   Assumptions and Assignments

          With the approval of the Bankruptcy Court, the following leases have been assigned by the Debtors:


              Lease Location                 Date Assigned
              --------------                 -------------

              Schenectady, NY                November 19, 1996

              Marlton, NJ                    January 9, 1997

              E. Hanover, NJ                 January 5, 1997

              Montgomeryville, PA            December 27, 1996

              Troy, NY                       December 27, 1996

              Meriden, CT                    January 21, 1997

              New Hyde Park, NY              September 16, 1997

              Shrewsbury, MA                 March 18, 1997



                (c)   Rejections and GOB Sales

          Following the Debtors' review of the leases, the Debtors have decided to close certain stores and, in certain cases, to reject certain leases. In connection with this process, the Debtors sought and obtained Bankruptcy Court authorization to close the stores and conduct going-out-of-business sales (the "GOB Sales"). For several of the GOB Sales, the Debtors retained consultants to assist them with such sales. See Section 2.V.D hereof, entitled "Parties in Interest and Professionals."

          The Debtors have received Bankruptcy Court authorization to reject 28 leases as listed below:

Lease Location                         Lease Type              Date Rejected
--------------                         ----------              -------------

Henrico, VA                            Store                   August 21, 1995

Cheltenham, PA                         Store                   October 23, 1995

Hempstead, NY                          Store                   September 1, 1995

73 Baystate Drive, Braintree, MA       Office/Warehouse        November 15, 1995

Bridgeport, CT                         Off-site/Warehouse      November 15, 1995

Staten Island, NY                      Store                   November 30, 1995

Medford, MA                            Off-site                November 15, 1995

Dedham,  MA                            Distribution Facility   November 30, 1995

75 Northfield Avenue, Edison, NJ       Office/Warehouse        March 1, 1996

North Bergen, NJ                       Store                   December 14, 1995

106 Northfield Avenue, Edison, NJ      Office/Warehouse        March 1, 1996

Topsham, ME                            Store                   July 1, 1996

N. Windham, ME                         Store                   July 1, 1996

Lewiston, ME                           Store                   July 1, 1996

N. Brunswick, NJ                       Store                   July 1, 1996

Franklin Mills (Philadelphia), PA      Store                   November 4, 1996

Jersey City, NJ                        Store                   November 4, 1996

Paramus, NJ                            Store                   November 4, 1996

Seekonk, MA                            Store                   November 4, 1996

Warwick, RI                            Store                   November 4, 1996

Latham, NY                             Store                   November 4, 1996

Burlington, NJ                         Store                   February 12, 1997

Levittown, PA                          Store                   November 4, 1996

Newington, CT                          Store                   November 4, 1996

Bensalem, PA                           Store                   November 4, 1996

Groton, CT                             Store                   March 13, 1998

Allentown, PA                          Store                   March 13, 1998

Utica, NY                              Store                   March 17, 1998

          3.   Recharacterization of the SPE Facility
               --------------------------------------

          Pursuant to a Stipulation and Order Among the Debtors, State Street Bank and Trust Company, as Owner Trustee, Bankers Trust Company, et al., dated March 27, 1998 (the "SPE Stipulation"), the SPE Facility was recharacterized to give effect to its actual substance a loan from the SPE Banks to BSI. In addition, by virtue of the recharacterization of the SPE Facility, legal title to the SPE Properties was deemed to vest with BSI, thereby permitting BSI to sell the SPE Properties, subject to Bankruptcy Court approval. The SPE Stipulation also addressed the distribution of the proceeds of the sale of either of the SPE Properties and provided for the reimbursement of eighty percent of Bradlees' costs, fees and expenses incurred in connection with the maintenance and preservation of the SPE Properties since the Petition Date. Finally, the SPE Stipulation limited the amount of the administrative claim that could be asserted by State Street Bank and Trust Company based upon the SPE Facility to $100,000, which amount is to be paid from the proceeds of the sale of the Providence, Rhode Island property. On May 5, 1998, the Court approved the SPE Stipulation.

          4.   Executory Contracts
               -------------------

               (a)   Private Label Credit Card Program
                     ---------------------------------

          Prior to the Petition Date, the Debtors entered into an agreement with Citicorp Retail Services, Inc. ("CRS") for the service of the Debtors' private label credit card program. CRS had been providing the Debtors such services since 1986 pursuant to a Purchase and Service Agreement dated March 31, 1986. After the commencement of these Chapter 11 cases, the Debtors determined that the retention of the private label credit card program was in the best interests of the Debtors' businesses and estates. However, because the original agreement had been amended many times and numerous provisions contained in such agreement were no longer applicable, the Debtors and CRS decided that the original agreement should be amended and restated before being assumed by the Debtors. The Debtors negotiated with CRS and prepared an amended and restated agreement. After the Debtors and CRS finalized the terms of the amended and restated agreement, the Debtors filed a motion dated November 1, 1995 seeking the Bankruptcy Court's authorization for the Debtors to assume the agreement with CRS as amended and restated, and by Order of the Bankruptcy Court dated November 20, 1995, the Bankruptcy Court granted the motion.

          The agreement with CRS provided that after July 31, 1998, either Bradlees or CRS could terminate the agreement upon six months prior written notice to the other party. In order to provide assurance to both parties regarding the continuity of Bradlees' credit card program, Bradlees sought to enter into a new agreement with Citibank (South Dakota), N.A. ("Citibank"), an affiliate of CRS, which would enable Bradlees to continue its credit card program on terms that were similar to those contained in the agreement with CRS. On August 4, 1998, the Debtors filed a motion with the Court seeking authorization to enter into the agreement with Citibank. On August 17, 1998, the Court signed an Order approving the agreement with Citibank.

               (b)   Comdisco and IBM
                     ----------------

          On or about May 24, 1996 and June 25, 1996, Comdisco, Inc. ("Comdisco") and IBM Credit Corporation ("IBM"), respectively, filed motions with the Bankruptcy Court seeking to compel the Debtors to assume or reject certain equipment leases (the "Equipment Leases") and to pay certain alleged administrative expenses. The Equipment Leases covered point of sale and related equipment including cash registers, computer inventory systems, and other point of sale equipment necessary for the continued operations of the Debtors (collectively, the "Equipment"). The Debtors were able to negotiate resolutions with respect to both the Comdisco and IBM motions. Negotiations with Comdisco ultimately concluded in a settlement agreement, the terms of which were set forth in a stipulation (the "Comdisco Stipulation") filed with the Bankruptcy Court and approved on or about December 12, 1996, which allowed the Debtors to use the Equipment during the 1996 holiday season and provided a means for the parties to terminate the Comdisco Equipment Lease. The Comdisco Stipulation provided for the rejection of all the equipment leases between the Debtors and Comdisco effective as of February 28, 1997. In addition, the Comdisco Stipulation required the Debtors to make a payment to Comdisco in the amount of approximately $1.1 million representing all post-petition amounts owed to Comdisco by the Debtors on account of the equipment leases and set forth procedures for the return of the equipment to Comdisco.

          The Debtors also reached a settlement with IBM for the continued use of the IBM Equipment. This stipulation (the "IBM Stipulation") was submitted to the Court and was approved by Order dated December 12, 1996. The IBM Stipulation provided for the purchase by the Debtors of the IBM equipment for $1.85 million as well as an additional payment of approximately $1.7 million representing outstanding post-petition amounts owed to IBM by the Debtors. In addition, the IBM Stipulation provided for the exchange of general releases by each party regarding all potential claims (except as enumerated therein) against the other party arising out of the leases or the equipment, and waiver of all penalties and interest charges.

          The settlements reached by the Debtors with Comdisco and IBM saved the Debtors approximately $2 million, while maintaining the continuity of the Debtors' point of sale system.

               (c)   Ambassador Greeting Cards
                     -------------------------

          Prior to the Petition Date, the Debtors had entered into a contract with The Ambassador Division of Hallmark Marketing Corporation ("Ambassador"), under which Ambassador was required to supply Bradlees with greeting cards and related products for sale in all of Bradlees' stores. During the Debtors' Chapter 11 case, the Debtors had become dissatisfied with the service they received from Ambassador.

          Accordingly, on July 31, 1998, Bradlees filed a Motion with the Court seeking authorization to reject the contract with Ambassador. On August 13, 1998, the Court entered an Order authorizing the rejection of the contract with Ambassador.

Bradlees has entered into an agreement with American Greeting Corporation, under which American Greeting Corporation has replaced Ambassador as Bradlees' primary supplier of greeting cards.

        J.    Vendor Relations

              Immediately after the Petition Date, the Debtors sought to re-establish good relationships with vendors. As part of this process, the Debtors undertook several initiatives:

              1.   Merchandise Return Programs
                   ---------------------------

              Historically, vendors accepted returns of goods that were: (1) out of season; (2) skewed the balanced mix of sizes and colors; (3) were slow to sell; (4) were damaged; or (5) did not conform to the Debtors' purchase orders. However, after the Debtors filed for Chapter 11 protection, they were required -- absent authority from the Bankruptcy Court -- to suspend their regular merchandise return programs in respect of goods that had been delivered prepetition. Merchandise vendors were also unwilling to accept returns of prepetition merchandise for credit against postpetition invoices. As a result, unwanted and unsellable merchandise accumulated. The Debtors' inability to return these unwanted goods for credit severely limited the Debtors' access to a new supply of fresh and sellable goods, thereby hampering the Debtors' ability to compete effectively with other retailers. To alleviate this problem, the Debtors formulated a merchandise return program with its vendors, which program was approved by the Bankruptcy Court pursuant to interim and final Orders dated August 2 and 22, 1995, respectively. The implementation of the merchandise return program enabled the Debtors to stock its stores with fresh sellable merchandise.

              2.   Payment for Goods Delivered Post-Petition
                   -----------------------------------------

              Prior to the Petition Date, the Debtors had numerous purchase orders outstanding. However, many vendors who had received such purchase orders declined to fill them because, as they advised the Debtors, they feared that their claims for payment for goods they had shipped after the Petition Date would be relegated to a prepetition claim. To allay these fears, the Debtors sought and obtained Bankruptcy Court authorization pursuant to an order dated July 6, 1995, to treat obligations with respect to goods delivered after the Petition Date as administrative claims payable in the ordinary course of business.

        K.    Employee Benefits

              The commencement and continuation of the Chapter 11 cases led, not unexpectedly, to uncertainty among the Debtors' employees regarding their future with the Debtors. The Debtors found it increasingly difficult to retain key personnel given the uncertainties which necessarily attend a restructuring pursuant to a Chapter 11 proceeding. The Debtors realized that the departure of experienced employees would significantly impair their ability to successfully reorganize and would dampen employee morale. As such, after the Petition Date, the Debtors took numerous steps to reduce departures and improve employee morale:

          1.    Wages and Benefits
                ------------------

          On the Petition Date, the Debtors sought and the Bankruptcy Court entered an Order authorizing the Debtors to pay certain prepetition employee obligations in the nature of wages, salary and other compensation earned within the ninety days prior to the Petition Date and to honor certain employee reimbursement requests incurred in a manner consistent with the Debtors' prepetition practices and policies. The Debtors were also authorized to continue to honor and pay all employee benefit plans and policies for medical, dental, disability and other types of insurance.

          2.    Workers' Compensation
                ---------------------

          Prior to the Petition Date, the Debtors were self-insured for workers' compensation coverage in seven of the nine states in which they operated. The Debtors were concerned that their Chapter 11 filings would affect their continued ability to remain self-insured for workers' compensation coverage. After researching the issue, the Debtors determined that it was vital that they continue to pay pre-petition workers' compensation claims, or they would risk losing their right to self-insure -- and lose the attendant cost savings. Accordingly, the Debtors sought and obtained authorization from the Bankruptcy Court by Order dated July 6, 1995 to pay such claims in an aggregate amount not to exceed $2,000,000.

          3.    Employee Bonuses/Retention Policy
                ---------------------------------

          Shortly after the Debtors filed their Chapter 11 petitions, on or about September 22, 1995, the Debtors moved, inter alia, for an order approving and amending the Debtors' pre-petition employee incentives programs so as to provide a select group of the Debtors' employees with certain incentives, such as bonuses, in addition to their base salaries, in order to encourage a higher level of performance and continued employment throughout the Chapter 11 cases. Several creditor constituencies objected to the motion on the grounds that the bonuses to be paid under the programs were unduly high and not sufficiently tied to the Debtors' performance/5/. This motion was granted by Orders of the Bankruptcy Court dated October 24, 1995 and November 14, 1995 after the Debtors reached a compromise with the objecting creditor groups. Specifically, two general employee incentive programs were approved: (1) the Enterprise Appreciation Incentive Plan (which covers the CEO, COO, CFO and members of the Senior Management Group, as defined within the program) and provides cash benefits measured by the growth in the value of the Debtors from the date of grant to the cash-out date; and (2) the Retention Bonus Plan which provided for an annual cash payment to selected upper and mid-level


--------------------------
   /5/ The creditors' objections were primarily directed at the compensation of Mark Cohen. (See Section 2.V.L.7 of the Disclosure Statement).

employees, which payments were contingent upon a certain threshold performance by the Debtors and continued employment of such employees with the Debtors.

          On or about March 27, 1997, the Debtors moved to replace the Retention Bonus Plan, with a "Corporate Bonus Plan" that provides annual bonuses to certain eligible employees based upon the Debtors' performance as established in their business plan and the eligible employee's performance review. Under the Corporate Bonus Plan, the Debtors had to attain a minimum level of EBITDA of $28 million for the 1997 fiscal year before any employees are eligible for bonuses. The EBITDA target was fixed by Bradlees' Board of Directors with input from the Debtors' creditor constituencies. A "Discretionary Fund" in the amount of $500,000 was also established to enable the Debtors to compensate an employee solely based upon the employee's superior performance (therefore, even if the Debtors were not to meet the minimum level of EBITDA or if an employee were not otherwise eligible for a bonus under the plan, the Debtors can still provide a bonus to recognize an employee's superior performance as an incentive for maintenance of that performance level). As with the Retention Bonus Plan, under the Corporate Bonus Plan, the CEO, the COO and members of the Senior Management Group are subject to a 25% holdback on all the bonuses, which will be paid upon the earliest of the date of substantial consummation of the plan or plans of reorganization or the date of the termination of employment "without cause," as that term is defined under the program.

          The Debtors met their minimum EBITDA level for 1997 and paid bonuses in 1998, in respect of the prior fiscal year, in the aggregate amount of approximately $3.9 million.

          4.  Medical Benefits
              ----------------

          Prior to the Petition Date, Blue Cross and Blue Shield of Massachusetts ("Blue Cross") provided administrative services to the Debtors under a self-insured plan called the Blue Cross and Blue Shield Indemnity Medical Benefits Plan (the "Indemnity Plan"). Blue Cross received and processed medical claims submitted by the Debtors' employees and then made appropriate payments either to the employees or directly to the medical service providers. The Debtors in due course reimbursed Blue Cross and were charged an administrative fee of approximately $1.4 million. After the Petition Date, however, the Debtors determined that it was in their best interests, both economically and administratively, to discontinue the Indemnity Plan and enter into a new point of service medical benefits plan with Blue Cross (the "POS Plan"). The Debtors sought authorization from the Bankruptcy Court (i) to enter into the POS Plan which would cover approximately 2,000 of the Debtors' employees and, (ii) in connection with the approval of the new plan, to reimburse Blue Cross for payments it made under the Indemnity Plan for medical benefits that accrued prepetition but were not reported and paid by Blue Cross until after the commencement of the Debtors' Chapter 11 cases. On July 30, 1996, the Bankruptcy Court entered an order approving the POS Plan and authorizing the Debtors to make the requested payment to Blue Cross.

          5.  Collective Bargaining Agreements
              --------------------------------

          During the course of the Debtors' Chapter 11 cases, several of the collective bargaining agreements ("CBA") between the Debtors and the various unions expired. Following negotiations with union representatives, the Debtors have, on several occasions, requested and obtained authorization from the Bankruptcy Court to enter into new CBAs with the various unions:

              (a)   United Food and Commercial Workers Local 72
                    -------------------------------------------

          Approximately 140 employees at two of the Debtors' stores were members of the United Food and Commercial Workers Local 72 ("Local 72"). A prior CBA with Local 72 had expired on February 5, 1995. In a Motion dated July 12, 1996, the Debtors sought authority to enter into a new CBA which was in large measure consistent with the Debtors' pre-petition CBA. However, the new CBA authorized the Debtors to pay retroactive salary increases not exceeding $20,000, a portion of which accrued pre-petition. On July 30, 1996, the Bankruptcy Court entered an Order authorizing the Debtors to enter into the CBA with Local 72.

              (b)   United Food and Commercial Workers
                    Locals 56, 1500 (North), 1500 (South) and 1776
                    ----------------------------------------------

          Approximately 1,578 employees (the "UFCW Employees") -- consisting of 359 full-time and 1,219 part-time employees -- at seventeen of the Debtors' stores were members of the United Food and Commercial Workers ("UFCW") Locals 56, 1500 (North), 1500 (South) and 1776. The UFCW Employees were employed pursuant to four CBAs, which the Debtors had entered into pre-petition.

          On March 7, 1997, the Debtors sought entry of an Order approving and authorizing the Debtors to enter into new CBAs with these four UFCW local unions.

          The new CBAs differed from the prior CBAs in that the new CBAs contained provisions for (a) severance payments and (b) establishment of certain privileges enabling an employee to transfer to another store, both being effective only in the event that the Debtors closed any of the stores at which the UFCW Employees were employed. By Order dated March 18, 1997, the Bankruptcy Court granted the Debtors' motion.

              (c) Refrigeration, Air Conditioning and Oil Burner Division of Local 537 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO
                    ----------------------------------------------------------

          Approximately 20 of the Debtors' employees in the Debtors' headquarters and warehouse were members of the Refrigeration, Air Conditioning and Oil Burner Division of Local 537 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO ("Local

537"), and were employed pursuant to a CBA which the Debtors had entered into pre-petition. The CBA expired on April 26, 1997.

          The Debtors filed an Application dated June 13, 1997 seeking approval to enter into the new CBA. The new CBA was substantially similar to the prior CBA but provided for modest increases in wages and pension payments, which were consistent with those provided in previous contracts. In addition, the increase in pension payments contemplated by the new CBA would not be effective until January 1, 1999, and only for future years of service. By Order dated June 25, 1997, the Bankruptcy Court authorized the Debtors to enter into the new CBA with Local 537.

              (d)   International Brotherhood of Teamsters,
                    Teamster Local Union Number 25
                    --------------------------------------

          Approximately 202 employees were employed at the Debtors' distribution facility in Braintree, Massachusetts, pursuant to a pre-petition CBA with the International Brotherhood of Teamsters, Teamster Local Union Number 25 ("Local 25"), which expired on January 18, 1997.

          By Motion dated August 1, 1997, the Debtors sought authorization to enter into a CBA with Local 25. The new CBA was substantially similar to the prior CBA. Wage increases and other payments contemplated by the new CBA were expected to increase only modestly under the new CBA. Certain provisions of the new CBA also promoted and enhanced the flexibility of the Debtors' operations. In particular, the new CBA reduced the number of official company holidays and reduced "functional reporting areas" of the facilities for full-time employees from seven to five areas, which translated into a reduced need for supervisors. In addition, the new CBA reduced the guaranteed minimum number of hours for weekend and holiday overtime for full-time and part-time employees by three and two hours, respectively. By Order dated August 12, 1997, the Bankruptcy Court granted the Debtors' motion.

              (e) United Food and Commercial Workers International Union, Local Union Numbers 328 and 1445
                    --------------------------------

          Approximately 658 employees -- consisting of 267 full-time and 391 part-time employees -- were members of the United Food and Commercial Workers International Union, Local Union Number 328 ("Local 328"). Similarly, approximately 1644 employees -- consisting of 602 full-time and 1042 part-time employees -- were members of the United Food and Commercial Workers International Union, Local Union Number 1445 ("Local 1445"). The terms of the CBAs with Local 328 and Local 1445 expired on June 13, 1998.

          On August 24, 1998, the Debtors filed a motion seeking the entry of an order approving and authorizing the Debtors to enter into new CBAs with Local 328 and Local 1445. The new CBAs were substantially similar to the prior CBAs, but provided for, inter alia, modest increases in wages and lump sum longevity payments. The Motion was approved by the Court on September 10, 1998.

     L.   Significant Litigation and Settlements

          The Debtors have been involved in various litigations and settlements since the Petition Date. The majority of the litigation arose from disputes with the Debtors' various landlords. The following summarizes the significant litigations and settlements:

          1.    Westbury
                --------

          In November 1995, Westbury Real Estate Ventures, Inc. ("Ventures") commenced an adversary proceeding against the Debtors seeking (i) specific performance of an alleged option agreement to sell the Debtors' Westbury, New York property (the "Westbury Property") to Ventures, (ii) an order enjoining the Debtors from transferring the Westbury Property to any other party and (iii) an administrative claim against the Debtors in an amount of not less than $5 million. Because the Debtors wished to sell the Westbury Property and had located a willing buyer, the Debtors sought to dispose of the adversary proceeding quickly by moving for dismissal with prejudice of the complaint, or in the alternative, the awarding of summary judgment to the Debtors. The Bankruptcy Court, in a published decision, granted the Debtors' motion to dismiss. See Westbury Real Estate Ventures, Inc. v. Bradlees, Inc. (In re
             -----------------------------------------------------  -----
Bradlees Stores, Inc.), 194 B.R. 555 (Bankr. S.D.N.Y. 1996) (the "Memorandum
----------------------
Decision").

          Thereafter, after failing in attempts to have the Bankruptcy Court reconsider its decision, on July 24, 1996, Ventures filed an appeal of the Bankruptcy Court's decisions to the United States District Court for the Southern District of New York. The Debtors asserted that the District Court should not hear the appeal because the Bankruptcy Court's decision was interlocutory. In addition, the Debtors argued that the Bankruptcy Court correctly dismissed Ventures' Complaint on Rule Against Perpetuities grounds. On July 25, 1997, the District Court issued an order dismissing Ventures' appeal. See Westbury Real Estate Ventures, Inc. v. Bradlees, Inc. (In re
             -----------------------------------------------------  -----
Bradlees Stores, Inc.), 210 B.R. 506 (S.D.N.Y. 1997).
----------------------

          2.    Cardiff
                -------

          On November 13, 1995, Cardiff Associates, L.P. ("Cardiff") filed a motion seeking to compel the Debtors to shorten the time within which to assume a non-residential real property lease with Cardiff (for the premises located at Cardiff Circle Shopping Center, Egg Harbor Township, New Jersey) to December 31, 1995. The Debtors opposed the motion and following a hearing held on December 7, 1995, the Bankruptcy Court denied Cardiff's motion. On December 18, 1995, Cardiff filed a Motion for Reconsideration, which Cardiff subsequently withdrew.

          3.    White City
                ----------

          On or about November 22, 1995, White City Shopping Centers, L.P. ("White City") filed an Application seeking relief from the automatic stay or, alternatively, requiring the Debtors to provide White City with adequate protection for the Debtors' continued use of the premises. White City was the owner of property located at 50 Boston Turnpike, Shrewsbury, Massachusetts. The Debtors were "anchor tenants" in the shopping center on the property under a lease dated August 8, 1962 (the "White City Lease"). White City alleged that the Debtors had failed to meet its maintenance obligations in violation of the White City Lease, and White City was, therefore, entitled to relief from the automatic stay to evict the Debtors. On January 5, 1996, the Debtors filed an objection to the Application of White City, arguing that (i) the Debtors were current on their postpetition rent and maintenance obligations at the store, so there was no postpetition default under the lease, (ii) certain of the conditions about which White City complained existed prepetition and were not subject to Section 365(d)(3) of the Bankruptcy Code, and (iii) in the alternative, the requested repairs were not "obligations" within the meaning of that term under Section 365(d)(3) of the Bankruptcy Code. The Bankruptcy Court denied White City's efforts to terminate the lease.

          On October 4, 1996, White City again filed a motion with the Bankruptcy Court seeking an order shortening the Debtors' time to assume or reject its unexpired nonresidential real property lease with White City or, in the alternative, an order granting relief from the automatic stay. The White City Lease provided that if the Debtors ceased operating at the store for six months, the landlord could terminate the lease at any time after the expiration of the six month period (the "Go Dark Provision"). The Debtors had closed the White City store on or about March 1, 1996, and consequently had ceased operations at that location. White City requested an order either shortening the Debtors' time to assume or reject the lease or, alternatively, an order lifting the stay to allow White City to proceed with eviction proceedings in state court because the Debtors had been closed for over six months.

          On December 9, 1996, the Debtors filed an Objection to the motion of White City, arguing that White City should be denied its request for two reasons. First, the Go Dark Provision conflicted with the policies behind
Section 365 of the Bankruptcy Code and did not create an obligation that must be timely performed under Section 365(d)(3) of the Bankruptcy Code. Second, contrary to White City's allegations, neither White City nor the tenants of White City were being materially harmed by the closing of the store.

          At a hearing to consider the Motion, the Bankruptcy Court established a "drop dead" date of February 28, 1997 for the Debtors to file a motion to assume or assign the lease. If no motion were filed by such date, the lease would be deemed rejected. The Debtors subsequently filed an Order to Show Cause seeking a hearing to consider an extension of the Debtors' time to assume or reject the lease.

          The Debtors finally determined to assign the lease back to White City. Pursuant to an Order dated March 18, 1997, the Debtors were authorized to assign the lease to White City.

          4.    Vornado
                -------

          The Debtors were party to twenty-one leases with Vornado Realty Trust ("Vornado") covering twenty-one of the Debtors' stores. Nineteen of the leases were assigned to the Debtors in 1992 by Stop & Shop. To overcome the objections of Vornado regarding such assignment, prior to the Petition Date, Vornado, the Debtors, and Stop & Shop entered into a Master Agreement and Guaranty (the "Lease Modification Agreement") pursuant to which, inter alia, (i) Vornado authorized the assignment of the leases and (ii) the leases were modified in certain respects. Among the modifications to the nineteen underlying leases, Vornado purported to impose certain restrictions on the Debtors' ability to assume, assign, or reject one or more of the leases.

          The Debtors commenced an adversary proceeding on October 10, 1996 against Vornado and Stop & Shop seeking, inter alia, (i) a declaration that certain provisions of the Lease Modification Agreement were invalid and (ii) the award of certain monetary damages. In addition, on October 14 and 24, 1996, respectively, the Debtors filed two motions seeking to (a) assume and assign one lease with Vornado, (b) reject three leases with Vornado and (c) have declared invalid certain provisions of the Lease Modification Agreement.

          The Debtors and Vornado settled their disputes on terms set forth in the Stipulation and Order, which was approved by the Bankruptcy Court on December 23, 1996. In particular, the parties agreed that the adversary proceeding should be dismissed without prejudice, the Debtors could assume and assign one lease and reject three others, and certain ground rules for addressing future dispositions of the remaining leases should be implemented. The settlement allowed the Debtors to close the assignment of one lease for $1.0 million, and to cease lease and other related payments for several non-operating stores.

          5.    Tomarc
                ------

          On August 14, 1996, The Tomarc Company ("Tomarc"), the lessor of property leased in Clark, New Jersey (the "Clark Lease"), filed a Motion seeking an Order compelling the Debtors to reject the Clark Lease or, in the alternative, deeming the Clark Lease rejected. Tomarc purportedly sought such relief because (i) the insurance which the Debtors maintained with respect to the property was inadequate and (ii) the Debtors did not adequately maintain the property. The Debtors opposed Tomarc's Motion and following a hearing before the Bankruptcy Court, the Bankruptcy Court issued a Memorandum Decision and Order Denying Landlord's Motion to Compel Debtors to Reject Lease or Deem Lease Rejected dated December 30, 1996.

          On January 21, 1997, Tomarc filed a Motion to Deem the Extension of the Lease Invalid and the Lease Terminated, and, to the Extent Not Granted, to Compel the Debtors to Assume or Reject the Lease Prior to Confirmation of a Plan. On February 28, 1997, the Debtors filed a Motion for Summary Judgment, asserting that Tomarc's motion should be denied because (i) it was procedurally improper because Tomarc could only obtain the declaratory relief it sought through an adversary proceeding, (ii) the motion was untimely, and (iii) the Bankruptcy Court had already denied the requested relief. In a Memorandum Decision and Order dated October 9, 1997, the Bankruptcy Court granted summary judgment in favor of the Debtors as to that part of Tomarc's motion seeking to deem the extension of the lease invalid. The Bankruptcy Court, however, denied the

Debtors' motion for summary judgment as to that part of Tomarc's motion seeking to shorten the Debtors' time to assume or reject the lease. The Bankruptcy Court held that there was an outstanding question of fact whether the uncertainty of the Debtors' continued tenancy was adversely impacting Tomarc's ability to obtain new financing which precluded the granting of summary judgment.

          6.    Ventnor
                -------

          On May 2, 1997, Ventnor Plaza Company ("Ventnor") filed a motion with the Bankruptcy Court seeking relief from the automatic stay. Ventnor was the owner of a community shopping center located in Ventnor City, New Jersey. The initial term of Bradlees' lease with Ventnor (the "Ventnor Lease") expired on April 30, 1997, but contained five options to renew for five consecutive five-year terms, provided that the option was exercised by giving notice to Ventnor at least six months before the expiration of the term in effect. The exercise of the option was conditioned upon (a) the tenant's exercise of all prior options, and (b) there being no existing material default at the time of the exercise.
At least six months prior to the expiration of the Ventnor Lease, the Debtors, by a letter dated October 18, 1996, attempted to exercise the option to extend the lease for an additional five-year period. Ventnor argued that the option to renew could not be exercised by the Debtors because there existed material pre- and post-petition defaults under the lease. Specifically, Ventnor alleged that the Debtors had not paid their management fee portion of the cost of operating and maintaining the common facilities. Ventnor requested relief from the stay to allow Ventnor to commence appropriate proceedings either in the Bankruptcy Court or in a state court having jurisdiction over the property, in order to terminate the Debtors' possession and occupancy of the property.

          On July 31, 1997, the Debtors filed a Preliminary Objection to Ventnor's motion, asserting that Ventnor's motion should be denied for numerous reasons, including: (i) under the terms of the Ventnor Lease, the Debtors had no obligation to pay the management fee, (ii) even if such an obligation existed, Ventnor had waived any contractual right to the management fee by failing to seek to collect it for almost twelve years, (iii) the Debtors actually paid what they believed was the post-petition amount of the disputed management fee in October 1996 at the time of the lease extension, (iv) even if the Debtors were in default, it was not a "material default" to invalidate the extension, and (v) even if a "material default" did exist, Ventnor waived any right to object to the Debtors' lease extension by accepting the Debtors' rent payments for six months after the Debtors extended the term of the lease. As of the date hereof, the matter is still pending before the Court.

          7.    Mark Cohen Settlement
                ---------------------

          Mark Cohen served as the Debtors' Chairman and CEO until the Board of Directors voted on December 24, 1996 to relieve him of his duties. He had entered into a pre-petition employment contract with the Debtors dated December 3, 1994, which contract was assumed, as modified, by agreement among the creditor constituencies and approved, as amended, by the Bankruptcy Court by Order dated October 24, 1995/6/. Under the terms of Mr. Cohen's amended employment contract, the Debtors were required to issue a letter of credit (the "Letter of Credit") after his departure in the amount of $5.0 million. After issuance of the Letter of Credit, Mr. Cohen thereafter drew the amount of $5.0 million.

          Subsequent to his departure, disputes arose between Mr. Cohen, the Debtors and certain creditor constituencies, regarding such issues as the amount of severance payments, bonus and salary payments, retirement benefits and other monetary benefits to which Mr. Cohen was entitled pursuant to the terms of his employment contract. After extensive negotiations, the Debtors subsequently entered into a confidential stipulation with Mr. Cohen which, upon approval by the Bankruptcy Court, would have settled their disputes. On May 19, 1997, the Debtors sought Bankruptcy Court approval for the terms of their settlement. However, disputes arose among the Debtors and their creditor constituencies, with certain creditor groups objecting to the terms of the settlement reached by the Debtors and Mark Cohen. The matter was ultimately referred by the Bankruptcy Court to mediation by Order dated July 2, 1997 and Thomas J. Moloney, Esq., was appointed the mediator. Mediation sessions commenced in early July 1997. Eventually as a result of the mediation, the parties reached an agreement on the appropriate severance benefits to which Mr. Cohen was entitled. This settlement which was filed with the Bankruptcy Court under seal was approved by Order of the Bankruptcy Court dated October 6, 1997.

          8. Sybase
             ------

          On or about March 25, 1994, Bradlees Stores, Inc. entered into a software licensing agreement with Sybase, Inc. ("Sybase") under which Sybase agreed to provide software which Bradlees intended to use as a key part of its enterprise-wide client/server computing environment and which was anticipated to support all aspects of Bradlees' business. However, the Sybase software was incompatible with other software used by Bradlees and therefore did not perform as Bradlees had expected. Accordingly, on June 10, 1997, Bradlees commenced a lawsuit in the United States District Court for the District of Massachusetts seeking damages from Sybase as well as an Order rescinding the contract.

          On April 9, 1998, Bradlees filed with the Court a Motion seeking to have the Sybase litigation assigned to mediation. Bradlees argued that mediation was necessary because the Sybase litigation was languishing in the Massachusetts District Court, and there was little prospect of the Sybase litigation concluding at any time in the near future. On May 5, 1998, the Court entered a Stipulation and Order referring the Sybase litigation to mediation.
As a result of the mediation process, Bradlees and Sybase


------------------------
   /6/    The creditor constituencies had objected to the terms of his contract arguing that they were overgenerous and above the market norm for positions in the retail industry.

reached a settlement of their dispute, the terms of which were set forth in a Settlement Agreement.

          On August 4, 1998, Bradlees filed a Motion with the Court seeking approval of the Settlement Agreement, and on August 25, 1998, the Court entered an order approving the settlement agreement.

          9. Homart
             ------

          Among Bradlees' assets is a certain sublease under which Bradlees leases a store located in Framingham, Massachusetts. The landlord of the overlease is Sears Development Corporation, formerly known as Homart Development Company ("Sears"). On March 31, 1995, Bradlees commenced a civil action in the United States District Court for the District of Massachusetts alleging that Sears had breached the overlease. Sears defended its actions on the grounds that Bradlees' use of the premises was not a permitted use under the overlease because Stop & Shop was no longer the tenant under the overlease.

          On October 31, 1997, Bradlees filed a Motion with the Bankruptcy Court seeking to enjoin Sears from continuing to contest the validity of Bradlees sublease because such action violates the automatic stay and could have a collateral estoppel effect should Bradlees seek in the future to assume and assign the sublease. After Sears responded to the Motion, the Court directed the parties to mediation.

          Following numerous mediation sessions over a two-month period, Bradlees and the other parties reached an agreement. On April 8, 1998, Bradlees filed a Motion seeking approval of a settlement among Bradlees, Sears, and Shoppers World Community Center, L.P. ("Shoppers World"). The settlement resolved all of the disputed matters between the parties. Under the settlement, inter alia, Sears agreed to pay Bradlees $600,000 in full settlement of its claims against Sears, and Shoppers World agreed to recognize Bradlees' occupancy of the Framingham Store. On May 5, 1998, the Court signed an Order approving the Settlement.

      M.  The IPO Investigation

          1. The Investigation
             -----------------

          Throughout these Chapter 11 cases, the series of transactions which culminated in the IPO and the Spin-Off were the subject of discussions among the Debtors and various interested creditor constituencies. The discussions focused on the possible existence of causes of action against third parties and the validity of certain intercompany claims which arose as a result of the Spin-Off.

          As of the Petition Date, the operating subsidiaries of Bradlees, Inc. owed Bradlees, Inc. approximately $281.8 million resulting from the IPO and Spin-Off. This intercompany debt was composed of three components:

               (a) $104.6 million in proceeds from the Term Loan related to the Spin-Off "downstreamed" by Bradlees, Inc. to the operating subsidiaries.

               (b) $100 million related to the repayment by Bradlees, Inc. of the Stop & Shop Subordinated Note given in satisfaction of debt originally owed by NE Holdings to Stop & Shop.

               (c) $93.5 million relating to the amount of proceeds from the Revolver Facility that had been downstreamed by Bradlees, Inc. to the subsidiaries for their operation.

          At a chambers conference on August 8, 1995, the Bankruptcy Court, in an effort to avoid duplication of work by professionals, directed that one fiduciary of the Debtors' estates conduct a thorough legal and factual investigation into whether the estates had any causes of action arising out of the Spin-Off. The parties agreed that the Debtors' professionals, Dewey Ballantine LLP and Zolfo Cooper, LLC, would conduct the investigation and report their findings to the other parties. Accordingly, a thirteen-month investigation followed.

          As part of the investigation, the Debtors' professionals engaged in extensive research regarding at least ten potential theories of recovery. Following the investigation, the professionals concluded, in a 162-page report, that the Debtors had no viable claims against third parties arising out of the Spin-Off and that the debt incurred by the Debtors in connection with the Spin-Off was not avoidable under Sections 544 or 548 of the Bankruptcy Code. The investigation did conclude, however, that the intercompany debt, while valid on its face, may be susceptible to challenge by creditors of Bradlees Stores, Inc., on various theories -- including recharacterization of the debt as equity or the subordination thereof.

          2. Request for an Examiner
             -----------------------

          On May 22, 1997, the Unofficial Committee filed a motion (the "Examiner Motion") requesting an order directing the appointment of an examiner pursuant to Section 1104(c) of the Bankruptcy Code to: (i) re-examine the possible claims which arose from the Spin-Off and (ii) prosecute any litigation on behalf of Bradlees Stores, Inc.

          The Debtors, and nearly every other interested party/7/, filed objections to the Examiner Motion arguing that the initial investigation was sufficient and that the Claims Traders had waived their right to be heard by their own delay. Following a hearing before the Bankruptcy Court on June 4, 1997, the Bankruptcy Court issued an



---------------------------
  /7/     Among the parties objecting to the Examiner Motion were the Senior
Bank Agent, State Street Bank and Trust Company, the Creditors' Committee and Stop & Shop.

opinion in which it denied the motion to appoint an examiner. See In re Bradlees
                                                                  --------------
Stores, Inc., 209 B.R. 36 (Bankr. S.D.N.Y. 1997). On June 13, 1997, the Claims
-----------
Traders filed a Notice of Appeal, appealing the Bankruptcy Court's decision to the United States District Court for the Southern District of New York. The Unofficial Committee requested several adjournments of the hearing to consider its appeal, and as of the date of the Disclosure Statement, the District Court has not heard oral argument on the appeal.

       N. The Tolling Agreements

          After extensive review and research regarding potential avoidance actions pursuant to Sections 547 and 553 of the Bankruptcy Code, the Debtors determined that they were not in a position to commence any actions prior to the expiration of the two year statute of limitations under Section 546(a) of the Bankruptcy Code/8/. The Debtors believed that commencement of avoidance actions at that time would have complicated plan negotiations and prematurely affected the ultimate structure of the Debtors' plan or plans of reorganization while diverting the Debtors' valuable time and resources at a crucial time in the Debtors' Chapter 11 cases. In addition, the Debtors reasoned that if the avoidance actions were commenced, the vendor constituencies' willingness to extend trade credit to the Debtors may be impaired.

          Accordingly, the Debtors and the Creditors' Committee determined that the Debtors should enter into tolling agreements with individual creditors who were determined to have received potentially significant avoidable transfers. After an analysis by the Debtors and their professionals, the Debtors identified the major creditors and insiders who may have potentially received avoidable transfers. The Debtors subsequently entered into eighteen individual tolling agreements with those identified creditors and insiders, including an inter-company tolling agreement by and among the individual Debtors themselves.

          However, to enter into individual tolling agreements with all of the creditors who may have potentially received any avoidable transfers would have been prohibitively expensive and impractical. Accordingly, on or about May 7, 1997, the Debtors and the Creditors' Committee jointly moved under Section 105(a) of the Bankruptcy Code to extend the statute of limitations under Section 546(a) of the Bankruptcy Code with respect to non-intercompany actions to the later of either (a) 90 days after the date of the consummation of the Debtors' plan or plans of reorganization or (b) June 23, 1998. This joint motion was granted by the Bankruptcy Court by Order dated June 9, 1997.

          Two of the individual tolling agreements -- the inter-company tolling agreement by and among the individual Debtors themselves and the tolling agreement


-----------------------
    /8/   Pursuant to Section 546(a), the Debtors had until two years after the
Petition Date, or June 23, 1997, to commence avoidance actions pursuant to, inter alia, Sections 547 and 553 of the Bankruptcy Code.

with the OBS Bank Group -- were set to expire on June 23, 1998. Accordingly, in June 1998, the Debtors sought to extend such tolling agreements.

          On June 5, 1998, the Debtors filed a motion seeking approval of a Stipulation, pursuant to which, each of the Debtors agreed to further toll the statutes of limitations for all causes of action, if any, specified in Section 546(a) of the Bankruptcy Code which one Debtor might bring against one or more of the other Debtors. The Debtors sought to extend the statute of limitations until the earlier of June 23, 1999 or the effective date of a plan of reorganization. On June 10, 1998, the Court approved and signed the tolling stipulation.

          Similarly, in order to further toll the statute of limitations for all avoidance claims which the Debtors could assert against the OBS Bank Group, and with respect to any counterclaims which could be raised by the OBS Bank Group, the Debtors prepared a tolling stipulation which further tolled the statute of limitations until July 31, 1998. On June 23, 1998, the Court approved the tolling stipulation.

          At the end of July 1998, the tolling stipulation was once again set to expire. Accordingly, the Debtors prepared a new tolling stipulation further tolling the statute of limitations until the earlier of confirmation of a plan of reorganization or September 30, 1998. On July 29, 1998, the Court approved the tolling stipulation.

       O. Debtors' Common Stock

          Since the IPO, the Debtors' common stock (NYSE Symbol: BLE) was listed on the New York Stock Exchange. As of April 1, 1998, the Debtors' common stock was held by approximately 669 shareholders. Since the IPO, the Debtors' common stock traded in the following price ranges:


      Year                               High     Low
      ----                               ----     ---

7/10/92 - 1/30/93                       $20.13  $10.63
Year Ended 1/29/94                      $19.25  $11.00
Year Ended 1/28/95                      $17.25  $10.00
Year Ended 2/3/96                       $12.00   $0.88
Year Ended 2/1/97                        $2.50   $0.62
Year Ended 1/31/98                       $1.00   $0.03


          In May of 1997, the Debtors issued a statement that the Debtors expected to issue new stock and cancel its current common stock pursuant to any plan of reorganization that they might file. As a result of the announcement and the Debtors' inability to meet certain New York Stock Exchange listing criteria -- including net tangible assets, net income and value of all outstanding stock -- the New York Stock Exchange suspended trading in the Debtors' common stock, and the stock was subsequently delisted.

       P. Post-Petition Business Strategies and Plans

          Commencing immediately after the Petition Date, the Debtors concentrated their efforts on: (i) repositioning Bradlees between traditional discounters and department stores by focusing on better quality, higher margin merchandise with an emphasis on softlines; (ii) evaluating each of the Debtors' store locations, identifying underperforming stores, attempting to rehabilitate such locations and closing those locations which could not be successfully rehabilitated; (iii) implementing a new merchandising information system; and
(iv) undertaking other operating changes designed to enhance the Debtors' operating efficiency.

          Although entered into with high expectations, these initiatives, as a whole, were largely unsuccessful. Rather than increasing profits, the Debtors
continued to lose money.   In response to the continuing losses, on December 24,
1996, the Debtors' Board of Directors voted to relieve Mr. Cohen of his duties. On that date, the Board of Directors, with the support of the Creditors' Committee and the Bank Group, appointed Peter Thorner, the Debtors' then President and COO, as Chairman and CEO.

          Since Mr. Thorner accepted his position as CEO, the Debtors have implemented the following initiatives:


          . Implementing further cost reductions resulting from realignment of the organization and improved operating efficiencies.


          . Reintroducing certain basic convenience and commodity products which are typical of a discount store and which are consistent with customer expectations.

          . Revising the markdown policy to better match seasonality attributes and actual sales, thereby reducing unnecessary markdowns on merchandise that is either selling well or that would otherwise be subsequently repurchased, while improving margins.

          . Reevaluating the Debtors' pricing policies and scaling back opening price points on certain items to enhance the value of goods offered, increase customer traffic and benefit margins.

          . Reducing expenditures on less productive advertising media and focusing on making the weekly circular more item intensive and price point oriented, while at the same time expanding circular distribution.

          . Re-instituting the layaway program to recapture certain incremental sales that may have been lost when the Debtors' layaway program was eliminated.

           .Eliminating a 10% discount given on initial charge purchases made by new Bradlees' credit card applicants.

          . Introducing directional and departmental signage for each department within each store.

          . Instituting both a "Certified Value" program that provides competitive everyday prices on certain highly recognizable items and a "WOW" program that provides for opportunistic purchasing of goods to enhance value of unadvertised merchandise.

          . Attracting an experienced Management Team.

          1.   Cost Reductions
               ---------------

          Late in 1996, the Debtors began an aggressive cost reduction program. This program resulted in the elimination of approximately $100 million in operating costs (excluding store closings) over a fifteen month period.

          2. Merchandising Changes
             ---------------------

          Prior to Mr. Thorner's promotion to CEO, the Debtors' merchandising strategy sought to position the Debtors between traditional discount stores and department stores. Pursuant to that merchandising strategy, the Debtors had increased the quality of their merchandise and offered such merchandise at higher prices. In carrying out this strategy, the Debtors abandoned or significantly reduced sales of certain commodity goods traditionally found in discount stores as well as certain merchandise which, in the past, had proven popular with the Debtors' customers. The merchandising strategy did not appear to be accepted by most of the Debtors' customers, many of whom resisted the higher prices and the "department store" choice of merchandise.

          The Debtors have endeavored to return to being a more traditional discount retailer, carrying a selection of goods, albeit still of a higher quality than most of its discount store competition, which are more consistent with that of a traditional discount retailer and at competitive prices. The Debtors believe that these merchandising changes have resulted in increased customer traffic, and have begun to generate increased sales and will translate into a more successful company.

          The Debtors are focusing on three key merchandise categories: moderately-priced family apparel, home furnishings and conventional consumable hardlines products. Bradlees is committed to quality and fashion, especially in apparel and home furnishings, and to improving customer service, to differentiate itself from its competition. The Debtors believe they can strategically leverage their strength in the fashion and quality content of its apparel and decorative home product offerings while driving traffic with selected hardlines merchandise.

          In addition to the changes in the merchandising mix, the Debtors have also changed their clearance markdown strategies to reflect the sell-through pattern of merchandise, in contrast to the markdown policy based on elapsed time used previously. Previously, in addition to the customary practice of taking seasonal markdowns, the

Debtors took markdowns in merchandise categories which were not subject to either seasonal fluctuations or aging on the shelf. The change in the markdown strategy will enable the Debtors to better control clearance markdowns and will result in higher margins on such merchandise.

          The Debtors have also lowered their opening price points on many merchandise categories without sacrificing either the quality of the goods offered or the margins earned on such goods. The Debtors have accomplished this by obtaining better pricing from existing suppliers, modifying product specifications to limit certain more fashionable components associated with upscale products and identifying new sources for merchandise. The reduction of the opening price points is intended to bring the Debtors' prices more in line with their competitors. In addition, Bradlees has developed two innovative programs designed to demonstrate to Bradlees' customers that Bradlees' prices are competitive. Highly recognizable goods sold under Bradlees' "Certified Value" program are consistently offered for sale at everyday prices which are competitive with the prices of Bradlees' competitors, thereby assuring Bradlees' customers that they are paying a reasonable price. Bradlees' "WOW" program enables Bradlees to offer certain goods for sale at exceptionally favorable prices which are not advertised and therefore create a level of excitement within the store which, in turn, encourages consumers to shop Bradlees more frequently.

          3. Marketing Strategy
             ------------------

          Following the Petition Date, the Debtors changed their weekly circular to mirror that of a department store. The cover of the circular most often advertised one item in that week's theme rather than a variety of traffic building products as is more typical for a discount retailer. When it became apparent that the theme-oriented circular was not producing sufficient sales, Bradlees abandoned the theme-oriented circular in favor of a more traditional circular. By departing from the theme orientation and implementing an item-intensive, price-point oriented strategy, the Debtors have been able to increase dramatically the productivity of the weekly circulars.

          The Debtors have also decreased their use of television advertising and eliminated the use of direct mail. The Debtors found that direct mail was not effective and that the heavy use of television was costly and not an efficient way of attracting customers. Instead, the Debtors have increased the distribution of their circular by approximately seventeen percent, which equates to approximately 800,000 households per week.

          The Debtors also reintroduced the layaway program in 1997 which was discontinued in 1995. Layaway had been popular with the Debtors' customers and provided approximately $104 million of annual sales in 1994. Management believed that the discontinuance of the Debtors' layaway program resulted in a decrease of as much as $20 million in gross margin dollars as well as the loss of some customers to other discount retailers who continued to offer a layaway option. The Debtors anticipated that by reintroducing the layaway program the Debtors would be able to recapture many of the sales lost to their competitors. During the 1997 fall season, the reintroduction of layaway produced sales of approximately $30 million.

          In conjunction with the discontinuance of the layaway program, the Debtors had promoted heavily the use of their proprietary credit card through signage, promotional events and a ten-percent discount on the initial purchase. The promotion of the credit card was intended to replace the credit given to customers under the prior layaway program as well as to generate additional sales. This strategy proved to be unsuccessful as credit card sales failed to replace the lost sales from layaway. In addition, the program proved to be costly. The total cost of the credit card promotion, including initial discounts for usage and additional credit card fees, was estimated at approximately $12 million. With the return of layaway, the Debtors, while maintaining the Bradlees' credit card as a possible competitive advantage, have de-emphasized the credit card program and have eliminated most related promotions, including the ten-percent discount.

          The Debtors have also installed directional signage and reintroduced Departmental signage for each department in their stores, which will allow the customer to readily locate the department and merchandise sought at the stores. Departmental signage had been removed from the stores because it was not considered visually appealing to the customer. However, subsequent customer research in early 1997 indicated that customers found that directional signage permitted them to shop more efficiently.

          4. Management Changes
             ------------------

          Mr. Thorner has succeeded in attracting executives who share his discount store philosophy. The most significant additions were Robert Lynn, who joined the Debtors as its President and Chief Merchant and was subsequently promoted to Chief Operating Officer, Mark James, who joined the Debtors as Senior Vice President for Marketing, Thomas Smith, who joined the Debtors as Senior Vice President, Stores and Gregory Dieffenbach, who joined the Debtors as Senior Vice President, Human Resources.

       Q. Marketing of Debtors' Assets


          In conjunction with the Debtor's Motion in June 1996 to extend their exclusive periods within which to file and solicit acceptances of a plan of reorganization, the Debtors and the Creditors' Committee entered into a Memorandum of Understanding. Pursuant to this agreement, which was filed with the Bankruptcy Court under seal, the Debtors and the Creditors' Committee agreed that in addition to pursuing a stand alone plan of reorganization, in order to maximize creditor recoveries, the Debtors should seek, through a limited, discreet marketing process a going concern sale of substantially all of their assets. Ernst & Young LLP ("E&Y"), the Creditors' Committee's financial advisors, was selected by the Debtors and the Creditors' Committee to pursue the marketing of the Debtors' assets.

          During the summer of 1996, the Debtors and E&Y worked to identify potential strategic and financial buyers who might be interested in acquiring the Debtors' assets. A list of entities was prepared and E&Y solicited such entities regarding their possible interest in a possible transaction with the Debtors. While since the summer of 1996 several potential strategic and financial acquirers executed confidentiality agreements and visited a due diligence data room established by the Debtors, no going concern offer was ever made for the Debtors' assets and accordingly, the Debtors determined to proceed with a stand-alone plan of reorganization.

                      SECTION THREE:  SUMMARY OF THE PLAN
                      -------------   -------------------

          THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE SPECIFIC DETAILED INFORMATION SET FORTH IN THE PLAN, A COPY OF WHICH IS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT 1, AND TO ALL EXHIBITS ANNEXED THERETO.

          The Plan is the product of diligent efforts by the Debtors and their creditor constituencies to formulate a plan which provides for a fair allocation of the Debtors' assets in an orderly manner, consistent with the mandates of the Bankruptcy Code and other applicable law.

I.  Overview of the Plan

          Under the Plan, which does not contemplate the substantive consolidation of any of the Debtors for any purpose (including voting or distribution purposes), Claims against and Interests in the Debtors are divided into classes according to their seniority and other criteria. If the Plan is confirmed by the Bankruptcy Court and is then consummated, as is set forth below, holders of Claims in certain classes will receive Cash or Reorganization Securities.

          The terms of the Plan are based, among other things, upon the Debtors' assessment of their ability to make the distributions under the Plan and repay their remaining obligations. In conjunction with the Plan, the Debtors have made financial projections of earnings and cash flows for each of the fiscal years 1998 through 2000, which financial statements are attached as Exhibit 3 to this Disclosure Statement.

II. Plan Negotiations


          During the course of the Debtors' Chapter 11 Cases, numerous discussions have been held between and among the Debtors, the Creditors' Committee, the Bank Group, and the Unofficial Committee with respect to the formulation of the Plan.

          On or about January 11, 1998, the Bank Group and the Unofficial Committee provided a term sheet to the Debtors which formed the basis for the Plan. After delivery of the term sheet, various discussions were held among the parties in interest regarding, inter alia, the amount of total Claims, the terms and allocation of Cash and Reorganization Securities, tax issues and valuation of the Debtors. Among the factors considered in the discussions were the effect of various possible organizational structures on tax attributes, the amount and nature of claims asserted in different Classes of Debtors, including the amount and nature of the Disputed Claims, the feasibility of various capital structures and the time and expense involved in resolving Plan disputes, as well as the potential adverse impact on the business of the Debtors of prolonged Chapter 11 Cases.

          The terms of the Plan are the result of negotiations with many parties and the weighing of a matrix of complex and competing considerations.

III.  Classification and Treatment of Claims and Interests

          A. Unclassified Claims

          1. Administrative Claims
             ---------------------

          Administrative Claims include the costs and expenses of administration of the Chapter 11 Cases of a kind specified in Section 503(b) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, among other things, (a) the actual, necessary costs and expenses incurred after the Petition Date, of operating the Debtors' businesses and preserving the Debtors' Estates, (b) Professional Fees for the legal, financial and other advisors to the Debtors and the Creditors' Committee to the extent Allowed by the Bankruptcy Court under Section 330(a) of the Bankruptcy Code and
(c) any fees or charges assessed against the Debtors' estates pursuant to
Section 1930, Chapter 123 of Title 28 of the United States Code. Each holder of an Allowed Administrative Claim will receive (a) Cash equal to the full unpaid portion of the Allowed Administrative Claim on the day, if any, specified by any order of the Bankruptcy Court for payment of such Allowed Administrative Claim, or if no such order exists, then on the later of (i) the Effective Date or (ii) the date on which such Allowed Administrative Claim becomes due by its own term; or (b) such other treatment as to which the Debtors and the holder of an Allowed Administrative Claim shall agree upon in writing.

          The Debtors estimate that the amount of Allowed Administrative Claims (exclusive of the amount of the outstanding obligations, under the DIP Facility) will aggregate $18.1 million. Of this amount, approximately $5.0 million is represented by fees of professionals.

          2. Federal Priority Tax Claims
             ---------------------------

          Federal Priority Tax Claims are claims of the United States of a kind specified in Section 507(a)(8) of the Bankruptcy Code. Pursuant to Section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed to by the Debtors and the IRS, the IRS shall receive from Reorganized BSI, on account of any Allowed Federal Priority Tax Claims, deferred cash payments over a period not exceeding six years from the date of assessment of such Claims. Payments shall be made in six equal annual installments of principal, plus simple interest accruing from the Effective Date at eight percent (8%) per annum on the unpaid portion of each Federal Priority Tax Claim. The first payment shall be due on the latest of: (i) 30 days after the Effective Date, (ii) 30 days after the date on which an order allowing any such Claim becomes a Final Order and (iii) such other date that is agreed on by the IRS and BSI or Reorganized BSI; provided, however, that Reorganized BSI shall have the right to pay any Allowed Federal Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty.

          The Debtors estimate that the amount of Allowed Federal Priority Tax Claims will aggregate $0.

          3. Other Priority Tax Claims
             -------------------------

          Other Priority Tax Claims are claims (other than claims of the United States of America) that are entitled to priority in payment pursuant to Section 507(a)(8) of the Bankruptcy Code, other than a Federal Priority Tax Claim. Pursuant to Section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed to by the parties, each holder of an Allowed Other Priority Tax Claim shall receive from Reorganized BSI, on account of such Claim, deferred cash payments over a period not exceeding six years from the date of assessment of such Claim. Payments shall be made in six equal annual installments of principal, plus simple interest accruing from the Effective Date at a rate equal to eight percent (8%) per annum on the unpaid portion of each Other Priority Tax Claim. The first payment shall be due on the latest of: (i) 30 days after the Effective Date, (ii) 30 days after the date on which an order allowing any such Claim becomes a Final Order and (iii) such other date that is agreed on by the holder of such Claim and BSI or Reorganized BSI; provided, however, that Reorganized BSI shall have the right to pay any Allowed Other Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty.

          The Debtors estimate that the amount of Allowed Other Priority Tax Claims will aggregate $3.3 million.

          4. Other Non-Tax Priority Claims
             -----------------------------

          Priority Claims are claims, if Allowed, which are entitled to priority pursuant to Section 507(a) of the Bankruptcy Code, other than: (a) Administrative Claims or (b) Tax Claims. Except as otherwise provided below, each holder of an Allowed Priority Claim shall receive one hundred percent (100%) of the allowed amount of such Claim in Cash on the later of: (i) 30 days after the Effective Date or as soon thereafter as reasonably practicable; or
(ii) the first Business Day after the date that is 30 days after the date such Claim becomes an Allowed Claim or as soon thereafter as practicable.

          The Debtors estimate that the amount of Allowed Other Non-Tax Priority Claims will aggregate $4,000.

       B. Classified Claims

          1. Bank Group Claim
             ----------------

          The Bank Group Claim consists of the Claims of the Bank Group against each and every Debtor which arise under the Credit Agreement among Bradlees, Inc., Various Lending Institutions and Bankers Trust Company, as Agent, dated as of March 3, 1993, pursuant to which the Debtors maintained a revolving credit facility. For purposes of the Plan, the Bank Group Claim shall be allowed, with prejudice and without defense, as a claim against each of the Debtors' estates in the amount of $96 million. Each holder of a BI-BANK Claim, BAC-BANK Claim, BSI-BANK Claim, DOS-BANK Claim, MAX-BANK Claim, YON-BANK Claim, BRU-BANK Claim and WES-BANK Claim shall receive, in respect of its Claim against each of BI, BAC, BSI, DOS, MAX, YON, BRU and WES, and/or retain on the Effective Date, Pro Rata Distributions as follows:

          (a) Cash equal to the sum of (a) all Adequate Protection Payments heretofore and hereinafter received by the Bank Group (less any disbursements thereof made or payments required to be made by Bankers Trust, as the Agent Bank, including without limitation any professional fees), which shall continue unabated and without modification through the Effective Date (and prorated for the month in which the Effective Date occurs), (b) $7,000,000 and (c) any Required Prepayments applicable to the Bank Group's Distribution of New Notes pursuant to section 6.01(ii) of the Plan;

          (b) New Notes in an original aggregate principal amount equal to $36 million less the sum of (a) any Required Prepayments applicable thereto, and (b) 90%, not to exceed $900,000, in an aggregate principal amount, of the amount of any New Notes distributed to holders of Allowed YON-GEN Claims, Allowed BRU-GEN Claims and Allowed WES-GEN Claims; and

          (c) 4,909,091 shares of New Common Stock of Reorganized BI and (b) if the aggregate amount of Allowed General Unsecured Claims and Disputed General Unsecured Claims asserted against BSI (excluding the Bank Group Claim and the Intercompany Claim) is less than $240,000,000, a supplemental Ratable Distribution in the amount of 0.98 shares of New Common Stock of Reorganized BI for every $100 by which the aggregate amount of Allowed General Unsecured Claims plus Disputed General Unsecured Claims against BSI (excluding the Bank Group Claim and the Intercompany Claim) are less than $250,000,000 (such supplemental distribution of shares of New Common Stock, the "Supplemental Bank Group Distribution").

          2. SPE Claim
             ---------

          The SPE Claim consists of the Claims of the SPE Group arising under the SPE Facility pursuant to which the SPE Properties were purchased. Each holder of an Allowed BI-SPE Claim, BAC-SPE Claim, BSI-SPE Claim, DOS-SPE Claim, MAX-SPE Claim, YON-SPE Claim, BRU-SPE Claim and WES-SPE Claim shall receive, in respect of its aggregate Allowed Claim against BI, BAC, BSI, DOS, MAX, YON, BRU and WES, a single Pro Rata Distributions as follows:

                              (a)  Cash from any Required Prepayments;

                              (b) New Notes in a principal amount equal to $4,000,000 less the sum of (x) any Cash Distributions received by holders of SPE Claims from any Required Prepayments and (y) 10 percent (10%) of the aggregate original principal amount of all New Notes issued to holders of YON-GEN, WES-GEN and BRU-GEN Claims under this Plan; and

                              (c) in accordance with Section 3.03 of the Plan, the SPE Deficiency Claim will be treated as a BSI-GEN Claim. The SPE Deficiency Claim (which is estimated to be approximately $11,742,000) represents the aggregate amount of the SPE Claim ($18,233,000) minus the sum of (i) the amount paid to the SPE Group from the sale of SPE Providence Property ($3,491,000) and (ii) the estimated value of the SPE Philadelphia Property ($3,000,000).

                3.       Other Classified Claims
                         -----------------------

                (i)  Bradlees, Inc.

                Class BI-GEN (BI-General Unsecured Claims): Class BI-GEN
                ------------------------------------------
consists of all General Unsecured Claims against BI, including Bond Claims. Each holder of an Allowed BI-GEN Claim shall receive a Ratable Distribution of New Warrants. For purposes of the Plan, the Bond Claims shall be Allowed with prejudice and without defense as Claims solely against BI in the aggregate amount of $233,417,000.

                The Debtors estimate that the aggregate amount of Allowed BI-GEN Claims will be approximately $264,330,000.

                Class BI-EQT (BI-Common Stock Interests): Class BI-EQT
                ----------------------------------------
consists of all Interests based on the Old Common Stock of BI. The holders of Allowed BI-EQT Interests will not receive any distribution of property under the Plan on account of their BI-EQT Interests. BI-EQT Interests are impaired under the Plan but pursuant to Section 1126(g) of the Bankruptcy Code, are conclusively deemed to reject the Plan.

                (ii) Bradlees Administrative Co., Inc.

                Class BAC-GEN (BAC-General Unsecured Claims): Class BAC-GEN
                --------------------------------------------
consists of all General Unsecured Claims against BAC. The holders of Allowed BAC-GEN Claims will not receive any distribution of property under the Plan on account of their BAC-GEN Claims. BAC-GEN Claims are impaired under the Plan but pursuant to Section 1126(g) of the Bankruptcy Code, are conclusively deemed to reject the Plan.

                Class BAC-EQT (BAC-Common Stock Interests):  Class BAC-EQT
                ------------------------------------------
consists of all Interests based on the Old Common Stock of BAC. The holders of Allowed BAC-EQT Interests will retain their Interests in BAC-EQT. BAC-EQT

Interests are unimpaired and, therefore, are conclusively presumed to accept the Plan pursuant to Section 1126(f) of the Bankruptcy Code.


                (iii)  Bradlees Stores, Inc.


                Class BSI-CAP (BSI-Capital Lease Claims):  Class BSI-CAP
                ----------------------------------------
consists of all Capital Lease Claims against BSI. Each Creditor holding a BSI-CAP claim is separately subclassified as set forth in Exhibit C to the Plan. Each holder of an Allowed BSI-CAP Claim shall receive, at the option of BSI, (i) Cash or (ii) a CAP Note in an amount equal to the value of its collateral, or
(iii) the return of its collateral. Notwithstanding anything to the contrary set forth in this Section, BSI shall continue to adhere to the terms of the Settlement Stipulation dated June 4, 1996, approved by Bankruptcy Court Order dated June 25, 1996, among BSI, BI and BTM Capital Corporation f/k/a BOT Financial Corporation, with respect to the treatment hereunder of the claim of BTM.

                The Debtors estimate that the amount of Allowed BSI-CAP Claims will be approximately $560,000.

                Class BSI-INTER (BSI-Intercompany Claims): Class BSI-INTER
                -----------------------------------------
consists of all Intercompany Claims of BI against BSI. The amount of the Intercompany Claim, as allowed pursuant to the provisions of the Plan, gives effect to a previous capital contribution by BI to BSI in an amount equal to approximately $160.2 million. After giving effect to BI's capital contribution to BSI, the amount of the Intercompany Claim shall be Allowed, with prejudice and without defense in the amount of $96.0 million for purposes of the Plan subject to the entry of the Confirmation Order and the occurrence of the Effective Date. The entire Class BSI-INTER Claim shall be satisfied through the issuance of shares of the New Common Stock of Reorganized BI and Cash, which Distributions shall be made to the holders of the Bank Group Claims pursuant to
Section 6.01 of the Plan.

                Class BSI-GEN (BSI-General Unsecured Claims):  Class BSI-GEN
                --------------------------------------------
consists of all General Unsecured Claims against BSI, including personal injury claims, and the SPE Deficiency Claims. Each holder of an Allowed BSI-GEN Claim shall receive (i) Cash equal to a Pro Rata Distribution of $7,000,000, (ii) two shares of New Common Stock of Reorganized BI for every $100 in Allowed Claims, and (iii) if the aggregate amount of Allowed General Unsecured Claims and Disputed General Unsecured Claims against BSI (excluding the Bank Group Claim and the Intercompany Claim) is less than $240,000,000, a supplemental Ratable Distribution in the amount of 1.02 shares of New Common Stock for every $100 that the aggregate Allowed General Unsecured Claims plus Disputed General Unsecured Claims against BSI (excluding the Bank Group Claim and the Intercompany Claim) are less than $250,000,000 (such supplemental distribution of shares of New Common Stock, the "Supplemental BSI-Gen Distribution").

                The Debtors estimate that the aggregate amount of Allowed BSI-GEN Claims will be approximately $253.1 million.

                Class BSI-EQT (BSI-Common Stock Interests):  Class BSI-EQT
                ------------------------------------------
consists of all Interests based on the Old Common Stock of BSI. The holders of Allowed BSI-EQT Interests will retain their Interests in BSI-EQT. BSI-EQT Interests are unimpaired and, therefore, are conclusively presumed to accept the Plan pursuant to Section 1126(f) of the Bankruptcy Code.


                (iv)  Dostra Realty Co., Inc.
                      -----------------------

                Class DOS-GEN (DOS-General Unsecured Claims):  Class DOS-GEN
                --------------------------------------------
consists of all General Unsecured Claims against DOS. The holders of Allowed DOS-GEN Claims will not receive any distribution of property under the Plan on account of their DOS-GEN Claims. DOS-GEN Claims are impaired under the Plan, but pursuant to Section 1126(g) of the Bankruptcy Code, are conclusively deemed to reject the Plan.

                Class DOS-EQT (DOS-Common Stock Interests):  Class DOS-EQT
                ------------------------------------------
consists of all Interests based on the Old Common Stock of DOS. The holders of Allowed DOS-EQT Interests will retain their Interests in DOS-EQT. DOS-EQT Interests are unimpaired and, therefore, are conclusively presumed to accept the Plan pursuant to Section 1126(f) of the Bankruptcy Code.

                (v)  Maximedia Services, Inc.
                     ------------------------

                Class MAX-GEN (MAX-General Unsecured Claims):  Class MAX-GEN
                --------------------------------------------
consists of all General Unsecured Claims against MAX. The holders of Allowed MAX-GEN Claims will not receive any distribution of property under the Plan on account of their MAX-GEN Claims. MAX-GEN Claims are impaired under the Plan, but pursuant to Section 1126(g) of the Bankruptcy Code, are conclusively deemed to reject the Plan.

                Class MAX-EQT (MAX-Common Stock Interests):  Class MAX-EQT
                ------------------------------------------
consists of all Interests based on the Old Common Stock of MAX. The holders of Allowed MAX-EQT Interests will retain their Interests in MAX-EQT. MAX-EQT Interests are unimpaired and, therefore, are conclusively presumed to accept the Plan pursuant to Section 1126(f) of the Bankruptcy Code.

                (vi)  New Horizons of Yonkers, Inc.
                      -----------------------------

                Class YON-GEN (YON-General Unsecured Claims):  Class YON-GEN
                --------------------------------------------
consists of all General Unsecured Claims against YON. On or about the Yonkers Effective Date, each holder of a YON-GEN Claim shall receive a Ratable Distribution of: (i) Cash equal to the Net Proceeds from the sale of the Yonkers Property multiplied by the Yonkers Fraction, but not to exceed 0.83 percent of such Net Proceeds and (ii) New Notes in a principal amount up to 0.83% of the aggregate principal amount of the New Notes which are distributed under the Plan minus Cash Distributions made to holders of YON-GEN Claims under the Plan. The Yonkers Fraction is a fraction, the numerator of which shall be the amount of YON-GEN Claims and the denominator of which shall be the sum of the amount of
(a) YON-Bank Claims, (b) YON-SPE Claims, and (c) YON-GEN Claims.

          The Debtors estimate that the amount of Allowed YON-GEN Claims will aggregate $0.

          Class YON-EQT (YON-Common Stock Interests):  Class YON-EQT consists of
          ------------------------------------------
all Interests based on the Old Common Stock of YON. The holders of Allowed YON-EQT Interests will retain their Interests in YON-EQT. YON-EQT Interests are unimpaired and, therefore, are conclusively presumed to accept the Plan pursuant to Section 1126(f) of the Bankruptcy Code.

          (vii)  New Horizons of Bruckner, Inc.

          Class BRU-GEN (BRU-General Unsecured Claims):  Class BRU-GEN consists
          --------------------------------------------
of all General Unsecured Claims against BRU. Each holder of a BRU-GEN Claim shall receive a Ratable Distribution of: (i) Cash equal to the Net Proceeds from the sale of the real property formerly owned by BRU multiplied by the Bruckner Fraction, and (ii) New Notes in a principal amount up to 0.83 percent of the aggregate principal amount of the New Notes which are Distributed under the Plan minus Cash Distributions made to holders of BRU-GEN Claims under the Plan. The Cash Distribution set forth in this Section shall be made as soon as practicable after the sale of the Union Square Property, or at such earlier time as the Reorganized Corporations shall decide, but in no event, before the Effective Date. The Bruckner Fraction is the fraction, the numerator of which shall be the amount of BRU-GEN Claims and the denominator of which shall be the sum of the amount of (a) BRU-BANK Claims, (b) BRU-SPE Claims and (c) BRU-GEN Claims.

          The Debtors estimate that the amount of Allowed BRU-GEN Claims will aggregate $0.

          Class BRU-EQT (BRU-Common Stock Interests):  Class BRU-EQT consists of
          ------------------------------------------
all Interests based on the Old Common Stock of BRU. The holders of Allowed BRU-EQT Interests will retain their Interests in BRU-EQT. BRU-EQT Interests are unimpaired and, therefore, are conclusively presumed to accept the Plan pursuant to Section 1126(f) of the Bankruptcy Code.

          (viii)  New Horizons of Westbury, Inc.


          Class WES-GEN (WES-General Unsecured Claims):  Class WES-GEN consists
          --------------------------------------------
of all General Unsecured Claims against WES. Each holder of a WES-GEN Claim shall receive a Ratable Distribution of: (i) Cash equal to the Net Proceeds from the sale of the real property formerly owned by WES multiplied by the Westbury Fraction, but not to exceed 0.83 percent of such Net Proceeds, and (ii) New Notes in a principal amount up to 0.83 percent of the aggregate principal amount of the New Notes which are Distributed under the Plan minus Cash Distributions made to holders of WES-GEN Claims under the Plan. The Cash Distribution set forth in this Section shall be made as soon as practicable after the sale of the Union Square Property, or at such earlier time as the Reorganized Corporations shall decide, but in no event, before the Effective Date. The Westbury Fraction is the fraction, the numerator of which shall be the amount of

WES-GEN Claims and the denominator of which shall be the sum of the amount of
(a) WES-BANK Claims, (b) WES-SPE Claims and (c) WES-GEN Claims.

          The Debtors estimate that the amount of Allowed WES-GEN Claims will aggregate $0.

          Class WES-EQT (WES-Common Stock Interests):  Class WES-EQT consists of
          ------------------------------------------
all Interests based on the Old Common Stock of WES. The holders of Allowed BRU-EQT Interests will retain their Interests in BRU-EQT. BRU-EQT Interests are unimpaired and, therefore, are conclusively presumed to accept the Plan pursuant to Section 1126(f) of the Bankruptcy Code.

          4.  Operation of Formula Pursuant to which New Common Stock is
              ----------------------------------------------------------
              Distributed
              -----------

          Set forth below is a chart which depicts the recoveries which various entities are estimated to receive under the Plan depending on the amount which BSI-GEN Claims total pursuant to the formula contained in Section 6.01 of the Plan under which New Common Stock is granted:


                     Share Distribution          % of Equity Distribution
                     ------------------          ------------------------

BSI-GEN
Claims $
Amount           Bank     BSI-GEN      Total    Bank    BSI-GEN     Total
------------  ---------  ---------  ----------  -----   --------    ------
$300,000,000  4,909,091  6,000,000  10,909,091  45.0%    55.0%      100.0%
$290,000,000  4,909,091  5,800,000  10,709,091  45.8%    54.2%      100.0%
$280,000,000  4,909,091  5,600,000  10,509,091  46.7%    53.3%      100.0%
$270,000,000  4,909,091  5,400,000  10,309,091  47.6%    52.4%      100.0%
$260,000,000  4,909,091  5,200,000  10,109,091  48.6%    51.4%      100.0%
$250,000,000  4,909,091  5,000,000   9,909,091  49.5%    50.5%      100.0%
$240,000,000  4,909,091  4,800,000   9,709,091  50.6%    49.4%      100.0%

If the aggregate allowed Unsecured Claims asserted against BSI are less than $240,000,000 (excluding the Bank Group Claim and the Intercompany Claim), the formula provides for the incremental two shares between the aggregate allowed Unsecured Claims and $250,000,000 to be split among BSI-Bank and BSI-Gen with
0.98 shares (or 49%) provided to the BSI-Bank and 1.02 shares (or 51%) provided to BSI-Gen.


                                             Share Distribution               % of Equity Distribution
                                             ------------------               ------------------------
                       BSI-GEN
                       Claims $
                       Amount        Bank         BSI-GEN       Total        Bank    BSI-GEN      Total
                  --------------  -----------   ------------  -----------  --------  --------   ---------
Initial Share      $235,000,000    4,909,091     4,700,000     9,609,091     51.1%     48.9%     100.0%
Incremental Share                    147,000       153,000       300,000     49.0%     51.0%     100.0%
Total Share                        5,056,091     4,853,000     9,909,091     51.0%     49.0%     100.0%

Initial Share      $230,000,000    4,909,091     4,600,000     9,509,091     51.6%     48.4%     100.0%
Incremental Share                    196,000       204,000       400,000     49.0%     51.0%     100.0%
Total Shares                       5,105,091     4,804,000     9,909,091     51.5%     48.5%     100.0%


Initial Share      $225,000,000    4,909,091     4,500,000     9,409,091     52.2%     47.8%     100.0%
Incremental Shares                   245,000       255,000       500,000     49.0%     51.0%     100.0%
Total Shares                       5,154,091     4,755,000     9,909,091     52.0%     48.0%     100.0%

Initial Share      $220,000,000    4,909,091     4,400,000     9,309,091     52.7%     47.3%     100.0%
Incremental Shares                   294,000       306,000       600,000     49.0%     51.0%     100.0%
Total Shares                       5,203,091     4,706,000     9,909,091     52.5%     47.5%     100.0%

     IV. Continued Corporate Existence, Board of Directors, Management, and Other Means for Implementation of the Plan

          A.  Reorganized BI and Reorganized BSI

              BI and BSI shall each continue to exist after the Effective Date as Reorganized BI and Reorganized BSI, respectively, each with all of the powers of a corporation under applicable law. The Certificate of Incorporation and Amended By-Laws of each of Reorganized BI and Reorganized BSI shall, inter alia, (i) prohibit the issuance of nonvoting stock to the extent required by Section 1123(a) of the Bankruptcy Code and (ii) to the extent permitted by applicable state law, contain no "anti-takeover" provisions. After the Effective Date, Reorganized BI and Reorganized BSI may each amend or modify their Certificate of Incorporation and Amended By-Laws as permitted under applicable law and/or such certificate of incorporation and Amended By-Laws.

          B.  Directors of the Reorganized Corporations

              Upon the Effective Date, the existing Board of Directors of each Reorganized Corporation shall be dismissed. At least 15 days before the commencement of the hearing on the confirmation of the Plan, the Board of Directors for Reorganized BI and Reorganized BSI, which shall each consist of nine members, shall be selected as follows:

                  . BI and BSI shall designate Peter Thorner, one other member of management of the Debtors and one outside individual;

                  .   the Bank Group shall designate two individuals;

                  .   the Unofficial Committee shall designate one individual;

                  .   the Creditors' Committee shall designate one individual;
                      and

                  . the Bank Group, the Unofficial Committee and the Creditors' Committee, acting collectively, shall designate two individuals who shall be reasonably acceptable to the Debtors.

              Notwithstanding the foregoing selection process, in order to be eligible to serve on the Board of Directors of each of Reorganized BI and Reorganized BSI, (i) each proposed Board Member designated pursuant to this provision shall have relevant experience which would qualify him or her to so serve and (ii) the outside individual selected by BI and BSI shall be reasonably acceptable to the Bank Group, Unofficial Committee and Creditors' Committee. The initial term of each Board Member shall be for one year from the Effective Date and Peter Thorner shall serve as Chairman of the Board of Directors of each of Reorganized BI and Reorganized BSI.


        C. Employment, Retirement, Indemnification and Other Agreements and Incentive Compensation Programs


            To the extent that any of the Debtors have in place as of the Effective Date employment, retirement, indemnification and other agreements with their respective active directors, officers, and employees or retirement income plans, welfare benefit plans and other plans for active employees, such agreements, programs and plans shall remain in place after the Effective Date and Reorganized BI and Reorganized BSI, as the case may be, shall continue to honor such agreements, programs and plans including, without limitation, the Bradlees Stores, Inc. Retirement Plan (the "Pension Plan"). However, as of the Effective Date, Reorganized BI and Reorganized BSI shall each have the authority to terminate, amend or enter into employment, retirement, indemnification and other agreements with their respective active directors, officers and employees and to terminate, amend or implement retirement income plans, welfare benefit plans and other plans for active employees. Such agreements and plans may include equity, bonus and other incentive plans in which officers and other employees of the Reorganized Corporations may be eligible to participate; provided, however, that management of Reorganized BI and Reorganized BSI shall receive stock options in the amount of 750,000 shares of Reorganized BI which vest according to the following schedule: one-third on the Effective Date, one-third on the one year anniversary of the Effective Date, and one-third on the two year anniversary of the Effective Date. All such options shall be exercisable for a period of five years from the Effective Date. The exercise price of such options shall be the lowest ten-day rolling average of closing prices of Reorganized BI New Common Stock within the period between sixty and ninety days after the Effective Date. In addition, the Board of Directors of Reorganized BI shall have the right to distribute to management of Reorganized BI and Reorganized BSI options with respect to 250,000 additional shares of Reorganized BI at such price and on such terms as the Board of Directors of Reorganized BI shall determine. On or before the Exhibit Filing Date, the Debtors shall File forms of any such agreements or plans that are not in effect prior to the Exhibit Filing Date and that are to take effect as of the Effective Date as Exhibit D to the Plan. In addition, except for the retirement and disability benefit plans referred to below in Section 3.IV.F, on the Exhibit Filing Date, BI and BSI shall each file a schedule and general summary of the existing employment, retirement, indemnification and other agreements and incentive compensation programs that are to remain in effect as of the Effective Date as Exhibit E to the Plan. The Pension Benefit Guaranty Corporation ("PBGC") has advised the Debtors that it takes the position that if the Pension Plan is terminated, pursuant to 29 U.S.C. (S)(S) 1341 or 1342, before the confirmation of a Plan of Reorganization the statutory liability, under 29 U.S.C. (S) 1362, arising from the termination would be a non-contingent claim against Debtors' estates. The PBGC has filed contingent claims for estimated unfunded benefit liabilities of the Pension Plan totaling $18,050,000.

        D.  Management Emergence Bonus

            Except as provided in Section 7.03 of the Plan, the Plan provides no Distribution to management as an emergence bonus. Management of the Debtors believes that the Plan does not contain Distributions which adequately compensate management for their efforts in reorganizing the Debtors or which are sufficient to assure retention of the management of Reorganized BI.
Accordingly, the Debtors intend, subject to appropriate authorization from the Board of Directors of the Debtors, to apply to the Bankruptcy Court for approval of an emergence bonus payable in Cash, commencing on the Effective Date, outside the scope of this Plan. The Debtors do not expect the cost of such cash emergence bonus to exceed $5 million, do not intend to seek payment of the full amount of such emergence bonus on the Effective Date, and do not believe that, if the Bankruptcy Court fully approves the Debtors' application, there will be any material effect on the financial condition of Reorganized BSI. The Debtors are not able to predict what effect, if any, the absence of a management emergence bonus may have on the ability of Reorganized BSI to retain management, but do not expect the judicial resolution of this to affect the entry of the Confirmation Order.

        E.  Corporate Action

            Each of the matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Corporation or corporate action to be taken by or required of any Debtor or Reorganized Corporation shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of any of the Debtors or the Reorganized Corporations.

        F.  Certain Retiree Health, Medical and Life Insurance Benefits

            On and after the Effective Date, pursuant to Section 1129(a)(13) of the Bankruptcy Code, Reorganized BSI shall continue to pay all retiree benefits (as defined in Section 1114(a) of the Bankruptcy Code) of the Debtors' respective nonunion employees who retired as of or prior to the Petition Date, at the levels and for the duration established prior to the Effective Date in either: (a) a Bankruptcy Court order entered pursuant to Section 1114(g) of the Bankruptcy Code or (b) agreements reached pursuant to Section 1114(e) of the Bankruptcy Code; provided, however, that prior to the Confirmation Date, the Debtors reserve the right to seek an order declaring that the Debtors may amend or terminate such retiree benefits at the conclusion of the period, if any, that the Debtors are obligated to provide such retiree benefits under the terms of their respective retiree benefit plans.

        G.  Combination Transactions

            On the Effective Date (or in the case of YON, the Yonkers Effective
Date), each Combining Debtor shall take such actions as may be necessary or appropriate to effect the relevant Combination Transaction. A Schedule of Combining Debtors is annexed hereto as Exhibit 4. Such actions may include:
(a) the execution and delivery of
appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates of merger or consolidation with the appropriate governmental authorities under applicable law; and (d) all other actions that such Debtor determines are necessary or appropriate, including the making of filings or recordings in connection with the relevant Combination Transaction. The form of each Combination Transaction shall be determined by the respective Boards of Directors of such Combining Debtor and Reorganized BI and Reorganized BSI. As set forth on Exhibit 4 hereto, BAC and BSI shall merge with BSI as the surviving entity. BI will then exchange its shares of BAC for the shares of BSI previously held by BAC. In addition, all of the subsidiaries of BSI (MAX, DOS, YON, BRU and WES) and BSI shall merge with BSI as the surviving entity. The final corporate structure, after giving effect to the Combination Transactions, will have BI directly holding all of the shares of BSI. Upon the consummation of a Combination Transaction, each Combining Debtor shall cease to exist as a separate corporate entity. On and after the Effective Date, Reorganized BSI shall assume and perform the obligations of each Combining Debtor under the Plan.

        H.  Cancellation of Capital Stock

            As of the Effective Date, by virtue of the Plan and in all events without any action on the part of the holders thereof, each share of Old Common Stock of BI issued and outstanding or held in treasury, will be cancelled and retired and no consideration will be paid or delivered with respect thereto. Holders of Old Common Stock of BI shall not be required to surrender such stock to the Debtors.

        I.  Cancellation of Bonds and Agreements.

            On the Effective Date, except as otherwise provided for therein, (a) the Bonds and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors shall be cancelled, (b) permitting such indenture trustee, agent or servicer to maintain any rights or liens it may have for fees, costs, expenses and indemnification under such indenture or other agreement and to be paid or reimbursed for such prepetition and postpetition fees, costs, expenses and indemnification only from the Distributions (until payment in full of such fees, costs, expenses or indemnification) that are governed by the respective indenture or other agreement in accordance with the provisions set forth therein and (c) the obligations of, and /or Claims against, the Debtors under, relating or pertaining to any agreements, indentures or certificates of designations, governing the Bonds and any other note, bond, indenture or other instrument or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided, however, that each indenture or other agreement that governs the rights of the holder of a Claim and that is administered by an indenture trustee, an agent or a servicer shall continue in effect solely for the purposes of allowing such indenture trustee, agent or servicer to make the Distributions to be made on account of such claims under this Plan; provided, further, that the provisions of the foregoing proviso shall not affect the discharge of Debtors' liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to the Reorganized Corporations.

        J.  Record Date for Distributions to Holders of Securities

            The record date, for purposes of distribution to holders of Bond Claims will be five (5) Business Days following entry of the Confirmation Order (the "Record Date"). At the close of business on the Record Date, the transfer ledgers of the Reorganized Corporations and of the indenture trustees, agents and servicers for such Bonds shall be closed, and there shall be no further changes in the record holders of such Bonds. The Reorganized Corporations and the indenture trustees, agents and servicers for such Bonds, and the Disbursing Agent, will have no obligation to recognize any transfer of such Bonds occurring on or after the Record Date. The Reorganized Corporations and the indenture trustees, agents and servicers for such Bonds, and the Disbursing Agent will be entitled instead to recognize and deal for all purposes under the Plan with only those record holders set forth on the transfer ledgers for such Securities as of the close of business on the Record Date.

        K.  Surrender of Outstanding Securities

            Except as otherwise provided in the Plan, each holder of an instrument or certificated security evidencing an Allowed Claim against a Debtor (other than if the Claim or Interest that such instrument or certificated security evidences is Reinstated) shall surrender such instrument or certificated security to the relevant Debtor or Paying Agent with a duly executed letter of transmittal. No Distribution hereunder shall be made to or on behalf of any holder of such Claim unless and until such instrument or certificated security is received or the nonavailability of such instrument or certificated security is established to the satisfaction of the Disbursing Agent or Paying Agent, as the case may be. Such Disbursing Agent or Paying Agent, as the case may be, may reasonably require security and/or indemnity from the purported holder of such instrument or certificated security to hold it harmless in respect of such instrument or certificated security and any Distributions made in respect thereof. Any such holder that fails to surrender such instrument or satisfactorily explain its nonavailability to the Disbursing Agent or the relevant Paying Agent, as the case may be, within 180 days of the Effective Date shall be deemed to have no further Claim against the relevant Debtor, Reorganized Corporation or its property in respect of such Claim and shall not participate in any Distribution hereunder. Notwithstanding anything in the immediately preceding sentence, any such holder of a Disputed Claim shall not be required to surrender a required instrument or certificated security until the time such Disputed Claim is allowed or disallowed.

        L.  Termination of BankBoston DIP Facility

            Except to the extent that the DIP Facility otherwise provides, on the Effective Date, all obligations of the Debtors under the BankBoston DIP Facility shall be paid or otherwise satisfied in full in accordance with the terms of the BankBoston DIP

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

Facility. Without limiting the foregoing, with the consent of the lenders under the BankBoston DIP Facility, any letters of credit that have not expired shall be replaced with or collateralized, by new letters of credit as a part of Reorganized BSI's New Credit Facility. Upon payment or satisfaction in full of all obligations under the BankBoston DIP Facility in accordance with the terms thereof, all liens and security interests granted to secure such obligations shall be deemed terminated and shall be of no further force and effect.

        M.  New Credit Facility

            BSI expects to enter into a New Credit Facility and to issue the New Credit Facility Notes effective as of the Effective Date. The initial advance thereunder shall be used to satisfy in full the Debtors' obligations under the BankBoston DIP Facility and to provide working capital to Reorganized BSI.

            A copy of the New Credit Facility will be filed by BSI with the Bankruptcy Court no later than the Exhibit Filing Date as Exhibit G to the Plan. Notice of any modification to the New Credit Facility after its filing with the Bankruptcy Court shall be provided to the Creditors' Committee, the Bank Group and the Unofficial Committee. The terms and conditions of the New Credit Facility shall include in all respects the terms and conditions of the commitment letter which will be executed between BSI and the bank agent of the New Credit Facility and a New Credit Facility term sheet, except to the extent that BSI and the bank agent agree otherwise. BSI shall, on or after the Confirmation Date, execute such other documents as the bank agent under the New Credit Facility may require in order to effectuate the treatment afforded to the lenders under the New Credit Facility. Copies of any such documents shall be provided to the Creditors' Committee, the Bank Group and the Unofficial Committee.

        N.  Sale of Yonkers Property and Union Square Property

            Pursuant to the Section 9.02 of the Plan, Reorganized BSI shall have until the date that is one year after the occurrence of the Effective Date, or such later period as the Bankruptcy Court may grant, to exercise its rights under sections 363 and 365 of the Bankruptcy Code with respect to BSI's unexpired real property lease pursuant to which BSI leases the Union Square Property, including, without limitation, the right to assume, assume and assign
or reject such lease.   It is contemplated that YON will remain in Chapter 11
until such time as the Yonkers Property is sold.

            In the event that either or both of the Yonkers Property and the Union Square Property remains unsold on the Effective Date, the Yonkers Property and the Union Square Property, as the case may be, shall be pledged to the Collateral Agent pursuant to a first mortgage lien to secure obligations of Reorganized BSI under the New Notes as is set forth in Section 4.02 of the Plan and Reorganized BSI and Reorganized YON, as the case may be, shall continue the Debtors' efforts to sell such properties. The Debtors shall use all reasonable efforts to sell such properties. The Collateral Agent, who shall be reasonably acceptable to Reorganized BSI shall be appointed by holders of the Bank Group Claim.

        O.  Adequate Protection Payments

            The Debtors will continue to pay to the Bank Group, through the Effective Date, the Adequate Protection Payments in the amounts required by the Agreed Order Regarding Adequate Protection of the Senior Bank Group's Interests and Related Relief, dated October 24, 1995.

        P.  Consummation Funding

            Consummation Costs shall be paid by the following: (i) the Westbury Escrow Funds; (ii) the Bruckner Escrow Funds and (iii) the Tax Refund proceeds.

V.  Distributions and Objections to Claims

            A.  Source of Cash and Reorganization Securities for Distributions

                On the Effective Date, Reorganized BI and Reorganized BSI shall each deliver to the Disbursing Agent sufficient Cash and Reorganization Securities to make Distributions to: (a) the holders of each relevant Debtor's Allowed Claims; and (b) the Disputed Claims Reserves, as set forth below. Without any further act or action required, upon written request by the Disbursing Agent (which may be made by telecopy or other electronic means reducible to written form) received by Reorganized BI or Reorganized BSI at least 10 Business Days prior to the relevant Distribution hereunder, Reorganized BI or Reorganized BSI, as the case may be, is authorized to and shall timely issue sufficient Reorganization Securities to permit the Disbursing Agent to make Distributions required hereunder. Any reference herein to Reorganization Securities in a Disputed Claims Reserve shall include any Reorganization Securities that are available to be issued by the Reorganized Corporations pursuant to this section.

            B.  Initial Distributions

                For each Class, no Distributions will be made under the Plan until an Initial Distribution Date is established for such Class. The Initial Distribution Date shall be the Effective Date, or as soon thereafter as practicable. On the applicable Initial Distribution Date, the Disbursing Agent shall make a Distribution to: (i) each holder of an Allowed Claim in an amount equal to its Ratable Share (calculated as of the applicable Initial Distribution
Date) of Cash or Reorganization Securities in accordance with the terms of the Plan; (ii) each Paying Agent in an amount equal to the aggregate Ratable Share (calculated as of the applicable Initial Distribution Date) of the Cash or Reorganization Securities in accordance with the terms of the Plan that such Paying Agent shall Distribute to holders of Allowed Claims in the relevant Class; and (iii) if applicable, the Disbursing Agent shall make a Distribution to the relevant Disputed Claims Reserve of the remaining Cash and Reorganization Securities allocated in accordance with the terms of the Plan. The amount of Cash to be paid on the Initial Distribution Date to holders of Allowed BSI-GEN Claims will be calculated as if each Disputed Claim were an Allowed Claim in its Face Amount.

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

        C.  Disputed Claims Reserves

            On the Effective Date, and after making all Distributions required to be made on the Effective Date, Reorganized BI and Reorganized BSI shall each establish a separate Disputed Claims Reserve for each of its Classes and the Classes of the other Debtors, each of which shall be administered by the Disbursing Agent. Cash placed into the Disputed Claims Reserve shall be held in an interest bearing account. Any payment made to the holder of an Allowed Claim which was previously a Disputed Claim from the Disputed Claims Reserve shall include any accrued interest thereon at the rate earned in such interest bearing account. If the Initial Distribution Date is not the Effective Date for a particular Class, all Cash and Reorganization Securities allocable to the relevant Class hereunder shall be distributed by the Disbursing Agent to the relevant Disputed Claims Reserve on or as soon as practicable after the Effective Date. Each Disputed Claims Reserve shall be terminated by Reorganized BI or Reorganized BSI, as the case may be, upon the receipt of a written certification of the Disbursing Agent that all Distributions and other dispositions of all Cash and/or Reorganization Securities required hereunder have been made in accordance with the terms of the Plan. Such written certification shall be sent by the Disbursing Agent to Reorganized BI or Reorganized BSI, as the case may be, within 15 days of the satisfaction of the condition set forth in the immediately preceding sentence. With respect to the Reorganization Securities held in the Disputed Claims Reserve, neither the Disbursing Agent, nor any other party, shall be entitled to vote any shares of the New Common Stock held in the Disputed Claims Reserve. In the event that any matter requires the approval of the shareholders of Reorganized BI prior to the Distribution of the Reorganization Securities held in the Disputed Claims Reserve, solely with respect to such vote, the shares of New Common Stock held by the Disbursing Agent shall be deemed not to have been issued.

        D.  Tax Requirements for Income Generated by Disputed Claims Reserves

            The Disbursing Agent shall pay, or cause to be paid, out of the funds held in a particular Disputed Claims Reserve, any tax imposed by any federal, state or local taxing authority on the income generated by the funds held in such Disputed Claims Reserve. The applicable Disbursing Agent shall also file, or cause to be filed any tax or information return related to the Disputed Claims Reserve that is required by any federal, state or local taxing authority.

        E.  Estimation of Claims

            The Debtors or the Reorganized Corporations may, at any time, request that the Bankruptcy Court estimate any Claim subject to estimation under
Section 502(c) of the Bankruptcy Code and for which the Debtors may be liable under the Plan, including any Claim for Taxes, to the extent permitted by section 502(c) of the Bankruptcy Code regardless of whether the Debtors, the Creditors' Committee, the Unofficial Committee, the Bank Group or the Reorganized Corporations have previously objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Claim pursuant to
Section 502(c) of the Bankruptcy Code at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Corporations may elect to pursue any supplemental proceedings to object to any ultimate allowance on such Claim. The Debtors may, at any time, request that the Bankruptcy Court estimate any claim pursuant to Section 502(c) of the Bankruptcy Code for purposes of satisfying the requirements of Section 10.02(e) of the Plan. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

        F.  Initial Distribution When a Disputed Claim Becomes an Allowed Claim

            On the first Business Day after the end of each calendar quarter (i.e., March 31, June 30, September 30 and December 31 of each calendar year) immediately following the applicable Initial Distribution Date, or as soon thereafter as practicable (the "Quarterly Distribution Date"), the Disbursing Agent shall make Ratable Distributions or other Distribution in accordance with the provisions of the Plan (calculated as of the later of the: (i) immediately preceding Quarterly Distribution Date, or (ii) the applicable Initial Distribution Date) of Cash or Reorganization Securities reserved for any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter to the holder of such Allowed Claim or the relevant Paying Agent, as the case may be. Holders of Disputed Claims that are ultimately Allowed will also be entitled to receive any dividends or other distributions received on and after the Effective Date on account of the shares of the New Common Stock distributed to such holder on account of its Allowed Claim.

        G. Additional Quarterly Distributions on Account of Previously Allowed Claims

            On each Quarterly Distribution Date, the Disbursing Agent shall distribute to each holder of a previously Allowed Claim or the relevant Paying Agent, as the case may be, on account of such Claim an amount of Cash or Reorganization Securities, as the case may be, equal to: (i) the Distribution from the relevant Disputed Claims Reserve that such claimant would have received in accordance with the Plan had it not received any prior Distributions in respect of its Allowed Claim, less (ii) the total amount of any Distributions previously received in respect of its Allowed Claim. The Supplemental Bank Group Distribution and the Supplemental BSI-Gen Distribution shall be made from the applicable Disputed Claims Reserve once the General Unsecured Claims against BSI (excluding the Bank Group Claim and the Intercompany Claims) are reduced to below $240 million in accordance with Sections 6.01 and 6.05 of the Plan. Such Additional Quarterly Distributions shall continue until the relevant Disputed Claims Reserve is depleted of Cash or Reorganization Securities held in such Disputed Claims Reserve,

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

other than as set forth in the next subsection. Notwithstanding anything to the contrary herein, no Distribution shall be made on any Quarterly Distribution Date unless the aggregate Distribution on such Quarterly Distribution Date would be in excess of $10,000 in value (as such value is set forth herein and/or in the Disclosure Statement). The restriction on Additional Quarterly Distributions hereunder imposed by the immediately preceding sentence shall no longer apply as of the date on which all Disputed Claims in the relevant Class have been resolved. Each such Distribution shall also include, on the basis of the amount so distributed, any dividends or other Distributions received on and after the Effective Date on account of the shares of the New Common Stock or interest earned on Cash distributed to each holder receiving a Distribution on a Quarterly Distribution Date on account of its Allowed Claim.

        H.  Method of Cash Distributions

            Cash payments made pursuant to the Plan shall be in United States dollars by checks drawn on a domestic bank selected by the applicable Debtor or Reorganized Corporation, or by wire transfer from a domestic bank, at the option of the applicable Debtor or Reorganized Corporation; provided, however, that cash payments made to foreign creditors, if any, holding Allowed Claims may be paid, at the option of the applicable Debtor or Reorganized Corporation, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

        I.  Distributions on Non-Business Days

            Any payment or Distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

        J.  Accrual of Postpetition Interest

            Unless otherwise provided for in the Plan, no holder of an Allowed Prepetition Claim shall be entitled to the accrual of postpetition interest on account of such Claim.

        K.  No Distribution of Fractional Securities

            Notwithstanding any other provisions of the Plan, only whole numbers of shares of New Common Stock shall be issued. When any Distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of the New Common Stock that is not a whole number, the Disbursing Agent shall aggregate and sell all fractional shares of the New Common Stock otherwise then distributable in accordance with the Plan at then prevailing prices and distribute the net proceeds to the Persons otherwise entitled thereto. Notwithstanding the foregoing, if a Person holds more than one claim, the fractional securities that such Person otherwise would be entitled to on account of each such Claim held by such Person shall be aggregated and, after taking into account such aggregation, such Person shall receive on account thereof (in addition to any whole number of shares of New Common Stock or other Distribution such Person is entitled to under the Plan prior to such aggregation) (i) any resulting whole

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

number of shares of New Common Stock and (ii) the net proceeds for any remaining fractional share.

       L. No Distribution in Excess of Allowed Amount of Claim

          Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim shall receive in respect of such Claim any Distribution (of a value set forth herein or in the Plan) in excess of the Allowed Amount of such Claim. Except as expressly provided herein, no Prepetition Claim shall be allowed to the extent that it is for Postpetition Interest or other similar charges.

       M. De Minimis Distributions

          Notwithstanding anything to the contrary contained in the Plan, the Disbursing Agents shall not be required to distribute Cash to the holder of an Allowed Claim if the amount of cash to be distributed on account of such Claim is less than $25. Any holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than $25 shall have such Claim discharged and shall be forever barred from asserting any such Claim against the Debtors, the Reorganized Corporations or their respective property. Any Cash not distributed pursuant to this provision shall be the property of the applicable Reorganized Corporation, free of any restrictions thereon, and any such Cash held by the Disbursing Agent shall be returned to the applicable Reorganized Corporation.

       N. Compliance with Tax Requirements

          In connection with the Plan, to the extent applicable, each Disbursing Agent shall comply with all withholding and reporting requirements imposed on it by federal, state and local taxing authorities, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

       O. Setoffs

          The Reorganized Corporations are authorized, pursuant to Section 553 of the Bankruptcy Code, to set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim, the claims, rights and causes of action of any nature that the applicable Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the applicable Debtor of any such claims, rights and causes of action that the Debtors may possess against such holder.

       P. Intercompany Claims

          All Claims between and among the Debtors, except the Intercompany Claim, which shall be treated in accordance with the provisions of Section 6.05 of the Plan, shall be deemed released, waived and discharged as of the Effective Date.

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

       Q. Escrow of Unclaimed Property

          Unclaimed Property (and all interest, dividends, and other Distributions thereon) shall be delivered promptly to the Disbursing Agent by each Paying Agent. The Disbursing Agent shall deposit such Unclaimed Property and such Unclaimed Property held by the Disbursing Agent in trust (for the benefit of the holders of Claims and Interests entitled thereto under the terms of the Plan) in a subaccount of the relevant Disputed Claims Reserve. For a period of two years following the Effective Date, Unclaimed Property, including any interest, dividends, and other Distributions thereon shall be: (i) held in such subaccount solely for the benefit of the holders of Allowed Claims that have failed to claim such property; and (ii) released from such subaccount and delivered to the holder of an Allowed Claim upon presentation of proper proof by such holder of its entitlement thereto.

       R. Investment of Unclaimed Cash

          All Cash held in each such subaccount shall be invested in accordance with Section 345 of the Bankruptcy Code, as modified by the relevant Orders of the Court for investments made by the Debtors during the Chapter 11 Cases. The earnings on such investments shall be held in trust as an addition to the balance of the subaccount for the benefit of the holders of Allowed Claims entitled to such Unclaimed Property, and shall not constitute property of the Debtors' estate or the Reorganized Corporation.

       S. Distribution of Unclaimed Property

          At the end of two years following the relevant Distribution date of particular Cash or Reorganization Securities, the holders of Allowed Claims theretofore entitled to Unclaimed Property shall cease to be entitled thereto (such holders, the "Unclaimed Holders"), and the Unclaimed Property for each Unclaimed Holder shall then be distributed Pro Rata to the other holders of Allowed Claims in the Class of that Unclaimed Holder in accordance with Section
7.08 of the Plan.

       T. Disputed Payments

          If any dispute arises as to the identity of a holder of an Allowed Claim who is to receive any Distribution, the Disbursing Agent may, in lieu of making such Distribution to such Person, make such Distribution into an escrow account to be held in trust for the benefit of such holder and shall not constitute property of the Debtors, their estates or the Reorganized Corporations. Such Distribution shall be held in escrow until the disposition thereof shall be determined by order of the Bankruptcy Court or by written agreement among the interested parties to such dispute.

       U. Withholding Taxes

          Any federal or state withholding taxes or other amounts required to be withheld under any applicable law shall be deducted and withheld from any Distributions hereunder.

       V. Claims and Interest Objections

          Unless otherwise ordered by the Bankruptcy Court, all Claims objections shall be Filed and served on the applicable claimant no later than the Effective Date or, if a Claim is permitted to be Filed thereafter, within thirty (30) days after such Claim has been Filed. Any Claim which is (a) Allowed under the terms of the Plan or pursuant to an Order of the Bankruptcy Court prior to the Effective Date or (b) not the subject of a Claim objection pending before the Bankruptcy Court by the Effective Date shall be deemed Allowed for all purposes. After the Effective Date, subject to the procedures set forth in Section 8.02 of the Plan, the Debtors and the Reorganized Corporations may settle or compromise any Disputed Claim without prior approval of the Bankruptcy Court.


       Termination of Subordination.


          As of the Effective Date, each holder of a Bank Group Claim shall be deemed to have waived all contractual, legal and equitable subordination rights which it may have, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code or otherwise, with respect to the Distribution to be made hereunder to holders of Bond Claims. On the Effective Date, all contractual, legal or equitable subordination rights that each holder of a Bank Group Claim has individually and collectively with respect to any Distribution made pursuant to the Plan to holders of Bond Claims shall be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined.

VI.
       Effect of Plan

       A. Discharge.

          1. Scope
             -----

          Except as otherwise provided in the Plan, Confirmation Order or DIP Facility, in accordance with Section 1141(d)(1) of the Bankruptcy Code, when the Confirmation Order becomes a Final Order, this shall act as a discharge effective as of the Effective Date of all debts of, Claims against, liens on, and Interests in each of the Debtors, their assets, or properties, which debts, Claims, liens, and Interests arose at any time before the entry of the Confirmation Order. The discharge of the Debtors shall be effective as to each Claim or Interest, regardless of whether a proof of Claim or Interest therefor was filed, whether the Claim is an Allowed Claim, or whether the holder thereof votes to accept the Plan. On the Effective Date, as to every discharged Claim and Interest, any holder of such Claim or Interest (including, without limitation, any options to purchase Old Common Stock of BI) shall be precluded from asserting against any Debtor formerly obligated with respect to such Claim or Interest, or against such Debtor's assets or properties, any other or further Claim or Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the Confirmation Date.

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

          2. Injunction
             ----------

          Except as otherwise provided in the Plan or Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (1) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtors or their respective property, officers, directors, agents, employees and representatives, and others, including (without limitation) the Creditors' Committee (including present and former members), the Bank Group, the Unofficial Committee and professional persons retained by the Debtors, the Creditors' Committee, members of the Creditors' Committee, the Bank Group and the Unofficial Committee; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors or their respective property, current and former officers, directors, agents, employees and representatives, and others, including (without limitation) the Creditors' Committee (including present and former members), the Bank Group, the Unofficial Committee and professional persons retained by the Debtors, the Creditors' Committee, members of the Creditors' Committee, the Bank Group and the Unofficial Committee; (3) creating, perfecting or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtors or their respective property, current and former officers, directors, agents, employees and representatives, and others including (without limitation) the Creditors' Committee (including present and former members), the Bank Group, the Unofficial Committee and professional persons retained by the Debtors, the Creditors' Committee, members of the Creditors' Committee, the Bank Group and the Unofficial Committee; (4) asserting a setoff, right of subrogation or recoupment of any kind against any obligation due to the Debtors, the Reorganized Debtors or their respective property, current and former officers, directors, employees and representatives, and others, including (without limitation) the Creditors' Committee (including present and former members), the Bank Group, the Unofficial Committee and professional persons retained by the Debtors, the Creditors' Committee, members of the Creditors' Committee, the Bank Group and the Unofficial Committee; and (5) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

          3. Release of Collateral
             ---------------------

          Unless a particular Secured Claim is Reinstated or the holder thereof receives a Distribution of a Reorganization Security in respect of such Claim under the Plan: (i) each holder of: (A) a Secured Claim; and/or (B) a Claim that is purportedly secured shall on or immediately before the Effective Date:
(x) turn over and release to the relevant Reorganized Corporation (or its successor, as the case may be) any and all property of the relevant Debtor that secures or purportedly secures such Claim; and (y) execute such documents and instruments as such Reorganized Corporation requires to evidence such claimant's release of such property; and (ii) on the Effective Date, all claims, right, title and interest in such property shall revert to the relevant Reorganized

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

Corporation (or the successor to any Debtor that does not survive a Combination Transaction or to Reorganized BSI in respect of the property of a Dissolving Debtor) free and clear of all Claims and Interests, including (without limitation) liens, charges, pledges, encumbrances and/or security interests of any kind. No Distribution under the Plan shall be made to or on behalf of any holder of such Claim unless and until such holder executes and delivers to the relevant Debtor or Reorganized Corporation such release of liens. Any such holder that fails to execute and deliver such release of liens within 180 days of the Effective Date shall be deemed to have no further Claim against the relevant Debtor, Reorganized Corporation or their property in respect of such Claim and shall not participate in any Distribution hereunder. Notwithstanding the immediately preceding sentence, any such holder of a Disputed Claim shall not be required to execute and deliver such release of liens until the time such Claim is allowed or disallowed.

       B. Revesting and Vesting

          Subject to the Combination Transactions each of the Debtors shall, as a Reorganized Corporation, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. Except as otherwise provided in the Plan, on the Effective Date all property comprising the Estates of each Debtor (other than a Dissolving Debtor) shall revest in the relevant Reorganized Corporation or its successor as a result of a Combination Transaction, free and clear of all Claims, liens, charges, encumbrances and Interests of creditors and equity security holders (other than as expressly provided herein). On the Effective Date, any property of a Dissolving Debtor not previously distributed under the Plan shall vest in Reorganized BSI, free and clear of all Claims, liens, charges, encumbrances and Interests of creditors and equity security holders of such Dissolving Debtor (other than as expressly provided herein). As of the Effective Date, each Reorganized Corporation may operate its businesses and use, acquire and dispose of property and settle and compromise claims or interests arising after the Effective Date without supervision of the Court free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order. Without limiting the foregoing, each Reorganized Corporation may pay the charges it incurs for Professional Fees, disbursements, expenses, or related support services after the Effective Date without any application to the Court.

       C. Secondary Liability Claims

          After notice and a hearing, Secondary Liability Claims shall be estimated by the Court under Section 502(c) of the Bankruptcy Code. Each such Claim against any Debtor in respect of such Debtor's guaranty of obligations of any Primary Obligor that is a Debtor shall be allowed against such guarantor Debtor in the amount of the deficiency in recovery on the related claim against such Primary Obligor.

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

       D. Release of Primary Obligors

          Except as otherwise provided in the Plan, all holders of Claims against and Interests in any of the Debtors receiving, or entitled to receive, payments or Distributions pursuant to the Plan, in consideration for the promises and obligations of the Debtors under the Plan, shall be deemed to have waived and released all rights or claims they had or might have had against any current or former officer, director or employee of each of the Debtors based upon any claim against a Primary Obligor that also gives rise to a Secondary Liability Claim; provided, however, except as expressly provided above in this subsection, no such Claim or Interest holder shall be deemed by virtue of this subsection to have waived or released any right or claim it may have against any person other than the Debtors or the current and former officers, directors and employees of each of them. The release of any person or entity under this section additionally acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the claims released hereby.

       E. Survival of Certain Indemnification Obligations

          Except as otherwise provided in the Plan, the obligations of the Debtors to indemnify individuals who serve or served as their respective directors, officers, agents, employees, representatives, and others, including (without limitation) professional persons retained by any Debtor, pursuant to such Debtors' respective certificates of incorporation, Amended By-Laws, applicable statutes and agreements in respect of all present and future actions, suits, and proceedings against any of such officers, directors, agents, employees, representatives, and others, including (without limitation) professional persons retained by any Debtor, based upon any act or omission related to service with, for, or on behalf of any of the Debtors on or after the Petition Date as such obligations were in effect at the time of any such act or omission, (but excluding such indemnity obligations, if any, arising under the Bank Documents, SPE Documents, Indenture, or any other similar such agreement, or any unexpired lease or executory contract which is not assumed by any Debtor or Reorganized Corporation which gave rise to or could give rise to a Claim against any of the Debtors prior to the Petition Date) shall not be discharged or impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan and shall be performed and honored by each respective Debtor or Reorganized Corporation (or its successor) regardless of such confirmation, consummation, and reorganization.

       F. Release of Officers, Directors, Employees, and Representatives

          Except as provided in Section 8.07 of the Plan, each Debtor (and its successor Reorganized Corporation) hereby waives, releases and discharges: all current and former officers, directors, agents, employees and representatives of the Debtors, members of the Creditors' Committee, members of the Unofficial Committee, members of the Bank Group and others including (without limitation) professional persons retained by the Debtors and the Creditors' Committee, the members of the Unofficial Committee, members of the Bank Group from any claim (as such term "claim" is defined in section 101(5) of the Bankruptcy Code) arising prior to the Confirmation Date. Claimants and

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

holders of Interests in any of the Debtors shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover any such claim that could be brought on behalf of or in the name of any of each such Debtor, without any independent cause of action belonging to the claimant or equity interest holder asserting such claim.

       G. Retention of Certain Claims

          Except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement entered into in connection with the Plan or by order of the Court, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Corporations shall release any claims, rights and causes of action that any Debtor or estate may hold (including a cause of action held by a Dissolving Debtor or a Debtor that does not survive a Combination Transaction), including, without limitation, any claims, rights or causes of action under sections 544 through 550, inclusive, of the Bankruptcy Code. Notwithstanding anything to the contrary in the Plan or in any instrument, contract, release or other agreement entered into in connection with the Plan or an order of the Bankruptcy Court, on the Effective Date, each Debtor shall be deemed to have released all claims, rights and causes of action arising under section 547 of the Bankruptcy Code.

       H. Preservation of Insurance.

          The provisions of the Plan shall not diminish or impair in any manner the enforceability and coverage of any insurance policies that may cover Claims against the Debtors, Reorganized Corporations or any other Person.

VII.   Executory Contract and Leases

       A. Executory Contracts and Unexpired Leases

          On the date which is thirty days after the date of entry of the Confirmation Order (the "Final Rejection Date"), all executory contracts and unexpired leases of each Debtor shall be deemed rejected by such Debtor pursuant to the provisions of section 365 of the Bankruptcy Code, except: (a) any executory contract or unexpired lease that has been or is the subject of a motion to assume or assume and assign filed pursuant to section 365 of the Bankruptcy Code by any of the Debtors before the Final Rejection Date; (b) any executory contract or unexpired lease listed in the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" to be filed by the Debtors with the Court before the entry of the Confirmation Order; (c) any executory contract or unexpired lease assumed or assumed and assigned pursuant to the provisions of this Plan; (d) any agreement, obligation, security interest, transaction or similar undertaking that the relevant Debtor believes is not executory or is not a lease, and which is later determined by the Court to be an executory contract or unexpired lease that is subject to assumption or rejection under section 365 of the Bankruptcy Code, and (e) the Union Square Property which is subject to the provisions of Section 9.02 of the Plan. Any order entered after the Confirmation Date by the Court authorizing the rejection of

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

an executory contract or unexpired lease shall cause such rejection to be a breach prior to the Petition Date under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief was granted and such order was entered prior to the Confirmation Date.

     Lease Under Which Bradlees Leases Union Square Property

          Reorganized BSI shall have until the date that is one year after the occurrence of the Effective Date, or such later period as the Bankruptcy Court may grant, to exercise its rights under sections 363 and 365 of the Bankruptcy Code with respect to BSI's unexpired real property lease pursuant to which BSI leases the Union Square Property, including, without limitation, the right to assume, assume and assign or reject the lease under which Bradlees leases the Union Square Property. The Bankruptcy Court shall retain jurisdiction with respect to such rights and any issues related thereto.

     B.   Executory Contract of R.R. Donnelly & Sons Company

          BSI's executory contract with R.R. Donnelly & Sons Company ("R.R. Donnelly") shall, as of the Effective Date, be deemed assumed by Reorganized BSI. Pursuant to an agreement between BSI and R.R. Donnelly, (i) R.R. Donnelly has agreed to waive any cure payments upon assumption of such executory contract to which it might be entitled pursuant to the provisions of the Bankruptcy Code and (ii) BSI will waive any cause of action which it may have against R.R. Donnelly under Section 547 of the Bankruptcy Code.

     Executory Contract J.Baker, Inc.

          As of the Effective Date, BSI's executory contract with J.Baker, Inc. ("J.Baker") shall be deemed amended to, inter alia, extend the term of the contract for three years following the Effective Date and, as amended, be assumed by Reorganized BSI. In respect of the $1.8 million Claim of J.Baker, Reorganized BSI shall, on the Effective Date or as soon thereafter as practicable, make a Cash Distribution to J.Baker in the amount of $360,000. Reorganized BSI shall make additional Cash Distributions to J.Baker in the amount of $1,440,000, to be paid in equal monthly installments commencing thirty days after the first payment with interest at a rate equal to J.Baker's borrowing rate, but not to exceed nine percent (9%); provided, however, that no interest shall be payable for the period through the end of Reorganized BSI's 1998 fiscal year; provided, further, however, that the obligation of Reorganized BSI to make the foregoing payments owed to J.Baker shall accelerate and become immediately due and payable should (a) Reorganized BSI enter into a third party transaction which would constitute a change of control or (b) Peter Thorner's employment with Reorganized BSI terminate for any reason.

     C.   Cure Payments

          At the election of the relevant Debtor, any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied pursuant to Section 365(b)(1) of the Bankruptcy Code, in one of the following ways: (a) by payment of the default amount in Cash on the Effective Date; (b) by issuance of a Cure Note; or (c) on such other terms as agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute regarding: (i) the amount of any Cure Payments; (ii) the ability of the Debtor that is a party thereto to provide adequate assurance of future performance under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving assumption.

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

      D.   Rejection Damages Bar Date

           If the rejection by any Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against such Debtor or Reorganized Corporation or the properties of either of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors within fifteen (15) days after service of the earlier of (a) notice of the Confirmation Order, (b) other notice that the executory contract or unexpired lease has been rejected, or (c) in the event that any Debtor rejects any executory contract or unexpired lease after the Confirmation Date, within fifteen (15) days of the date of such rejection.

      E. Executory Contracts and Unexpired Leases Entered into and Other Obligations Incurred After the Petition Date

           Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by any Debtor shall be performed by the Debtor or Reorganized Corporation liable thereunder in the ordinary course of its business. Accordingly, such executory contracts, unexpired leases and other obligations shall survive and remain unaffected by entry of the Confirmation Order.

VIII. Conditions To Confirmation And Occurrence Of Effective Date

      A.   Conditions to Confirmation


           The Plan may not be confirmed unless each of the conditions set forth below is satisfied. Except as provided in section 10.03 of the Plan, any one or more of the following conditions may be waived at any time by the Debtors with the unanimous consent of the Creditors' Committee, the Unofficial Committee and the Bank Group.

           1. The Disclosure Statement Order shall have been entered and be a Final Order.

           2. The Confirmation Order shall be in form reasonably acceptable to the Debtors, the Creditors' Committee, the Unofficial Committee and the Bank Group. The Confirmation Order shall, among other things, provide that:

              (a) The Reorganized Corporation shall be deemed to succeed to, by operation of law, all executory contracts or unexpired

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

                   leases assumed by the Debtors during the Chapter 11 Case (including pursuant to the provisions of the Plan), which contracts and leases shall remain in full force and effect notwithstanding any provision in such contract or lease (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits assignment or transfer or that enables or requires the termination of such contract or lease;

              (b) except as expressly provided in the Plan, the Debtors are discharged effective upon the Effective Date from any "debt" (as that term is defined in Section 101(12) of the Bankruptcy
                   Code), and the liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of the Debtors entered into or obligation of the Debtors occurred before the Petition Date, or from any conduct of the Debtors prior to the Petition Date, or that arose before the Petition Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

              (c) a finding by the Bankruptcy Court that the Plan complies with all applicable provisions of the Bankruptcy Code, including that the Plan was proposed in good faith and that the Confirmation Order was not procured by fraud; and

              (d) except as expressly provided in the Plan, all Interests shall be terminated effective upon the Effective Date.

      B.  Conditions to Occurrence of Effective Date

          The Effective Date for the Plan may not occur unless each of the conditions set forth below is satisfied. Except as provided in section 10.03 of the Plan, any one or more of the following conditions may be waived at any time by the Debtors with the unanimous consent of the Creditors' Committee, the Unofficial Committee and the Bank Group.

           1. The Confirmation Order shall have been entered and be a Final
              Order.

           2. Each Reorganized Debtor's respective Certificate of Incorporation and Amended By-Laws shall have been amended as provided in the Plan.

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

           3. Reorganized BI and Reorganized BSI shall each have sufficient Cash on hand to pay the Consummation Costs and make such other timely Distributions of Cash as may be required hereunder.

           4. Reorganized BSI shall have established a revolving line of credit or other liquidity facility with a bank or other financial institution in a drawable principal amount of at least $250 million, with terms satisfactory to Reorganized BSI and the lenders under the New Credit Facility, in their sole discretion.

           5. The aggregate amount of Allowed General Unsecured Claims and Disputed General Unsecured Claims (i) against BSI (excluding the Bank Group Claim and the Intercompany Claim) shall have been reduced, either through agreement or order of the Bankruptcy Court, to less than $300 million and (ii) against each Debtor other than BI, BSI and BAC (other than the Intercompany Claims, the Bank Group Claim and SPE Claims) shall have been reduced, either through agreement or order of the Bankruptcy Court, to an amount of less than $1 million.

           6. Reorganized BSI shall have granted to vendors who provide retail merchandise to Reorganized BSI after the Effective Date, or who have provided merchandise to BSI before the Effective Date which is not paid for as of the Effective Date, a Trade Vendors' Lien to secure payment to such trade vendors of amounts owed by Reorganized BSI. The Trade Vendors' Lien, which shall be held by the Trade Vendors' Collateral Agent, shall be subordinated to the lien securing the New Credit Facility to the satisfaction of the holders of the liens securing the New Credit Facility and shall attach to all of Reorganized BSI's inventory (but not any other assets of Reorganized BSI). If a new lender or group of lenders replaces the lenders under the New Credit Facility, then the Trade Vendors' Lien shall be subordinated to the liens of such replacement lender or lenders. The Trade Vendors' Lien shall terminate on the earliest to occur of (i) two years after the Plan Effective Date, (ii) at the sole option of Reorganized BSI the date on which the ratio of the amount of accounts payable of Reorganized BSI to the amount of Inventory of Reorganized BSI, computed on a cost basis, for any rolling three-month period is more than five percentage points less than such ratio on a comparable store basis for the same period in the prior year,
              (iii) the consummation of a transaction pursuant to which Reorganized BI or Reorganized BSI merges or otherwise combines with another company or companies, (iv) at the sole option of Reorganized BSI as to any individual trade vendor, at such time as such vendor fails to provide merchandise to Reorganized BSI on terms which are at least as favorable to Reorganized BSI as the

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

              credit terms under which such vendor provided merchandise to BSI in the year prior to the Effective Date and (v) at the sole option of Reorganized BSI as to any individual trade vendor that initially provides retail merchandise to Reorganized BSI after the Effective Date, at such time as such vendor fails to provide retail merchandise to Reorganized BSI on terms which are as favorable to Reorganized BSI as the initial credit terms which such vendor provide retail merchandise to Reorganized BSI; provided, however, that any termination by Reorganized BSI of the Trade Vendors' Lien will not be effective until the thirtieth
              (30th) day after Reorganized BSI gives (a) actual notice to the Trade Vendors' Collateral Agent and (b) (x) in the case of trade vendors generally, notice by publication in The New York Times
                                                          ------------------
              (national edition), of its intent to terminate the Trade Vendors Lien or (y) in the case of an individual trade vendor, actual notice of such termination to the trade vendor whose Trade Vendors' Lien Reorganized BSI proposes to terminate. On or prior to the Exhibit Filing Date, BSI shall file with the Bankruptcy Court the form of all documents which will give rise to the Trade Vendors' Lien pursuant to the Plan.

           7. Each of the Creditors' Committee, the Bank Group and the Unofficial Committee have approved in form and substance each of the Exhibits to the Plan, such approval not to be unreasonably withheld.

      C.  Waiver of Conditions to Confirmation and Occurrence of Effective Date

          Each of the conditions to confirmation of the Plan or to the occurrence of the Effective Date is for the benefit of the Debtors, the Creditors' Committee, the Bank Group and the Unofficial Committee. Other than the requirement that the Disclosure Statement Order and the Confirmation Order must be entered, the requirement that a particular condition be satisfied may be waived in whole or part by the Debtors, with the unanimous consent of the Creditors' Committee, the Bank Group and the Unofficial Committee, without notice and a hearing, and the relevant Debtors' benefits under the "mootness doctrine" shall be unaffected by any provision hereof.

      D.  Effect of Nonoccurrence of the Conditions to Occurrence of Effective
          Date

          If each of the conditions to the occurrence of the Effective Date have not been satisfied or duly waived on or before the date which would be the Effective Date, or by such later date as is proposed by the Debtors and approved, after notice and a hearing, by the Court, then upon motion by any party-in-interest made before the time that each of the conditions has been satisfied or duly waived, the Confirmation Order may be vacated by the Court; provided, however, that notwithstanding the filing of such a motion, the

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

Confirmation Order shall not be vacated if each of the conditions to the occurrence of the Effective Date is either satisfied or duly waived before the Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to Section 10.04 of the Plan, the Plan shall be null and void in all respects, and nothing contained in the Plan shall:
(a) constitute a waiver or release of any Claims by or against or Interests in the Debtors; or (b) prejudice in any manner the rights of any of the Debtors or of any party in interest, including (without limitation) the right to seek a further extension of the exclusivity periods under Section 1121(d) of the Bankruptcy Code.

IX. Retention of Jurisdiction

          Notwithstanding confirmation of the Plan or occurrence of the Effective Date, the Court shall retain jurisdiction for all purposes permitted under applicable law, including without limitation the following purposes:

          (a) Determination of the allowability of Claims and Interests upon objection to such Claims or Interests by a Debtor, the Reorganized Corporations, other successors to any of the Debtors, or any other party-in-interest and the validity, extent, priority and nonavoidability of consensual and nonconsensual liens and other encumbrances;

          (b) Determination of tax liability pursuant to Section 505 of the Bankruptcy Code;

          (c) Approval, pursuant to Section 365 of the Bankruptcy Code, of all matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease of any of the Debtors, including, without limitation, assumption and assignment of the Union Square Property;

          (d) Determination of requests for payment of administrative expenses entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including compensation of parties entitled thereto under
               Section 330 of the Bankruptcy Code;

          (e) Resolution of controversies and disputes regarding the interpretation of the Plan;

          (f) Implementation of the provisions of the Plan and entry of Orders in aid of confirmation and consummation of the Plan including, without limitation, appropriate Orders to protect the Debtors and their successors from actions by creditors and/or Interest holders of the Debtors or any of them and resolving disputes and controversies regarding property of the Estates and the Reorganized Corporations that is subject to restructuring negotiations on and after the Confirmation Date;

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

          (g) Modification of the Plan pursuant to Section 1127 of the Bankruptcy Code;

          (h) Adjudication of any causes of action that arose prior to the Confirmation Date or in connection with the implementation of the Plan, including avoidance actions, brought by a Debtor, Reorganized Corporation, other successors of any of the Debtors as the representative of the Debtors' Estates or a party-in-interest (as a representative of any Debtor's Estate); and

          (i)  Entry of a Final Order closing the Chapter 11 Cases.

X.   Administrative Bar Date

     A.   General Provisions

          Except as provided in Section 12.06(b) of the Plan for Administrative Claims of Professionals requesting compensation or reimbursement of expenses and in Section 12.06(c) of the Plan for liabilities incurred by a Debtor in the ordinary course of its business, requests for payment of Administrative Claims must be Filed no later than 30 days after the Effective Date. Holders of Administrative Claims who are required to File a request for payment of such Claims and who do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtors, the Reorganized Corporations or their respective property.

     B.   Professionals

          All professionals or other entities requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered before the Effective Date (including compensation requested by any Professional or other entity for making a substantial contribution in any Case) shall File an application for final allowance of compensation and reimbursement of expenses no later than 45 days after the Effective Date; provided, however, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals' Compensation Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals' Compensation Order. Notwithstanding anything to the contrary contained in the Ordinary Course Professionals Compensation Order, no Professional subject that Order shall be required to apply to the Bankruptcy Court for compensation and reimbursement of expenses. Objections to applications of Professionals or other entities for compensation or reimbursement of expenses must be Filed no later than 75 days after the Effective Date. All compensation and reimbursement of expenses allowed by the Bankruptcy Court shall be paid to the applicable Professional on or before ten days after an order allowing such fees and expenses becomes a Final Order, or as soon thereafter as practicable.

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

     C.   Fees and Expenses of Bank Group

          Subject to the approval of the Bankruptcy Court on appropriate application as set forth in Section 12.06(b) of the Plan, the reasonable fees and expenses of the Bank Group during the course of the Chapter 11 Cases shall be allowed as administrative expenses of BSI, pursuant to 11 U.S.C. (S) 503(b). To the extent that the Bank Group seeks to recover its fees and expenses, the Debtors shall only pay such amounts to the extent that such fees and expenses exceed the amount of the Adequate Protection Payments paid to the Bank Group.

     D.   Fees and Expenses of Unofficial Committee

          Subject to the approval of the Bankruptcy Court on appropriate application as set forth in Section 12.06(b) of the Plan, the reasonable fees and expenses of the Unofficial Committee during the course of the Chapter 11 Cases shall be allowed as administrative expenses of BSI, pursuant to 11 U.S.C.
(S) 503(b).

     E.   Professional Fees and Expenses of Loomis Sayles and Bond Indenture
          Trustee

          Subject to the approval of the Bankruptcy Court on appropriate application as set forth in Section 12.06(b) hereof, the reasonable fees and expenses of Loomis Sayles and the Bond Indenture Trustee during the course of these cases shall each be allowed as administrative expenses of the Debtors, pursuant to 11 U.S.C. (S) 503(b), not to exceed, in the aggregate, the amount of
$600,000.   In the event that the aggregate fees and expenses sought by such professionals exceed the amount of $600,000, such professionals shall receive a Pro Rata share of $600,000.

     F.   Ordinary Course Liabilities

          Holders of Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of business shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by the applicable Reorganized Corporation pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the holders of such Claims.

XI.  Amendments

     A.   Preconfirmation Amendment

          The Debtors may modify the Plan at any time prior to the entry of the Confirmation Order provided that the Plan, as modified, and this Disclosure Statement pertaining thereto meet applicable Bankruptcy Code requirements.

    B.    Post-confirmation Amendment Not Requiring Resolicitation

          After the entry of the Confirmation Order, the Debtors may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that: (i) the Debtors obtain approval of the Bankruptcy Court for such modification, after notice and a hearing; and (ii) such modification shall not materially and adversely affect the interests, rights, treatment, or Distributions of any Class under the Plan.

    C.    Post-confirmation Amendment Requiring Resolicitation

          After the Confirmation Date and before the Effective Date of the Plan, the Debtors may modify the Plan in a way that materially or adversely affects the interests, rights, treatment, or Distributions of a class of Claims or Interests, provided that: (i) the Plan, as modified, meets applicable Bankruptcy Code requirements; (ii) the Debtors obtain Bankruptcy Court approval for such modification, after notice and a hearing; (iii) such modification is accepted by at least two-thirds in amount, and more than one-half in number, of Allowed Claims voting in each class affected by such modification; and (iv) the Debtors comply with Section 1125 of the Bankruptcy Code with respect to the Plan as modified.

XII.  Committees

          On the Effective Date, the Creditors' Committee shall be deemed dissolved and the members of the Creditors' Committee shall be deemed released and discharged from all rights and duties arising from or related to the Cases. The Professionals retained by the Creditors' Committee and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed after the Effective Date pursuant to Section 12.06(b) of the Plan. Prior to the dissolution of the Creditors' Committee, the Creditors' Committee may appoint a committee of one or more financial representatives to become effective on the Effective Date, whose sole duties shall be to provide directions, on behalf of the trade vendors, to the Trade Vendors' Collateral Agent appointed pursuant to this Plan; provided however, that such appointee or appointees shall serve without right to receive any fees, reimbursement of expenses or other remuneration, directly or indirectly, from the Debtors' estates or the Reorganized Corporations.

XIII. Valuation of the Debtors

          For purposes of the Plan and to assist the creditors in assessing their respective recoveries under the Plan, the Debtors directed its financial advisors, Zolfo Cooper, LLC ("ZC") to estimate the range of enterprise value of Reorganized BI and Subsidiary as of January 30, 1999, the expected consummation date.

          In developing the estimated range of enterprise value, ZC, analyzed the information set forth in this Disclosure Statement, the exhibits hereto, and other information provided by management. Specifically, ZC considered: (i) the Debtors' historical financial and operating information; (ii) management prepared prospective financial and operating data for the ongoing business of Reorganized BI and Subsidiary, including financial projections through February 3, 2001 included in Exhibit 3 to this Disclosure Statement; (iii) market values of certain publicly traded companies whose operating businesses are believed to be comparable to that of Reorganized BI and Subsidiary; (iv) the selling price, to the extent available, of recently acquired companies whose operating businesses are believed to be comparable to that of Reorganized BI and Subsidiary; (v) general economic and industry conditions; (vi) the terms of the Plan on a consensual basis; and (vii) other information as ZC deemed necessary or appropriate.

          In performing the valuation, ZC used information provided by management, other firms retained by the Debtors or publicly available information without independent challenge or verification as to their completeness or accuracy. Thus, the range of enterprise value estimated by ZC depends on the Debtors' achieving their financial projections, including their projected revenue and sales growth, improvements in operating margins, earnings and cash flows, management of inventory turns and working capital, expense achievement goals and other elements of the projected financial information (prior to as well as subsequent to the consummation of the Plan). Certain of the projected results are materially better than recent historical results of operations. To the extent that the analysis is dependent upon Reorganized BI and Subsidiary achieving the projections, the analysis must be considered speculative. The analysis contemplates a successful reorganization of the Debtors' business and finances in accordance with the terms of the Plan, the Debtors obtaining exit financing on commercially acceptable terms and many other transactions and conditions as forth in management's financial projections including, but not limited to, the continuity of the present senior management of the Debtors following consummation of the Plan and that the general financial and market conditions as of the expected Consummation Date of the Plan will not differ materially from those conditions prevailing as of the date of this Disclosure Statement. Therefore, no assurance can be given that the projected results will be achieved.

          As a result of its analyses, discussions and other considerations, ZC estimated that the enterprise value of Reorganized BI and Subsidiary as of the expected Consummation Date of the Plan would be in a range of $205 million to $225 million. ZC based its estimate of the range of reorganized enterprise value of Reorganized BI and Subsidiary on a multiple of normalized EBITDA (earnings before interest, taxes, depreciation and amortization). The reorganized enterprise value represents the estimated going concern value of Reorganized BI and Subsidiary on an unleveraged basis. Based upon the estimated reorganization enterprise value of Reorganized BI and Subsidiary projected embedded debt of approximately $90 million (that portion of the ongoing revolver facility that remains after the seasonal cleanup of the facility); the liquidation of New Notes from the proceeds from certain assets sales with no remaining amount due under the New Notes, and other terms and conditions as set forth in the Plan, the Debtors have employed an assumed range of distributable equity value of approximately $50 million to $65.0 million or approximately $4.94 per share to $6.42 per share of New Common Stock based upon a distribution of 10,125,711 of shares of New Common Stock (if the maximum number of shares of New Common Stock distributable under the Plan of 10,909,090 were issued, the range of distributable equity value would approximate $4.58 to $5.96). For purposes of calculating distributions to be made under the Plan, the Debtors have estimated the aggregate value of Reorganized BI's New Common Stock at approximately $60 million (approximately $5.93 per share of New Common Stock or approximately $5.50 per share if the maximum number of shares of New Common Stock distributable under the Plan of 10,909,090 were issued).

          The value of an operating business such as the Debtors' is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of the reorganization value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Debtors, nor ZC nor any other person assumes responsibility for its accuracy. Estimates of value do not purport to be appraisals or necessarily reflect the values which may be realized if assets are sold. Such valuations reflect computations of the estimated reorganization enterprise value of Reorganized BI and Subsidiary derived through the applications of various valuation techniques and do not purport to reflect or constitute appraisals or estimates of value that may be realized through the sale of any Reorganized Security to be issued pursuant to the Plan in Public or Private markets, to the extent one exists which may be significantly different than the amounts set forth herein, which amounts are based on the estimated reorganization enterprise value used by the Debtors. The valuation of newly issued securities is subject to uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon prevailing interest rates, market conditions and prospects, financial and otherwise of the Debtors, including the anticipated initial securities holdings of prepetition creditors some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors which generally influence the price of securities. Actual market prices of such securities may be affected by the Debtors' history in its Chapter 11 cases or by other factors not possible to predict.

          Many of the analytical assumptions upon which this valuation is based are beyond the Debtors' control and there will be variations between such assumptions and actual facts. These variations may be material. See "Certain Factors to be Considered" for a discussion of various other factors which could materially affect the value of Reorganization Securities distributed pursuant to the Plan.

XIV.  Estimation of Claims

          At the outset of these Chapter 11 cases, the Debtors formed a team to evaluate and estimate Claims. Initially, an exhaustive review of the Debtors' legal files was conducted for potential direct and indirect liability to the Debtors' estates. Legal documents relating to the leased properties which the Debtors expected to reject were given especially close scrutiny as were guaranty and indemnity agreements. The Debtors also reviewed debt agreements and their related covenants. After reviewing these documents and after consulting, as necessary, with the Debtors' professionals, the teams determined the liability of the Debtors with respect to Claims relating to each document.

          The final result of this process was a schedule of estimated Allowed Claims by the Debtors which provided the basis for the classifications in the Plan.

XV.  Delivery of Distributions

          Distributions to holders of Allowed Claims will be made by the Disbursing Agent selected by the Debtors (a) to the addresses set forth on the proofs of claims filed by such holder; or (b) if no proof of claim has been filed, to the address reflected in the Debtors' Schedules and Statements of Financial Affairs; or (c) to the addresses set forth in any written notices of transfer of Claim delivered to and actually received by the Debtors, the Claims Agent or the Disbursing Agent.

XVI.  Undeliverable Distributions

          If a distribution of Cash is returned to the Debtors or the Disbursing Agent, or if such Distribution is in the form of a check and is not presented for payment within three months after delivery is attempted, or if distribution of Reorganization Securities is returned to the Debtors or the Disbursing Agent after two attempts of delivery, no further distribution will be made unless and until the Debtors or the Disbursing Agent is notified in writing of the Claim holder's then current address, at which time the previously undeliverable distribution(s) will be made to the Claim holder without interest. For the purposes of the Plan, undeliverable Distributions shall include checks sent to the Claim Holders as Distributions, which checks have not been cashed within three months following the date of issuance of such checks. Undeliverable Distributions, including Cash held in connection with the uncashed checks, will remain in the possession of the Disbursing Agent until the earlier of (a) such time when the relevant distribution becomes deliverable or (b) one year after the Effective Date.

XVII.  Revocation, Withdrawal or Non-Consummation of the Plan

          Each Debtor may only alter, amend, modify, revoke or withdraw the Plan as the plan of reorganization for such Debtor's Case and the Cases of its subsidiaries with the express unanimous consent of the Creditors' Committee, the Bank Group and the Unofficial Committee. Each Debtor reserves the right to make non-substantive changes in any Plan, which changes may be necessary to facilitate the withdrawal of another Debtor from the Plan. See Section 3.XI hereof entitled "Amendments". Any such revocation or withdrawal by a Debtor shall not affect the Plan as the plan of reorganization of the other Debtors.
If a Debtor revokes or withdraws from the Plan: (a) nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claims by or against such Debtor, including (without limitation) the Intercompany Claim or any other claim of one Debtor against another Debtor, or to prejudice in any manner the rights of such Debtor or any persons in any further proceedings involving such Debtor, including (without limitation) objecting to any Intercompany Claim; and (b) any provisions of any Confirmation Order with respect to such Debtor shall be null and void (and such Debtor shall not be benefited by the Confirmation Order) and all such rights of or against such Debtor shall exist as though the Plan had not been filed and no actions taken to effectuate it.

          If the Debtors withdraw or revoke the Plan, or if the Confirmation Date does not occur, then the plan, any settlement or compromise thereunder, the assumption or rejection of the executory contracts and unexpired leases and any document or agreement executed pursuant to the Plan shall be null and void, and nothing in the Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Interest in, the Debtors; (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors; or (c) constitute an admission of any sort by the Debtors or any other Person.

                SECTION FOUR:  VOTING REQUIREMENTS, ACCEPTANCE,
                ------------   --------------------------------
                   CONFIRMATION AND CONSUMMATION OF THE PLAN
                   -----------------------------------------

I.  General

          To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Debtors, including that: (i) the Plan classifies Claims and Interests in a permissible manner; (ii) the Plan complies with the applicable provisions of the of the Bankruptcy Code;
(iii) the Debtors comply with the applicable provisions of the Bankruptcy Code;
(iv) the Debtors have proposed the Plan in good faith and not by any means forbidden by law; (v) the disclosure required by Section 1125 of the Bankruptcy Code has been made; (vi) the Plan has been accepted by the requisite votes of holders of Claims or Interests (except to the extent that "cram-down" is available under Section 1129(b) of the Bankruptcy Code (see Section 4.II.F entitled "Confirmation Without Acceptance of All Impaired Classes ("Cram-down"),
(vii) the Plan is feasible and Confirmation will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors;
(viii) the Plan is in the "best interests" of all holders of Claims or Interests in an impaired Class by providing to such holders on account of their Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a Chapter 7 liquidation, unless each holder of a Claim or Interest in such Class has accepted the Plan (see Section 4.II.H entitled "Best Interests of Creditors"); (ix) all fees and expenses payable under 28 U.S.C. (S) 1930 (relating to bankruptcy fees payable to the clerk of the Bankruptcy Court and the office of the United States Trustee) have been paid or the Plan provides for the payment of such fees on the Effective Date; (x) the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in Section 1114 of the Bankruptcy Code, at the level established at any time prior to Confirmation pursuant to Section 1114 of the Bankruptcy Code, for the duration of the period that the Debtors have obligated themselves to provide such benefits; and (xi) the Plan Proponents must have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Debtors or a successor to the Debtors under the Plan, and the appointment to or continuance in such office by such individual must be consistent with public policy.

          The Plan constitutes a separate plan of reorganization for each of the Debtors. Accordingly, for the plan to be confirmed for a particular Debtor, the voting requirements described herein must be met for each such Debtor.

          The Debtors believe that the Plan satisfies all of the statutory requirements of Chapter 11 of the Bankruptcy Code. Certain of these requirements are discussed in more detail below. The Debtors have proposed the Plan in good faith.

II.  Solicitation, Voting and Requirements

     A.   Eligibility to Vote

          Pursuant to the Bankruptcy Code, only classes of claims against or equity interests of a debtor that are "impaired" (within the meaning of 1124 of the Bankruptcy Code) under the terms and provisions of a plan of reorganization are entitled to vote to accept or reject a plan. A class is "impaired" if the legal, equitable, or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturity or by payment in full in cash. Classes of claims and interests that are not impaired are not entitled to vote on a plan and, under Section 1126(f) of the Bankruptcy Code, are conclusively presumed to have accepted a plan. Therefore, holders of such unimpaired classes are not being solicited. In addition, under 1126(g), classes of claims and interests that receive no distributions are deemed to have rejected the Plan and the votes of such holders will not be solicited. See "Summary of Estimated Distributions With Respect to Classes of Estimated Allowed Claims and Interests" for a summary of the classification and treatment of Claims and Interests under the Plan, as well as a designation of whether each Class is impaired or unimpaired.

          The holder of a Claim in Classes BI-BANK, BI-GEN, BI-SPE, BSI-CAP, BSI-BANK, BSI-SPE, BSI-GEN, YON-BANK, YON-SPE, YON-GEN, BRU-BANK, BRU-SPE, BRU-GEN, WES-BANK, WES-SPE and WES-GEN is entitled to vote to accept or reject the Plan if (a) such holder's Claim has been scheduled by the Debtors and such Claim is not scheduled as disputed, contingent or unliquidated, or (b) such holder has
   ---
filed a proof of claim on or before April 1, 1996, pursuant to Section 502(a) of the Bankruptcy Code, Bankruptcy Rule 3003 and the Bar Date Order, except where the Debtors have specifically agreed to a late filed proof of claim. Any Claim in the aforesaid Classes as to which an objection has been filed and has not been withdrawn or dismissed is not entitled to vote unless the Bankruptcy Court,
                                                    ------
pursuant to Bankruptcy Rule 3018(a) and upon application of the holder whose Claim has been objected to, temporarily allows the Claim in an amount that the Bankruptcy Court deems proper solely for the purpose of accepting or rejecting the Plan (See Section 4.II.B entitled "Estimation and Temporary Allowance of Claims," below).

          A vote may be disregarded if the Bankruptcy Court determines, pursuant to Section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

     B.   Estimation and Temporary Allowance of Claims

          Pursuant to Section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for voting and other purposes. The Debtors or holders of particular Claims may seek an order of the Bankruptcy Court temporarily allowing, for voting purposes only, certain Disputed Claims.

     C.   Acceptance Requirements

          The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by creditors that hold at least two-thirds in dollar amount and more than one-half in number of the allowed claims of such class who actually vote for acceptance or rejection of a plan. The vote of a holder of a claim may be disregarded if the bankruptcy court determines, after notice and a hearing, that the acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

     D.   Transmission of Ballots

          All record holders of undisputed, Allowed Claims which are impaired (including any Claims that are temporarily Allowed for voting purposes) as of the date the order approving this Disclosure Statement was entered by the Bankruptcy Court are entitled to vote to accept or reject the Plan and may do so by completing the appropriate ballot which is enclosed with this Disclosure Statement. In most cases, each ballot enclosed with this Disclosure Statement has been encoded with the amount of your Claim for voting purposes (if your Claim is a Disputed Claim, this amount may not be the amount ultimately allowed for purposes of distributions under the Plan) and the Debtor and Class to which your Claim relates. See also Section 1.V above entitled "Voting Procedures, Ballots and Voting." PLEASE FOLLOW THE INSTRUCTIONS ACCOMPANYING THE ENCLOSED BALLOT CAREFULLY.

          VOTING ON THE PLAN BY EACH HOLDER OF AN IMPAIRED CLAIM ENTITLED TO VOTE ON THE PLAN IS IMPORTANT. IF YOU HOLD CLAIMS IN MORE THAN ONE CLASS FOR A PARTICULAR DEBTOR, OR AGAINST MORE THAN ONE DEBTOR, YOU MAY RECEIVE MORE THAN ONE BALLOT. YOU SHOULD COMPLETE SIGN, AND RETURN EACH BALLOT THAT YOU RECEIVE.

     E.   Acceptances Required From Impaired Classes

          In order for a plan to be confirmed without resort to the "cram-down" provisions of the Bankruptcy Code, each Class of "impaired" Claims and Interests must be determined to have accepted the Plan. As previously mentioned, each Class of "impaired" Claims and Interests will be determined to have accepted the Plan if Creditors and Interest holders who actually vote, accept the plan by votes (i) representing at least two-thirds in amount of Allowed Claims or Interests in such impaired Class and (ii) more than one-half in number of Allowed Claims in such Class.

          Each of the following Classes of Claims is "impaired" under the Plan, and the Debtors are soliciting acceptances for the Plan from the holders of Claims in these Classes:

BI-BANK, BI-GEN, BI-SPE, BSI-CAP, BSI-BANK, BSI-SPE, BSI-GEN, YON-BANK, YON-SPE, YON-GEN, BRU-BANK, BRU-SPE, BRU-GEN, WES-BANK, WES-SPE and WES-GEN.

          All other Classes are either unimpaired under the Plan (Classes BI-PTY, BAC-PTY, BSI-PTY, BSI-CON, DOS-PTY, MAX-PTY, YON-PTY, BRU-PTY and WES-PTY) and are deemed to have accepted the Plan or will receive no distribution under
                                         --
the Plan (Classes, BI-EQT, BAC-GEN, DOS-GEN) and MAX-GEN and are deemed to have rejected the Plan. BAC-EQT, BSI-EQT, DOS-EQT, MAX-EQT, YON-EQT, BRU-EQT and WES-EQT are not entitled to vote to accept or reject the Plan.

     F.   Confirmation Without Acceptance of All Impaired Classes ("Cram-down")

          In the event that a plan otherwise satisfies the Bankruptcy Code's requirements for confirmation, but one or more classes of Claims or Interests votes to reject the Plan, a debtor has the right to seek confirmation of its plan under the "cram-down" provisions of the Bankruptcy Code. The Debtors intend to exercise their right to "cram-down" the Plan.

          The Bankruptcy Court can "cram-down" the Plan at the Debtors' request only if at least one impaired Class of Claims (excluding the votes of insiders) in Classes BI-BANK, BI-GEN, BI-SPE, BSI-CAP, BSI-BANK, BSI-SPE, BSI-GEN, YON-BANK, YON-SPE, YON-GEN, BRU-BANK, BRU-SPE, BRU-GEN, WES-BANK, WES-SPE and WES-GEN has accepted the Plan and all other requirements of Section 1129(a) of the Bankruptcy Code are satisfied.

          In addition, the Bankruptcy Court must find that, as to each impaired Class that has not accepted the Plan, the Plan does not "discriminate unfairly" and is "fair and equitable" with respect to such non-accepting Class. Because Classes BI-EQT, BAC-GEN, DOS-GEN and MAX-GEN are deemed to have rejected the Plan, the Bankruptcy Court will have to determine at the Confirmation Hearing whether the Plan is fair and equitable to, and does not discriminate unfairly against, Classes BI-EQT, BAC-GEN, DOS-GEN and MAX-GEN and any rejecting impaired Class of Claims.

          A plan does not "discriminate unfairly" within the meaning of the Bankruptcy Code if the dissenting class will receive value relatively equal to the value given to all other similarly situated classes.

          A plan of reorganization is "fair and equitable" within the meaning of the Bankruptcy Code if no class receives more than it is legally entitled to receive for its claims or interests.

          A plan is "fair and equitable" as to a class of secured claims that rejects a plan if the plan provides (a)(i) that the holders of claims included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtors or transferred to another entity, to the extent of the allowed amount of such claims, and (ii) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, equal to at least the value of the holder's interest in the estate's interest in such property; or (b) for the realization by such holders of the indubitable equivalent of such claims.

          If a class of unsecured claims rejects a plan, the plan may still be confirmed as long as the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim, or (b) that the holder of any claim or any interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

          If a class of interests rejects a plan, the plan may still be confirmed as long as the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest, or (b) that the holder of any interest that is junior to the interest of such class will not receive or retain under the plan on account of such junior interest any property at all.

          Holders of Classes BI-EQT, BAC-GEN, DOS-GEN and MAX-GEN will not receive or retain any property under the Plan, and are therefore deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Accordingly, the Debtors intend to seek confirmation of the Plan pursuant to the "cram-down" provisions of Section 1129(b) of the Bankruptcy Code. The Debtors further believe that the Plan satisfies the requirements of Section 1129(b) since the aforementioned Class will not receive any property under the Plan.

     G.   Feasibility of the Plan

          The Debtors believe that, if they meet their current financial projections, they will be able to perform their obligations under the Plan and continue to operate their businesses without further financial reorganization or liquidation. In connection with confirmation of the Plan, the Bankruptcy Court will have to determine that the Plan is feasible pursuant to Section 1129(a)(11), which means that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

          To support their belief in the Plan's feasibility, the Debtors have prepared financial projections for fiscal years 1998 through 2000, which projections are set forth in Exhibit 3 to this Disclosure Statement.

          THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS' INDEPENDENT CERTIFIED ACCOUNTANTS. THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, WHICH ARE SUBJECT TO BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY FROM THOSE PRESENTED IN THE PROJECTIONS. SEE SECTION ENTITLED "CERTAIN FACTORS, TO BE CONSIDERED -
                  ---
PROJECTED FINANCIAL INFORMATION.

     H.   Best Interests of Creditors

          To confirm the Plan over the objections of dissenting holders of Claims and Interests, the Bankruptcy Court must also independently determine that the Plan is in the "best interests" of all dissenting holders of Claims and Interests impaired under the Plan. Under the "best interests" test, the Bankruptcy Court must find that the Plan provides to each dissenting holder of an impaired Claim or Interest a recovery of a value at least equal to the value, as of the Effective Date, of the distribution that each such holder would receive were the Debtors liquidated under Chapter 7 of the Bankruptcy Code. As demonstrated in the liquidation analysis attached as Exhibit 5 to this Disclosure Statement, the Debtors believe that a liquidation of the Debtors' assets would produce lower recoveries for Persons seeking payment of Administrative Claims and holders of Priority Tax Claims and no recovery for the holders of Unsecured Claims.

          To calculate the distribution that members of each impaired Class of Claims and Interests would receive if the Debtors were liquidated under Chapter 7, the dollar amount generated from a liquidation would first be determined.
The amount of liquidation value available to Unsecured Creditors would be reduced, first, by the Claims of Secured Creditors to the extent of the value of their collateral and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 cases and the Chapter 11 Cases. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Debtors in the Chapter 11 Cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 cases, and claims arising from the Debtors' operations during the pendency of the Chapter 11 cases.

          Once the court ascertains the recoveries in liquidation of secured Creditors and priority claimants, it must then determine what General Unsecured Creditors would receive out of the available proceeds. These recoveries are then compared with the value of the distributions offered to Classes of Allowed
Claims and Interests under the Plan.    The following chart depicts recoveries
under the Plan and a hypothetical liquidation:

                                                                                         Liquidation
                                          Estimated              Plan Recovery           Recovery(3)
($ in thousands)                       Allowable Claims          Percentage (2)           Percentage
                                      ------------------       ------------------     ------------------
All Debtors
DIP BORROWINGS                             $103,344                   100%                  100%
CHAPTER 11 ADMINISTRATIVE CLAIMS             17,124                   100%                  100%
Bank Claims                                  96,000                  75.1%                 29.0%
SPE Claims                                   11,742                  43.7%                 36.2%

Bradlees, Inc.
BI-PTY                                           $0                     0%                    0%
BI-GEN                                      264,833                     0%                    0%
BI-EQT(5)                                       N/A                    N/A                   N/A

Bradlees Administrative Co., Inc.
BAC-PTY                                          $0                     0%                    0%
BAC-GEN                                           0                     0%                    0%
BAC-EQT(5)                                      N/A                    N/A                   N/A

Bradlees Stores, Inc.
BSI-PTY                                      $3,290                   100%                    0%
BSI-CAP                                         560                   100%                    0%
BSI-GEN(6)                                  253,090                  14.5%                    1%
BSI-CON(4)                                    1,000                    N/A                   N/A
BSI-EQT(5)                                      N/A                    N/A                   N/A

Dostra Realty Co., Inc.
DOS-PTY                                          $0                     0%                    0%
DOS-GEN                                           0                     0%                    0%
DOS-EQT(5)                                      N/A                    N/A                   N/A

Maximedia Services, Inc.
MAX-PTY                                          $0                     0%                    0%
MAX-GEN                                           0                     0%                    0%
MAX-EQT(5)                                      N/A                    N/A                   N/A

New Horizons of Yonkers, Inc.
YON-PTY                                          $0                     0%                    0%
YON-GEN                                           0                     0%                    0%
YON-EQT(5)                                      N/A                    N/A                   N/A

New Horizons of Bruckner, Inc.
BRU-PTY                                          $0                     0%                    0%
BRU-GEN                                           0                     0%                    0%
BRU-EQT(5)                                      N/A                    N/A                   N/A

New Horizons of Westbury, Inc.
WES-PTY                                          $0                     0%                    0%
WES-GEN                                           0                     0%                    0%
WES-EQT(5)                                      N/A                    N/A                   N/A

Note 1 -Estimated Allowable Claims

Estimated Allowed Claims represents the Debtors' best estimate of the amount of prepetition obligations that would be allowed in each of the Respective Debtors under a plan of reorganization. There can be no assurance, however, that such estimates will prove accurate. The estimated amount of Allowed Claims does not reflect adjustments within Claim Classes for reductions in asset values due to liquidation. Under a liquidation scenario substantial amounts of additional Claims could be expected to be filed, resulting from rejection of unexpired leases and executory contracts, employee severance and other obligations that would arise from the liquidation, which amounts could be material. See Exhibit 5, "Liquidation Analysis".

Note 2 - Percentage Plan Recovery

Plan Recovery Percentages represent the estimated recovery percent by Class of estimated Allowed Claims. See "Summary of Estimated Distributions with Respect to Classes of Estimated Allowed Claims and Interests".

Note 3 - Liquidation Recovery Percentage

Liquidation Recovery Percentages are based on the estimated recoveries by Class of estimated Allowed Claims under a Chapter 7 liquidation scenario. See Exhibit 5, "Liquidation Analysis".

Note 4 - Convenience Claim

In accordance with Sections 2.07 and 6.05 of the Plan, certain claimants may elect Convenience Claim treatment, reducing their Claim in General Unsecured Classes to $500 and receiving full payment in Cash. The Debtors estimate that approximately $1.0 million in cash payments will be made for Claims which elect or are deemed to elect Convenience Claim treatment. If the Debtors were liquidated under Chapter 7 of the Bankruptcy Code, no Claims would be allowed as Convenience Claims and such Claims would be treated under the respective General Unsecured Claim Classes.

Note 5 - Equity Claims

Under both the Plan and a liquidation scenario, allowed interest claims are not expected to receive a recovery.

Note 6 - BSI-GEN

Exclusive of the SPE Deficiency Claim and related recovery.

Conclusion

          In summary, the Debtors believe that a chapter 7 liquidation of the Debtors would result in substantial diminution in the value to be realized under the Plan by holders of Claims because of, among other factors; (a) the failure to realize the maximum value of the Debtors' assets as a going concern, (b) additional administrative expenses involved in the appointment of a trustee, attorneys, accountants and other professionals to assist in the Chapter 7 liquidation of the estate, (c) the loss of certain tax benefits and potential incurrence of additional tax liabilities in the event of liquidation, (d) additional expenses and Claims, (e) potential litigation for inter-Debtor Claims or preference actions, and (f) substantial time which would elapse prior to creditors receiving any distribution against their respective Claims. Consequently, the Debtors believe that the Plan, which provides for the continuation of the Debtors' businesses, will provide a substantially greater ultimate return to holders of Allowed Claims in all Classes of all Debtors than would a liquidation.

III.  Certain Factors To Be Considered

          The holder of an impaired Claim should consider carefully the following risk factors as well as all of the other information contained in this Disclosure Statement, including the Plan and other exhibits hereto, before deciding whether to vote to accept or reject the Plan.

          The formulation of a plan of reorganization is the principal purpose of a Chapter 11 case. The Plan sets forth the means for satisfying the holders of Claims against the Debtors.

          The reorganization of the Debtors under the proposed Plan will preserve jobs for over 10,000 people currently employed by the Debtors and will avoid the potentially adverse impact of a liquidation on the thousands of trade vendors, other suppliers of goods and services and lessors of the Debtors.

      A.  Settlements Embodied in the Plan

          The Plan contains various debtor-creditor and inter-creditor settlements that are reflected in the relative recoveries of the creditor groups and that are designed to achieve a global resolution of these Chapter 11 Cases. The Plan is premised upon settlement, rather than litigation of these disputes.

          The Plan represents, in effect, a linked series of concessions by creditors in separate classes of Claims. In proposing the Plan, the Debtors intend to offer a non-litigation alternative to creditors in the context of the reorganization of the Debtors' businesses.

          The Debtors believe that settlement of these disputes is the best way to ensure a prompt resolution of the Chapter 11 Cases. They further believe that although litigation may produce somewhat different absolute and relative recoveries from those embodied in the Plan, such litigation may not increase the values to be distributed under the Plan and may not be finally resolved for years, thus delaying distributions to creditors and will be costly to the Estates. Thus, the settlement of the following disputes is the cornerstone of the Plan:

          (i) Any disputes regarding the validity and amount of the Intercompany Claim.

          (ii) Any disputes regarding preferential transfer and fraudulent transfer claims, including the amount of the potential preference claims of BSI against persons that sold merchandise to BSI (or that factored invoices from such vendors to BSI).

     B. Risk to Unsecured Creditors and Holders of Interests in the Event of Subsequent Liquidation or Financial Reorganization

          Upon consummation of the Plan, Reorganized BI and Reorganized BSI will have a significant amount of debt on their balance sheets and the financial obligations borne by Reorganized BSI, as compared to its ability to generate cash flow, could impair its ability to respond appropriately to changing economic or market conditions. In addition, forecasting sales and operating results during the Chapter 11 Cases has been difficult, and the Debtors have revised their business plan and financial projections downward on several occasions during the course of the Chapter 11 Cases. Moreover, the success of the Plan also depends upon the ability of BSI to continue to obtain merchandise on reasonable credit terms. Although the Debtors' management believes that (a) the Debtors will meet their current financial projections, and most important, their sales and EBITDA projections for the next several months, and (b) the confirmation of the Plan is not likely to be followed by a liquidation, or the need for further financial reorganization, of Reorganized BI or Reorganized BSI, there can be no assurance that such liquidation will not occur or that the need for such financial reorganization will not arise. Under the Plan, substantially all the assets of Reorganized BSI will be pledged to secure new borrowings under the New Credit Facility. Accordingly, after consummation of the Plan, if Reorganized BSI and Reorganized BI were to be liquidated or if the need for a further financial reorganization were to arise, in the opinion of the Debtors and their financial advisors, the unencumbered assets of Reorganized BSI probably would be insufficient to provide the holders of (i) unsecured claims against BSI with a significant recovery and (ii) equity interests in Reorganized BI with any recovery. Such holders of unsecured Claims against, or interests in, Reorganized BSI and Reorganized BI might include holders of Allowed Claims that are entitled to, but have not yet received, Reorganization Securities under the Plan. Post-consummation trade credit of Reorganized BSI will be secured by a subordinate lien on BSI's inventory and hence would be paid off before general unsecured claims are paid to the extent that the lien held by the trade vendors has value.

      C. Factors Affecting the Value of the New Common Stock and Lack of an Established Market

          The following additional matters should be considered in evaluating the Plan, particularly with respect to the value of the New Common Stock and the Warrants, the reorganization value of BSI, the liquidation analysis, and the financial projections. (See "Section Four entitled VOTING REQUIREMENTS, ACCEPTANCE, CONFIRMATION AND CONSUMMATION OF THE PLAN. -- D. Best Interest of Holders of Claims and Interests; -- E. Liquidation Analysis; -- F. Reorganization Value; and -- G. Feasibility of the Plan".)

          1.   Matters Affecting Trading
               -------------------------

          There is no assurance that an active market will exist for trading the New Common Stock or the Warrants. No trading market currently exists for the New

Common Stock or the Warrants. The Debtors will use all reasonable efforts to have the New Common Stock listed on a national exchange.

          The New Common Stock will be issued pursuant to the Plan to prepetition creditors, some of whom may prefer to liquidate their New Common Stock rather than to hold it on a long-term basis. Accordingly, it is anticipated that the market, to the extent one exists, may be volatile. Moreover, while the Plan was developed based upon an estimated range of possible values of the price per share of New Common Stock, such valuation was not an estimate of the prices at which the New Common Stock may trade in the market, and the Debtors have not attempted to make any such estimate in connection with the development of the Plan. No assurance can be given as to the market price that will prevail following the Effective Date.

          On the Effective Date, holders of Bank Group Claims will be issued New Common Stock representing approximately 48.5% of the voting stock of Reorganized BI based on the Debtors' estimate of Allowed Claims. A large amount of shares of New Common Stock will also be distributed on the Effective Date to holders of Allowed BSI-GEN claims.

          The issuance of substantial amounts of New Common Stock on the Effective Date may result in a low market price for the New Common Stock for some time following the Effective Date and may restrict the marketability of the New Common Stock. Sales of or offers to sell a substantial number of the shares of the New Common Stock could affect adversely the market for and price of the New Common Stock.

          2.   Dividends
               ---------

          Reorganized BI does not anticipate that any dividends will be paid with respect to the New Common Stock in the near term. The projections contemplate no payment of dividends through fiscal year 2000. (See "IX. VOTING REQUIREMENTS, ACCEPTANCE AND CONFIRMATION OF THE PLAN. -- G. Feasibility of the Plan.")

     D.   Projected Financial Information

          The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the Debtors' Business Plan and the reliability of the assumption contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized BSI, industry performance, general business and economic conditions and other matters, most of which are beyond the control of Reorganized BI and Reorganized BSI and some of which may well not materialize. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of Reorganized BSI. Therefore, the actual results achieved throughout the period covered by the projections will vary from the projected results. The variations may be material.

     E.   Competition

          Reorganized BSI will be subject to the risk generally related to businesses operating in a highly competitive business. As a result, Reorganized BSI will be subject to continued competitive pressure from regional and national competitors as such competitors open new stores and strive to gain market share.

     F.   Dilution and Risk of Actual Distributions Being Less Than Estimates

          A substantial amount of time may elapse between the Effective Date and the receipt of total Distributions under the Plan for certain Classes. Also, if there are substantial Disputed Claims in any particular Class, the Distribution made in respect of Allowed Claims in such Class on the Initial Distribution Date (which will occur on or shortly after the Effective Date for all Classes) may be small compared to the ultimate Distribution to be received by the holder of such Claim over time as Additional Quarterly Distributions.

          The Distributions and recoveries set forth herein are based on the Debtors' estimate of Allowed Claims against each Debtor. The Debtors project that the Claims asserted against them will be resolved in and reduced to an amount that approximates the Debtors' estimates. There can be no assurance that any of such estimates will prove accurate. Therefore, the estimates set forth herein could significantly differ from the actual Distributions made under the Plan. The risk that actual Distributions will differ from the Debtors' estimates set forth herein is particularly applicable to General Unsecured Claims Classes by reason of the nature of the Claims filed in those Classes (i.e., many disputed, contingent and unliquidated Claims) in comparison to Classes that contain Claims for funded debt where there are few, if any, Disputed Claims.

          Also, the Debtors reserve the right to object to the amount of classification of any Claim. Thus, the estimates set forth in this Disclosure Statement cannot be relied upon by any creditor whose Claim is subject to a successful objection. Any such creditor may not receive the estimated Distributions set forth herein.

          Additionally, in respect of holders of Bond Claims, the Indenture Trustee under the Indenture has the right under the terms of such Indenture to liquidate New Warrants to pay its fees and expenses received for Distribution to such holders. The Indenture Trustee for the holders of Bond Claims has estimated that its aggregate costs and expenses will be approximately $________ (it being understood that such estimate is not a guarantee of or limitation on the total amount of expenses which may accrue). Such liquidation of New Warrants could be made at a time when few holders of New Warrants would exist. Therefore, such Indenture Trustee may need to sell more shares of New Warrants at a lower price than the market price that might exist if all shares of New Warrants were fully distributed under the Plan and such shares were more widely held. See "Risk Factors to be Considered--Lack of Established Market for the Reorganization Securities; Volatility" and "Plan of Reorganization--Plan Negotiations--Valuation of the Debtors." Any such liquidation would reduce or eliminate Distributions to such holders from the estimated amounts set forth herein.

     G.   Other Factors
          -------------

          Management of the Debtors believes that the Plan does not provide Distribution, which are sufficient to assure retention of the management of Reorganized BI. For this reason, the Debtors intend, subject to appropriate authorization from the Board of Directors of the Debtors, to apply to the Bankruptcy court for approval of an emergence bonus payable in Cash.

IV.  Compliance With Securities Laws


          Certain creditors of the Debtors will receive Reorganization Securities pursuant to the Plan. Section 1145 of the Bankruptcy Code provides certain exemptions from the securities registration requirements of the federal and state securities laws with respect to the Distribution of Reorganization Securities pursuant to the Plan.

     A.   Issuance of Reorganization Securities

          Section 1145 of the Bankruptcy Code exempts the original issuance of securities under a plan of reorganization from registration under the Securities Act of 1933, as amended (the "Securities Act") and state law. Under Section 1145, the issuance of the Reorganization Securities is exempt from registration if three principal requirements are satisfied: (1) the securities must be issued by a debtor, its successor, or an affiliate participating in a joint plan of reorganization with the debtor; (2) the recipients of the securities must hold a claim against the debtor or such affiliate, an interest in the debtor or such affiliate; and (3) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor or such affiliate; or "principally" in such exchange and "partly" for cash or property. The Debtors believe that the issuance of the Reorganization Securities under the Plan will satisfy all three conditions because: (a) the issuance of such securities are expressly contemplated under the Plan; (b) the recipients are holders of "Claims" against the Debtors; and (c) the recipients would obtain the Reorganization Securities in exchange for their pre-petition Claims. Notwithstanding the foregoing, the Debtors intend to register the New Common Stock and New Warrants with the Securities and Exchange Commission, for the reasons described below.

V.   Subsequent Transfers of Reorganization Securities

          The Reorganization Securities to be issued pursuant to the Plan may be freely transferred by most recipients following Distribution under the Plan, and all the re-sales and subsequent transactions in the Reorganization Securities are exempt from federal and state securities registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters:"

          (i) persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

          (ii) persons who offer to sell securities offered under a plan for the holders of such securities;

          (iii) persons who offer to buy such securities for the holders of such securities, if the offer to buy is: (a) with a view to distributing such securities; or (b) made under a distribution agreement; and

          (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

          Under Section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

          To the extent that persons who are deemed to be "underwriters" receive Reorganization Securities or other securities under the Plan, re-sales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters, however, may be able to sell such securities without registration pursuant to the provisions of Rule 144 under the Securities Act, which permits the public sale of securities received pursuant to the Plan by "underwriters," subject to the availability to the public of current information regarding the issuer and to volume limitations and certain other conditions.

          Whether or not any particular person would be deemed to be an "underwriter" with respect to any Reorganization Securities or other security issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving Distributions under the Plan would be an "underwriter" with respect to any Reorganization Security or other security to be issued pursuant to the Plan.

          GIVEN THE COMPLEX AND SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE REORGANIZATION SECURITIES. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF REORGANIZATION SECURITIES CONSULT WITH THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES WITHOUT COMPLIANCE WITH THE SECURITIES ACT.

VI.  Certain Federal Income Tax Consequences

          The following is a general summary of certain material federal income tax consequences of the Plan to the Debtors and their creditors. This summary does not discuss all aspects of federal income taxation that may be relevant to the Debtors or to a particular creditor in light of its personal investment circumstances or to certain creditors subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and individuals who are not citizens or residents of the United States) and does not discuss any aspects of state, local or foreign taxation. The summary does not discuss the tax consequences to the current stockholders of BI who will not receive any distribution under the Plan in exchange for their equity interests and, accordingly, such stockholders should consult their own tax advisors regarding their ability to recognize a loss for tax purposes and any other tax consequences to them of the Plan.

          This summary is based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Treasury regulations (including temporary regulations) promulgated thereunder, judicial authorities and current administrative rulings, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. Moreover, due to a lack of definitive judicial or administrative authority and interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. FOR THE FOREGOING REASONS, CREDITORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES (FEDERAL, STATE, LOCAL AND FOREIGN) TO THEM OF THE PLAN. THE DEBTORS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY CREDITOR, NOR ARE THE DEBTORS OR THEIR COUNSEL RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

          No private letter rulings have been or are expected to be requested from the Internal Revenue Service (the "Service") concerning any of the tax matters described herein, and there can be no assurance that the Service will not challenge the positions taken or expected to be taken by the Debtors with respect to any of the issues addressed herein or that a court would not sustain such a challenge.

      A.  Federal Income Tax Consequences to the Debtors

          In general, the Debtors do not expect to recognize a significant amount of taxable income, and accordingly do not expect to incur any substantial tax liability as a result of implementation of the Plan. Moreover, the Debtors expect that in the future an amount of their potential taxable income will be able to be sheltered by existing net operating loss carryovers despite reductions and limitations on the utilization of such tax attributes caused by the issuance of substantial amounts of stock and warrants to creditors, as discussed below.

          1.   Cancellation of Indebtedness
               ----------------------------

          Under general tax principles, each Debtor would realize cancellation of debt ("COD") income to the extent that such Debtor pays a creditor pursuant to the Plan an amount of consideration in respect of a Claim against such Debtor that is worth less than the amount of such Claim. For this purpose, the amount of consideration paid to a creditor generally would equal the amount of cash or the fair market value of the Reorganization Securities or other property paid to such creditor. However, because each Debtor will be in a bankruptcy case at the time the COD income is realized, under Tax

Code section 108 the relevant Debtor will not be required to include COD income in gross income, but rather will be required to reduce certain of its tax attributes by the amount of COD income so excluded. A portion of the Intercompany Claim that is not an Allowed Claim was previously contributed to the capital of BSI (subject to confirmation of the Plan). BI and BSI intend, for U.S. federal income tax purposes, to treat such contribution as a nonrecognition event, but there can be no assurance that such treatment will be respected.

          Under the general rules of Tax Code section 108, the required attribute reduction would be applied first to reduce the relevant Debtor's net operating loss carry-forwards ("NOLs") to the extent of such NOLs, with any excess excluded COD income applied to reduce certain other tax attributes. Tax Code section 108(b)(5) provides an election pursuant to which the relevant Debtor can elect to apply the required attribute reduction to first reduce the basis of its depreciable property to the extent of such basis, with any excess applied next to reduce its NOLs and then certain other tax attributes.

          2.  Limitation on Net Operating Losses
              ----------------------------------

          BI will experience an "ownership change" (within the meaning of Tax Code section 382) on the Effective Date as a result of the issuance of New Common Stock of Reorganized BI to holders of the BSI-GEN Claims, the Bank Group Claims and the SPE Claims. As a result, Reorganized BI's ability to use any pre-Effective Date NOL's, capital loss carryovers and certain net unrealized built-in losses (as defined in section 382(h) of the Tax Code) to offset its income in any post-Effective Date taxable year (and in the portion of the taxable year of the ownership change following the Effective Date) to which such a carryover is made, generally (subject to various exceptions and adjustments, some of which are described below) will be limited to the sum of (i) a regular annual limitation (prorated for the portion of the taxable year of the ownership change following the Effective Date), (ii) the amount of the "recognized built-in gain" for the year which does not exceed the excess of its "net unrealized built-in gain" over previously recognized built-in gains (as the quoted terms are defined in section 382(h) of the Tax Code) and (iii) any carryforward of unused amounts described in (i) and (ii) from prior years. The regular annual limitation will generally be equal to the product of (x) the value of the stock of Reorganized BI (increased to reflect the increase in value of Reorganized BI resulting from the surrender of the creditors' Claims under the Plan) and (y) the "long-term tax-exempt rate" (as defined in Tax Code section 382(f)). In September 1998, the long-term tax-exempt rate was 5.88 %; however, the rate in effect on the Effective Date may be different from the September 1998 rate. The loss carryovers will be subject to further limitations if Reorganized BI experiences additional future ownership changes or if it does not continue its business enterprise for at least two years following the Effective Date.

          3.   Alternative Minimum Tax
               -----------------------

          For purposes of computing the Debtors' regular tax liability, all of the taxable income recognized in a taxable year generally may be offset by the carryover of tax attributes (to the extent permitted under, among other sections, sections 269, 382, and

383 of the Tax Code). Although all of the Debtors' regular tax liability for a given year may be reduced to zero by virtue of their tax attributes, the Debtors in any given year may be subject to the alternative minimum tax ("AMT"). The AMT imposes a tax equal to the amount by which 20% of a corporation's alternative minimum taxable income ("AMTI") exceeds the corporation's regular tax liability. AMTI is calculated pursuant to specific rules in the Tax Code which eliminate or limit the availability of certain tax deductions and other beneficial allowances and which include as income certain amounts not generally included in computing regular tax liability, but, significantly, do not include discharge of indebtedness income excluded under section 108 of the Tax Code. Of particular importance to the Debtors is that in calculating AMTI, only 90% of a corporation's AMTI may be offset by net operating losses. Thus, in any year for which either Debtor may be subject to the AMTI, such Debtor may not totally eliminate all tax liability on recognized income through the use of net operating losses. Any AMTI would be taxable at an effective rate of 2% (i.e., 10% of the 20% AMT tax rate).

          Deductions of Accrued Interest
          ------------------------------

          To the extent a portion of the consideration issued to creditors pursuant to the Plan is attributable to accrued and unpaid interest on their Claims, the relevant Debtor should be entitled to interest deductions in the amount of such accrued interest, to the extent it has not already deducted such amounts.

     B.   Federal Income Tax Consequences to Holders of Claims

          The federal income tax consequences of the implementation of the Plan to a creditor will depend upon a number of factors, including whether the creditor is deemed to have participated in an exchange for federal income tax purposes, and, if so, whether such exchange transaction constitutes a tax-free recapitalization or a taxable transaction, whether the creditor's present debt claim constitutes a "security" for federal income tax purposes, the type of consideration received by the creditor in exchange for its Allowed Claim, and whether the creditor reports the income on the accrual basis.

          1.   Tax Consequences to Holders of Claims Generally
               -----------------------------------------------

          When a holder of an Allowed Claim receives a distribution of cash or, unless as part of a reorganization in whole or in part, other property pursuant to the Plan in satisfaction of such Allowed Claim, it will realize income, gain or loss measured by the difference between (i) the cash and the fair market value of the property received (or in the case of property that constitutes a debt instrument for U.S. federal income tax purposes the issue price of such debt instrument as determined under sections 1273 and 1274 of the Tax Code) and
(ii) its adjusted tax basis in the Claim. Subject to the market discount rules discussed below, this income, gain or loss will be a capital gain or loss if the Allowed Claim was a capital asset in the holder's hands. Such gain or loss will be long-term capital gain or loss if such holder's holding period for the Claim surrendered exceeded one year at the time of the exchange. If the distribution is in satisfaction of accounts or other receivables acquired by a holder of an Allowed Claim in the ordinary course of its business for the performance of services or for the sale of inventory, any income, gain or loss recognized will be characterized as ordinary income, gain or loss. Moreover, if a holder of a Claim has claimed an ordinary deduction for the worthlessness of the Claim under Tax Code section 166 in a prior taxable year, any income or gain realized will be taxed as ordinary income to the extent of the ordinary deduction.

          2.   Holders of BI-GEN Claims
               ------------------------

          The issuance of the New Warrants to holders of the BI-GEN Claims pursuant to the Plan will each constitute an exchange for federal income tax purposes. The federal income tax consequences of such exchange will depend on whether the obligations underlying such Claims and the New Warrants both constitute "securities." The term "security" is not defined in the Tax Code or applicable Regulations and has not been clearly defined by court decisions. Whether an instrument constitutes a "security" for federal income tax purposes depends upon all of the facts and circumstances including the term of the instrument, security for the instrument, the degree of subordination of the instrument, the ratio of debt-to-equity of the issuer, the riskiness of the business of the issuer and the negotiability of the instrument.

          Generally (as described above), a holder of the BI-GEN Claims will realize gain or loss on the exchange in an amount equal to the difference between (i) the "amount realized" in respect of such Claim and (ii) the holder's tax basis in his existing claim (other than any claim in respect of accrued interest). For these purposes, the "amount realized" will be equal to the fair market value of the New Warrants on the Effective Date.

          If the obligations underlying the BI-GEN Claims and the New Warrants for which they are exchanged pursuant to the Plan both constitute securities, the exchange of such Claims should qualify as a "recapitalization." In such case, the entire amount of the holder's realized gain or loss would not be recognized for federal income tax purposes and the initial tax basis of the New Warrants would generally be equal to the adjusted tax basis of the obligations underlying the Claims surrendered (other than any claims in respect of accrued interest). Moreover, if the obligations underlying the BI-GEN Claims are securities but the New Warrants are not for purposes of section 368 of the Tax Code, it is possible that, if one of the exchanges discussed below constitutes a recapitalization, the exchange of the BI-GEN Claims for the New Warrants may be considered part of such recapitalization, with the same results as described in the second sentence of this paragraph.

          3.   Holders of the BSI-GEN Claims
               -----------------------------

          Because the majority of BSI-GEN Claims relate to claims of trade creditors, which type of obligations are not generally considered "securities," it is likely that the federal income tax consequences to holders of the BSI-GEN Claims of receiving New Common Stock in Reorganized BI in exchange for such Claims will be that such holders recognize gain or loss on the exchange. In such case, a holder's tax basis in the New Common Stock will be equal to the fair market value of such stock on the Effective Date.

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

          If, however, any such exchanged obligations were to constitute securities, the federal income tax consequences to holders of such Claims could be similar to those described with respect to the SPE Claims relating to the receipt of New Common Stock of Reorganized BI. As with the SPE Claims, holders are urged to consult their own tax advisors.

          4.   Holders of the Bank Group Claims
               --------------------------------

          The federal income tax consequences to holders of the Bank Group Claims of receiving New Notes and New Common Stock of Reorganized BI in exchange for such Claims will depend on whether the obligations underlying the Bank Group Claims constitute securities.

          With respect to any such obligation that does not constitute a security, the holder thereof will recognize gain or loss on the exchange and such holder's tax basis in the New Notes and the New Common Stock, respectively, will be equal to the issue price of such notes (determined under sections 1273 and 1274 of the Tax Code) and the fair market value of such stock on the Effective Date.

          However, with respect to any such exchanged obligations that constitute securities, the exchange for New Common Stock and New Notes should qualify as a "recapitalization" for federal income tax purposes. In such case, holders of such Claims may recognize gain, but not loss, on receipt of the Cash, New Notes and New Common Stock. If the New Notes are not securities, the amount of the holders' gain realized on the exchange will not exceed the issue price of the New Notes and the amount of the Cash received. If the New Notes do constitute securities, then no gain should be recognized on the exchange unless Cash is received, and then only to the extent of such Cash.

          In the case of a recapitalization, if the New Notes are securities, the holder's initial tax basis, respectively, in the New Notes and the New Common Stock will be equal to such holder's adjusted tax basis in the obligations underlying the Bank Group Claims, allocated between the New Notes and the New Common Stock in accordance with their relative fair market values on the Effective Date. If on the other hand the New Notes are not securities, the holder's initial tax basis in the New Common Stock will be equal to such holder's adjusted tax basis in the obligations underlying the Bank Group Claims increased by the amount of gain recognized on the exchange and such holder's initial basis in the New Notes will be equal to the issue price.

          5.   Holders of the SPE Claims
               --------------------------

          The federal income tax consequences to holders of the SPE Claims of receiving New Notes and New Common Stock in Reorganized BI in exchange for such Claims will depend, in part, on whether the obligations underlying such Claims constitute securities.

          If the obligations underlying such claims do not constitute securities, then a holder of such claims will recognize gain or loss on the exchange and such holder's tax basis, respectively, in the New Notes and New Common Stock will be equal to the issue price of such notes and the fair market value of such stock on the Effective Date.

          If, on the other hand, such exchanged obligations constitute securities, it is possible that the exchange for New Notes and New Common Stock would be deemed for federal income tax purposes to be a "recapitalization" of BSI, whereby holders of the SPE Claims would be deemed to receive stock and notes in BSI, followed by a tax-free exchange of such BSI stock for New Common Stock and in certain circumstances, a tax-free exchange of such BSI notes for New Notes. In such case, the holders of the SPE Claims would not recognize gain or loss on the exchange. A holder's initial tax basis in the New Common Stock and New Notes would generally be equal in the aggregate to the holder's adjusted tax basis in the obligations underlying the SPE Claims surrendered (other than any such claims in respect of accrued interest).

          It is also possible that the exchange with respect to the New Common Stock, but not with respect to the New Notes, would qualify as a "recapitalization" of BSI followed by a tax-free exchange of the BSI stock for the New Common Stock, and the exchange with respect to the New Notes would cause a holder of the SPE Claims to recognize gain or loss on the receipt of New Notes.

          In short, there is no definitive authority indicating whether an exchange may qualify as a "recapitalization" and a tax-free exchange where a creditor exchanges a security evidencing the obligation of one entity (BSI) for a security evidencing the obligation of an entity that is the 100 percent parent (Reorganized BI) of the first entity (BSI). Thus, as is touched upon by the foregoing, there are at least several possible alternative characterizations of the exchange of the obligations underlying the SPE Claims for New Notes and New Common Stock for federal income tax purposes, which alternative characterizations could result in varying federal income tax consequences. Moreover, in light of the uncertainty, the tax consequences of any of such alternative characterizations could vary in one or more respects from the consequences articulated above. Accordingly, holders of the SPE Claims are advised to consult their own tax advisors concerning the tax consequences of the satisfaction of their Claims with New Common Stock and New Notes.

          6.   Other Classes of Creditors
               --------------------------

          Under the Plan, other classes of creditors will (i) be paid in full on the Effective Date, (ii) have their Allowed Claims reinstated pursuant to their original terms, (iii) be paid in full the amount of their Allowed Claims over time with interest, or (iv) receive no consideration for their Allowed Claims. The tax consequences to such creditors of receiving, having a right to receive, or not receiving payments under the Plan will depend on, among other things, whether the holder of the Allowed Claim acquired it in exchange for goods or services provided to any of the Debtors or acquired it from a third party, whether the holder is a cash or accrual method taxpayer, whether the right to receive payments under the Plan constitutes a new property right separate from the original Claim and whether the Claim is held as a capital asset. Accordingly, other

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

classes of creditors should consult their tax advisors in determining the specific tax consequences of the Plan to them.

          7.   Market Discount
               ---------------

          To the extent (i) the instruments constituting creditors' Allowed Claims are "market discount bonds" for federal income tax purposes, (ii) the creditors acquired such instruments other than at original issue, and (iii) the creditors holding such instruments would recognize gain upon consummation of the transactions contemplated by the Plan, all or a portion of such gain may be recharacterized as ordinary interest income for federal income tax purposes, up to the amount of accrued "market discount" on the relevant instrument.

          In general, a "market discount bond" is any bond with an original term in excess of one year, other than bonds acquired by the holder upon their original issue, for which the holder's tax basis immediately after the holder acquired the bond was less than the face amount of the bond (or, in the case of a bond having OID, its issue price as increased by the amounts of undistributed OID accrued by previous holders) by more than a de minimis amount. Instruments (including contracts) the terms of which provide for payment over one year after issuance may constitute "bonds" for these purposes.

          Upon disposition of a market discount bond, including the receipt of cash, New Common Stock of Reorganized BI, New Notes, New Warrants or other consideration, the holder must treat any gain recognized as ordinary interest income to the extent of such holder's "accrued market discount," provided such holder has not previously elected to include market discount in gross income on a current basis.

          A holder's "accrued market discount" at the time of a disposition is determined by first calculating the aggregate market discount on the relevant bond, and then calculating the portion of such market discount that has accrued to the date of disposition. The aggregate market discount is the excess of the bond's face amount (or, if the bond had original issue discount, its revised issue price) over the holder's tax basis immediately after acquisition of the bond (generally, the amount paid therefor). The portion of such market discount that has accrued on the date of disposition is a fraction, the numerator of which is the number of days after the date the holder acquired the bond up to (and including) the date of disposition, and the denominator of which is the number of days after the date the holder acquired the bond up to (and including) the original maturity date. Alternatively, a holder may elect to accrue market discount with respect to a particular bond on a constant yield to maturity basis, similar to that used in accruing OID for federal income tax purposes, which will result in smaller amounts of accrued market discount prior to maturity of the bond.

          Because the distribution of New Common Stock to holders of the BSI-GEN Claims, the Bank Group Claims and the SPE Claims may qualify as an exchange under Tax Code section 351 as well as a recapitalization, it is possible that Treasury regulations authorized but not yet promulgated will provide that holders of such Claims will be required to recognize accrued but unrecognized market discount upon such exchange to the extent of gain realized.

          Each holder of an Allowed Claim hereunder should consult its own tax advisor regarding the market discount rules and the elections available to such holder under these rules.

          8.   Accrued Interest
               ----------------

          To the extent that the provisions of the Plan do not provide for any portion of the New Notes or the New Warrants to be paid in consideration of accrued interest, the holders of any Allowed Claims that receive New Notes or New Warrants and that have not previously included in income accrued but unpaid interest attributable to such Claims may recognize an ordinary loss on the exchange of such Claims for such New Notes or New Warrants, as the case may be. However, to the extent that all or any portion of the New Notes or New Warrants, as the case may be, received by such a holder in exchange for its Allowed Claim, are considered for federal income tax purposes to be attributable to accrued but unpaid interest (not previously included in income) attributable to such Claim, such creditor would recognize ordinary income in the amount of such interest, whether or not the creditor realizes an overall gain or loss upon the surrender of its Claim or whether such gain or loss is recognized.

          Under the Plan, some New Common Stock may be distributed to holders of Allowed Claims with respect to their Claims for accrued interest. Holders of such Claims for accrued interest which have not previously included such accrued interest in taxable income will be required to recognize ordinary income equal to the fair market value of the New Common Stock received with respect to such Claims for accrued interest. Holders of such Claims for accrued interest which have included such accrued interest in taxable income generally may take an ordinary deduction to the extent that such Claim is not fully satisfied under the Plan (after allocating the distribution between principal and accrued interest), even if the underlying Claim is held as a capital asset. The tax basis of the New Common Stock received in exchange for such Claims for accrued interest will be the fair market value of such New Common Stock on the Effective Date.

          9.   Original Issue Discount
               -----------------------

          The Tax Code and regulations thereunder provide rules for the inclusion of "original issue discount" ("OID") income by holders of debt instruments. Under such rules, the Cure Notes would be issued with OID because their "stated redemption price at maturity" exceeds their "issue price."

          A debt instrument's "stated redemption price at maturity" includes all payments required to be made over the term of the instrument other than payments of interest which are actually and unconditionally payable at fixed, periodic intervals of one year or less (called qualified stated interest). Because no interest will be due on the Cure

Notes and, therefore, no qualified stated interest, the "stated redemption price at maturity" of the Cure Notes will be their principal amount.

          The "issue price" of Cure Notes will be such Cure Notes' "imputed principal amount." The "imputed principal amount" of the Cure Notes will be the sum of the present values of all payments due under the instruments, discounted from the date of payment to the issue date at the appropriate "applicable Federal rate" published by the Service.

          Holders of the Cure Notes will generally be required to include in gross income an amount equal to the sum of the "daily portions" of such OID for all days during the taxable year in which it holds the debt instrument. These daily portions will be determined based on a constant yield method by allocating to each day during the taxable year a pro rata portion of the OID on such debt instrument which is attributable to the "accrual period" in which such day is included. The amount of the OID that is attributable to each full accrual period will be the product of the Cure Note's adjusted issue price at the beginning of such accrual period, multiplied by the yield to maturity of the debt instrument (as determined by semi-annual compounding). The adjusted issue price of the Cure Notes will initially be equal to their issue price. Thereafter, the adjusted issue price at the beginning of any subsequent accrual period will be equal to the adjusted issue price at the beginning of the preceding accrual period, plus the amount of OID allocable to the preceding accrual period, minus any payments of amounts other than qualified periodic payments made during the preceding accrual period.

VII. Alternatives To Confirmation Of The Plan

          The Debtors believe that the Plan affords the holders of Claims the potential for the greatest realization on the Debtors' assets and, thus, is in the best interests of such holders. If the Plan is not confirmed, however, alternatives include (a) alternative plans of reorganization or (b) liquidation of the Debtors under Chapter 7 or Chapter 11.

VIII. Alternative Plans of Reorganization

          If the Plan is not confirmed, the Debtors, or if the Bankruptcy Court did not grant further extensions of the Debtors' exclusive period in which to solicit votes for a plan of reorganization, any other party-in-interest in the Chapter 11 cases could propose a different plan or plans. Such plans might involve either a reorganization and continuation of the Debtors' businesses, or an orderly liquidation of its assets or a combination of both. The Debtors do not believe that an alternative plan could provide greater recoveries than those provided in the Plan. Moreover, the filing of alternative plans would result in additional costs in administering the Chapter 11 cases and significant delays in making distributions.

IX.  Liquidation Under Chapter 7 or Chapter 11


          Another alternative to confirmation of the Plan would be liquidation of the Debtors' assets under either Chapter 7 or Chapter 11 of the Bankruptcy Code. If the

Chapter 11 Cases are converted to Chapter 7 cases, a trustee would be elected or appointed to liquidate the assets of the Debtors.

          The Debtors' liquidation value is approximately $125 million less than their reorganization value. Moreover, in a liquidation under Chapter 7, before creditors receive any distribution, additional administrative expenses would be incurred as a result of the appointment of a trustee, and attorneys, accountants and other professionals to assist the trustee. These costs and expenses would exhaust the value that would remain for holders of Unsecured Claims after distributions are made to holders of Secured Claims.

          The Debtors' assets may also be liquidated pursuant to a Chapter 11 plan of liquidation. This would allow the sale of the Debtors' assets to occur in a more orderly fashion over an extended period of time, which could result in larger recoveries than under a Chapter 7 liquidation. While the fees and expenses associated with the appointment of a Chapter 7 trustee and his professionals would be avoided, substantial administrative expenses would be incurred as a result of the asset sales and a continuation of the Chapter 11 cases. In addition, distributions under a Chapter 11 plan of liquidation would be delayed substantially.

          The Debtors' liquidation analysis, a copy of which is attached as
Exhibit 5 to this Disclosure Statement, assumes a liquidation under Chapter 7 of the Bankruptcy Code. The analysis takes into account the nature and realizable value of their assets in a Chapter 7 liquidation, and the extent to which these assets are subject to liens and security interests. Based upon this analysis, it is clear that a liquidation of the Debtors' assets would produce far less value available for distribution to Creditors than Creditors are receiving under the Plan.

                                   CONCLUSION
                                   ----------


          This Disclosure Statement was approved by the Bankruptcy Court after notice and a hearing. The Bankruptcy Court has determined that this Disclosure Statement contains information adequate to permit holders of Claims to make an informed judgment about the Plan. Such approval, however, does not mean that the Bankruptcy Court recommends either acceptance or rejection of the Plan.

          THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS DESIRABLE. The Plan provides for an equitable and early distribution to most classes of Creditors. Any alternative to confirmation of the Plan, such as liquidation or attempts by another party-in-interest to file a Plan, would result in significant delays and additional administrative expenses. Moreover, as described in "VOTING REQUIREMENTS, ACCEPTANCE, CONFIRMATION AND CONSUMMATION OF THE PLAN -- 'Best Interests of Creditors'," the Debtors believe that their Creditors will receive greater and earlier recoveries under the Plan than those that could be achieved in liquidation. FOR THESE REASONS, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.


Dated:  Braintree, Massachusetts
        September __, 1998


                              Bradlees Stores, Inc., New Horizons of Yonkers, Inc., Bradlees, Inc., Bradlees Administrative Co., Inc., Dostra Realty Co., Inc., Maximedia Services, Inc., New Horizons of Bruckner, Inc., and New Horizons of Westbury, Inc., Debtors and Debtors-in-Possession


                              By:
                                 --------------------------
                                 Name:  Peter Thorner
                                 Title: Chairman and Chief
                                        Executive Officer




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